Post-Qualification Offering Circular Amendment No. 6

File No. 024-10504

As submitted to the Securities and Exchange Commission on August 3, 2018

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated August 3, 2018

An offering statement pursuant to Regulation A of the Securities Act of 1933 relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular does not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Fundrise Equity REIT, LLC

(the “Growth eREITTM”)

Sponsored by

Rise Companies Corp.

Up to $13,264,853 in Common Shares

Fundrise Equity REIT, LLC is a Delaware limited liability company formed to originate, invest in and manage a diversified portfolio of commercial real estate properties. Through August 1, 2018, our ongoing offering has raised approximately $89.9 million in capital pursuant to Regulation A of the Securities Act of 1933, as amended (“Regulation A”). We have used, and continue to expect to use, substantially all of the net proceeds from this and our prior offering to originate, acquire and structure a diversified portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate debt securities and other real estate-related assets. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns.

We are externally managed by Fundrise Advisors, LLC, or our Manager, which is an investment adviser registered with the Securities and Exchange Commission, or SEC, and a wholly-owned subsidiary of our sponsor, Rise Companies Corp., the parent company of Fundrise, LLC, our affiliate. Registration with the SEC does not imply a certain level of skill or training. Fundrise, LLC owns and operates an online investment platform www.fundrise.com (the “Fundrise Platform”) that allows investors to become equity or debt holders in real estate opportunities that may have been historically difficult to access for some investors. Through the use of the Fundrise Platform, investors can browse and screen real estate investments, view details of an investment and sign legal documents online. We elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2016.

We are continuing to offer up to $13,264,853 in our common shares, which represents the value of the shares available to be offered as of August 1, 2018 out of the rolling 12-month maximum offering amount of $50 million in our common shares. The minimum investment in our common shares for initial purchases is $1,000 based on the current $11.03 per share price. However, in certain instances, we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement, such as for individuals who participate in different plans established by our Manager through which they can invest in our common shares. We expect to offer common shares in this offering until we raise the maximum amount being offered, unless terminated by our Manager at an earlier time. The per share purchase price for our common shares is currently $11.03 per share, which is the current sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (“NAV per share”). The per share purchase price in this offering will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter), and will equal the greater of (i) $10.00 per share or (ii) the NAV per share. Investors will pay the most recent publicly announced purchase price as of the date of their subscription. Although we do not intend to list our common shares for trading on a stock exchange or other trading market, we have adopted a redemption plan designed to provide our shareholders with limited liquidity on an ongoing basis for their investment in our shares.

We intend to continue to distribute our shares primarily through the Fundrise Platform.

Investing in our common shares is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 25 to read about the more significant risks you should consider before buying our common shares. These risks include the following:

•	We depend on our Manager to select our investments and conduct our operations. We pay fees and expenses to our Manager and its affiliates that were not determined on an arm’s length basis, and therefore we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties. These fees increase your risk of loss.

•	We have a limited operating history. Our prior performance may not predict our future results. Therefore, there is no assurance that we will achieve our investment objectives.

•	Our Manager’s executive officers and key real estate professionals are also officers, directors, managers and/or key professionals of our sponsor and its affiliates. As a result, they face conflicts of interest, including time constraints, allocation of investment opportunities and significant conflicts created by our Manager’s compensation arrangements with us and other affiliates of our sponsor.

•	Our sponsor has sponsored and may in the future sponsor other companies that compete with us, and our sponsor does not have an exclusive management arrangement with us; however, our sponsor has adopted a policy for allocating investments between different companies that it sponsors with similar investment strategies.

•	This offering is being made pursuant to recently adopted rules and regulations under Regulation A of the Securities Act of 1933, as amended, or the Securities Act. The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested.

•	If we internalize our management functions, your interest in us could be diluted and we could incur other significant costs associated with being self-managed.

•	We may change our investment guidelines without shareholder consent, which could result in investments that are different from those described in this offering circular.

•	Although our distribution policy is to use our cash flow from operations to make distributions, our organizational documents permit us to pay distributions from any source, including offering proceeds, borrowings or sales of assets. We have not established a limit on the amount of proceeds we may use to fund distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced. In any event, we intend to make annual distributions as required to comply with REIT distribution requirements and avoid U.S. federal income and excise taxes on retained income.

•	Our sponsor’s internal accountants and asset management team calculates our NAV on a quarterly basis using valuation methodologies that involve subjective judgments and estimates. As a result, our NAV may not accurately reflect the actual prices at which our commercial real estate assets and investments, including related liabilities, could be liquidated on any given day.

•	Our operating agreement does not require our Manager to seek shareholder approval to liquidate our assets by a specified date, nor does our operating agreement require our Manager to list our shares for trading by a specified date. No public market currently exists for our shares. Until our shares are listed, if ever, you may not sell your shares. If you are able to sell your shares, you may have to sell them at a substantial loss.

•	If we fail to qualify as a REIT for U.S. federal income tax purposes and no relief provisions apply, we would be subject to entity-level U.S. federal corporate income tax and, as a result, our cash available for distribution to our shareholders and the value of our shares could materially decrease.

•	Real estate investments are subject to general downturns in the industry as well as downturns in specific geographic areas. We cannot predict what the occupancy level will be in a particular building or that any tenant or mortgage or other real estate-related loan borrower will remain solvent. Accordingly, we cannot guarantee that you will receive cash distributions or appreciation of your investment.

•	Our investments in commercial real estate and other select real estate-related assets are subject to risks relating to the volatility in the value of the underlying real estate, default on underlying income streams, fluctuations in interest rates, and other risks associated with real estate investment generally. These investments are only suitable for sophisticated investors with a high-risk investment profile.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment in our common shares.

	Per Share	Total Maximum

Public Offering Price(1)	$11.03	$13,264,853
Underwriting Discounts and Commissions(2)	$—	$—
Proceeds to Us from this Offering to the Public (Before Expenses)	$11.03	$13,264,853

(1)	The price per share will be adjusted every fiscal quarter and will be based on the greater of (i) $10.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (NAV per share). This is a “best efforts” offering.

(2)

Investors do not pay upfront selling commissions in connection with the purchase of our common shares. We will reimburse our Manager for the additional offering costs, which are expected to be approximately $40,000. Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from this and our prior offering; provided, however, that no reimbursement shall be made which, as a result of the reimbursement, would cause the net asset value to be less than $10.00 per share. If the sum of the total unreimbursed amount of such offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until our Manager has been reimbursed in full. As of December 31, 2017, approximately $999,000 in organizational and offering costs have been incurred by and reimbursed to our Manager in connection with our prior offering.

See “Management Compensation” for a description of additional fees and expenses that we pay our Manager.

We will offer our common shares in this offering on a best efforts basis through the online Fundrise Platform. Neither Fundrise, LLC nor any other affiliated entity involved in the offer and sale of the shares being offered hereby is a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of our common shares.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This offering circular follows the Form S-11 disclosure format.

The date of this offering circular is August 3, 2018

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments, update our quarterly NAV per share amount, or have other material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the Fundrise Platform website, www.fundrise.com. The contents of the Fundrise Platform website (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this offering circular.

Our sponsor and those selling shares on our behalf in this offering are permitted to make a determination that the purchasers of shares in this offering are “qualified purchasers” in reliance on the information and representations provided by the shareholder regarding the shareholder’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our common shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our common shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our common shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our common shares are being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our common shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 million at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

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QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The following questions and answers about this offering highlight material information regarding us and this offering that is not otherwise addressed in the “Offering Summary” section of this offering circular. You should read this entire offering circular, including the section entitled “Risk Factors,” before deciding to purchase our common shares.

Q:	What is Fundrise Equity REIT, LLC?

A:	We were organized as a Delaware limited liability company to originate, invest in and manage a diversified portfolio of commercial real estate properties. We expect to continue to use substantially all of the net proceeds from this offering to originate, acquire and structure a diversified portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate debt securities and other real estate-related assets. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. The use of the terms “Fundrise Equity REIT”, the “company”, “we”, “us” or “our” in this offering circular refer to Fundrise Equity REIT, LLC unless the context indicates otherwise.

Q:	How much have you raised in your offering?

A:	Through August 1, 2018, our ongoing offering has raised an aggregate of approximately $89.9 million in capital pursuant to Regulation A (not including the approximate $200,000 received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor).

Q:	What percentage of the proceeds from your initial offering have you invested?

A:	As of December 31, 2017, the Company has invested or committed to invest debt or equity, including commitments not fully drawn down, but not necessarily obligated to be funded, of approximately 83.16% of the proceeds raised in our offering. In order to structure cash deployment and potentially improve risk-adjusted returns, the Company may from time-to-time make commitments in excess of the proceeds raised in our offering. The Company believes that payoffs and refinancing of current investments of debt and equity outstanding, lines of credit, continued capital raising, funding commitments not ultimately drawn upon, and other potential cash deployment solutions, will continue to allow it to satisfy all of its funding commitments in the future.

Q:	What is a real estate investment trust, or REIT?

A:	In general, a REIT is an entity that:

• combines the capital of many investors to acquire or provide financing for a diversified portfolio of real estate investments under professional management;

• is able to qualify as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended, the Code, for U.S. federal income tax purposes and is therefore generally entitled to a deduction for the dividends it pays and not subject to U.S. federal corporate income taxes on its net income that is distributed to its shareholders. This treatment substantially eliminates the “double taxation” (taxation at both the corporate and shareholder levels) that generally results from investments in a corporation; and

• generally pays distributions to investors of at least 90% of its annual ordinary taxable income.

In this offering circular, we refer to an entity that qualifies to be taxed as a real estate investment trust for U.S. federal income tax purposes as a REIT. We elected to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016.

Q:	What is an eREITTM?

A:	An “eREITTM” is a type of real estate investment trust sponsored by Rise Companies Corp., our sponsor, and offered directly to investors online on the Fundrise Platform, without any brokers or selling commissions. Each eREITTM intends to invest in a diversified pool of commercial real estate assets, such as apartments, hotels, shopping centers, and office buildings from across the country.

Q:	Who chooses which investments you make?

A:	We are externally managed by Fundrise Advisors, LLC, or our Manager, an investment adviser registered with the SEC. Registration with the SEC does not imply a certain level of skill or training. Our Manager makes all of our investment decisions.

Q:	Who is Rise Companies Corp.?

A:	Rise Companies Corp., our sponsor and the parent company of our Manager, is also the parent company of Fundrise, LLC, our affiliate. Fundrise, LLC owns and operates an online investment platform www.fundrise.com (the “Fundrise Platform”).

Q:	What is the Fundrise Platform?

A:	The Fundrise Platform is an online investment platform for commercial real estate. Fundrise gives investors the ability to:

• browse investment offerings based on investment preferences including location, asset type, risk and return profile;

• transact entirely online, including digital legal documentation, funds transfer, and ownership recordation; and

• manage and track investments easily through an online portfolio; receive automated distributions and/or interest payments, and regular financial reporting.

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Q:	What competitive advantages do you achieve through your relationship with your sponsor?

A:	Our Manager utilizes the personnel and resources of our sponsor to select our investments and manage our day-to-day operations. Our sponsor’s corporate, investment and operating platforms are well established, allowing us to realize economies of scale and other benefits including the following:

• Experienced Management Team — Our sponsor has a highly experienced management team of real estate professionals, led by Benjamin S. Miller, its Co-Founder and Chief Executive Officer. The senior investment executives of our sponsor have dedicated their entire careers to the commercial real estate sector. These executives provide stability in the management of our business and allow us to benefit from the knowledge and industry contacts they have gained through numerous real estate cycles. Please see “Management —Executive Officers of our Manager” for biographical information regarding these individuals.

• Real Estate Investment Experience — As of December 31, 2017, our sponsor facilitated or originated approximately 143 real estate assets through the various Fundrise Platform investment opportunities with aggregate purchase prices of approximately $1.8 billion, excluding 3 World Trade Center. Of the $1.8 billion aggregate real estate purchase prices, our sponsor offered through the Fundrise Platform investment opportunities approximately $339 million, consisting of approximately $105 million of commercial real estate loan assets, $132 million of investments in commercial real estate (primarily through majority-owned subsidiaries with rights to receive preferred economic returns) and $102 million of commercial real estate common equity investments. The portfolios included in the Fundrise Platform investment opportunities are diversified by investment size, security type, property type and geographic region. As a result of the depth and thoroughness of its underwriting process, the extensive investing experience of its management team and its strong performance record in managing a diverse portfolio of assets, we believe our sponsor has earned a reputation as a leading real estate manager, which has allowed it to access funding from a broad base of investors.

• Market Knowledge and Industry Relationships — Through its active and broad participation in real estate capital markets, our sponsor benefits from market information that enables it to identify attractive commercial real estate investment opportunities and to make informed decisions with regard to the relative valuation of financial assets and capital allocation. We believe that our sponsor’s extensive industry relationships with a wide variety of commercial real estate owners and operators, brokers and other intermediaries and third party commercial real estate debt originators provides us with a competitive advantage in sourcing attractive investment opportunities to meet our investment objectives.

• Related Party Loans and Warehousing of Assets — If we have sufficient funds to acquire only a portion of a real estate investment then, in order to cover the shortfall, we will obtain a related party loan from, or issue a participation interest to, Fundrise Lending, LLC, a wholly-owned subsidiary of Rise Companies Corp. (“Fundrise Lending”) or its affiliates. Our operating agreement expressly authorizes us to enter into such related party loans and to issue such participation interests. Alternatively, Fundrise Lending or its affiliates may close and fund a real estate investment prior to it being acquired by us. This ability to warehouse investments allows us the flexibility to deploy our offering proceeds as funds are raised. We may then acquire such investment at a price equal to the fair market value of such investment, provided that its fair market value is materially equal to its cost (i.e., the aggregate equity capital invested by Fundrise Lending or its affiliates in connection with the acquisition and during the warehousing of such investments, plus assumption of debt and any costs, such as accrued property management fees and transfer taxes, incurred during or as a result of the warehousing or, with respect to debt, the principal balance plus accrued interest net of any applicable special servicing expenses). See “Plan of Operation – Related Party Loans and Warehousing of Assets”.

• Regulation A Experience — Our sponsor’s executive team was one of the first groups to sponsor a real estate investment opportunity through a Regulation A offering, having sponsored three Regulation A offerings from August 2012 through February 2014, and filed and qualified seven additional offerings similar to this one under the revised Regulation A rules effective as of June 2015 (commonly referred to as “Regulation A+”). In addition, our sponsor, through its wholly-owned subsidiaries, runs an active online investment platform that utilizes private offering exemptions under the Securities Act to sell real estate-related securities to investors. Its management team is skilled in reporting and compliance obligations related to Regulation A and the Securities Act, and has well-developed compliance and investor relations functions.

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• Liquidation Support — To mitigate the effect of our lack of assets, revenue and operating history, our Manager entered into an agreement to make a payment to us of up to $500,000 if the distributions we pay upon liquidation (together with any distributions made prior to liquidation) are less than a 20.0% average annual non-compounded return. More specifically, our Manager will make the following payments to us upon liquidation if our liquidating distribution is less than an average annual non-compounded return of at least 20.0%:

Average Annual Non-Compounded Return	Liquidation Support Payment
17.0% or less	$500,000
17.1% to 18.0%	$400,000
18.1% to 19.0%	$300,000
19.1% to 19.9%	$200,000
20.0% or greater	$0

For more information regarding the liquidation support of our common shares, please see “Description of Our Common Shares — Distributions.”

Q:	Why should I invest in commercial real estate investments?

A:	Our goal is to provide a professionally managed, diversified portfolio consisting primarily of high-quality commercial real estate properties, and, to a limited extent, real estate debt investments and other real estate-related assets, to investors who generally have had very limited access to such investments in the past. Allocating some portion of your portfolio to a direct investment in high-quality commercial real estate assets may provide you with:

• diversification of your portfolio, by investing in an asset class that historically has not been correlated with the stock market generally; and

• the opportunity for capital appreciation.

Q:	Why should I invest specifically in a company that is focused primarily on commercial real estate?

A:	We believe that there is a dearth of capital in the commercial real estate industry below the radar of traditional institutional real estate investors, which market inefficiency can result in attractive risk-adjusted returns. Conventional commercial real estate capital sources use little-to-no technology and therefore generally apply outmoded and more costly human resources to originate, process, and service real estate deals. The consequence is that established real estate funds prefer to focus on larger real estate properties, equity investments of at least $10 million, which allow them to amortize their overhead across a larger investment denominator and generate more substantial fees. Particularly since the 2008 financial crisis, this bias has been exacerbated by the tendency for institutional investors to prefer to invest with fund managers with the longest track record, which tends to be the largest funds. As such, the largest real estate investors have grown even larger and target transactions usually requiring at least $50 million of equity, if not more. Our operating experience has shown us that there is a significant segment of smaller commercial real estate transactions that, by and large, have been neglected by the major real estate capital players.

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Q:	What kind of offering is this?

A:

We are primarily offering through Fundrise, LLC’s online investment platform www.fundrise.com, or the Fundrise Platform, a maximum of $13,264,853 in our common shares to the public on a “best efforts” basis.

This offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering. Further, the acceptance of subscriptions, whether via the Fundrise Platform or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.

Q:	How is an investment in your common shares different from investing in shares of a listed REIT?

A:	The fundamental difference between our common shares and a listed REIT is the daily liquidity available with a listed REIT. Although we have adopted a redemption plan that generally allows investors to redeem shares on an ongoing basis, for investors with a short-term investment horizon, a listed REIT may be a better alternative than investing in our common shares. However, we believe our common shares are an alternative way for investors to deploy capital into a diversified pool of real estate assets, with a lower correlation to the general stock market than listed REITs. In addition, the overall listed-REIT sector has been trading at all-time highs, with the FTSE NAREIT All REIT Index yielding generally less than 5% from January 1, 2010 to December 31, 2016. We believe such pricing suggests that a substantial portion of the price of listed REITs is attributable to a built-in liquidity premium, since recent unlevered capitalization rates on real estate transactions in the private sector have averaged 4-6%, according to the most recent publicly available report published by CBRE U.S. Cap Rate Data from January 2017.

Additionally, listed REITs are subject to more demanding public disclosure and corporate governance requirements than we are. While we are subject to the scaled reporting requirements of Regulation A, such periodic reports are substantially less onerous than what is required of a listed REIT.

Q:	How is an investment in your common shares different from investing in shares of a traditional non-exchange traded REIT?

A:	We neither charge nor pay any broker-dealer distribution fees, saving investors approximately 70% to 90% in upfront expenses as compared to a traditional non-exchange traded REIT. Traditional non-exchange traded REITs use a highly manpower-intensive method with hundreds to thousands of sales brokers calling on investors to sell their offerings. Our sponsor has pioneered a low cost digital platform, which we intend to leverage in conducting this offering, thus reducing the financial burdens to us of offering our common shares.

Q:	How is an investment in your common shares different from investing in shares of other real estate investment opportunities offered on the Fundrise Platform or on similar online investment platforms?

A:	We are one of the few non-exchange traded REITs offered directly to all potential investors primarily over the internet. Most other similar online investment platforms that we are aware of typically offer individual property investments as private placements to accredited investors only. We intend to own a more diversified portfolio, with certain tax advantages unique to REITs, that is accessible to both accredited and non-accredited investors at a low investment minimum.

Q:	What is the purchase price for your common shares?

A:	The current purchase price of our shares is $11.03 per share, which is the NAV per share as of June 30, 2018. The per share purchase price in this offering will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date of such NAV, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Our website, www.fundrise.com, will identify the current NAV per share. Any subscriptions that we receive during a fiscal quarter will be executed at a price equal to our NAV per share in effect for that fiscal quarter. If a material event occurs in between quarterly updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website. See “Description of Our Common Shares—Quarterly Share Price Adjustments” for more details.

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Q:	How will your NAV per share be calculated?

A:	Our NAV per share is calculated at the end of each fiscal quarter by our sponsor’s internal accountants using a process that reflects several components, including (1) estimated values of each of our commercial real estate assets and investments, as determined by such asset management team, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, (b) with respect to debt, default rates, discount rates and loss severity rates, (c) for properties that have development or value add plans, progress along such development or value add plan, and (d) in certain instances reports of the underlying real estate provided by an independent valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) accruals of periodic distributions and (4) estimated accruals of operating revenues and expenses. For joint venture or direct equity investments, our sponsor primarily relies on discounted cash flow method. Note, however, that the determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. In instances where an appraisal of the real estate asset is necessary, including, but not limited to, instances where our Manager is unsure of its ability on its own to accurately determine the estimated values of our commercial real estate assets and investments, or instances where third-party market values for comparable properties are either nonexistent or extremely inconsistent, we will engage an appraiser that has expertise in appraising commercial real estate assets, to act as our independent valuation expert. The independent valuation expert is not responsible for, nor prepares, our quarterly NAV per share. See “Description of our Common Shares—Valuation Policies” for more details about our NAV and how it will be calculated.

Q:	How exact will the calculation of the quarterly NAV per share be?

A:	As there is no market value for our shares as they are not expected to be listed or traded, our goal is to provide a reasonable estimate of the value of our common shares as of the end of each fiscal quarter, with the understanding that our common shares are not listed or traded on any stock exchange or other marketplace. Our assets consist principally of commercial real estate equity investments. Our sponsor’s internal accountants’ valuation of our real estate assets is subject to a number of judgments and assumptions that may not prove to be accurate. The use of different judgments or assumptions would likely result in different estimates of the value of our real estate assets. Moreover, although we evaluate and provide our NAV per share on a quarterly basis, our NAV per share may fluctuate daily, so that the NAV per share in effect for any fiscal quarter may not reflect the precise amount that might be paid for your shares in a market transaction. Further, our published NAV per share may not fully reflect certain material events to the extent that they are not known or their financial impact on our portfolio is not immediately quantifiable. Any resulting potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. In addition, the determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. See “Description of our Common Shares—Valuation Policies.”

Q:	Will I have the opportunity to redeem my common shares?

A:

Yes. While you should view this investment as long-term, we have adopted a redemption plan whereby, on an ongoing basis, an investor may obtain liquidity monthly, following a minimum sixty (60) day waiting period after submitting their redemption request. Our Manager has designed our redemption plan with a view towards providing investors with an initial period in which they can to decide whether a long-term investment in our Company is right for them. In addition, despite the illiquid nature of the assets expected to be held by the Company, the Manager believes it is best to provide the opportunity for ongoing liquidity in the event shareholders need it in the form of a discounted redemption price prior to year 5, which economic benefit indirectly accrues to shareholders who have not requested redemption. Neither the Manager nor our sponsor receives any economic benefit as a result of the discounted redemption price through year 5.

Pursuant to our redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 5,000 shares or $50,000 per each redemption request. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us.

The calculation of the redemption price will depend, in part, on whether a shareholder requests redemption within the first eighty-nine (89) days of first acquiring the shares (the “Introductory Period”) or thereafter (the “Post-Introductory Period”).

During the Introductory Period, the per share redemption price will be equal to the purchase price of the shares being redeemed reduced by (i) the aggregate sum of distributions paid with respect to such shares, rounded down to the nearest cent and (ii) the aggregate sum of distributions, if any, declared but unpaid on the shares subject to the redemption request. In other words, a shareholder would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.

During the Post-Introductory Period, the per share redemption price will be calculated based on a declining discount to the per share price for our common shares in effect at the time of the redemption request, and rounded down to the nearest cent. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us. During the Post-Introductory Period, the redemption price with respect to the common shares that are subject to the redemption request will not be reduced by the aggregate sum of distributions, if any, that have been (i) paid with respect to such shares prior to the date of the redemption request or (ii) declared but unpaid on such shares with record dates during the period between the redemption request date and the redemption date.

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Holding Period from Date of Settlement	Effective Redemption Price (as percentage of per share redemption price) (1)
Less than 90 days (Introductory Period)	100.0	%(2)(3)
90 days until 3 years	97.0	%(4)
3 years to 4 years	98.0	%(5)
4 years to 5 years	99.0	%(6)
More than 5 years	100.0	%(7)

(1)	The Effective Redemption Price will be rounded down to the nearest $0.01.
(2)	The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)	The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
(4)	For shares held at least ninety (90) days but less than three (3) years, the Effective Redemption Price includes the fixed 3% discount to the per share price for our common shares in effect at the time of the redemption request.
(5)	For shares held at least three (3) years but less than four (4) years, the Effective Redemption Price includes the fixed 2% discount to the per share price for our common shares in effect at the time of the redemption request.
(6)	For shares held at least four (4) years but less than five (5) years, the Effective Redemption Price includes the fixed 1% discount to the per share price for our common shares in effect at the time of the redemption request.
(7)	For shares held at least five (5) years, the Effective Redemption Price does not include any discount to the per share price for our common shares in effect at the time of the redemption request.

As shareholders must observe a minimum sixty (60) day waiting period following a redemption request before such request will be honored, whether a redemption request is deemed to be in the Introductory Period or the Post-Introductory Period will be determined as of the date the redemption request is made, not the date the redemption request is honored. Meaning, for example, if a redemption request is submitted during the Introductory Period, but honored after the Introductory Period, the effective redemption price will be determined using the Introductory Period methodology.

Furthermore, any shareholder requesting redemption will be responsible for any third-party costs incurred in effecting such redemption, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges. The redemption plan may be changed or suspended at any time without notice. See “Description of Our Common Shares—Redemption Plan” for more details.

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Q:	What is the number and percentage of common shares that have been submitted for redemption?

A:	As of December 31, 2017, approximately 187,000 common shares have been submitted for redemption and 100% of such redemption requests have been honored.

Q:	Are there any limits on my ability to redeem my shares?

A:

Yes. While we designed our redemption plan to allow shareholders to request redemptions on an ongoing basis, we need to impose limitations on the size of individual redemption requests and the total amount of net redemptions per calendar quarter in order to maintain sufficient sources of liquidity to satisfy redemption requests without impacting our ability to invest in commercial real estate assets and maximize investor returns.

In addition, in the event our Manager determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the common shares for which redemption requests have been submitted during any given month, such pending requests will be honored on a pro-rata basis, if at all. In the event that not all redemptions are being honored in a given month, the redemption requests not fully honored will have the remaining amount of such redemption requests considered during the next month in which redemptions are being honored. Accordingly, all unsatisfied redemption requests will be treated as requests for redemption on the next date on which redemptions are being honored, with redemptions processed on a pro-rata basis, if at all. If funds available for the redemption plan are not sufficient to accommodate all redemption requests on such future redemption date, common shares will be redeemed on a pro-rata basis, if at all.

We intend to limit shareholders to one (1) redemption request outstanding at any given time, meaning that, if a common shareholder desires to request more or less shares be redeemed, such common shareholder must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”. For investors who hold common shares with more than one record date, redemption requests will be applied to such common shares in the order in which they settled, on a last in first out basis – meaning, those common shares that have been continuously held for the shortest amount of time will be redeemed first. In addition, we intend limit individual redemption requests to the lesser of 5,000 shares or $50,000 per each redemption request, which may effect whether the entirety of a redemption request will be considered to be in the “Introductory Period” or “Post-Introductory Period”.

In accordance with the SEC’s current guidance on redemption plans, we intend to limit redemptions in any calendar month to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is less than or equal to 0.5% of the NAV of all of our outstanding shares as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is 1.25% of the NAV of all of our outstanding shares as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our Manager may elect to increase or decrease the amount of common shares available for redemption in any given month or quarter, as these commercial real estate assets are paid off or sold, but we do not intend to redeem more than 5.00% of the common shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem common shares under the redemption plan.

Further, our Manager may in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, and post such information on the Fundrise Platform to disclose such amendment. Our Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT. See “Description of Our Common Shares—Redemption Plan” for more details.

Q:	Will I still be entitled to distributions after I submit a request for redemption?

A:	Yes. You will continue to receive distributions with respect to the common shares that are subject to a redemption request between the time you make such redemption request and the effective date of the redemption. However, if you redeem your shares during the Introductory Period, those distributions will be credited against the redemption price otherwise payable to you such that your redemption price will be no greater than your original investment.

Q:	Will I be charged upfront selling commissions?

A:	No. Investors will not pay upfront selling commissions as part of the price per common share purchased in this offering. Additionally, there is no dealer manager fee or other service-related fee in connection with the offering and sale of our common shares through the Fundrise Platform.

Q:	Who will pay your organization and offering costs?

A:	Our Manager or its affiliates have paid and will continue to pay on our behalf all costs incurred in connection with our organization and the offering of our shares. See “Estimated Use of Proceeds” for more information about the types of costs that may be incurred. Following the completion of our initial offering, we began to reimburse our Manager, without interest, for these offering costs incurred both before and after such date. Reimbursement payments will be made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from our ongoing offering. provided, however, our Manager agreed to a limitation that no reimbursement may be made which, as a result of the reimbursement, would cause the net asset value to be less than $10.00 per share. If the sum of the total unreimbursed amount of such offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until our Manager has been reimbursed in full. As of December 31, 2017, approximately $999,000 in organizational and offering costs have been incurred by and reimbursed to our Manager in connection with our prior offering.

Q:	What fees and expenses do you pay to your Manager or any of your affiliates?

A:	We pay our Manager a quarterly asset management fee currently equal to an annualized rate of 0.85% based on our NAV at the end of each prior quarter. This rate is determined by our Manager in its sole discretion, but cannot exceed an annualized rate of 1.00%. The amount of the asset management fee may vary from time to time, and we will publicly report any changes in the asset management fee. Upon liquidation of any of our equity investments in real estate, we will reimburse our Manager for actual expenses incurred on our behalf in connection with the liquidation of equity investments in real estate.

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Our Manager, or an affiliate of our Manager, is entitled to reimbursement for costs incurred in connection with the special servicing of any non-performing asset, as well as origination fees that are generally paid by the joint-venture, borrowers or co-investors.

We reimburse our Manager for the organization and offering expenses that the Manager has paid or will pay on our behalf. We will also reimburse our Manager for out-of-pocket expenses in connection with the origination of our investments, although with respect to our debt investments, it is expected that those expenses will be reimbursed by the borrower.  Additionally, we reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.  The expense reimbursements that we will pay to our Manager include expenses incurred by our sponsor in the performance of services under the shared services agreement between our Manager and our sponsor.  See “Management—Shared Services Agreement.”

The payment by us of fees and expenses will reduce the cash available for investment and distribution and will directly impact our quarterly NAV. See “Management Compensation” for more details regarding the fees paid to our Manager and its affiliates.

Q:	Will you use leverage?

A:	Yes, we may use leverage, although as of December 31, 2017, had no outstanding debt that was drawn down from our grid note with our sponsor. Our targeted portfolio-wide leverage, after we have acquired a substantial portfolio, is between 50-85% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets. Please see “Investment Objectives and Strategy” for more details.

Q:	How often will I receive distributions?

A:

We expect that our Manager will declare and pay distributions quarterly in arrears; however, our Manager may declare other periodic distributions as circumstances dictate. Any distributions we make will be at the discretion of our Manager, and will be based on, among other factors, our present and reasonably projected future cash flow.  We expect that the Manager will set the rate of distributions at a level that will be reasonably consistent and sustainable over time, which will be fully dependent on the yields generated by our assets.  In addition, the Manager’s discretion as to the payment of distributions will be limited by the REIT distribution requirements, which generally require that we make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income, computed without regard to the dividends paid deduction and excluding net capital gain. Moreover, even if we make the required minimum distributions under the REIT rules, we will be subject to U.S. federal income and excise taxes on our undistributed taxable income and gains. As a result, the Manager intends to make additional distributions, beyond the minimum REIT distribution, to avoid such taxes. See “Description of Our Common Shares — Distributions” and “U.S. Federal Income Tax Considerations.”

Any distributions that we make will directly impact our NAV, by reducing the amount of our assets.  Over the course of your investment, your distributions plus the change in NAV per share (either positive or negative) will produce your total return.

Q:	What will be the source of your distributions?

A:	We may pay distributions from sources other than cash flow from operations, including from the proceeds of this offering, the private placements to our sponsor and Fundrise, LP, interest or dividend income received from our investments, redemption and/or redemption premiums of investments in commercial real estate through majority-owned subsidiaries with rights to receive preferred economic returns, the sale of investments or loan proceeds, among others, and we have no limit on the amounts we may pay from such sources.

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Q:	Will the distributions I receive be taxable as ordinary income?

A:

Unless your investment is held in a qualified tax-exempt account or we designate certain distributions as capital gain dividends, distributions that you receive generally will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, and subject to certain limitations, pursuant to the recently enacted H.R. 1, known as the Tax Cuts and Jobs Act, the TCJA, non-corporate taxpayers are generally eligible for a deduction of up to 20% (subject to certain limitations) on most ordinary REIT dividends.

The portion of your distribution in excess of current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the tax basis of your investment, rather than result in current tax, until your basis is reduced to zero. Return of capital distributions made to you in excess of your tax basis in our common shares will be treated as sales proceeds from the sale of our common shares for U.S. federal income tax purposes. Distributions we designate as capital gain dividends are generally taxable at long-term capital gains rates for U.S. federal income tax purposes. However, because each investor’s tax considerations are different, we recommend that you consult with your tax advisor. You also should review the section of this offering circular entitled “U.S. Federal Income Tax Considerations,” including for a discussion of the special rules applicable to distributions in redemption of shares and liquidating distributions.

Q:	May I reinvest my cash distributions in additional shares?

A:	Yes. While we have not adopted a distribution reinvestment plan whereby investors may elect to have their cash distributions automatically reinvested in additional common shares, so long as this offering remains ongoing, you may choose to use the proceeds of any distribution to purchase additional shares hereunder either directly or through a program established by our Manager. The current purchase price for such shares is $11.03, which is the NAV per share as of June 30, 2018. The per share purchase price in this offering will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date of such NAV, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Note, however, that under the rules applicable to us under Regulation A, we are only permitted to publicly offer up to $50,000,000 of our common shares in any twelve-month period.

Q:	Who might benefit from an investment in your shares?

A:	An investment in our shares may be beneficial for you if you seek to diversify your personal portfolio with a public commercial real estate investment vehicle focused primarily on commercial real estate equity investments and other select real estate-related assets, seek to receive current income, seek to preserve capital and are able to hold your investment for a time period consistent with our liquidity strategy. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.

Q:	Are there any risks involved in buying your shares?

A:	Investing in our common shares involves a high degree of risk. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives, and therefore, you should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” for a description of the risks relating to this offering and an investment in our shares.

Q:	How does a “best efforts” offering work?

A:	When common shares are offered to the public on a “best efforts” basis, we are only required to use our best efforts to sell our common shares. Neither our sponsor, Manager nor any other party has a firm commitment or obligation to purchase any of our common shares.

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Q:	Who can buy shares?

A:	Generally, you may purchase shares if you are a “qualified purchaser” (as defined in Regulation A). “Qualified purchasers” include:

• “accredited investors” under Rule 501(a) of Regulation D; and

• all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

However, our common shares are being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our common shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.”

Net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A. Please refer to the section above entitled “State Law Exemption and Purchase Restrictions” for more information.

Q:	How do I buy shares?

A:	You may purchase our common shares in this offering by creating a new account, or logging into your existing account, at the Fundrise Platform. You will need to fill out a subscription agreement like the one attached to this offering circular as Appendix A for a certain investment amount and pay for the shares at the time you subscribe.

Q:	Is there any minimum investment required?

A:	Yes. If you are a first time investor in our common shares, you must initially purchase at least $1,000 in common shares based on the current per share price. There is no minimum investment requirement on additional purchases after you have purchased a minimum of $1,000 in common shares. However, in certain instances, we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement, such as for individuals who participate in different plans established by our Manager through which they can invest in our common shares.

In addition, in order to help protect the eREITTM from the risk of chargebacks, we intend to require that any subscription in excess of $100,000 of our shares be funded through a bank wire transfer and not an ACH electronic fund transfer.

Q:	May I make an investment through my IRA or other tax-deferred retirement account?

A:	Generally, yes. We currently accept investments through IRAs maintained with certain custodians, although we intend to limit the amount of IRA investments to less than 25 percent of our shares. However, IRAs or other tax-deferred retirement accounts that invest in our shares generally are subject to tax on all or a significant portion of their share of our profits as “unrelated business taxable income” under the Code.

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Q:	What will you do with the proceeds from your offering?

A:	We have used, and intend to continue to use, substantially all of the net proceeds from this offering (after paying or reimbursing offering expenses) to continue to invest in and manage a diverse portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate debt securities and other real estate-related assets. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. We expect that any expenses or fees payable to our Manager for its services in connection with managing our daily affairs, including but not limited to, the selection and acquisition or origination of our investments, will be paid from cash flow from operations. If such fees and expenses are not paid from cash flow (or waived) they will reduce the cash available for investment and distribution and will directly impact our quarterly NAV. See “Management Compensation” for more details regarding the fees that are paid to our Manager and its affiliates.

We may not be able to promptly invest the net proceeds of this offering in commercial real estate and other select real estate-related assets. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high of a return as we expect to earn on our real estate-related investments.

Q:	How long will this offering last?

A:	We currently expect that this offering will remain open for investors until we raise the maximum amount being offered, unless terminated by us at an earlier time. We reserve the right to terminate this offering for any reason at any time.

Q:	Will I be notified of how my investment is doing?

A:	Yes, we will provide you with periodic updates on the performance of your investment in us, including:

• an annual report;

• a semi-annual report;

• current event reports for specified material events within four business days of their occurrence;

• supplements to the offering circular, if we have material information to disclose to you; and

• other reports that we may file or furnish to the SEC from time to time.

We will provide this information to you by posting such information on the SEC’s website at www.sec.gov, on the Fundrise Platform at www.fundrise.com, via e-mail, or, upon your consent, via U.S. mail.

Q:	When will I get my detailed tax information?

A:	Your IRS Form 1099-DIV tax information, if required, will be provided by January 31 of the year following each taxable year.

Q:	Who can help answer my questions about the offering?

A:	If you have more questions about the offering, or if you would like additional copies of this offering circular, you should contact us by email at investments@fundrise.com or by mail at:

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Fundrise Equity REIT, LLC

1601 Connecticut Avenue NW

Suite 300

Washington, D.C. 20009

Attn: Investor Relations

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OFFERING SUMMARY

This offering summary highlights material information regarding our business and this offering that is not otherwise addressed in the “Questions and Answers About this Offering” section of this offering circular. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the “Risk Factors” section before making a decision to invest in our common shares.

Fundrise Equity REIT, LLC

Fundrise Equity REIT, LLC is a Delaware limited liability company formed to originate, invest in and manage a diversified portfolio of commercial real estate properties. We expect to use substantially all of the net proceeds from this offering to originate, acquire and structure a diversified portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate debt securities and other real estate-related assets. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. We intend to continue to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to distribute to shareholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

Our office is located at 1601 Connecticut Avenue NW, Suite 300, Washington, D.C. 20009. Our telephone number is (202) 584-0550. Information regarding our Company is also available on our web site at www.fundrise.com.

Recent Developments

Capital Raised

Through August 1, 2018, our ongoing offering has raised an aggregate of approximately $89.9 million in capital pursuant to Regulation A (not including the approximate $200,000 received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor). In the 12-month period prior to August 1, 2018, we had settled subscriptions for approximately $36.7 million. We are continuing to offer up to $13,264,853 in our common shares, which represents the value of the shares available to be offered as of August 1, 2018 out of the rolling 12-month maximum offering amount of $50 million in our common shares.

Assets Acquired

See “Plan of Operation—Our Investments” for a detailed summary of our assets.

Distributions Paid

Through August 1, 2018, we have declared an aggregate of 17 distributions since our inception with an average annualized yield of 6.92%. See “Description of Our Common Shares—Distributions” below. During fiscal year 2017, our distributions were funded from both cash flow from our real estate investments and offering proceeds with a majority of such distributions being funded from our cash flow provided by real estate investments. While we are under no obligation to do so, we expect that our Manager will continue to declare distributions with a daily record date, and pay distributions quarterly in arrears in amounts similar to those previously declared. However, there can be no assurance as to whether distributions will be declared or the amount of such distributions.

Net Asset Value as of June 30, 2018

As of June 30, 2018, our NAV per common share is $11.03. This NAV per common share will be effective until updated by us on or about September 30, 2018 (or as soon as commercially reasonable thereafter), unless updated by us prior to that time.

Share Redemption Plan Status

During the quarter ended June 30, 2018, we redeemed approximately 80,656 common shares pursuant to our share redemption plan.

Investment Strategy

For the period of January 5, 2016 through August 1, 2018, the Growth eREITTM raised approximately $89.9 million pursuant to Regulation A. We have used, and continue to expect to use, substantially all of the proceeds of this offering to originate, acquire, asset manage, operate, selectively leverage, syndicate and opportunistically sell commercial real estate properties. We acquire and operate real estate and real estate-related assets on an opportunistic basis. Our management has extensive experience investing in numerous types of properties. Thus, we may acquire a wide variety of commercial properties, including office, industrial, retail, hospitality, recreation and leisure, single-tenant, multifamily and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use. We focus on acquiring properties with significant possibilities for capital appreciation, such as those requiring development, redevelopment or repositioning, those located in markets with high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. We also may invest in real estate-related securities, including securities issued by other real estate companies, either for investment or in change of control transactions completed on a negotiated basis or otherwise, and in bridge and mezzanine loans that may lead to an opportunity to purchase a real estate interest. In addition, to the extent that our Manager and its investment committee determines that it is advantageous, we also may make or invest in commercial mortgage-backed securities, mortgage loans and tenant-in-common interests. We expect that our portfolio of debt investments, if any, will be secured primarily by U.S. based collateral and diversified by security type, property type and geographic location.

We may enter into one or more joint ventures, tenant-in-common investments or other coownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of our Manager, including present and future real estate investment offering and REITs sponsored by affiliates of our sponsor. We also may serve as mortgage lender to, or acquire interests in or securities issued by, these joint ventures, tenant-in-common investments or other joint venture arrangements.

Investment Objectives

Our primary investment objectives are:

•	to realize growth in the value of our investments within approximately five years of the termination of this offering;

•	to grow net cash from operations so that an increasing amount of cash flow is available for distributions to investors over the long term;

•	to enable investors to realize a return on their investment by beginning the process of liquidating and distributing cash to investors within approximately five years of the termination of our offering, or providing liquidity through alternative means such as in-kind distributions of our own securities or other assets; and

•	to preserve, protect and return your capital contribution.

We will also seek to realize growth in the value of our investments by timing their sale to maximize value. However, there is no assurance that our investment objectives will be met.

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Market Opportunities

We believe that the near and intermediate-term market for investment in select commercial real estate properties, commercial real estate equity investments, joint venture equity investments, and other real-estate related assets is compelling from a risk-return perspective. Given the prospect of low growth for the economy, we favor a strategy weighted toward targeting equity investments below the radar of institutional-sized investors with significant potential value creation. In contrast, returns typically associated with major gateway markets, core real estate properties and stabilized trophy assets have generally become a pursuit of safety over value. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to originate investments with attractive long-term equity returns and strong structural features directly with local, joint venture real estate companies, thereby taking advantage of changing market conditions in order to seek the best risk-return dynamic for our shareholders.

Our Manager

Fundrise Advisors, LLC, our Manager, manages our day-to-day operations. Our Manager is an investment adviser registered with the SEC and a wholly-owned subsidiary of our sponsor. Registration with the SEC does not imply a certain level of skill or training. A team of real estate professionals, acting through our Manager, makes all the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement. Our Manager also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital. Rise Companies Corp., our sponsor, is able to exercise significant control over our business.

About the Fundrise Platform

We are also an affiliate of Fundrise, LLC, the owner and operator of an online financial platform focused on real estate, which may be found on the website: www.fundrise.com (the “Fundrise Platform”). Fundrise, LLC is a wholly-owned subsidiary of Rise Companies Corp., our sponsor.

Benjamin S. Miller, the co-founder and Chief Executive Officer of Rise Companies Corp., is responsible for overseeing the day-to-day operations of Rise Companies Corp. and its affiliates, including Fundrise, LLC.

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Our Structure

The chart below shows the relationship among various Rise Companies Corp. affiliates and our Company as of the date of this offering circular.

*          As we raise sufficient offering proceeds to acquire investments, (i) we may obtain a related party loan from, or issue a participation interest to, Fundrise Lending or its affiliates, or (ii) Fundrise Lending or its affiliates may acquire such investments and sell them to us at a later time. See “Plan of Operation – Related Party Loans and Warehousing of Assets.”

**        Pursuant to our operating agreement, the Manager receives an asset management fee and, with respect to debt investments, if any, a reimbursement of special servicing expenses. See “Management Compensation.”

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Management Compensation

Our Manager and its affiliates receive fees and expense reimbursements for services relating to this and our prior offering, as well as the investment and management of our assets. The items of compensation are summarized in the following table. Neither our Manager nor its affiliates receive any selling commissions or dealer manager fees in connection with the offer and sale of our common shares. See “Management Compensation” for a more detailed explanation of the fees and expenses payable to our Manager and its affiliates.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Offering Stage

Reimbursement of Offering Expenses — Manager	Our Manager has paid, and will continue to pay, offering expenses on our behalf in connection with the offering of our shares. We reimburse our Manager for these costs and future offering costs it may incur on our behalf.	Our organization and offering expenses as of December 31, 2017 were approximately $999,000 and we expect to incur an additional $40,000 in expenses in connection with the continuation of this offering.

Acquisition and Development Stage

Acquisition / Origination Fee — Manager or its Affiliate	Co-investors will pay up to 2.0% of any amounts funded by us, our sponsor or affiliates of our sponsor to acquire or originate real estate properties, excluding any acquisition and origination expenses and any debt attributable to such investments. To the extent we invest in commercial real estate loans, which is not expected to be our primary strategy, the borrower will pay up to 2.0% of the amount funded by us, our sponsor or affiliates of our sponsor to acquire or originate such commercial real estate loans. We are not entitled to this fee.	Paid by the co-investors, joint-venture or borrower at closing. Actual amounts are dependent upon the total equity and debt capital we raise; we cannot determine these amounts at the present time.

Reimbursement of Acquisition / Origination Expenses — Manager	We reimburse our Manager for actual expenses incurred in connection with the selection, acquisition or origination of an investment, to the extent not reimbursed by the borrower in connection with any debt investments we may make, whether or not we ultimately acquire or originate the investment.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ); we cannot determine these amounts at the present time.

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Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Operational Stage

Asset Management Fee — Manager	Quarterly asset management fee currently equal to an annualized rate of 0.85% based on our NAV at the end of each prior quarter. This rate is determined by our Manager in its sole discretion, but cannot exceed an annualized rate of 1.00%. The amount of the asset management fee may vary from time to time, and we will publicly report any changes in the asset management fee.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Reimbursement of Special Servicing Expenses – Manager or Other Party	We reimburse our Manager for actual expenses incurred on our behalf in connection with the special servicing of non-performing assets. Whether an asset is deemed to be non-performing is in the sole discretion of our Manager.	Actual amounts are dependent upon the occurrence of an asset becoming non-performing, the original value of such asset, and the results of our operations; we cannot determine these amounts at the present time.

Reimbursement of Other Operating Expenses — Manager	We reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

The expense reimbursements that we pay to our Manager also include expenses incurred by our sponsor in the performance of services under the shared services agreement between our Manager and our sponsor, including any increases in insurance attributable to the management or operation of our Company.

Liquidation/Listing Stage

Reimbursement of Equity Liquidation Expenses – Manager	We reimburse our Manager for actual expenses incurred on our behalf in connection with the liquidation of equity investments in real estate. Whether to liquidate an equity investment in real estate is in the sole discretion of our Manager.	Actual amounts are dependent upon the liquidation of a real estate asset, and the results of our operations; we cannot determine these amounts at the present time.

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Summary of Risk Factors

Investing in our common shares involves a high degree of risk. You should carefully review the “Risk Factors” section of this offering circular, beginning on page 25, which contains a detailed discussion of the material risks that you should consider before you invest in our common shares.

Conflicts of Interest

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates face include the following:

•	The asset management fee paid to our Manager is based on our NAV, which is calculated by our sponsor’s internal accountants and asset management team. Our Manager may benefit by us retaining ownership of our assets at times when our shareholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV.

•	Our sponsor’s real estate professionals acting on behalf of our Manager must determine which investment opportunities to recommend to us and other Fundrise entities. Our sponsor has previously organized, as of the date of this offering circular, the following similar programs (eREITsTM and eFundsTM):

•	Fundrise Growth eREIT II, LLC (the “Growth eREITTM II”), which was formed to originate, invest in and manage a diversified portfolio of commercial real estate properties, and which has investment objectives and strategies that are similar to ours;

•	Fundrise Real Estate Investment Trust, LLC (the “Income eREITTM”), which was formed to originate, invest in and manage a diversified portfolio of commercial real estate investments through the acquisition of commercial real estate loans;

•	Fundrise Income eREIT II, LLC (the “Income eREITTM II”), which was formed to originate, invest in and manage a diversified portfolio of commercial real estate investments through the acquisition of commercial real estate loans;

•	Fundrise Midland Opportunistic REIT, LLC (the “Heartland eREITTM”), which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Houston, TX, Dallas, TX, Austin, TX, Chicago, IL, and Denver, CO metropolitan statistical areas;

•	Fundrise West Coast Opportunistic REIT, LLC (the “West Coast eREITTM”), which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Los Angeles, CA, San Francisco, CA, San Diego, CA, Seattle, WA, and Portland, OR metropolitan statistical areas;

•	Fundrise East Coast Opportunistic REIT, LLC (the “East Coast eREITTM”), which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the states of Massachusetts, New York, New Jersey, North Carolina, South Carolina, Georgia and Florida, as well as the metropolitan statistical areas of Washington, DC and Philadelphia, PA.

•	Fundrise For-Sale Housing eFUND – Los Angeles CA, LLC (the “LA Homes eFundTM”), which was formed to acquire property for the development of for-sale housing in the Los Angeles, CA metropolitan statistical area;

•	Fundrise For-Sale Housing eFUND – Washington DC, LLC (the “DC Homes eFundTM”), which was formed to acquire property for the development of for-sale housing in the Washington, DC metropolitan statistical area; and

•	Fundrise National For-Sale Housing eFUND, LLC (the “National eFundTM”), which was formed to acquire property for the development of for-sale housing in the metropolitan statistical areas in which our sponsor is not currently sponsoring another regionally or locally focused eFundTM, or to acquire assets in such regions that are not currently the focus of another eFundTM.

These additional Fundrise Platform investment opportunities may have investment criteria that compete with us.

•	Our sponsor’s real estate professionals acting on behalf of our Manager have to allocate their time among us, our sponsor’s business and other programs and activities in which they are involved.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•	Our shareholders may only remove our Manager for “cause” following the affirmative vote of shareholders holding two-thirds of the outstanding common shares. Unsatisfactory financial performance does not constitute “cause” under the operating agreement.

•	At some future date after we have acquired a substantial investment portfolio that our Manager determines would be most effectively managed by our own personnel, we may seek shareholder approval to internalize our management by acquiring assets and employing the key real estate professionals performing services to us on behalf of our Manager for consideration that would be negotiated at that time. The payment of such consideration could result in dilution to your interest in us and could reduce the net income per share and funds from operations per share attributable to your investment. Additionally, in an internalization transaction, our sponsor’s real estate professionals that become our employees may receive more compensation than they previously received from our sponsor or its affiliates. These possibilities may provide incentives to these individuals to pursue an internalization transaction, even if an alternative strategy might otherwise be in our shareholder’s best interests.

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•	Our Manager may, without shareholder consent unless otherwise required by law, determine that we should merge or consolidate through a roll-up or other similar transaction involving other entities, including entities affiliated with our Manager, into or with such other entities.

•	As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for a board of directors or independent board committees.

Historical NAV

Below is the quarterly NAV per common share, as determined in accordance with our valuation policies, for each fiscal quarter from September 30, 2016 to June 30, 2018.

Date	NAV Per Share
September 30, 2016	$9.55
December 31, 2016	$9.60
March 31, 2017	$9.82
June 30, 2017	$10.25
September 30, 2017	$10.45
December 31, 2017	$10.46
March 31, 2018	$10.71
June 30, 2018	$11.03

Distributions

While we are under no obligation to do so, we expect that our Manager will declare and pay distributions quarterly in arrears; however, our Manager may declare other periodic distributions as circumstances dictate. In order that investors may generally begin receiving distributions immediately upon our acceptance of their subscription, we expect to authorize and declare distributions based on daily record dates.

On July 13, 2016, we paid our first distribution to shareholders for the distribution period of April 1, 2016 through June 30, 2016. In addition, our Manager has declared daily distributions for shareholders of record as of the close of business on each day for the periods as shown in the table below:

Distribution Period	Daily Distribution Amount/Common Share	Date of Declaration	Payment Date (1)	Annualized Yield (2)
04/01/16 – 04/30/16	0.0021917808	03/31/16	7/13/16	8.00%
05/01/16 – 06/30/16	0.0021917808	04/20/16	7/13/16	8.00%
07/01/16 – 09/30/16	0.0021917808	06/08/16	10/13/16	8.00%
10/01/16 – 10/31/16	0.0021917808	09/30/16	1/12/17	8.00%
01/01/17 – 03/31/17	0.0013698630	12/31/16	4/21/17	8.00	%(3)
02/09/17 – 03/31/17	0.0014504432	02/09/17	4/21/17	8.00	%(3)
04/01/17 – 06/30/17	0.0021917808	03/21/17	7/21/17	8.00%
07/01/17 – 09/30/17	0.0021917808	06/26/17	10/10/17	8.00%
10/01/17 – 12/31/17	0.0022465753	09/28/17	01/10/18	8.20%
01/01/18 – 01/31/18	0.0016438360	12/22/17	04/11/18	6.00%
02/01/18 – 02/28/18	0.0016438356	01/26/18	04/11/18	6.00%
03/01/18 – 03/31/18	0.0016438356	02/27/18	04/11/18	6.00%
04/01/18 – 04/30/18	0.0016438356	03/28/18	07/11/18	6.00%
05/01/18 – 05/31/18	0.0016438356	04/30/18	07/11/18	6.00%
06/01/18 – 06/30/18	0.0016438356	05/29/18	07/11/18	5.60%
07/01/18 – 07/31/18	0.0016438356	06/28/18	10/21/18	5.44%
08/01/18 – 08/31/18	0.0016438356	07/27/18	10/21/18	5.44%
Weighted Average	0.0018952823			6.92%

(1)	Dates presented are the dates on which the distributions were, or are, scheduled to be distributed; actual distribution dates may vary.

(2)	Annualized yield numbers represent the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.00 per share purchase price. While the Manager is under no obligation to do so, each annualized basis return assumes that the Manager would declare distributions in the future similar to the distributions for each period presented, and there can be no assurance that the Manager will declare such distributions in the future or, if declared, that such distributions would be of a similar amount.

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(3)	When taken together, the daily distribution amounts declared and/or paid for the period 01/01/17 through 03/31/17 (the “Q1 2017 Distribution Period”), and the additional daily distribution amount for the period 02/09/17 through 03/31/17 (the “Additional Q1 2017 Distribution Period”), equate to approximately 8.00% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price, for shareholders of record who held our common shares throughout the entirety of both the Q1 2017 Distribution Period and the Additional Q1 2017 Distribution Period. While our Manager is under no obligation to do so, the annualized basis return assumes that our Manager will declare distributions in the future similar to the distributions disclosed herein.

(4)	Weighted average daily distribution amount per common share is calculated as the average of the daily declared distribution amounts from April 1, 2016 through August 31, 2018.

(5)	Weighted average annualized yield is calculated as the annualized yield of the average daily distribution amount for the periods presented, using a $10.00 per share purchase price.

Any distributions we make are at the discretion of our Manager, and are based on, among other factors, our present and reasonably projected future cash flow. Distributions are paid to shareholders as of the record dates selected by the Manager. In addition, the Manager’s discretion as to the payment of distributions is limited by the REIT distribution requirements, which generally require that we make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income, computed without regard to the dividends paid deduction and excluding net capital gain. Moreover, even if we make the required minimum distributions under the REIT rules, we are subject to U.S. federal income and excise taxes on our undistributed taxable income and gains. As a result, the Manager intends to continue to make additional distributions, beyond the minimum REIT distribution, to avoid such taxes. See “Description of Our Common Shares — Distributions” and “U.S. Federal Income Tax Considerations.”

Any distributions that we make directly impacts our NAV, by reducing the amount of our assets. Our goal is to provide a reasonably predictable and stable level of current income, through quarterly or other periodic distributions, while at the same time maintaining a fair level of consistency in our NAV. Over the course of your investment, your distributions plus the change in NAV per share (either positive or negative) will produce your total return.

Our distributions generally will constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis it will be treated as gain resulting from a sale or exchange of such shares.

Borrowing Policy

We may employ conservative levels of borrowing in order to provide additional funds to support our investment activities, and, as of December 31, 2017 had no outstanding debt that was drawn down from our grid note with our sponsor. Our target portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 50-85% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During periods when we are significantly growing our portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the portfolio) in order to quickly build a diversified portfolio of assets. Our Manager may from time to time modify our leverage policy in its discretion in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. However, other than during a period when we are significantly growing our portfolio, it is our policy to not borrow more than 85% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee. See “Investment Objectives and Strategy” for more details regarding our leverage policies.

Valuation Policies

At the end of each fiscal quarter, our sponsor's internal accountants calculate our NAV per share using a process that reflects (1) estimated values of each of our commercial real estate assets and investments, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, (b) with respect to debt, default rates, discount rates and loss severity rates, (c) for properties that have development or value add plans, progress along such development or value add plan, and (d) in certain instances reports of the underlying real estate provided by an independent valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) accruals of our periodic distributions and (4) estimated accruals of our operating revenues and expenses. For joint venture or direct equity investments, the sponsor primarily relies on discounted cash flow method. Note, however, that the determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. In instances where we determine an appraisal of the real estate asset is necessary, including, but not limited to, instances where our Manager is unsure of its ability on its own to accurately determine the estimated values of our commercial real estate assets and investments, or instances where third party market values for comparable properties are either nonexistent or extremely inconsistent, we will engage an appraiser that has expertise in appraising commercial real estate assets, to act as our independent valuation expert. The independent valuation expert is not responsible for, nor for preparing, our quarterly NAV per share.

As there is no market value for our shares as they are not expected to be listed or traded, our goal is to provide a reasonable estimate of the value of our common shares on a quarterly basis, with the understanding that our common shares are not listed or traded on any stock exchange or other marketplace. However, the majority of our assets will consist of commercial real estate loans and, as with any commercial real estate valuation protocol, the conclusions reached by our sponsor’s internal asset management team or internal accountants, as the case may be, are based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets and investments. In addition, for any given quarter, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. Note, however, that the quarterly determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. As a result, the quarterly calculation of our NAV per share may not reflect the precise amount that might be paid for your shares in a market transaction, and any potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. However, to the extent quantifiable, if a material event occurs in between updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.

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Quarterly Share Price Adjustments

The current purchase price of our shares is $11.03 per share, which is the NAV per share as of June 30, 2018. The per share purchase price in this offering will be adjusted every fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date of such NAV, and investors will pay the most recent publicly announced purchase price as of the date of their subscription.

We will file with the SEC on a quarterly basis an offering circular supplement disclosing the quarterly determination of our NAV per share that is applicable for such fiscal quarter, which we refer to as the pricing supplement. We also post that fiscal quarter’s NAV on the public Fundrise Platform, www.fundrise.com. The Fundrise Platform also contains this offering circular, including any supplements and amendments. We will disclose, on a quarterly basis in an offering circular supplement filed with the SEC, the principal valuation components of our NAV. In addition, if a material event occurs in between quarterly updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.

Any subscriptions that we receive prior to the end of a fiscal quarter will be executed at a price equal to our NAV per share applicable to such fiscal quarter. See “Description of Our Common Shares—Quarterly Share Price Adjustments” for more details.

Redemption Plan

Our common shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and currently there is no intention to list our common shares. In order to provide our shareholders with some limited liquidity, we have adopted a redemption plan to enable shareholders to redeem their common shares in limited circumstances. We will not solicit redemptions under this redemption plan, other than through our offering circular and any supplements or amendments thereto disclosing our NAV per share. Shareholders desiring to request redemption of their common shares must do so of their own volition and not at our behest, invitation or encouragement. Our role in effectuating redemptions under the redemption plan will solely by ministerial.

While shareholders should view this investment as long-term, we have adopted a redemption plan whereby, on an ongoing basis, an investor has the opportunity to obtain liquidity. Our Manager has designed our redemption plan with a view towards providing investors with an initial period with which to decide whether a long-term investment in our Company is right for them. In addition, despite the illiquid nature of the assets expected to be held by our Company, our Manager believes it is best to provide the opportunity for ongoing liquidity in the event shareholders need it.

Pursuant to our redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 5,000 shares or $50,000 per each redemption request. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us.

The calculation of the redemption price will depend, in part, on whether a shareholder requests redemption within the first eighty-nine (89) days of first acquiring the shares (the “Introductory Period”) or thereafter (the “Post-Introductory Period”).

During the Introductory Period, the per share redemption price will be equal to the purchase price of the shares being redeemed reduced by (i) the aggregate sum of distributions paid with respect to such shares, rounded down to the nearest cent and (ii) the aggregate sum of distributions, if any, declared but unpaid on the shares subject to the redemption request. In other words, a shareholder would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.

During the Post-Introductory Period, the per share redemption price will be calculated based on a declining discount to the per share price for our common shares in effect at the time of the redemption request, and rounded down to the nearest cent. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us. During the Post-Introductory Period, the redemption price with respect to the common shares that are subject to the redemption request will not be reduced by the aggregate sum of distributions, if any, that have been (i) paid with respect to such shares prior to the date of the redemption request or (ii) declared but unpaid on such shares with record dates during the period between the redemption request date and the redemption date.

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Holding Period from Date of Settlement	Effective Redemption Price (as percentage of per share redemption price) (1)
Less than 90 days (Introductory Period)	100.0	%(2)(3)
90 days until 3 years	97.0	%(4)
3 years to 4 years	98.0	%(5)
4 years to 5 years	99.0	%(6)
More than 5 years	100.0	%(7)

(1)	The Effective Redemption Price will be rounded down to the nearest $0.01.
(2)	The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)	The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
(4)	For shares held at least ninety (90) days but less than three (3) years, the Effective Redemption Price includes the fixed 3% discount to the per share price for our common shares in effect at the time of the redemption request.
(5)	For shares held at least three (3) years but less than four (4) years, the Effective Redemption Price includes the fixed 2% discount to the per share price for our common shares in effect at the time of the redemption request.
(6)	For shares held at least four (4) years but less than five (5) years, the Effective Redemption Price includes the fixed 1% discount to the per share price for our common shares in effect at the time of the redemption request.
(7)	For shares held at least five (5) years, the Effective Redemption Price does not include any discount to the per share price for our common shares in effect at the time of the redemption request.

As shareholders must observe a minimum sixty (60) day waiting period following a redemption request before such request will be honored, whether a redemption request is deemed to be in the Introductory Period or the Post-Introductory Period will be determined as of the date the redemption request is made, not the date the redemption request is honored. Meaning, for example, if a redemption request is submitted during the Introductory Period, but honored after the Introductory Period, the effective redemption price will be determined using the Introductory Period methodology.

Redemption of our common shares may be requested at any time upon written request to us at least sixty (60) days prior to the redemption date; provided, however, written requests for common shares to be redeemed during the Introductory Period must be delivered to our Manager prior to the end of such shareholder's Introductory Period. Our Manager intends to provide notice of redemption by the end of the first month following the sixtieth (60th) day after the submission of the redemption request, with an effective redemption date no earlier than the sixtieth (60th) day following the submission of the redemption request, and expects to remit the redemption price within three (3) business days (but generally no more than five (5) business days) of the effective redemption date. Shareholders may withdraw their redemption request at any time prior to the redemption date.

We cannot guarantee that the funds set aside for the redemption plan will be sufficient to accommodate all requests. In the event our Manager determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the common shares for which redemption requests have been submitted during any given month, such pending requests will be honored on a pro-rata basis, if at all. In the event that not all redemptions are being honored in a given month, the redemption requests not fully honored will have the remaining amount of such redemption requests considered on the next month in which redemptions are being honored. Accordingly, all unsatisfied redemption requests will be treated as requests for redemption on the next date on which redemptions are being honored, with redemptions being processed pro-rata, if at all. If funds available for the redemption plan are not sufficient to accommodate all redemption requests on such future redemption date, common shares will be redeemed on a pro-rata basis, if at all.

We intend to limit common shareholders to one (1) redemption request outstanding at any given time, meaning that, if a common shareholder desires to request more or less shares be redeemed, such common shareholder must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”. For investors who hold common shares with more than one record date, redemption requests will be applied to such common shares in the order in which they settled, on a last in first out basis – meaning, those common shares that have been continuously held for the shortest amount of time will be redeemed first. In addition, we intend limit individual redemption requests to the lesser of 5,000 shares or $50,000 per each redemption request, which may effect whether the entirety of a redemption request will be considered to be in the “Introductory Period” or “Post-Introductory Period”.

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In accordance with the SEC’s current guidance on redemption plans, we intend to limit redemptions in any calendar month to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is less than or equal to 0.5% of the NAV of all of our outstanding shares as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is 1.25% of the NAV of all of our outstanding shares as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our Manager may elect to increase or decrease the amount of common shares available for redemption in any given month or quarter, as these commercial real estate assets are paid off or sold, but we do not intend to redeem more than 5.00% of the common shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem common shares under the redemption plan.

In addition, our Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT for U.S. federal income tax purposes, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, and post such information on the Fundrise Platform to disclose such amendment. Our Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT for U.S. federal income tax purposes. Therefore, you may not have the opportunity to make a redemption request prior to any potential termination of our redemption plan.

Please refer to the section entitled “Description of Our Common Shares—Redemption Plan” for more information.

Liquidity Event

Subject to then existing market conditions, we may consider alternatives to our liquidation as a means for providing liquidity to our shareholders within approximately five to seven years from the completion of our initial offering (December 6, 2016). While we expect to seek a liquidity transaction in this time frame, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame. Our Manager has the discretion to consider a liquidity transaction at any time if it determines such event to be in our best interests. A liquidity transaction could consist of a sale or partial sale of our assets, a sale or merger of the Company, a consolidation transaction with other companies managed by our Manager or its affiliates, a listing of our shares on a national securities exchange or a similar transaction. We do not have a stated term, as we believe setting a finite date for a possible, but uncertain future liquidity transaction may result in actions that are not necessarily in the best interest or within the expectations of our shareholders.

Voting Rights

Our common shareholders have voting rights only with respect to certain matters, primarily relating to amendments to our operating agreement that would adversely change the rights of the common shares, and removal of our Manager for “cause”. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders. Our shareholders do not elect or vote on our Manager, and, unlike the holders of common shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business. For additional information, see “Description of Our Common Shares—Voting Rights.”

Other Governance Matters

Other than the limited shareholder voting rights described above, our operating agreement vests most other decisions relating to our assets and to the business of our Company, including decisions relating to acquisitions, originations and dispositions, the engagement of asset managers, the issuance of securities in our Company including additional common shares, mergers, dispositions, roll-up transactions, and other decisions relating to our business, in our Manager. See “Management” for more information about the rights and responsibilities of our Manager.

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Investment Company Act Considerations

We intend to conduct our operations so that neither we, nor any of our subsidiaries, is required to register as investment companies under the Investment Company Act of 1940, as amended, or the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries.

We intend to, directly or through our subsidiaries, originate, invest in and manage a diversified portfolio of commercial real estate investments. We expect to use substantially all of the net proceeds from this offering to originate, acquire and structure a diversified portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate-related debt securities and other real estate-related assets.

We will monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act.

The securities issued by any wholly-owned or majority-owned subsidiary that we may form and that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis.

The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

We believe that neither we nor certain of our subsidiaries will be considered investment companies for purposes of Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being primarily engaged in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

Certain of our subsidiaries may also rely upon the exclusion from the definition of investment company under Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate”, which we refer to as “qualifying real estate interests”, and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets”.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors—Risks related to Our Organizational Structure—Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely affect our operations.”

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RISK FACTORS

An investment in our common shares involves substantial risks. You should carefully consider the following risk factors in addition to the other information contained in this offering circular before purchasing shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

Risks Related to an Investment in Fundrise Equity REIT, LLC

We have a limited prior operating history, and the prior performance of our sponsor or other real estate investment opportunities sponsored by our sponsor may not predict our future results.

We have a limited operating history. You should not assume that our performance will be similar to the past performance of our sponsor or other real estate investment opportunities sponsored by our sponsor. Our limited operating history significantly increases the risk and uncertainty you face in making an investment in our shares.

Because no public trading market for your shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price.

Our operating agreement does not require our Manager to seek shareholder approval to liquidate our assets by a specified date, nor does our operating agreement require our Manager to list our shares for trading on a national securities exchange by a specified date. There is no public market for our shares and we currently have no plans to list our shares on a stock exchange or other trading market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our operating agreement prohibits the ownership of more than 9.8% in value or number of our shares, whichever is more restrictive, or more than 9.8% in value or number of our common shares, whichever is more restrictive, unless exempted by our Manager, which may inhibit large investors from purchasing your shares. In its sole discretion, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity or to preserve our status as a REIT, our Manager could amend, suspend or terminate our redemption plan without notice. Further, the redemption plan includes numerous restrictions that would limit your ability to sell your shares. We describe these restrictions in more detail under “Description of Our Common Shares —Redemption Plan.” Therefore, it will be difficult for you to redeem and/or sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

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If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our Manager in the acquisition of our investments and the ability of our Manager to source investment opportunities for us. The more money we raise in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. We cannot assure you that our Manager will be successful in obtaining suitable investments on financially attractive terms or that, if our Manager makes investments on our behalf, our objectives will be achieved. If we, through our Manager, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term assets in a manner that is consistent with our qualification as a REIT. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return will be reduced.

Although our distribution policy is to use our cash flow from operations to make distributions, our organization documents permit us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. We have not placed a cap on the use of proceeds to fund distributions. If we pay distributions from sources other than our cash flow from operations, we will have less cash available for investments, we may have to reduce our distribution rate, our NAV may be negatively impacted and stockholders’ overall return may be reduced.

Future disruptions in the financial markets or deteriorating economic conditions could adversely impact the commercial real estate market as well as the market for equity-related investments generally, which could hinder our ability to implement our business strategy and generate returns to you.

We intend to continue to originate and acquire a diversified portfolio of commercial real estate equity investments. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate debt securities and other real estate-related assets. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. Economic conditions greatly increase the risks of these investments (see “— Risks Related to Our Investments”). The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed by an economic slowdown and downturn in real estate asset values, property sales and leasing activities. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can reduce volumes for many of our business lines. These economic conditions could result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales, leases and mortgage brokerage as well as revenues associated with investment management and/or development activities. In addition, these conditions could lead to a decline in property sales prices as well as a decline in funds invested in existing commercial real estate assets and properties planned for development.

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Future disruptions in the financial markets or deteriorating economic conditions may also impact the market for our investments and the volatility of our investments. The returns available to investors in our targeted investments are determined, in part, by: (i) the supply and demand for such investments and (ii) the existence of a market for such investments, which includes the ability to sell or finance such investments. During periods of volatility, the number of investors participating in the market may change at an accelerated pace. If either demand or liquidity increases, the cost of our targeted investments may increase. As a result, we may have fewer funds available to make distributions to investors.

During an economic downturn, it may also take longer for us to dispose of real estate investments or the selling prices may be lower than originally anticipated. As a result, the carrying value of our real estate investments may become impaired and we could record losses as a result of such impairment or we could experience reduced profitability related to declines in real estate values. Further, as a result of our target leverage, our exposure to adverse general economic conditions is heightened.

These negative general economic conditions could reduce the overall amount of sale and leasing activity in the commercial real estate industry, and hence the demand for our services. We are unable to predict the likely duration and severity of disruptions in financial markets and adverse economic conditions in the United States and other countries. Our revenues and profitability depend on the overall demand for our services from our clients. While it is possible that the increase in the number of distressed sales and resulting decrease in asset prices will eventually translate to greater market activity, an overall reduction in sales transaction volume could materially and adversely impact our business.

All of the factors described above could adversely impact our ability to implement our business strategy and make distributions to our investors and could decrease the value of an investment in us. In addition, in an extreme deterioration of our business, we could have insufficient liquidity to meet our debt service obligations when they come due in future years. If we fail to meet our payment or other obligations under our credit agreement, the lenders under the agreement will be entitled to proceed against the collateral granted to them to secure the debt owed.

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on your investment.

We rely upon our Manager’s real estate professionals, including Mr. Benjamin S. Miller, its Co-Founder and Chief Executive Officer, to identify suitable investments. Our sponsor and other Fundrise entities also rely on Mr. Miller for investment opportunities. To the extent that our Manager’s real estate and professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution.

Additionally, the current market for properties that meet our investment objectives is highly competitive, as is the leasing market for such properties. The more shares we sell in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. Except for investments that may be described in supplements to this offering circular prior to the date you subscribe for our shares, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the oversight and management ability of our Manager and the performance of any property manager. We cannot be sure that our Manager will be successful in obtaining suitable investments on financially attractive terms.

We could also suffer from delays in locating suitable investments as a result of our reliance on our Manager at times when its officers, employees, or agents are simultaneously seeking to locate suitable investments for other Fundrise sponsored programs, some of which have investment objectives and employ investment strategies that are similar to ours. Furthermore, where we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the receipt of distributions attributable to those particular properties.

Delays we encounter in the selection and origination of income-producing loans and other assets would likely limit our ability to pay distributions to our shareholders and lower their overall returns. Similar concerns arise when there are prepayments, maturities or sales of our investments. See “—Prepayments can adversely affect the yields on our investments” below.

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You may be more likely to sustain a loss on your investment because our sponsor does not have as strong an economic incentive to avoid losses as do sponsors who have made significant equity investments in their companies.

Fundrise, LP, an affiliate of our sponsor, and our sponsor have only invested approximately $200,000 in us through the purchase of 20,000 of our common shares at $10.00 per share. Therefore, if we are successful in raising enough proceeds to be able to reimburse our sponsor for our offering expenses, our sponsor will have little exposure to loss in the value of our shares. Without this exposure, our investors may be at a greater risk of loss because our sponsor does not have as much to lose from a decrease in the value of our shares as do those sponsors who make more significant equity investments in their companies.

Because we are limited in the amount of funds we can raise, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.

This offering is being made on a “best efforts” basis. Further, under Regulation A, we are only allowed to raise up to $50 million in any 12-month period (although we may raise capital in other ways). We expect the size of the investments that we make on average about $1.0 million to $5.0 million per asset. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a diversified portfolio of investments, even if we are successful in raising the maximum offering amount. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Any adverse changes in our sponsor’s financial health or our relationship with our sponsor or its affiliates could hinder our operating performance and the return on your investment.

Our Manager manages our operations and our portfolio of commercial real estate equity investments and other select real estate-related assets. Our Manager has no employees, and utilizes our sponsor’s personnel to perform services on its behalf for us. Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our sponsor and its affiliates as well as our sponsor’s real estate professionals in the identification and acquisition or origination of investments, the management of our assets and operation of our day-to-day activities. Any adverse changes in our sponsor’s financial condition or our relationship with our sponsor could hinder our Manager’s ability to successfully manage our operations and our portfolio of investments.

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Any adverse changes in our Manager’s financial health could result in our Manager being unable to fund its liquidation support commitment, which could adversely impact our operating performance and the return on your investment.

Due to the fact that we currently have limited assets, revenues and operating history, there can be no guarantee that the liquidating distribution will be profitable to investors. To mitigate the effect of our lack of assets, revenue and operating history, our Manager has entered into an agreement to make a payment to us of up to $500,000 if the distributions we pay upon liquidation (together with any distributions made prior to liquidation) are less than a 20% average annual non-compounded return.

In the event that our Manager’s financial condition suffers and it has insufficient cash from operations to meet its obligations, it may need to borrow money or use unrestricted cash in order to satisfy this commitment to us. If our Manager is unable to obtain financing and cannot satisfy this commitment to us, or in the event of the removal of our Manager, which would result in the termination of any obligations of our Manager to provide liquidation support payments to us, we would not have this source of capital available to us and our ability to pay our target liquidating distributions to shareholders would be adversely impacted.

Our ability to implement our investment strategy is dependent, in part, upon our ability to successfully conduct this offering through the Fundrise Platform, which makes an investment in us more speculative.

We will continue to conduct this offering primarily through the Fundrise Platform, which is owned by Fundrise, LLC. Only a limited number of real estate investment opportunities have been offered through the Fundrise Platform prior to this offering. Our sponsor has sponsored other real estate investment opportunities under other formats prior to this offering, but this is one of the first REIT offerings being offered through the Fundrise Platform. The success of this offering, and our ability to implement our business strategy, is dependent upon our ability to sell our shares to investors through the Fundrise Platform. If we are not successful in selling our shares through the Fundrise Platform, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, you could lose all or a part of your investment.

If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.

Although we presently intend to complete a transaction providing liquidity to shareholders within approximately five to seven years from the completion of our initial offering (December 6, 2016), our operating agreement does not require our Manager to pursue such a liquidity transaction. Market conditions and other factors could cause us to delay the listing of our shares on a national securities exchange or delay the commencement of a liquidation or other type of liquidity transaction, such as a merger or sale of assets, beyond five to seven years from the termination of this offering. If our Manager does determine to pursue a liquidity transaction, we would be under no obligation to conclude the process within a set time. If we adopt a plan of liquidation, the timing of the sale of assets will depend on real estate and financial markets, economic conditions in areas in which properties are located, and federal income tax effects on shareholders, that may prevail in the future. We cannot guarantee that we will be able to liquidate all assets. After we adopt a plan of liquidation, we would likely remain in existence until all our investments are liquidated. If we do not pursue a liquidity transaction, or delay such a transaction due to market conditions, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and could suffer losses on your investment.

We may change our targeted investments and investment guidelines without shareholder consent.

Our Manager may change our targeted investments and investment guidelines at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this offering circular. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common shares and our ability to make distributions to you.

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The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online real estate platforms that compete with the Fundrise Platform. This market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase volume on the Fundrise Platform.

Competition could result in reduced volumes, reduced fees or the failure of the Fundrise Platform to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, in the future we and the Fundrise Platform may experience new competition from more established internet companies possessing large, existing customer bases, substantial financial resources and established distribution channels. If any of these companies or any major financial institution decided to enter the online investment business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Larger real estate programs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable properties may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns. The online real estate investing industry is driven by constant innovation. If we or the Fundrise Platform are unable to compete with such companies and meet the need for innovation, the demand for the Fundrise Platform could stagnate or substantially decline.

We rely on third-party banks and on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the corresponding project loans may be adversely affected.

We and the Fundrise Platform rely on third-party and FDIC-insured depository institutions to process our transactions, including payments of equity investments and distributions to our shareholders. Under the Automated Clearing House (ACH) rules, if we experience a high rate of reversed transactions (known as “chargebacks”), we may be subject to sanctions and potentially disqualified from using the system to process payments. The Fundrise Platform also relies on computer hardware purchased and software licensed from third parties. This purchased or licensed hardware and software may be physically located off-site, as is often the case with “cloud services.” This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If the Fundrise Platform cannot continue to obtain such services elsewhere, or if it cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive distributions will be delayed or impaired.

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If our Manager fails to retain its key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our Manager’s ability to attract and retain key personnel. Our future also depends on the continued contributions of the executive officers and other key personnel of our Manager, each of whom would be difficult to replace. In particular, the Founder/Chief Executive Officer Benjamin S. Miller of our parent company and sponsor, Rise Companies Corp., who is the Chief Executive Officer of our Manager, is critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Benjamin S. Miller or other executive officers or key personnel of our Manager and the process to replace any of our Manager’s key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Employee misconduct and unsubstantiated allegations against us and misconduct by employees of our sponsor could expose us to significant reputational harm.

We are vulnerable to reputational harm, as we operate in an industry where integrity and the confidence of our investors is of critical importance. If an employee of our sponsor or its affiliates were to engage in illegal or suspicious activities, or if unsubstantiated allegations are made against us or our sponsor by such employees, stockholders or others, our sponsor and we may suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities or allegations), financial position, relationships with key persons and companies in the real estate market, and our ability to attract new investors. Our business often requires that we deal with confidential information. If employees of our sponsor were to improperly use or disclose this information, we could suffer serious harm to our reputation, financial position and current and future business relationships.

It is not always possible to deter employee misconduct, and the precautions our sponsor takes to detect and prevent this activity may not be effective in all cases. Misconduct by our sponsor’s employees, or even unsubstantiated allegations of misconduct, could subject our sponsor and us to regulatory sanctions and result in an adverse effect on our reputation and our business.  See “Management—Recent Developments Regarding our Manager’s Executive Officers.”

If our techniques for managing risk are ineffective, we may be exposed to unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to unanticipated losses in our net asset value and therefore a reduction in our revenues.

This offering is focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of this offering, and we may not raise adequate capital to implement our business strategy.

Our common shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, or (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year) and (ii) all other investors so long as their investment in the particular issuer does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, we intend to continue to offer and sell our common shares only to those investors that are within the latter category (i.e., investors whose investment in our common shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.”  Therefore, our investor base and our target investor base inherently consists of persons that may not have the high net worth or income that investors in a traditional initial public offerings have, where the investor base is typically composed of “accredited investors.”

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Our reliance on attracting investors that may not meet the net worth or income requirements of “accredited investors” carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than “accredited investors,” which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our annual goal of raising $50,000,000 in this offering. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this offering, and a larger investor base involves increased transaction costs, which will increase our expenses.

Risks Related to our Sponsor and the Fundrise Platform

Our sponsor is a development stage company with limited operating history and no profits to date. As a company in the early stages of development, our sponsor faces increased risks, uncertainties, expenses and difficulties.

Our sponsor has a limited operating history. In order for us to be successful, the volume of investments originated through the Fundrise Platform will need to increase, which will require our sponsor to increase its facilities, personnel and infrastructure to accommodate the greater obligations and demands on the Fundrise Platform. The Fundrise Platform is dependent upon the website to maintain current listings and transactions in real estate-related assets. Our sponsor also expects to constantly update its software and website, expand its customer support services and retain an appropriate number of employees to maintain the operations of the Fundrise Platform. If our business grows substantially, our sponsor may need to make significant new investments in personnel and infrastructure to support that growth. If our sponsor is unable to increase the capacity of the Fundrise Platform and maintain the necessary infrastructure, or if our sponsor is unable to make significant investments on a timely basis or at reasonable costs, you may experience delays in receipt of distributions on our common shares, periodic downtime of the Fundrise Platform or other disruptions to our business and operations.

Our sponsor will need to raise substantial additional capital to fund its operations, and if it fails to obtain additional funding, it may be unable to continue operations.

Prior to January 2017, our sponsor had funded substantially all of its operations with proceeds from private financings from individual investors. On January 31, 2017, our sponsor began an initial offering of shares of its class B common stock to the public. As of December 31, 2017, our sponsor had raised approximately $18.3 million through such equity offering. To continue the development of the Fundrise Platform, our sponsor will require substantial additional funds. To meet such financing requirements in the future, our sponsor may raise funds through equity offerings, debt financings or strategic alliances. Raising additional funds may involve agreements or covenants that restrict our sponsor’s business activities and options. Additional funding may not be available to it on favorable terms, or at all. If our sponsor is unable to obtain additional funds for the operation of the Fundrise Platform, it may be forced to reduce or terminate its operations, which may adversely affect our business and results of operations.

Our sponsor is currently incurring net losses and expects to continue incurring net losses in the future.

Our sponsor is currently incurring net losses and expects to continue incurring net losses in the future. Its failure to become profitable could impair the operations of the Fundrise Platform by limiting its access to working capital to operate the Fundrise Platform. In addition, our sponsor expects its operating expenses to increase in the future as it expands its operations. If our sponsor’s operating expenses exceed its expectations, its financial performance could be adversely affected. If its revenue does not grow to offset these increased expenses, our sponsor may never become profitable. In future periods, our sponsor may not have any revenue growth, or its revenue could decline.

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If our sponsor were to enter bankruptcy proceedings, the operation of the Fundrise Platform and the activities with respect to our operations and business would be interrupted and subscription proceeds held in a segregated account may be subject to the bankruptcy.

If our sponsor were to enter bankruptcy proceedings or cease operations, we would be required to find other ways to meet obligations regarding our operations and business. Such alternatives could result in delays in the disbursement of distributions or the filing of reports or could require us to pay significant fees to another company that we engage to perform services for us.

If the security of our investors’ confidential information stored in our sponsor’s systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen.

The Fundrise Platform may store investors’ bank information and other personally-identifiable sensitive data. The Fundrise Platform is hosted in data centers that are compliant with payment card industry security standards and the website uses daily security monitoring services provided by Symantec Corporation. However, any accidental or willful security breach or other unauthorized access could cause your secure information to be stolen and used for criminal purposes, and you would be subject to increased risk of fraud or identity theft. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, the Fundrise Platform and its third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our investors and real estate companies to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, resulting in the potential loss of investors and adverse effect on the value of your investment in us.

Any significant disruption in service on the Fundrise Platform or in its computer systems could reduce the attractiveness of the Fundrise Platform and result in a loss of users.

If a catastrophic event resulted in a platform outage and physical data loss, the Fundrise Platform’s ability to perform its functions would be adversely affected. The satisfactory performance, reliability, and availability of our sponsor’s technology and its underlying hosting services infrastructure are critical to our sponsor’s operations, level of customer service, reputation and ability to attract new users and retain existing users. Our sponsor’s hosting services infrastructure is provided by a third party hosting provider (the “Hosting Provider”). Our sponsor also maintains a backup system at a separate location that is owned and operated by a third party. The Hosting Provider does not guarantee that users’ access to the Fundrise Platform will be uninterrupted, error-free or secure. Our sponsor’s operations depend on the Hosting Provider’s ability to protect its and our sponsor’s systems in its facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our sponsor’s arrangement with the Hosting Provider is terminated, or there is a lapse of service or damage to its facilities, our sponsor could experience interruptions in its service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our sponsor’s service, whether as a result of an error by the Hosting Provider or other third-party error, our sponsor’s own error, natural disasters or security breaches, whether accidental or willful, could harm our ability to perform any services for corresponding project investments or maintain accurate accounts, and could harm our sponsor’s relationships with users of the Fundrise Platform and our sponsor’s reputation. Additionally, in the event of damage or interruption, our sponsor’s insurance policies may not adequately compensate our sponsor for any losses that we may incur. Our sponsor’s disaster recovery plan has not been tested under actual disaster conditions, and it may not have sufficient capacity to recover all data and services in the event of an outage at a facility operated by the Hosting Provider. These factors could prevent us from processing or posting payments on the corresponding investments, damage our sponsor’s brand and reputation, divert our sponsor’s employees’ attention, and cause users to abandon the Fundrise Platform.

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We do not own the Fundrise name, but were granted a license by our sponsor to use the Fundrise name. Use of the name by other parties or the termination of our license agreement may harm our business.

We have entered into a license agreement with our sponsor pursuant to which our sponsor has granted us a non-exclusive, royalty-free license to use the name “Fundrise.” Under this agreement, we will have a right to use the “Fundrise” name as long as our Manager continues to manage us. Our sponsor has retained the right to continue using the “Fundrise” name. Our sponsor is not precluded from licensing or transferring the ownership of the “Fundrise” name to third parties, some of whom may compete against us. Consequently, we will be unable to prevent any damage to the goodwill associated with our name that may occur as a result of the activities of our sponsor or others related to the use of our name. Furthermore, in the event the license agreement is terminated, we will be required to change our name and cease using the “Fundrise” name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business.

Risks Related to Compliance and Regulation

We intend to continue to offer our common shares pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our common shares less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we are subject to scaled disclosure and reporting requirements, which may make our common shares less attractive to investors as compared to a traditional initial public offering, which may make an investment in our common shares less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our common shares, we may be unable to raise the necessary funds necessary to commence operations, or to develop a diversified portfolio of real estate investments, which could severely affect the value of our common shares.

Under Section 107 of the JOBS Act, we are permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standard that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with all public accounting standards.

Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering on Form S-11.

Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $50 million in any 12-month period under Regulation A (although we may raise capital in other ways), we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we do not need to provide a report on the effectiveness of our internal controls over financial reporting, and we are exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely affect our operations.

We intend to continue to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries.

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We intend to, directly or through our subsidiaries, originate, invest in and manage a diversified portfolio of commercial real estate investments. We expect to use substantially all of the net proceeds from this offering to originate, acquire and structure a diversified portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate-related debt securities and other real estate-related assets.

In connection with the Section 3(a)(1)(C) analysis, the determination of whether an entity is a majority-owned subsidiary of our Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Certain of our subsidiaries may rely on the exclusion provided by Section 3(c)(5)(C) under the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act is designed for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 55% of the entity’s assets on an unconsolidated basis consist of qualifying real estate assets and at least 80% of the entity’s assets consist of qualifying real estate assets or real estate-related assets. These requirements limit the assets those subsidiaries can own and the timing of sales and purchases of those assets.

To classify the assets held by our subsidiaries as qualifying real estate assets or real estate-related assets, we rely on no-action letters and other guidance published by the SEC staff regarding those kinds of assets, as well as upon our analyses (in consultation with outside counsel) of guidance published with respect to other types of assets. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. In fact, in August 2011, the SEC published a concept release in which it asked for comments on this exclusion from regulation. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon our exemption from the need to register or exclusion under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could further inhibit our ability to pursue the strategies that we have chosen.

Furthermore, although we intend to monitor the assets of our subsidiaries regularly, there can be no assurance that our subsidiaries will be able to maintain their exclusion from registration. Any of the foregoing could require us to adjust our strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our common shares, the sustainability of our business model and our ability to make distributions.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	restrictions on leverage or senior securities;

•	restrictions on unsecured borrowings;

•	prohibitions on transactions with affiliates; and

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•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our shareholders could be materially adversely affected.

We are not subject to the banking regulations of any state or federal regulatory agency.

We are not subject to the periodic examinations to which commercial banks and other thrift institutions are subject. Consequently, our financing decisions and our decisions regarding establishing loan loss reserves are not subject to periodic review by any governmental agency. Moreover, we are not subject to regulatory oversight relating to our capital, asset quality, management or compliance with laws.

Recent legislative and regulatory initiatives have imposed restrictions and requirements on financial institutions that could have an adverse effect on our business.

The financial industry is becoming more highly regulated. There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds. Such investigations may impose additional expenses on us, may require the attention of senior management of our Manager and may result in fines if we are deemed to have violated any regulations.

As Internet commerce develops, federal and state governments may adopt new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our and the Fundrise Platform’s business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to our business. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could negatively impact our ability to acquire commercial real estate equity investments and other real estate investments. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of raising capital, which would adversely affect the viability of the Fundrise Platform.

Laws intended to prohibit money laundering may require Fundrise to disclose investor information to regulatory authorities.

The Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with anti-money laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled investment vehicles to enact anti-money laundering policies. It is possible that there could be promulgated legislation or regulations that would require Fundrise or its service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require us to implement additional restrictions on the transfer of our common shares to comply with such legislation and/or regulations. We reserve the right to request such information as is necessary to verify the identity of prospective shareholders and the source of the payment of subscription monies, or as is necessary to comply with any customer identification programs required by FinCEN and/or the SEC. In the event of delay or failure by a prospective shareholder to produce any information required for verification purposes, an application for, or transfer of, our common shares may be refused. We do not have the ability to reject a transfer of our common shares where all necessary information is provided and any other applicable transfer requirements, including those imposed under the transfer provisions of our operating agreement, are satisfied.

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Risks Related to Conflicts of Interest

There are conflicts of interest between us, our Manager and its affiliates.

Our Manager’s executive officers, including our Manager’s Chief Executive Officer, Benjamin S. Miller, are principals in the Manager’s parent company, Rise Companies Corp., which provides asset management and other services to our Manager and us. Prevailing market rates are determined by Management based on industry standards and expectations of what Management would be able to negotiate with a third party on an arm’s length basis. All of the agreements and arrangements between such parties, including those relating to compensation, are not the result of arm’s length negotiations. Some of the conflicts inherent in the Company’s transactions with the Manager and its affiliates, and the limitations on such parties adopted to address these conflicts, are described below. The Company, Manager and their affiliates try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have negative impact on the our financial performance and, consequently, on distributions to shareholders and the value of our common shares. We have adopted a conflicts of interest policy and certain conflicts will be reviewed by the Independent Representative (defined below). See “Conflicts of Interest—Certain Conflict Resolution Measures—Independent Representative” and “—Our Policies Relating to Conflicts of Interest”.

Our Manager faces a conflict of interest because the asset management fee it receives for services performed for us is based on our NAV, which employees of our sponsor, the parent company of our Manager, are ultimately responsible for determining.

Our Manager, a wholly-owned subsidiary of our sponsor, is paid an asset management fee, which is based on our NAV as calculated by our sponsor’s internal accountants and asset management team. The calculation of our NAV involves certain subjective judgments with respect to estimating, for example, the value of our commercial real estate assets and investments and accruals of our operating revenues and expenses, and therefore, our NAV may not correspond to the realizable value upon a sale of those assets. Because the calculation of NAV involves subjective judgment, there can be no assurance that the estimates used by our sponsor’s internal accountants and asset management team to calculate our NAV, or the resulting NAV, will be identical to the estimates that would be used, or the NAV that would be calculated, by an independent consultant. In addition, our Manager may benefit by us retaining ownership of our assets at times when our shareholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV. Finally, the determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions.

The interests of the Manager, the principals and its other affiliates may conflict with your interests.

The operating agreement provides our Manager with broad powers and authority which may result in one or more conflicts of interest between your interests and those of the Manager, the principals and its other affiliates. This risk is increased by the Manager being controlled by Benjamin Miller, who is a principal in our sponsor and who participates, or expects to participate, directly or indirectly in other offerings by our sponsor and its affiliates. Potential conflicts of interest include, but are not limited to, the following:

•	the Manager, the principals and/or its other affiliates are offering, and may continue to originate and offer other real estate investment opportunities, including additional equity offerings similar to this offering, primarily through the Fundrise Platform, and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;

•	the Manager, the principals and/or its other affiliates are not required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits return fees or compensation from any other business owned and operated by the Manager, the principals and/or its other affiliates for their own benefit;

•	we may engage the Manager or affiliates of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with third party on an arm’s length basis; and

•	the Manager, the principals and/or its other affiliates are not required to devote all of their time and efforts to our affairs.

We have agreed to limit remedies available to us and our shareholders for actions by our Manager that might otherwise constitute a breach of duty.

Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our shareholders. Accordingly, we and our shareholders only have recourse and are able to seek remedies against our Manager to the extent it breaches its obligations pursuant to our operating agreement. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities. These provisions are detrimental to shareholders because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties. By purchasing our common shares, you will be treated as having consented to the provisions set forth in the operating agreement. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the operating agreement because of our desire to maintain our ongoing relationship with our Manager.

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Risks Related to Our Investments

Our commercial real estate and real estate-related assets are subject to the risks typically associated with real estate.

Our commercial real estate and real estate-related assets are subject to the risks typically associated with real estate. The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and real estate conditions;

•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental conditions affecting properties; and

•	the potential for uninsured or underinsured property losses.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.

In addition, our commercial real estate loans and other debt-related assets will generally be directly or indirectly secured by a lien on real property that, upon the occurrence of a default on the loan, could result in our acquiring ownership of the property. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination of those loans. If the values of the mortgaged properties drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Our investments in commercial real estate-related debt securities may be similarly affected by real estate property values.

These factors may have a material adverse effect on the value that we can realize from our assets.

The actual rents we receive for the properties in our portfolio may be less than estimated market rents, and we may experience a decline in realized rental rates from time to time, which could adversely affect our financial condition, results of operations and cash flow.

As a result of potential factors, including competitive pricing pressure in our markets, a general economic downturn and the desirability of our properties compared to other properties in our markets, we may be unable to realize our estimated market rents across the properties in our portfolio. In addition, depending on market rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases. If we are unable to obtain sufficient rental rates across our portfolio, then our ability to generate cash flow growth will be negatively impacted.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties.

A property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution to our shareholders. In addition, the resale value of the property could be diminished because the market value of our properties will depend principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction in the resale value of a property could also reduce the value of our shareholders’ investment.

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Further, a decline in general economic conditions in the markets in which our investments are located or in the U.S. generally could lead to an increase in tenant defaults, lower rental rates and less demand for commercial real estate space in those markets. As a result of these trends, we may be more inclined to provide leasing incentives to our tenants in order to compete in a more competitive leasing environment. Such trends may result in reduced revenue and lower resale value of properties, which may reduce your return.

We may enter into long-term leases with tenants in certain properties, which may not result in fair market rental rates over time.

We may enter into long-term leases with tenants of certain of our properties, or include renewal options that specify a maximum rate increase. These leases would provide for rent to increase over time; however, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of these long-term leases at levels such that, even after contractual rent increases, the rent under our long-term leases is less than then-current market rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our cash available for distribution could be lower than if we did not enter into long-term leases.

Certain property types or portfolios of such properties that we acquire may not have efficient alternative uses and we may have difficulty leasing them to new tenants and/or have to make significant capital expenditures to them to do so.

Certain property types, such as industrial properties, can be difficult to lease to new tenants, should the current tenant terminate or choose not to renew its lease. These properties generally have received significant tenant-specific improvements and only very specific tenants may be able to use such improvements, making the properties very difficult to re-lease in their current condition. Additionally, an interested tenant may demand that, as a condition of executing a lease for the property, we finance and construct significant improvements so that the tenant could use the property. This expense may decrease cash available for distribution, as we likely would have to (i) pay for the improvements up-front or (ii) finance the improvements at potentially unattractive terms.

Any retail tenants we may have will face competition from numerous retail channels and retail tenants may be disproportionately affected by current economic conditions. These events could reduce our profitability at any retail properties we acquire and affect our ability to pay distributions.

Retailers face continued competition from discount or value retailers, factory outlet centers, wholesale clubs, mail order catalogues and operators and television shopping networks. In addition, improvements in technology and faster delivery speeds have spurred the increased popularity of shopping via the Internet. As a result, the “brick and mortar” retail industry is facing lower demand, reductions in sales revenues and increased bankruptcies throughout the United States. Such conditions could adversely affect any retail tenants we may have and, consequently, our funds available for distribution.

We depend on tenants for our revenue, and lease defaults or terminations could reduce our net income and limit our ability to make distributions to our shareholders.

The success of our investments materially depends on the financial stability of our tenants. A default or termination by a tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure, if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a tenant defaults on or terminates a lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to you.

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To the extent we acquire retail properties, our revenue will be significantly impacted by the success and economic viability of our retail anchor tenants. Our reliance on a single tenant or significant tenants in certain buildings may decrease our ability to lease vacated space and adversely affect the returns on our shareholders’ investment.

In the retail sector, a tenant occupying all or a large portion of the gross leasable area of a retail center, commonly referred to as an anchor tenant, may become insolvent, may suffer a downturn in business and default on or terminate its lease, or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us from that tenant and would adversely affect our financial condition. A lease termination by an anchor tenant could result in lease terminations or reductions in rent by other tenants whose leases may permit cancellation or rent reduction if an anchor tenant’s lease is terminated. In such event, we may be unable to re-lease the vacated space. Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor tenant could also allow other tenants, under the terms of their respective leases, to make reduced rental payments or to terminate their leases. In the event that we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to renovate and subdivide the space to be able to re-lease the space to more than one tenant.

We have no established investment criteria limiting the geographic concentration of our investments in commercial real estate and real estate-related assets. If our investments are concentrated in an area that experiences adverse economic conditions, our investments may lose value and we may experience losses.

Certain of our investments in commercial real estate and real estate-related assets may be in one geographic location or secured by a single property or properties in one geographic location. These investments may carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments. As a result, our investments may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral.

Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.

From time to time we may acquire unimproved real property or properties that are under development or construction. Investments in such properties are subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we are subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer. In addition, to the extent we make or acquire loans to finance construction or renovation projects, risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we make or acquire may materially adversely affect our investment.

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Actions of any joint venture partners that we may have in the future could reduce the returns on joint venture investments and decrease our shareholders’ overall return.

We may enter into joint ventures to acquire properties and other assets. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;

•	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	that disputes between us and our co-venturer, co-tenant or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of your investment.

Costs imposed pursuant to governmental laws and regulations may reduce our net income and the cash available for distributions to our shareholders.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our shareholders.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

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We continue to expect that all of our properties will be subject to Phase I environmental assessments at the time they are acquired; however, such assessments may not provide complete environmental histories due, for example, to limited available information about prior operations at the properties or other gaps in information at the time we acquire the property. A Phase I environmental assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property. If any of our properties were found to contain hazardous or toxic substances after our acquisition, the value of our investment could decrease below the amount paid for such investment. In addition, real estate-related investments in which we invest may be secured by properties with recognized environmental conditions. Where we are secured creditors, we will attempt to acquire contractual agreements, including environmental indemnities, that protect us from losses arising out of environmental problems in the event the property is transferred by foreclosure or bankruptcy; however, no assurances can be given that such indemnities would fully protect us from responsibility for costs associated with addressing any environmental problems related to such properties.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

Our properties may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce our net income and the amount of cash available for distributions to you.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our shareholders’ investment.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incur a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to you.

In addition, insurance may not cover all potential losses on properties underlying mortgage loans that we may originate or acquire, which may impair our security and harm the value of our assets. We require that each of the borrowers under our mortgage loan investments obtain comprehensive insurance covering the mortgaged property, including liability, fire and extended coverage. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes that may be uninsurable or not economically insurable. We may not require borrowers to obtain terrorism insurance if it is deemed commercially unreasonable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the mortgaged property, which might impair our security and decrease the value of the property.

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The commercial real estate loans we may originate or invest in could be subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial real estate loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, natural disasters, terrorism, social unrest and civil disturbances. In addition, to the extent we originate or acquire adjustable rate mortgage loans, such loans may contribute to higher delinquency rates because borrowers with adjustable rate mortgage loans may be exposed to increased monthly payments if the related mortgage interest rate adjusts upward from the initial fixed rate.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. We expect that many of the commercial real estate loans that we may originate will be fully or substantially non-recourse. In the event of a default by a borrower on a non-recourse loan, we will only have recourse to the underlying asset (including any escrowed funds and reserves) collateralizing the loan. If a borrower defaults on one of our commercial real estate loans and the underlying asset collateralizing the commercial real estate loan is insufficient to satisfy the outstanding balance of the commercial real estate loan, we may suffer a loss of principal or interest. In addition, even if we have recourse to a borrower’s assets, we may not have full recourse to such assets in the event of a borrower bankruptcy.

Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the mortgaged property at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. The resulting time delay could reduce the value of our investment in the defaulted mortgage loans, impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.

Our investments in subordinated commercial real estate loans may be subject to losses.

We may acquire or originate subordinated commercial real estate loans. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

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The mezzanine loans in which we may invest involve greater risks of loss than senior loans secured by the same properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by a pledge of the ownership interests of either the entity owning the real property or an entity that owns (directly or indirectly) the interest in the entity owning the real property. These types of investments may involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

Majority-owned subsidiaries we may invest in will be subject to specific risks relating to the particular subsidiary.

We may invest, in majority-owned subsidiaries owning real estate where we are entitled to receive a preferred economic return. Such investments may be subordinate to debt financing. These investments involve special risks relating to the particular subsidiary, including the financial condition and business outlook of the subsidiary. To the extent these investments are subordinate to debt financing, they will also subject to risks of (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call or redemption provisions during periods of declining interest rates that could cause the subsidiary to reinvest any redemption proceeds in lower yielding assets, (v) the possibility that earnings of the subsidiary may be insufficient to meet any distribution obligations and (vi) the declining creditworthiness and potential for insolvency of the subsidiary during periods of rising interest rates and economic downturn. As a result, we may not recover some or all of our capital, which could result in losses.

Investments in non-conforming or non-investment grade rated loans involve greater risk of loss.

Some of our debt investments, if any, may not conform to conventional loan standards applied by traditional lenders and either will not be rated or will be rated as non-investment grade by the rating agencies. The non-investment grade ratings for these assets typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, these investments may have a higher risk of default and loss than investment grade rated assets. Any loss we incur may be significant and may reduce distributions to our shareholders and adversely affect the value of our common shares.

Changes in interest rates and/or credit spreads could negatively affect the value of any debt investments we may make, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our shareholders.

We may invest in fixed-rate debt investments with fixed distribution amounts. Under a normal yield curve, an investment in these instruments will decline in value if long-term interest rates increase or if credit spreads widen. We may also invest in floating-rate debt investments, for which decreases in interest rates or narrowing of credit spreads will have a negative effect on value and interest income. Even though a loan or other debt investment may be performing in accordance with its loan agreement and the underlying collateral has not changed, the economic value of the loan may be negatively impacted by the incremental interest foregone from the changes in interest rates or credit spreads. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our shareholders.

Prepayments can adversely affect the yields on any debt investments we may make.

Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of such prepayments received, the yield on our portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

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Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our shareholders.

We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity, if any, will vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability or asset;

•	our hedging opportunities may be limited by the treatment of income from hedging transactions under the rules determining REIT qualification;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.

Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our shareholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

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Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties and other investments for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. Moreover, the senior mortgage loans, subordinated loans, mezzanine loans and other loans and investments we may originate or purchase will be particularly illiquid investments due to their short life and the greater difficulty of recoupment in the event of a borrower’s default. In addition, some of the commercial real estate-related securities that we may purchase may be traded in private, unregistered transactions and may therefore be subject to restrictions on resale or otherwise have no established trading market. As a result, we continue to expect that many of our investments will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments and our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our shareholders.

Some of our assets may be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to shareholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security falls below its amortized value and is not temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to shareholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of our investments may decline for a number of reasons, such as changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.

Some of our portfolio investments are carried at estimated fair value as determined by us and, as a result, there may be uncertainty as to the value of these investments.

Some of our portfolio investments are in the form of securities that are recorded at fair value but that have limited liquidity or are not publicly traded. The fair value of securities and other investments that have limited liquidity or are not publicly traded may not be readily determinable. We estimate the fair value of these investments on a quarterly basis. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on numerous estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common shares could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

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Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We have significant competition with respect to our acquisition of properties and other investments with many other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies, online investment platforms and other investors, many of which have greater resources than us. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we acquire properties and other investments at higher prices than our competitors and/or by using less-than-ideal capital structures, our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

Many of our investments are susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of both commercial real estate and residential real estate properties. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase or investment in additional properties. Borrowers may also be less able to pay principal and interest on our loans if the real estate economy weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

If we sell a property by providing financing to the purchaser, we will bear the risk of default by the purchaser, which could delay or reduce the distributions available to our shareholders.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash; however, in some instances, we may sell our properties by providing financing to purchasers. When we provide financing to a purchaser, we bear the risk that the purchaser may default, which could reduce our cash distributions to shareholders. Even in the absence of a purchaser default, the distribution of the proceeds of the sale to our shareholders, or the reinvestment of the proceeds in other assets, will be delayed until the promissory note or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed.

If we overestimate the value or income-producing ability or incorrectly price the risks of our investments, we may experience losses.

Analysis of the value or income-producing ability of a commercial property is highly subjective and may be subject to error. Our Manager will value our potential investments based on yields and risks, taking into account estimated future losses on select commercial real estate equity investments, and the estimated impact of these losses on expected future cash flows and returns. In the event that we underestimate the risks relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

We are exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases, at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

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Risks Relating to Economic Conditions

Economic recessions or downturns may have an adverse effect on our business, financial condition and results of operations.

Economic recessions or downturns may result in a prolonged period of market illiquidity, which could have an adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions also could reduce investments on the Fundrise Platform by investors and engagement by real estate operators. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, or the public perception that any of these events may occur, have resulted in and could continue to result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents. These events could adversely affect our demand among investors, which will impact our results of operations.

During an economic downturn, it may also take longer for us to dispose of real estate investments, or the disposition prices may be lower than originally anticipated. As a result, the carrying value of such real estate investments may become impaired and we could record losses as a result of such impairment or could experience reduced profitability related to declines in real estate values. These events could adversely affect our performance and, in turn, our business, and negatively impact our results of operations.

Negative general economic conditions could continue to reduce the overall amount of sale and leasing activity in the commercial real estate industry, and hence the demand for our securities, which may in turn adversely affect our revenues. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries.

Further downgrades of the U.S. credit rating, impending automatic spending cuts or a government shutdown could negatively impact our liquidity, financial condition and earnings.

Recent U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the United States and global financial markets and economic conditions. With the improvement of the U.S. economy, the Federal Reserve may continue to raise interest rates, which would increase borrowing costs and may negatively impact our ability to access the debt markets on favorable terms. In addition, disagreement over the federal budget has caused the U.S. federal government to essentially shut down for periods of time. Continued adverse political and economic conditions could have an adverse effect on our business, financial condition and results of operations.

Global economic, political and market conditions and economic uncertainty may adversely affect our business, results of operations and financial condition.

The current worldwide financial market situation, as well as various social and political tensions in the United States and around the world, may continue to contribute to increased market volatility, may have long-term effects on the United States and worldwide financial markets, and may cause further economic uncertainties or deterioration in the United States and worldwide. Economic uncertainty can have a negative impact on our business through changing spreads, structures and purchase multiples, as well as the overall supply of investment capital. Since 2010, several European Union, or EU, countries, including Greece, Ireland, Italy, Spain, and Portugal, have faced budget issues, some of which may have negative long-term effects for the economies of those countries and other EU countries.  Additionally, the precise details and the resulting impact of the United Kingdom’s vote to leave the EU, commonly referred to as “Brexit,” are impossible to ascertain at this point.  The effect on the United Kingdom’s economy will likely depend on the nature of trade relations with the EU following its exit, a matter to be negotiated. The decision may cause increased volatility and have a significant adverse impact on world financial markets, other international trade agreements, and the United Kingdom and European economies, as well as the broader global economy for some time.  Further, there is continued concern about national-level support for the Euro and the accompanying coordination of fiscal and wage policy among European Economic and Monetary Union member countries. In addition, the fiscal policy of foreign nations, such as China, may have a severe impact on the worldwide and United States financial markets. We do not know how long the financial markets will continue to be affected by these events and cannot predict the effects of these or similar events in the future on the United States economy and securities markets or on our investments. As a result of these factors, there can be no assurance that we will be able to successfully monitor developments and manage our investments in a manner consistent with achieving our investment objectives.

Risks Related to Our Organization and Structure

Our shareholders do not elect or vote on our Manager and have limited ability to influence decisions regarding our business.

Our operating agreement provides that the assets, affairs and business of our Company are managed under the direction of our Manager. Our shareholders do not elect or vote on our Manager, and, unlike the holders of common shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business. In addition, our operating agreement provides that the Manager generally operate in a manner that is appropriate to maintain our REIT status, which may further limit decisions regarding our business.

Our common shareholders have limited voting rights and may be bound by either a majority or supermajority vote.

Our common shareholders have voting rights only with respect to certain matters, primarily relating to amendments to our operating agreement that would adversely change the rights of the common shares, removal of our Manager for “cause”. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders. Generally, matters to be voted on by our shareholders must be approved by a majority of the votes cast by all common shares present in person or represented by proxy, although the vote to remove the Manager for “cause” requires a two-thirds vote. If any vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for a board of directors or independent board committees.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-11 or listing on a national stock exchange would be. Accordingly, while we have retained an Independent Representative (defined below) to review certain conflicts of interest, we do not have a board of directors, nor are we required to have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

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As our sponsor establishes additional REIT offerings and other Fundrise Platform investment opportunities, there may be conflicts of interests among the various REIT offerings and other programs, which may result in opportunities that would benefit our Company being allocated to the other offerings.

Our sponsor has in the past and expects to continue in the future to establish and sponsor additional REIT offerings and other programs in the future, and to continue to offer investment opportunities through the Fundrise Platform, including offerings that will acquire or invest in commercial real estate equity investments, commercial real estate loans, and other select real estate-related assets. Our sponsor has previously organized, as of the date of this offering circular, the following similar programs (eREITsTM and eFundsTM):

•   The “Growth eREITTM II”, which was formed to originate, invest in and manage a diversified portfolio of commercial real estate properties and has investment objectives and strategies that are similar to ours;

•   The “Income eREITTM”, which was formed to originate, invest in and manage a diversified portfolio of commercial real estate investments through the acquisition of commercial real estate loans;

•   The “Income eREITTM II”, which was formed to originate, invest in and manage a diversified portfolio of commercial real estate investments through the acquisition of commercial real estate loans;

•   The “Heartland eREITTM”, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Houston, TX, Dallas, TX, Austin, TX, Chicago, IL, and Denver, CO metropolitan statistical areas;

•  The “West Coast eREITTM”, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Los Angeles, CA, San Francisco, CA, San Diego, CA, Seattle, WA, and Portland, OR metropolitan statistical areas;

•   The “East Coast eREITTM”, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the states of Massachusetts, New York, New Jersey, North Carolina, South Carolina, Georgia and Florida, as well as the metropolitan statistical areas of Washington, DC and Philadelphia, PA;

• The “LA Homes eFundTM”, which was formed to acquire property for the development of for-sale housing in the Los Angeles, CA metropolitan statistical area;

• The “DC Homes eFundTM”, which was formed to acquire property for the development of for-sale housing in the Washington, DC metropolitan statistical area; and

• The National eFundTM, which was formed to acquire property for the development of for-sale housing in the metropolitan statistical areas in which our sponsor is not currently sponsoring another regionally or locally focused eFundTM, or to acquire assets in such regions that are not currently the focus of another eFundTM.

These additional Fundrise Platform investment opportunities may have investment criteria that compete with us. If a sale, financing, investment or other business opportunity would be suitable for more than one investment opportunity, our sponsor and its officers and directors will allocate it using their business judgment. Any allocation of this type may involve the consideration of a number of factors that our sponsor and its officers and directors determine to be relevant. Except under any policies that may be adopted by our Manager or sponsor, no Fundrise Platform investment opportunity (including us) will have any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other Fundrise Platform investment opportunity;

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any Fundrise Platform investment opportunity;

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any Fundrise Platform investment opportunity;

•	establishing material commercial relationships with another Fundrise Platform investment opportunity; or

•	making operational and financial decisions that could be considered to be detrimental to another Fundrise Platform investment opportunity.

In addition, any decisions by our sponsor or Manager to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one Fundrise Platform investment opportunity more than another or limit or impair the ability of any Fundrise Platform investment opportunity to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular Fundrise Platform investment opportunity that such arrangements or agreements include or not include another Fundrise Platform investment opportunity, as the case may be. Any of these decisions may benefit one Fundrise Platform investment opportunity more than another.

The conflicts of interest policies we have adopted may not adequately address all of the conflicts of interest that may arise with respect to our activities and are subject to change or suspension.

In order to avoid any actual or perceived conflicts of interest among the Fundrise Platform investment opportunities and with our Manager’s directors, officers and affiliates, we have adopted a conflicts of interest policy to specifically address some of the conflicts relating to our activities. There is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to our Company. Our Manager may modify, suspend or rescind the policies set forth in the conflicts policy, including any resolution implementing the provisions of the conflicts policy, in each case, without a vote of our shareholders.

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Certain provisions of our operating agreement and Delaware law could hinder, delay or prevent a change of control of our Company.

Certain provisions of our operating agreement and Delaware law could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of our Company. These provisions include the following:

•	Authorization of additional shares, issuances of authorized shares and classification of shares without shareholder approval. Our operating agreement authorizes us to issue additional shares or other securities of our Company for the consideration and on the terms and conditions established by our Manager without the approval of our shareholders. In particular, our Manager is authorized to provide for the issuance of an unlimited amount of one or more classes or series of our shares, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. Our ability to issue additional shares and other securities could render more difficult or discourage an attempt to obtain control over our Company by means of a tender offer, merger or otherwise.

•	Delaware Business Combination Statute—Section 203. Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Our Manager may elect to amend our operating agreement at any time to have Section 203 apply to us.

•	Ownership limitations. To assist us in qualifying as a REIT, our operating agreement, subject to certain exceptions, provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of our common shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of our shares, whichever is more restrictive. The ownership limits could have the effect of discouraging a takeover or other transaction in which shareholders might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Furthermore, we will reject any investor’s subscription in whole or in part if we determine that such subscription would violate such ownership limits.

•	Exclusive authority of our Manager to amend our operating agreement. Our operating agreement provides that our Manager has the exclusive power to adopt, alter or repeal any provision of the operating agreement, unless such amendment would adversely change the rights of the common shares. Thus, our shareholders generally may not effect changes to our operating agreement.

You are limited in your ability to sell your common shares pursuant to our redemption plan. You may not be able to sell any of your common shares back to us, and if you do sell your shares, you may not receive the price you paid upon subscription.

Our redemption plan may provide you with an opportunity to have your common shares redeemed by us. We anticipate that our common shares may be redeemed by us on an ongoing basis, following a minimum sixty (60) day waiting period after the redemption request has been submitted. However, our redemption plan contains certain restrictions and limitations, including those relating to the number of our common shares that we can redeem at any given time and limiting the redemption price. Specifically, we intend to limit the number of shares to be redeemed during any calendar year to no more than 5.0% of our common shares outstanding (or 1.25% per calendar quarter, with excess capacity carried over to later calendar quarters in that calendar year). However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our Manager may elect to increase or decrease the amount of common shares available for redemption in any given month or quarter, as these commercial real estate assets are paid off or sold, so long as, in the aggregate, we do not redeem more than 5.00% in any calendar year.

In addition, pursuant to our redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 5,000 shares or $50,000 per each redemption request.

Finally, our Manager reserves the right to reject any redemption request for any reason or no reason or to amend or terminate the redemption plan without prior notice. Therefore, you may not have the opportunity to make a redemption request prior to a potential termination of the redemption plan and you may not be able to sell any of your common shares back to us pursuant to the redemption plan. Moreover, if you do sell your common shares back to us pursuant to the redemption plan, you will not receive the same price you paid for the common shares being redeemed other than during your Introductory Period. See “Description of Our Common Shares —Redemption Plan.”

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The offering price of our shares was not established on an independent basis; the actual value of your investment may be substantially less than what you pay. When determining the estimated value of our shares, the value of our shares has been and will be based upon a number of assumptions that may not be accurate or complete.

Our Manager established the initial offering price of our shares on an arbitrary basis. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

The per share purchase price for this offering will be adjusted every fiscal quarter (or as soon as commercially reasonable thereafter), and will equal the greater of (i) $10.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (NAV per share). Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date of such NAV, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Estimates of our NAV per share are based on available information and judgment. Therefore, actual values and results could differ from our estimates and that difference could be significant. This approach to valuing our shares may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated our portfolio. In addition, the price you pay for your shares in this offering may be more or less than shareholders who acquire their shares in the future.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to any shares we issue in the future. Under our operating agreement, we have authority to issue an unlimited number of additional common shares or other securities, although, under Regulation A, we are only allowed to sell up to $50 million of our shares in any 12-month period (although we may raise capital in other ways). In particular, our Manager is authorized, subject to the restrictions of Regulation A and other applicable securities laws, to provide for the issuance of an unlimited amount of one or more classes or series of shares in our Company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series, without shareholder approval. After your purchase in this offering, our Manager may elect to (i) sell additional shares in this or future public offerings, (ii) issue equity interests in private offerings, or (iii) issue shares to our Manager, or its successors or assigns, in payment of an outstanding fee obligation. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares.

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Risks Related to Our Status as a REIT

Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our shareholders.

We believe that our organization, prior and proposed ownership and method of operation have enabled us, and will continue to enable us, to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we will continue to qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to our qualification as a REIT or the U.S. federal income tax consequences of such qualification.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our shareholders because:

•	we would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject to the U.S. federal alternative minimum tax (although, under the TCJA, the corporate alternative minimum tax has been repealed for taxable years beginning after December 31, 2017) and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common shares. See “U.S. Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax considerations relating to us and our common shares.

Even if we continue to qualify as a REIT, we may owe other taxes that will reduce our cash flows.

Even if we continue to qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, on taxable income that we do not distribute to our shareholders, on net income from certain “prohibited transactions,” and on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. For example, to the extent we satisfy the 90% distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. We also will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under the Code. As another example, we are subject to a 100% “prohibited transaction” tax on any gain from a sale of property that is characterized as held for sale, rather than investment, for U.S. federal income tax purposes, unless we comply with a statutory safe harbor or earn the gain through a taxable REIT subsidiary (“TRS”). Further, any TRS that we establish will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distribution to shareholders.

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REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds during unfavorable market conditions.

In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. In addition, we may need to reserve cash (including proceeds from this offering) to satisfy our REIT distribution requirements, even though there are attractive investment opportunities that may be available. To qualify as a REIT, we generally must distribute to our shareholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our taxable income including any net capital gain. We intend to make distributions to our shareholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions, for example as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, limitations on interest expense or net operating loss deductibility, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. To address and/or mitigate some of these issues, we may make taxable distributions that are in part paid in cash and in part paid in our common shares. In such cases our shareholders may have tax liabilities from such distributions in excess of the cash they receive. The treatment of such taxable share distributions is not clear, and it is possible the taxable share distribution will not count towards our distribution requirement, in which case adverse consequences could apply.

If we fail to invest a sufficient amount of the net proceeds from selling our common shares in real estate assets within one year from the receipt of the proceeds, we could fail to qualify as a REIT.

Temporary investment of the net proceeds from sales of our common shares in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset requirements, but only during the one-year period beginning on the date we receive the net proceeds. If we are unable to invest a sufficient amount of the net proceeds from sales of our common shares in qualifying real estate assets within such one-year period, we could fail to satisfy one or more of the gross income or asset tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy any such income or asset test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT. See “U.S. Federal Income Tax Considerations.”

If we form a TRS, our overall tax liability could increase.

Any TRS we form will be subject to U.S. federal, state and local income tax on its taxable income. Accordingly, although our ownership of any TRSs may allow us to participate in the operating income from certain activities that we could not participate in without violating the REIT income tests requirements of the Code or incurring the 100% tax on gains from prohibited transactions, the TRS through which we earn such operating income or gain will be fully subject to corporate income tax. The after-tax net income of any TRS would be available for distribution to us; however, any dividends received by us from our domestic TRSs will only be qualifying income for the 95% REIT income test, not the 75% REIT income test.

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Although our use of TRSs may partially mitigate the impact of meeting certain requirements necessary to maintain our qualification as a REIT, there are limits on our ability to own and engage in transactions with TRSs, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. A TRS also may sell assets without incurring the 100% tax on prohibited transactions. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. We may jointly elect with one or more subsidiaries for those subsidiaries to be treated as TRSs for U.S. federal income tax purposes. These TRSs will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us. We will monitor the value of our respective investments in any TRSs we may form for the purpose of ensuring compliance with TRS ownership limitations and intend to structure our transactions with any such TRSs on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 20% TRS limitation or to avoid application of the 100% excise tax.

Dividends payable by REITs generally do not qualify for reduced tax rates under current law.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. shareholders that are individuals, trusts and estates generally is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 37% maximum U.S. federal income tax rate on ordinary income when paid to such shareholders. The more favorable rates applicable to regular corporate dividends under current law could cause investors who are individuals, trusts and estates or are otherwise sensitive to these lower rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common shares. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, and subject to certain limitations, non-corporate taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” Qualified REIT dividends eligible for this deduction generally will include our dividends received by a non-corporate U.S. stockholder that we do not designate as capital gain dividends and that are not qualified dividend income.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive investments.

To continue to qualify as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. We may be required to make distributions to our shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may, for instance, hinder our ability to make certain otherwise attractive investments or undertake other activities that might otherwise be beneficial to us and our shareholders, or may require us to borrow or liquidate investments in unfavorable market conditions and, therefore, may hinder our investment performance. As a REIT, at the end of each calendar quarter, at least 75% of the value of our assets must consist of cash, cash items, U.S. Government securities and qualified “real estate assets.” The remainder of our investments in securities (other than cash, cash items, U.S. Government securities, securities issued by a TRS and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than cash, cash items, U.S. Government securities, securities issued by a TRS and qualified real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of our total securities can be represented by securities of one or more TRSs, and no more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property. After meeting these requirements at the close of a calendar quarter, if we fail to comply with these requirements at the end of any subsequent calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate from our portfolio or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

You may be restricted from acquiring, transferring or redeeming certain amounts of our common shares.

In order to maintain our REIT qualification, among other requirements, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain kinds of entities, during the last half of any taxable year, other than the first year for which a REIT election is made. To assist us in qualifying as a REIT, our operating agreement contains an aggregate share ownership limit and a common shares ownership limit. Generally, any of our shares owned by affiliated owners will be added together for purposes of the aggregate share ownership limit, and any common shares owned by affiliated owners will be added together for purposes of the common shares ownership limit.

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If anyone attempts to transfer or own shares in a way that would violate the aggregate share ownership limit or the common shares ownership limit (or would prevent us from continuing to qualify as a REIT), unless such ownership limits have been waived by our Manager, those shares instead will be deemed transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the aggregate share ownership limit or the common shares ownership limit and will not prevent us from qualifying as a REIT. If this transfer to a trust fails to prevent such a violation or our disqualification as a REIT, then the initial intended transfer or ownership will be null and void from the outset. Anyone who acquires or owns shares in violation of the aggregate share ownership limit or the common shares ownership limit, unless such ownership limit or limits have been waived by our Manager, or the other restrictions on transfer or ownership in our operating agreement, bears the risk of a financial loss when the shares are redeemed or sold, if the NAV of our shares falls between the date of purchase and the date of redemption or sale.

Our limits on ownership of our shares also may require us to decline redemption requests that would cause other shareholders to exceed such ownership limits. In addition, in order to comply with certain of the distribution requirements applicable to REITs we will decline to honor any redemption request that we believe is a “dividend equivalent” redemption as discussed in “U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Redemptions of Common Shares.”

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Generally, income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or to offset certain other positions does not constitute “gross income” for purposes of the 75% or 95% gross income tests, provided certain circumstances are satisfied. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on income or gains resulting from hedges entered into by it or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRSs will generally not provide any tax benefit, except for being carried forward for use against future taxable income in the TRSs.

The ability of our Manager to revoke our REIT qualification without shareholder approval may cause adverse consequences to our shareholders.

Our operating agreement provides that our Manager may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to shareholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates, as well as state and local taxes, which may have adverse consequences on our total return to our shareholders.

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We may be subject to a 100% penalty tax on any prohibited transactions that we enter into, or may be required to forego certain otherwise beneficial opportunities in order to avoid the penalty tax on prohibited transactions.

If we are found to have held, acquired or developed property primarily for sale to customers in the ordinary course of business, we may be subject to a 100% “prohibited transactions” tax under U.S. federal tax laws on the gain from disposition of the property unless (i) the disposition qualifies for a safe harbor exception for properties that have been held by us for at least two years (generally for the production of rental income) and that satisfy certain additional requirements or (ii) the disposition is made through a TRS and, therefore, is subject to corporate U.S. federal income tax.

Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances. Our opportunistic business strategy may include investments that risk being characterized as investments in properties held primarily for sale to customers in the ordinary course of a trade or business. We intend to continue to comply with the statutory safe harbor when selling properties (or when our joint ventures sell properties) outside of our TRSs that we believe might reasonably be characterized as held for sale, but compliance with the safe harbor may not always be practical. Moreover, because the determination of whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances, the IRS might disagree with our characterization of sales outside the safe harbor. Thus, we may be subject to the 100% penalty tax on the gain from dispositions of property.

The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us, or to hold investments or undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

Legislative or regulatory action related to federal income tax laws could adversely affect our shareholders and/or our business.

On December 22, 2017, the TCJA was enacted. The TCJA makes major changes to the Code, including a number of provisions of the Code that affect the taxation of REITs and their stockholders. Among the changes made by the TCJA are (i) permanently reducing the generally applicable corporate tax rate, (ii) generally reducing the tax rate applicable to individuals and other non-corporate taxpayers for tax years beginning after December 31, 2017 and before January 1, 2026, (iii) eliminating or modifying certain previously allowed deductions (including substantially limiting interest deductibility and, for individuals, the deduction for non-business state and local taxes), and (iv) for taxable years beginning after December 31, 2017 and before January 1, 2026, providing for preferential rates of taxation through a deduction of up to 20% (subject to certain limitations) on most ordinary REIT dividends and certain trade or business income of non-corporate taxpayers. The TCJA also imposes new limitations on the deduction of net operating losses, which may result in us having to make additional taxable distributions to our stockholders in order to comply with REIT distribution requirements or avoid taxes on retained income and gains. The effect of the significant changes made by the TCJA is highly uncertain, and administrative guidance will be required in order to fully evaluate the effect of many provisions. The effect of any technical corrections with respect to the TCJA could have an adverse effect on us or our shareholders. Investors should consult their tax advisors regarding the implications of the TCJA on their investment in our common shares.

In addition, in recent years, numerous legislative, judicial and administrative changes have been made to the federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws and regulations are likely to continue to occur in the future, and we cannot assure our shareholders that any such changes will not adversely affect the taxation of a shareholder or will not have an adverse effect on an investment in our common shares. Shareholders are urged to consult with their own tax advisors with respect to the potential effect that the TCJA or other legislative, regulatory or administrative developments and proposals could have on their investment in our shares.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes, which could reduce the basis of a shareholder’s investment in our common shares and may trigger taxable gain.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. See “U.S. Federal Income Tax Considerations.”

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Our ability to provide certain services to our tenants may be limited by the REIT rules, or may have to be provided through a TRS.

As a REIT, we generally cannot hold interests in rental property where tenants receive services other than services that are customarily provided by landlords, nor can we derive income from a third party that provides such services. If services to tenants at properties in which we hold an interest are limited to customary services, those properties may be disadvantaged as compared to other properties that can be operated without the same restrictions. However, we can provide such non-customary services to tenants or share in the revenue from such services if we do so through a TRS, though income earned through the TRS will be subject to corporate income taxes.

Our Manager and its affiliates have limited experience managing a portfolio of assets owned by a REIT.

REITs are subject to numerous complex requirements in order to maintain their REIT status, including income and asset composition tests. Our Manager and its affiliates have limited experience managing a portfolio in the manner intended to comply with such requirements. To the extent our Manager and its affiliates manage us in a manner that causes us to fail to be a REIT, it could adversely affect the value of our common shares.

Property taxes could increase due to property tax rate changes or reassessment, which could impact our cash flow.

As a REIT for U.S. federal income tax purposes, we are generally required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. If the property taxes we pay increase, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our shareholders could be adversely affected.

We may be subject to adverse tax consequences if certain sale-leaseback transactions are not characterized by the IRS as “true leases.”

We may purchase investments in real estate properties and lease them back to the sellers of such properties. In the event the IRS does not characterize such leases as “true leases,” we could be subject to certain adverse tax consequences, including an inability to deduct depreciation expense and cost recovery relating to such property, and under certain circumstances, we could fail to qualify as a REIT as a result.

Risks Related to Employee Benefit Plans and Individual Retirement Accounts

In some cases, if you fail to meet the fiduciary and other standards under ERISA, the Code or common law as a result of an investment in our common shares, you could be subject to liability for losses as well as civil penalties.

There are special considerations that apply to investing in our common shares on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If you are investing the assets of any of the entities identified in the prior sentence in our common shares, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code;

•	your investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

•	your investment will not impair the liquidity of the trust, plan or IRA;

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•	your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties, and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in our common shares constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this offering circular that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in this offering;

•	our ability to attract and retain members to the Fundrise Platform;

•	risks associated with breaches of our data security;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	the risk associated with potential breach or expiration of a ground lease, if any;

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•	difficulties in identifying properties to complete, and consummating, real estate acquisitions, developments, joint ventures and dispositions;

•	our failure to successfully operate acquired properties and operations;

•	exposure to liability relating to environmental and health and safety matters;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	our failure to maintain our status as a REIT;

•	failure of acquisitions to yield anticipated results;

•	risks associated with breaches of our data security;

•	risks associated with derivatives or hedging activity;

•	our level of debt and the terms and limitations imposed on us by our debt agreements;

•	the need to invest additional equity in connection with debt refinancings as a result of reduced asset values;

•	our ability to retain our executive officers and other key personnel of our advisor, our property manager and their affiliates;

•	the ability of our sponsor and its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	legislative or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of REITs and SEC guidance related to Regulation A or the JOBS Act);

•	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our sponsor;

•	our ability to access sources of liquidity when we have the need to fund redemptions of common shares in excess of the proceeds from the sales of our common shares in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests;

•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”) the Investment Company Act and other laws; and

•	changes to generally accepted accounting principles, or GAAP.

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Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

ESTIMATED USE OF PROCEEDS

The table below sets forth our estimated use of proceeds from the common shares being offered in this offering circular, assuming we sell $26,004,527 in common shares, which represents the value of shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $50 million in our common shares. Our price per share is currently $10.00. The price per share will be adjusted every fiscal quarter (or as soon as commercially reasonable thereafter), and will equal the greater of (i) $10.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (NAV per share).

Through August 1, 2018 our ongoing offering has raised an aggregate of approximately $89.9 million in capital pursuant to Regulation A. We have used and expect to continue to use substantially all of the net proceeds from this and our prior offering (after paying or reimbursing organization and offering expenses) to originate, acquire and structure a diversified portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate debt securities and other real estate-related assets. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. We expect that any expenses or fees payable to our Manager for its services in connection with managing our daily affairs, including but not limited to, the selection and acquisition or origination of our investments, will be paid from cash flow from operations. If such fees and expenses are not paid from cash flow (or waived) they will reduce the cash available for investment and distribution and will directly impact our quarterly NAV. See “Management Compensation” for more details regarding the fees that will be paid to our Manager and its affiliates. Many of the amounts set forth in the table below represent our Manager’s best estimate since they cannot be precisely calculated at this time.

We may not be able to promptly invest the net proceeds of this offering in real estate and real estate related assets. In the interim, we may invest in short-term, highly liquid or other authorized investments, subject to the requirements for qualification as a REIT. Such short-term investments will not earn as high of a return as we expect to earn on our real estate-related investments.

Maximum Offering
Amount
Gross Offering Proceeds	$26,004,527
Less:
Offering Expenses(1)(2)	$40,000
Net Proceeds from this Offering	$25,964,527
Estimated Amount Available for Investments	$25,964,527

(1)	Investors do not pay upfront selling commissions in connection with the purchase of our common shares. Following the completion of the offering, we will reimburse our Manager for additional offering costs, which are expected to be approximately $40,000. Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from our offering; provided, however, beginning on December 26, 2017, our Manager agreed to a limitation that no reimbursement may be made which, as a result of the reimbursement, would cause the NAV to be less than $10.00 per share. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until our Manager has been reimbursed in full. As of December 31, 2017, approximately $999,000 in organizational and offering costs had been incurred by and reimbursed to our Manager in connection with our prior offering. This is a “best efforts” offering. Please see “Management Compensation” for a description of additional fees and expenses that we pay our Manager.

(2)	Amount reflected is an estimate. Includes all expenses to be paid by us in connection with the qualification of the common shares offered in this offering circular, including, without limitation, expenses for printing, engraving and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. See “Plan of Distribution.”

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MANAGEMENT

Our Manager

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager established an investment committee that makes decisions with respect to all acquisitions and dispositions. See “—Investment Committee of our Manager” below. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We follow investment guidelines adopted by our Manager and the investment and borrowing policies set forth in this offering circular unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and monitors our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.

Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Experience of our Management Team

As of December 31, 2017, our sponsor had facilitated or originated approximately 143 real estate assets through the various Fundrise Platform investment opportunities in both eREITsTM and eFUNDsTM with aggregate purchase prices of approximately $1.8 billion, excluding 3 World Trade Center. Of the $1.8 billion aggregate real estate purchase prices, our sponsor offered through its Fundrise Platform investment opportunities approximately $339 million, consisting of approximately $105 million of commercial real estate loan assets, $132 million of investments in commercial real estate (primarily through majority-owned subsidiaries with rights to receive preferred economic returns) and $102 million of commercial real estate common equity investments. The portfolios included in the Fundrise Platform investment opportunities are diversified by investment size, security type, property type and geographic region. As a result of the depth and thoroughness of its underwriting process, the extensive investing experience of its management team and its strong performance record in managing a diverse portfolio of assets, we believe our sponsor has earned a reputation as a leading real estate manager, which has allowed it to access funding from a broad base of investors.

Responsibilities of our Manager

The responsibilities of our Manager include:

Investment Advisory, Origination and Acquisition Services

•	approve and oversee our overall investment strategy, which consists of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

•	serve as our investment and financial manager with respect to sourcing, underwriting, acquiring, financing, originating, servicing, investing in and managing a diversified portfolio of commercial properties and other real estate-related assets;

•	adopt and periodically review our investment guidelines;

•	structure the terms and conditions of our acquisitions, sales and joint ventures;

•	enter into leases and service contracts for the properties and other investments;

•	approve and oversee our debt financing strategies;

•	approve joint ventures, limited partnerships and other such relationships with third parties;

•	approve any potential liquidity transaction;

•	obtain market research and economic and statistical data in connection with our investments and investment objectives and policies;

•	oversee and conduct the due diligence process related to prospective investments;

•	prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for our Manager’s investment committee to evaluate the proposed investments; and

•	negotiate and execute approved investments and other transactions.

Offering Services

•	the development of this offering, including the determination of its specific terms;

•	preparation and approval of all marketing materials to be used by us relating to this offering;

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•	the negotiation and coordination of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

•	creation and implementation of various technology and electronic communications related to this offering; and

•	all other services related to this offering.

Asset Management Services

•	investigate, select, and, on our behalf, engage and conduct business with such persons as our Manager deems necessary to the proper performance of its obligations under our operating agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by our Manager necessary or desirable for the performance of any of the services under our operating agreement;

•	monitor applicable markets and obtain reports (which may be prepared by our Manager or its affiliates) where appropriate, concerning the value of our investments;

•	monitor and evaluate the performance of our investments, provide daily management services to us and perform and supervise the various management and operational functions related to our investments;

•	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and

•	coordinate and manage relationships between us and any joint venture partners.

Accounting and Other Administrative Services

•	manage and perform the various administrative functions necessary for our day-to-day operations;

•	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;

•	provide financial and operational planning services and portfolio management functions;

•	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

•	maintain all appropriate company books and records;

•	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

•	make, change and revoke such tax elections on behalf of the Company as the Manager deems appropriate, including, without limitation, (i) making an election be treated as a REIT or to revoke such status and (ii) making an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes;

•	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

•	provide us with all necessary cash management services;

•	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to shareholders;

•	evaluate and obtain adequate insurance coverage based upon risk management determinations;

•	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;

•	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

•	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Shareholder Services

•	determine our distribution policy and authorizing distributions, from time to time;

•	approve amounts available for redemptions of our common shares;

•	manage communications with our shareholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

•	establish technology infrastructure to assist in providing shareholder support and services.

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Financing Services

•	identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;

•	negotiate terms of, arrange and execute financing agreements;

•	manage relationships between us and our lenders, if any; and

•	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

•	evaluate and approve potential asset dispositions, sales or liquidity transactions; and

•	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

Allocation of Investment Opportunities

For more information regarding the factors that our Manager’s investment committee may consider in allocating investment opportunities among our additional similar programs (eREITsTM), please see “Conflicts of Interest – Our Affiliates’ Interests in Other Fundrise Entities – Allocation of Investment Opportunities”.

Shared Services Agreement

Our Manager has entered into a shared services agreement with Rise Companies Corp., our sponsor, effective as of January 6, 2016. Pursuant to this agreement, our Manager is provided with access to, among other things, our sponsor’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance by our Manager of its duties under the operating agreement in exchange for a fee representing our Manager’s allocable cost for these services. The fee paid by our Manager pursuant to the shared services agreement does not constitute a reimbursable expense under our operating agreement. However, under the shared services agreement, our sponsor is entitled to receive reimbursement of expenses incurred on behalf of us or our Manager that we are required to pay to our Manager under our operating agreement.

Executive Officers of our Manager

As of the date of this offering circular, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position
Benjamin S. Miller	41	Chief Executive Officer and Interim Chief Financial Officer and Treasurer
Brandon T. Jenkins	32	Chief Operating Officer
Bjorn J. Hall	37	General Counsel, Chief Compliance Officer and Secretary

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Benjamin S. Miller currently serves as Chief Executive Officer of our Manager and has served as Chief Executive Officer and Director of our sponsor since its inception on March 14, 2012. As of the date of this offering circular, Ben is also serving as Interim Chief Financial Officer and Treasurer of our Manager. In December 2011, Ben started Popularise LLC, a real estate crowdsourcing website, which he currently manages. Prior to Rise Development, Ben had been a Managing Partner of the real estate company WestMill Capital Partners from October 2010 to June 2012, and before that, was President of Western Development Corporation from April 2006 to October 2010, after joining our Company in early 2003 as a board advisor and then as COO in 2005. Western Development Corp. is one of the largest retail, mixed-use real estate companies in Washington, DC, most notably known for developing Gallery Place, Washington Harbour, Georgetown Park, and Potomac Mills. While at Western Development, Ben led the development activities of over 1.5 million square feet of property, including more than $300.0 million of real estate acquisition and financing. Ben was an Associate and part of the founding team of Democracy Alliance, a progressive investment collaborative, from 2003 until he joined Western Development in 2005. From 1999 to 2001, Ben was an associate in business development at Lyte Inc., a retail technology start-up. Starting in 1997 until 1999, Ben worked as an analyst at a private equity real estate fund, Lubert-Adler, and for venture capital firm IL Management. Ben has a Bachelor of Arts from the University of Pennsylvania. Ben is on the Board of Trustees of the National Center for Children and Families.

Brandon T. Jenkins currently serves as Chief Operating Officer of our Manager and has served in such capacities with the sponsor since February of 2014, prior to which time he served as Head of Product Development and Director of Real Estate which he continues to do currently. Additionally, Brandon has served as Director of Real Estate for WestMill Capital Partners since March of 2011. Previously, Brandon spent two and a half years as an investment advisor and sales broker at Marcus & Millichap, the largest real estate investment sales brokerage in the country. Prior to his time in brokerage, Brandon also worked for Westfield Corporation, a leading shopping center owner. Brandon earned is BA in Public Policy and Economics from Duke University.

Bjorn J. Hall currently serves as the General Counsel, Chief Compliance Officer and Secretary of our Manager and has served in such capacities with our sponsor since February 2014. Prior to joining our sponsor in February 2014, Bjorn was a counsel at the law firm of O’Melveny & Myers LLP, where he was a member of the Corporate Finance and Securities Group. Bjorn has a Bachelor of Arts from the University of North Dakota and received a J.D. from Georgetown University Law Center.

Recent Developments Regarding our Manager’s Executive Officers

On February 8, 2016, our sponsor’s former Controller claimed he would provide the SEC with evidence of the mishandling of two real estate transactions unless he received a severance of $1,000,000 and the vesting of all his outstanding stock awards. Following his refusal to cooperate with our sponsor in conducting an internal investigation of his allegations, and additional disruptive acts, this employee was terminated on February 9, 2016.

Following his termination, in early 2016, our sponsor conducted an exhaustive review of the allegations, including obtaining a fair-value review from an independent registered public accounting firm not affiliated with RSM US LLP, (“Independent Accounting Firm”), and concluded that there was no merit or reasonable basis for the former employee’s allegations. Subsequently, both real estate transactions paid off in the normal course of business with all interest and principal received in full.

In addition, the Independent Accounting Firm was engaged to review the cash inflows and outflows with respect to our sponsor’s Project Dependent Note (defined below) investment program. Based on such review, which included tracing funds to the applicable investment and bank statements, our sponsor concluded that all funds received and distributed (through interest and repayment) were appropriately accounted for without exception.

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Investment Committee of our Manager

The investment committee of our Manager is a standing committee, established to assist our Manager in fulfilling its oversight responsibilities by (1) considering and approving of each investment made by us, (2) establishing our investment guidelines and overseeing our investments, and the investment activity of other accounts and funds held for our benefit, and (3) overseeing the investment activities of certain of our subsidiaries. The investment committee consists of at least three members, including our sponsor’s Chief Executive Officer, our sponsor’s Chief Operating Officer, and a third member chosen unanimously by the other two members of the investment committee, who will serve until such time as such investment committee member resigns or is replaced. The initial investment committee is comprised of Mr. Benjamin Miller (our sponsor’s Chief Executive Officer), Mr. Brandon Jenkins (our sponsor’s Chief Operating Officer), and Mr. Alex King Davidson (our sponsor’s SVP of Real Estate). In the event that two or more members of the investment committee are interested parties in a transaction, the Independent Representative (defined below) will be required to approve the transaction. See “Conflicts of Interest—Certain Conflict Resolution Measures—Our Policies Relating to Conflicts of Interest”.

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our sponsor also serves as an executive officer of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from our sponsor. As executive officers of our Manager, these individuals serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, we have not paid, and in the future do not intend to pay any compensation directly to these individuals.

Limited Liability and Indemnification of our Manager and Others

Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers and directors, our sponsor and our sponsor’s shareholder and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers and directors, our sponsor and our sponsor’s shareholder and affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates are not liable to us. In addition, pursuant to our operating agreement, we have agreed to indemnify our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the Manager or one of our Manager’s directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term and Removal of the Manager

Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances.

Our shareholders may only remove our Manager at any time with 30 days prior written notice for “cause,” following the affirmative vote of two-thirds of our shareholders. If the Manager is removed for “cause”, the Members will have the power to elect a replacement Manager upon the affirmative vote of the holders of a majority of our common shares. “Cause” is defined as:

•	our Manager’s continued breach of any material provision of the operating agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

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•	the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the operating agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager’s actual knowledge of its commission or omission, then our Manager may not be removed; or

•	the dissolution of our Manager.

Unsatisfactory financial performance of the Company does not constitute “cause” under the operating agreement.

Our Manager may assign its rights under our operating agreement in its entirety or delegate certain of its duties under the operating agreement to any of its affiliates, including pursuant to the shared services agreement described above under “—Shared Services Agreement” without the approval of our shareholders so long as our Manager remains liable for any such affiliate’s performance, and if such assignment or delegation does not require our approval under the Advisers Act. Our Manager may withdraw as our Manager if we become required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. Our Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function. In the event of the removal or withdrawal of our Manager, our Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function.

In the event of the removal of our Manager, any obligations of our Manager to provide liquidation support payments to us will be terminated. For more information regarding the liquidation support of our common shares, please see “Description of Our Common Shares — Distributions.”

Holdings of our Common Shares

Fundrise, LP, an affiliate of our sponsor, previously invested $199,000 in us through the purchase of 19,900 common shares in a private placement on the date the initial offering statement was declared “qualified” by the SEC at a purchase price of $10.00 per share. Our sponsor also previously acquired 100 common shares in connection with our formation in a private placement at the same $10.00 per share price.

Fundrise Platform

We will conduct this offering primarily on the Fundrise Platform, which will host this offering in connection with the distribution of the common shares offered pursuant to this offering circular. The Fundrise Platform is owned and operated by Fundrise, LLC, a wholly-owned subsidiary of Rise Companies Corp., our sponsor. We will not pay Fundrise, LLC, the owner of the Fundrise Platform, any sales commissions or other remuneration for hosting this offering on the Fundrise Platform. The Fundrise Platform has previously hosted private and public offerings of other affiliates of the sponsor under similar arrangements.

License Agreement

We have entered into a license agreement with our sponsor pursuant to which our sponsor granted us a non-exclusive, royalty free license to use the name “Fundrise”. Other than with respect to this license, we have no legal right to use the “Fundrise” name. In the event that our Manager ceases to manage us, we would be required to change our name to eliminate the use of “Fundrise”.

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MANAGEMENT COMPENSATION

Our Manager and its affiliates will receive fees and expense reimbursements for services relating to this offering and the investment and management of our assets. The items of compensation are summarized in the following table. Neither our Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our common shares.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Offering Stage

Reimbursement of Offering Expenses — Manager (1)	Our Manager has paid and will continue to pay offering expenses on our behalf in connection with the offering of our shares. We reimburse our Manager for these costs and future offering costs it may incur on our behalf.	Our organization and offering expenses as of December 31, 2017 were approximately $999,000 and we expect to incur an additional $40,000 in expenses in connection with the continuation of this offering.

Acquisition and Development Stage

Acquisition / Origination Fee — Manager or its Affiliate (2)	Co-investors, joint-venture or borrower will pay up to 2.0% of any amounts funded by us, our sponsor or affiliates of our sponsor to acquire or originate real estate properties, excluding any acquisition and origination expenses and any debt attributable to such investments. To the extent we invest in commercial real estate loans, which is not expected to be our primary strategy, the borrower will pay up to 2.0% of the amount funded by us, our sponsor or affiliates of our sponsor to acquire or originate such commercial real estate loans. We are not entitled to this fee.	Paid by the co-investors, joint-venture or borrower at closing. Actual amounts are dependent upon the total equity and debt capital we raise; we cannot determine these amounts at the present time.

Reimbursement of Acquisition / Origination Expenses — Manager	We reimburse our Manager for actual expenses incurred in connection with the selection, acquisition or origination of an investment, to the extent not reimbursed by the borrower in connection with any debt investments we may make, whether or not we ultimately acquire or originate the investment.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ); we cannot determine these amounts at the present time.

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Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Operational Stage

Asset Management Fee — Manager (3)	Quarterly asset management fee currently equal to an annualized rate of 0.85% based on our NAV at the end of each prior quarter. This rate is determined by our Manager in its sole discretion, but cannot exceed an annualized rate of 1.00%. The amount of the asset management fee may vary from time to time, and we will publicly report any changes in the asset management fee.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Reimbursement of Special Servicing Expenses – Manager or Other Party (3)	We reimburse our Manager for actual expenses incurred on our behalf in connection with the special servicing of non-performing assets. Whether an asset is deemed to be non-performing is in the sole discretion of our Manager.	Actual amounts are dependent upon the occurrence of an asset becoming non-performing, the original value of such asset, and the results of our operations; we cannot determine these amounts at the present time.

Reimbursement of Other Operating Expenses — Manager

We reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.

The expense reimbursements that we pay to our Manager also include expenses incurred by our sponsor in the performance of services under the shared services agreement between our Manager and our sponsor, including any increases in insurance attributable to the management or operation of our Company.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Liquidation/Listing Stage

Reimbursement of Equity Liquidation Expenses – Manager	We reimburse our Manager for actual expenses incurred on our behalf in connection with the liquidation of equity investments in real estate. Whether to liquidate an equity investment in real estate is in the sole discretion of our Manager.	Actual amounts are dependent upon the liquidation of a real estate asset, and the results of our operations; we cannot determine these amounts at the present time.

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(1)	We have and will continue to reimburse our Manager for offering costs, which are expected to be approximately $40,000. Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from this and our offering; provided, however, our Manager elected that no reimbursement will be made which, as a result of the reimbursement, would cause the net asset value to be less than $10.00 per share. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until our Manager has been reimbursed in full. As of December 31, 2017, approximately $999,000 in organizational and offering costs have been incurred by and reimbursed to our Manager in connection with our offerings.

(2)	The acquisition/origination fee paid to our Manager by co-investors or borrowers is a percentage of the purchase price of an investment or the amount funded by us to acquire or originate a loan.

(3)	Our Manager in its sole discretion may defer or waive any fee payable to it under the operating agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

PRINCIPAL SHAREHOLDERS

The following table sets forth the approximate beneficial ownership of our common shares as of August 1, 2018 for each person or group that holds more than 5% of our common shares, for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1601 Connecticut Avenue, NW, Suite 300, Washington, D.C. 20009.

	Number of Shares	Percent of
Name of Beneficial Owner(1)	Beneficially Owned	All Shares
Benjamin S. Miller	1,100	*
Brandon T. Jenkins	104	*
Bjorn J. Hall	211	*
All directors and executive officers of our Manager as a group (3 persons)	1,415	*

*	Represents less than 1% of our outstanding common shares.

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

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CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to mitigate some of the risks posed by these conflicts.

Our Affiliates’ Interests in Other Fundrise Entities

General

The officers and directors of our Manager and the key real estate professionals of our sponsor who perform services for us on behalf of our Manager are also officers, directors, managers, and/or key professionals of our sponsor and other Fundrise entities. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these persons and other affiliates of our sponsor may organize other real estate-related or debt-related programs and acquire for their own account real estate-related investments that may be suitable for us. In addition, our sponsor may grant equity interests in our Manager to certain management personnel performing services for our Manager.

Payment of Certain Fees and Expenses of our Manager

Our Manager is a wholly-owned subsidiary of our sponsor. We pay fees and expenses to our Manager, and its affiliates, including our sponsor, which were not determined on an arm’s length basis. The asset management fee paid to our Manager is based on our NAV, which is calculated by our sponsor’s internal accountants and asset management team. Our Manager may benefit by us retaining ownership of our assets at times when our shareholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV.

Allocation of Investment Opportunities

We rely on our Manager’s executive officers and our sponsor’s key real estate professionals who act on behalf of our Manager to identify suitable investments. Our sponsor and other Fundrise entities also rely on these same key real estate professionals. Our sponsor has in the past, and expects to continue in the future, to offer other Fundrise Platform investment opportunities primarily through the Fundrise Platform, including offerings that acquire or invest in commercial real estate equity investments, including multifamily properties, commercial real estate loans, and other select real estate-related assets. Our sponsor has previously organized, as of the date of this offering circular, the following similar programs (eREITsTM and eFundsTM):

• The Income eREITTM, which was formed to originate, invest in and manage a diversified portfolio of commercial real estate investments through the acquisition of commercial real estate loans;

• The Income eREITTM II, which was formed to originate, invest in and manage a diversified portfolio of commercial real estate investments through the acquisition of commercial real estate loans;

• The Growth eREITTM II, which was formed to originate, invest in and manage a diversified portfolio of commercial real estate properties and has investment objectives and strategies that are similar to ours;

• The Heartland eREITTM, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Houston, TX, Dallas, TX, Austin, TX, Chicago, IL, and Denver, CO metropolitan statistical areas;

• The West Coast eREITTM, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the Los Angeles, CA, San Francisco, CA, San Diego, CA, Seattle, WA, and Portland, OR metropolitan statistical areas;

• The East Coast eREITTM, which was formed to originate, invest in and manage a diversified portfolio primarily consisting of investments in multifamily rental properties and development projects located primarily in the states of Massachusetts, New York, New Jersey, North Carolina, South Carolina, Georgia and Florida, as well as the metropolitan statistical areas of Washington, DC and Philadelphia, PA;

• The LA Homes eFundTM, which was formed to acquire property for the development of for-sale housing in the Los Angeles, CA metropolitan statistical area;

• The DC Homes eFundTM, which was formed to acquire property for the development of for-sale housing in the Washington, DC metropolitan statistical area; and

• The National eFundTM, which was formed to acquire property for the development of for-sale housing in the metropolitan statistical areas in which our sponsor is not currently sponsoring another regionally or locally focused eFundTM, or to acquire assets in such regions that are not currently the focus of another eFundTM.

These additional programs may have investment criteria that compete with us.

If a sale, financing, investment or other business opportunity would be suitable for more than one program, our sponsor will allocate it using its business judgment.  Any allocation of this type may involve the consideration of a number of factors that our sponsor determines to be relevant.  The factors that our sponsor’s real estate professionals could consider when determining the entity for which an investment opportunity would be the most suitable include the following:

•	the investment objectives and criteria of our sponsor and the other Fundrise entities;

•	the cash requirements of our sponsor and the other Fundrise entities;

•	the effect of the investment on the diversification of our sponsor’s or the other Fundrise entities’ portfolio by type of investment, and risk of investment;

•	the policy of our sponsor or the other Fundrise entities relating to leverage;

•	the anticipated cash flow of the asset to be acquired;

•	the income tax effects of the purchase on our sponsor or the other Fundrise entities;

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•	the size of the investment; and

•	the amount of funds available to our sponsor or the Fundrise entities.

If a subsequent event or development causes any investment, in the opinion of our sponsor’s real estate professionals, to be more appropriate for another Fundrise entity, they may offer the investment to such entity.

Except under any policies that may be adopted by our Manager, which policies will be designed to minimize conflicts among the programs and other investment opportunities provided on the Fundrise Platform, no program or Fundrise Platform investment opportunity has any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any program or Fundrise Platform investment opportunity;

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any program or Fundrise Platform investment opportunity;

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any program or Fundrise Platform investment opportunity;

•	establishing material commercial relationships with another program or Fundrise Platform investment opportunity; or

•	making operational and financial decisions that could be considered to be detrimental to another program or Fundrise Platform investment opportunity.

In addition, any decisions by our Manager to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one program more than another program or limit or impair the ability of any program to pursue business opportunities.  In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular program that such arrangements or agreements include or not include another program, as the case may be.  Any of these decisions may benefit one program more than another program.

Furthermore, to the extent that we are originating or acquiring debt investments, Fundrise Lending does not receive origination or other fees in connection with the acquisition of third-party originated loans. Therefore, Fundrise Lending may experience a conflict of interest in determining whether to acquire, on our behalf, loans and other assets originated by third parties rather than those originated by Fundrise Lending. However, if we determine to make debt investments, we would expect to rely on Fundrise Lending’s and its principals’ expertise in loan origination. Accordingly, we have primarily purchased and expect to continue to primarily purchase loans originated by Fundrise Lending, LLC, rather than loans originated by third parties. Please note that, in any event, the origination fees are payable by the co-investors, joint-venture or borrower at closing.

Allocation of Our Affiliates’ Time

We rely on our sponsor’s key real estate professionals who act on behalf of our Manager, including Mr. Benjamin S. Miller, for the day-to-day operation of our business. Mr. Benjamin S. Miller is also the Chief Executive Officer of our sponsor and other Fundrise entities. As a result of his interests in other Fundrise entities, his obligations to other investors and the fact that he engages in and he will continue to engage in other business activities on behalf of himself and others, Mr. Benjamin S. Miller faces conflicts of interest in allocating his time among us, our Manager and other Fundrise entities and other business activities in which he is involved. However, we believe that our Manager and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Fundrise entities for which they work.

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Receipt of Fees and Other Compensation by our Manager and its Affiliates

Our Manager and its affiliates receive substantial fees from us, which fees are not negotiated at arm’s length. These fees could influence our Manager’s advice to us as well as the judgment of affiliates of our Manager, some of whom also serve as our Manager’s officers and directors and the key real estate professionals of our sponsor. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of provisions in our operating agreement involving our Manager and its affiliates, or the shared services agreement between our Manager and our sponsor;

•	public offerings of equity by us, which will likely entitle our Manager to increased acquisition fees, origination fees, asset management fees and other fees;

•	acquisitions of investments and originations of loans at higher purchase prices, which entitle our Manager to higher acquisition fees, origination fees and asset management fees regardless of the quality or performance of the investment or loan and, in the case of acquisitions of investments from other Fundrise entities, might entitle affiliates of our Manager to disposition fees in connection with services for the seller;

•	borrowings up to or in excess of our stated borrowing policy to acquire investments and to originate loans, which borrowings increase asset management fees payable by us to our Manager;

•	whether and when we seek to list our common shares on a stock exchange or other trading market;

•	whether we seek shareholder approval to internalize our management, which may entail acquiring assets (such as office space, furnishings and technology costs) and the key real estate professionals of our sponsor who are performing services for us on behalf of our Manager for consideration that would be negotiated at that time and may result in these real estate professionals receiving more compensation from us than they currently receive from our sponsor;

•	whether and when we seek to sell the company or its assets; and

•	whether and when we merge or consolidate our assets with other companies, including companies affiliated with our Manager.

Duties Owed by Some of Our Affiliates to Our Manager and our Manager’s Affiliates

Our Manager’s officers and directors and the key real estate and debt finance professionals of our sponsor performing services on behalf of our Manager are also officers, directors, managers and/or key professionals of:

•	Rise Companies Corp., our sponsor;

•	Fundrise Advisors, LLC, our Manager;

•	Fundrise, LLC, the owner of the Fundrise Platform;

•	other investment programs sponsored by our sponsor; and

•	other Fundrise entities.

As a result, they owe duties to each of these entities, their shareholders, members and limited partners. These duties may from time to time conflict with the duties that they owe to us.

No Independent Underwriter

As we are conducting this offering without the aid of an independent underwriter, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

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License Agreement

We have entered into a license agreement with our sponsor, pursuant to which our sponsor granted us a non-exclusive, royalty free license to use the name “Fundrise”. See “Management—License Agreement”.

Certain Conflict Resolution Measures

Independent Representative

If our sponsor, Manager or their affiliates have a conflict of interest with us that is not otherwise covered by an existing policy we have adopted or a transaction is deemed to be a “principal transaction”, the Manager will appoint an independent representative (the “Independent Representative”) to protect the interests of the shareholders and review and approve such transactions. Any compensation payable to the Independent Representative for serving in such capacity on our behalf will be payable by us. Principal transactions are defined as transactions between our sponsor, Manager or their affiliates, on the one hand, and us or one of our subsidiaries, on the other hand. Our Manager is only authorized to execute principal transactions with the prior approval of the Independent Representative and in accordance with applicable law. Such prior approval may include but not be limited to pricing methodology for the acquisition of assets and/or liabilities for which there are no readily observable market prices.

On December 2, 2015, the Manager appointed William Thomas Lockard, Jr. to serve as the Independent Representative for the various eREITsTM managed by our Manager, to protect the interests of the shareholders and review and approve any transactions in which our sponsor, Manager or their affiliates have a conflict of interest with us or a transaction deemed to be a “principal transaction”.

Mr. Lockard is currently the Managing Director and Head of Investment Banking for 280 CapMarkets, a fixed-income investment platform. He worked for 30 years as a public finance investment banker at closely held San Francisco-based Stone & Youngberg. Over the course of his banking career he structured more than 500 California local government financings representing more than $6 billion in public infrastructure and housing related projects. Mr. Lockard was a partner in the firm and served on both the firm’s board of directors and executive management committee.

Following the sale of Stone & Youngberg to Stifel, Mr. Lockard joined Rise Companies Corp. in 2014 as a Senior Vice President. Beginning in July 2015, Mr. Lockard transitioned from an employee of Rise Companies Corp. to a senior advisor. In December 2015, Mr. Lockard agreed to become the Independent Representative of Fundrise Advisors, LLC and no longer acts as a senior advisor to Rise Companies Corp.

Mr. Lockard earned a bachelor’s degree from Stanford University, a master’s degree from Claremont Graduate University, and an MBA from the University of Pennsylvania's Wharton School. Mr. Lockard served as a trustee of the University of Pennsylvania. He is a Stanford University Associate. Currently he is the board treasurer for the Center for Investigative Reporting. He is a board member of the Salesian Boys' and Girls' Club San Francisco. Mr. Lockard has served as treasurer on the boards of Coro of Northern California and the ACLU of Northern California. Mr. Lockard is a full member of the Urban Land Institute, a member of the San Francisco Golden Gate chapter of Lambda Alpha, and a member of the Stanford Real Estate Council.

The Manager believes that Mr. Lockard is independent based on the criteria for an “interested person” set forth in Section 2(a)(19) of the Investment Company Act.

Our Policies Relating to Conflicts of Interest

In addition to the provisions in our operating agreement described below and our Manager’s investment allocation policies described above, we have adopted the following policies prohibiting us from entering into certain types of transactions with our Manager, our sponsor, their officers or any of their affiliates in order to further reduce the potential for conflicts inherent in transactions with affiliates.

Pursuant to these conflicts of interest policies, we may not engage in the following types of transactions unless such transaction is approved by the Independent Representative:

•	sell or lease any investments to our Manager, our sponsor, their officers or any of their affiliates;

•	acquire or lease any investments from our Manager, our sponsor, their officers or any of their affiliates; and

•	invest in or make mortgage loans in which the transaction is with our Manager, our sponsor, their officers or any of their affiliates, including any mortgage loans that are subordinate to any mortgage or equity interest of our Manager, our sponsor, their officers or any of their affiliates.

We may, however, purchase an investment from Fundrise Lending or its affiliates in the event that Fundrise Lending or its affiliates initially acquire an investment that is suitable for us at a time when we are unable to do so, with the intention of providing us the opportunity to acquire the investment at a later date when we are able to acquire the investment. As required by our operating agreement, we will not purchase investments from Fundrise Lending or its affiliates in these circumstances without a determination by the Independent Representative that such transaction is fair and reasonable to us and at a price to us that is not materially greater than the cost of the asset to Fundrise Lending or its affiliate, as applicable.

In addition, pursuant to these conflicts of interest policies, we will neither make any loans to our Manager, our sponsor, their officers or any of their affiliates nor borrow money from our Manager, our sponsor, their officers or any of their affiliates, except as otherwise provided in the offering circular or unless approved by the Independent Representative. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the Manager. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by our Manager, our sponsor, their officers or any of their affiliates.

These conflicts of interest policies may be amended at any time in our Manager’s discretion.

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Other Operating Agreement Provisions Relating to Conflicts of Interest

Our operating agreement contains many other restrictions relating to conflicts of interest including the following:

Term of our Manager. Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances. Our shareholders may remove our Manager at any time with 30 days prior written notice for “cause,” following the affirmative vote of two-thirds of our shareholders. Unsatisfactory financial performance does not constitute “cause” under the operating agreement. Our Manager may withdraw as manager if we become required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. In the event of the removal of our Manager, our Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. Our Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function. See “Management—Term and Removal of the Manager”.

Other Transactions Involving Affiliates. Before engaging in a transaction involving an affiliate, our Manager must conclude that all other transactions between us and our sponsor, our Manager, any of their officers or directors, or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. See “Management—Investment Committee of our Manager.”

INVESTMENT OBJECTIVES AND STRATEGY

Investment Objectives

Our investment objectives are:

•	to realize growth in the value of our investments within approximately five years of the termination of this offering;

•	to grow net cash from operations so more cash is available for distributions to investors;

•	to enable investors to realize a return on their investment by beginning the process of liquidating and distributing cash to investors within approximately five years of the termination of this offering, or providing liquidity through alternative means such as in-kind distributions of our own securities or other assets; and

•	to preserve, protect and return your capital contribution.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager has substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our Manager’s investment committee reviews our investment guidelines at least annually to determine whether our investment guidelines continue to be in the best interests of our shareholders.

Investment Strategy

Through August 1, 2018 our ongoing offering has raised approximately $89.9 million in capital. We have used, and intend to continue to use, substantially all of the net proceeds from this and our prior offering to originate, acquire, asset manage, operate, selectively leverage, syndicate and opportunistically sell commercial real estate properties. We intend to continue to acquire and operate real estate and real estate-related assets on an opportunistic basis. Our management has extensive experience investing in numerous types of properties. Thus, we may acquire a wide variety of commercial properties, including office, industrial, retail, hospitality, recreation and leisure, single-tenant, multifamily and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use. We focus on acquiring properties with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning, those located in markets with high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. We also may invest in real estate-related securities, including securities issued by other real estate companies, either for investment or in change of control transactions completed on a negotiated basis or otherwise, and in bridge and mezzanine loans that may lead to an opportunity to purchase a real estate interest. In addition, to the extent that our Manager and its investment committee determines that it is advantageous, we also may make or invest in commercial mortgage-backed securities, mortgage loans and tenant-in-common interests. We expect that our portfolio of debt investments, if any, will be secured primarily by U.S. based collateral and diversified by security type, property type and geographic location.

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We may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of our Manager, including present and future real estate investment offering and REITs sponsored by affiliates of our sponsor. We also may serve as mortgage lender to, or acquire interests in or securities issued by, these joint ventures, tenant-in-common investments or other joint venture arrangements.

We may selectively employ leverage to enhance total returns to our shareholders through a combination of senior financing on our real estate acquisitions, secured facilities, and capital markets financing transactions, and, as of December 31, 2017 we had no outstanding debt that was drawn down from our grid note with our sponsor. Our target portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 50-85% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of assets. We seek to secure conservatively structured leverage that is long-term, non-recourse, non-mark-to-market financing to the extent obtainable on a cost effective basis. To the extent a higher level of leverage is employed, it may come either in the form of government-sponsored programs or other long-term, non-recourse, non-mark-to-market financing. Our Manager may from time to time modify our leverage policy in its discretion. However, other than during our initial period of operations, it is our policy to borrow not more than 85% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee.

In executing on our business strategy, we believe that we benefit from our Manager’s affiliation with our sponsor given our sponsor’s strong track record and extensive experience and capabilities as an online real estate origination and funding platform. These competitive advantages include:

•	our sponsor’s experience and reputation as a leading real estate investment manager, which historically has given it access to a large investment pipeline similar to our targeted assets and the key market data we use to underwrite and portfolio manage assets;

•	our sponsor’s direct and online origination capabilities, which are amplified by a proprietary technology platform, business process automation, and a large user base, of which a significant portion are seeking capital for real estate projects;

•	our sponsor’s relationships with financial institutions and other lenders that originate and distribute commercial real estate debt and other real estate-related products and that finance the types of assets we intend to acquire and originate;

•	our sponsor’s experienced portfolio management team which actively monitors each investment through an established regime of analysis, credit review and protocol; and

•	our sponsor’s management team which has a successful track record of making commercial real estate investments in a variety of market conditions.

Investment Decisions and Asset Management

Within our investment policies and objectives, our Manager’s investment committee has substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. We believe that successful real estate investment requires the implementation of strategies that permit favorable purchases and originations, effective asset management and timely disposition of those assets. As such, we have developed a disciplined investment approach that combines the experience of its team of real estate professionals with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment. The approach also includes active and aggressive management of each asset acquired.

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We believe that active management is critical to creating value. We develop a well-defined exit strategy for each investment we make. Specifically, we assign an exit or refinance timeline to each asset we acquire prior to its purchase as part of the original business plan for the asset. We then continually re-evaluate the exit strategy of each asset in response to the performance of the individual asset, market conditions and our overall portfolio objectives to determine the optimal time to sell the asset.

To execute our disciplined investment approach, a team of our real estate professionals take responsibility for the business plan of each investment. The following practices summarize our investment approach:

•	Local Market Research – The investment team extensively researches the acquisition and/or origination and underwriting of each transaction, utilizing both real time market data and the transactional knowledge and experience of our network of professionals and in market relationships.

•	Underwriting Discipline – We follow a tightly controlled and managed process to examine all elements of a potential investment, including, with respect to real property, its location, income-producing capacity, prospects for long-range appreciation, income tax considerations and liquidity. Only those assets meeting our investment criteria will be accepted for inclusion in our portfolio. In an effort to keep an asset in compliance with those standards, the underwriting team remains involved through the investment life cycle of the asset and consults with the other internal professionals responsible for the asset. This team of experts reviews and develops comprehensive reports for each asset throughout the holding period.

•	Risk Management – Risk management is a fundamental principle in our construction of portfolios and in the management of each investment. Diversification of portfolios by investment type, investment size and investment risk is critical to controlling portfolio-level risk. Operating or performance risks arise at the investment level and often require real estate operating experience to cure. Our real estate professionals review the operating performance and history of our joint-venture and development partners against projections and provide the oversight necessary to detect and resolve issues as they arise.

•	Asset Management – Prior to the purchase of an individual asset or portfolio, the Manager closely works with the acquisition and underwriting teams to develop an asset business strategy. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. We review asset business strategies regularly to anticipate changes or opportunities in the market during a given phase of a real estate cycle. We have designed this process to allow for realistic yet aggressive enhancement of value throughout the investment period.

Execution on Investment Strategy

Overview:

Workforce Housing + Low Cost Basis + Long-Term Fixed Financing = Stable Current Cash Flow with Long-Term Appreciation Potential

In 2016, Fundrise Equity REIT, LLC (the “Growth eREIT™”) executed on its strategy of focusing on the acquisition of Class B multifamily properties, by closing on six cash-flowing apartment building assets across the country. The Growth eREITTM is now poised to capitalize both on the long-term structural supply barriers and demographic trends in the market.

We believe these factors have positioned the Growth eREITTM to earn an attractive risk-adjusted base return with the potential for a significant upside return depending on future events.

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* Past performance is not indicative of future results. Various factors may result in these projections no longer being accurate in the future. This information should be used for informational purposes only. Projection assumes dividends reinvested. See exhibit for assumptions.

Based on the current performance of its assets, the Growth eREITTM‘ s conservative projected return going forward includes an approximately 8% annualized dividend and a 1.9x to 2.3x equity multiple over the anticipated term of the Growth eREITTM.

Asset Name	# of Units	Total Cost Basis	5-Year Average Annual Cash Flow*	Projected Profit at Sale*
Jacksonville, FL Apartments - Reserve at Mandarin	520	$42,700,000	8%	130% - 180%
Jacksonville, FL Apartments - Palms at Beacon Pointe	159	$13,200,000	8%	128% – 178%
Richland, WA Apartments - The Villas at Meadow Springs	286	$39,480,000	12%	105% - 150%
Northern VA Apartments - Sacramento Square	216	$42,791,723	6%	62% - 98%
Northern VA Apartments - Canterbury Square	76	$11,064,894	7%	80% - 120%
Northern VA Apartments - Lancaster Mill	138	$23,291,615	7%	66% - 102%
	1,395	$172,528,232	8%	92% - 135%

* Annual cash flow received by the investor is net of all fees. Past performance is not indicative of future results. Various factors may result in these projections no longer being accurate in the future. This information should be used for informational purposes only. Projection assumes dividends reinvested. See exhibit for assumptions regarding anticipated annual cash flow and projected profit at sale.

Strategy and Objective:

The Growth eREIT’s™ strategy is based on three core principles:

1.	Low Cost Basis - “Value Investing”: The Growth eREITTM seeks to acquire properties below their replacement cost. In other words, the price that the Growth eREITTM pays for each of its investments (i.e., the “cost basis”) is less than what it would cost someone else to build a similar property in the same location today (i.e., the “replacement cost”).

2.	Long-term, Fixed-Rate Debt: Interest rates on loans for acquiring apartment buildings are at historic lows. By securing long-term, fixed rate debt today, the Growth eREITTM is able to maximize consistent cash-flow while also reducing volatility over the term of the investment.

3.	Demand for Low-to-Moderate Cost Housing: There is a growing population in need of affordably-priced rentals, often called “workforce housing,” but only a fixed amount of older buildings serving this middle-income cohort. New apartments are so expensive to build that developers must focus on catering to higher-income residents, meaning affordably priced units face little-to-no new-build competition. Although existing assets may enter this market through depreciation, this fails to keep pace with demand. Moreover, workforce housing continues to diminish through renovations and conversions to alternative property types.

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The Growth eREIT™ aims to (i) pay current dividends on a quarterly basis and (ii) achieve higher returns at the end of the investment. However, there can be no assurance that the Growth eREITTM will be able to achieve either of these goals.

1) Value Investing - Basis And Barriers To Entry

We believe that the Growth eREIT’sTM low acquisition costs relative to replacement costs will be critical to its long-term performance. The cost to build new, competitive supply exceeds what the Growth eREITTM has paid to acquire its assets. Since construction costs are ultimately passed on to tenants in the form of higher rents, we believe developers of new properties are unlikely to be able to undercut rents at Growth eREITTM-held assets.

Asset Name	Total $ Basis / Unit	Estimated Replacement Cost / Unit*	Discount to Replacement Cost
Reserve at Mandarin	$82,115	$105,462	22.1%
Palms at Beacon Pointe	$83,019	$121,509	31.7%
The Villas at Meadow Springs	$138,042	$140,000	1.4%
Sacramento Square	$198,110	$252,000	21.4%
Canterbury Square	$145,591	$198,947	26.8%
Lancaster Mill	$168,780	$240,000	29.7%
	$123,676	$155,464	20.6%

* Based on the total development costs to build a comparable building. See exhibit for assumptions on estimated replacement cost.

According to Green Street Advisors, a leading REIT research firm, it costs AvalonBay Communities, one of the country’s largest apartment developers, $340,000 per unit to construct a new apartment complex. To justify this cost, average monthly rent must top $2,900 per unit. The much lower rents paid by middle-income tenants are thereby generally insufficient to incentivize developers to construct new Class B/C, or workforce-targeted, multifamily apartments.

In addition to minimal new supply, the renovation and conversion of existing Class B/C multifamily rental units into Class A has put further downward pressure on the total inventory available to low- and middle-income tenants. Research by Reis, which tracks commercial real estate, found that the supply of less expensive apartments, excluding rent-regulated units, has decreased 1.6% since 2002. Over that time, high-end apartment inventory has increased 31%.

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According to data from CoStar, rent growth of high-end multifamily assets over the past year fell short of rent growth of workforce housing by more than a full percentage point. In the markets where the Growth eREITTM has invested for which CoStar provides data, that positive spread averaged close to two percentage points. Put simply, we believe workforce housing supply is shrinking and demand is steady, resulting in outsized rent growth and long-term appreciation potential.

With the majority of new construction focused on Class A, existing Class B/C multifamily rental assets are expected to face little to no competition from new product. Rent trends demonstrate that the depreciation of existing assets has proven an insufficient counterweight to growing demand and the removal of inventory through renovations and conversions.

2) Long-Term, Fixed-Rate Debt

Interest rates have been at historic lows for the past seven years. The Growth eREIT™ secured fixed rate debt when interest rates bottomed between May and September 2016, thereby locking in an attractive average interest rate that supports strong current cash flow.

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Generally speaking, long-term, fixed-rate debt significantly lowers risk and improves the stability of real estate investments. The Growth eREIT™ acquired properties at a wide price spread in order to leverage low, fixed interest rates, thereby allowing demographic and inflation trends to drive appreciation. With a weighted-average loan term of 9.3 years, we believe the Growth eREIT’sTM portfolio is well insulated from potential market volatility.

Asset Name	Loan to Cost (LTC)*	Term of Loan	Fixed Rate
Reserve at Mandarin	63.2%	12 Years	4.21%
Palms at Beacon Pointe	62.5%	12 Years	4.21%
The Villas at Meadow Springs	76.2%	10 Years	3.87%
Sacramento Square	65.4%	7 Years	3.50%
Canterbury Square	65.1%	7 Years	3.50%
Lancaster Mill	63.5%	7 Years	3.50%
	66.9%	9.3 Years	3.81%

* Loan-to-cost ratio (LTC) is the approximate amount of the total debt on the asset, divided by the total capitalized cost of the project.

This is expected to be particularly impactful given the shifting interest rate environment. The Federal Reserve raised rates by 25 basis points late last year, and has indicated that it will likely implement more rate hikes in 2017. By securing low rates, we believe the Growth eREIT™ should be relatively protected from these shifts and their potential impact on cash flows. Moreover, since the Growth eREIT™ is non-traded, we expect investors may benefit from the relative price stability of its shares. Comparatively, traditional public REITs typically demonstrate high volatility due to interest rate fluctuations.

3) Demand For Workforce Housing - Demographic Trends

Demand for apartments has been rising rapidly across the country. According to a paper published by the Joint Center for Housing Studies at Harvard University, the increase in renter households from 2005-2015 was greater than from 1995-2005 in nearly every age bracket. Census data from the 2015 American Community Survey (ACS) highlights the growing ranks of renters in markets where the Growth eREITTM has invested:

The ACS data also shows that renter household formation in these markets has been robust across generations. Stagnant wages, student loan debt, and delayed coupling have led to strong rental demand among both Millennials and young Gen X-ers. Meanwhile, Baby Boomers are increasingly demonstrating a preference to rent, due to convenience and other factors. We believe the Growth eREIT’sTM exposure to multifamily assets positions it to benefit from these trends.

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Class B/C multifamily product also offers investors an implicit hedge against a recession. Even in worst-case scenarios—a recession hits prior to our target liquidation date, etc.—the Growth eREIT™ assets could benefit as prospective homebuyers get pushed into the rental market and Class A renters get pushed into the lower quality tiers.

Conclusions:

Since the Growth eREIT™ launched in early 2016, the need for affordably priced rental housing has even increased. Rising labor costs have driven up construction pricing, emphasizing the value of purchasing below replacement cost, while low, fixed interest rates have insulated the portfolio from rising benchmark rates. Given these factors, we believe the Growth eREIT™ is well positioned to continue and expand on its initial success for the duration of the hold, and that the Growth eREIT™ has laid the fundamentals for a compelling risk-adjusted return now with high current dividends and the potential for upside at sale.

Market Overview and Opportunity

We believe that the near and intermediate-term market for investment in select commercial real estate properties, commercial real estate equity investments, joint venture equity investments, and other real-estate related assets is compelling from a risk-return perspective. Given the prospect of a continued relatively loose Federal Reserve monetary policy, we favor a strategy weighted toward targeting equity investments with significant potential value creation but below the radar of institutional-sized investors. In contrast, returns typically associated with core real estate properties in major gateway markets, and stabilized trophy assets have generally become over-priced in the a pursuit of safety over value. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, provides us with opportunities to originate investments with attractive long-term equity returns and strong structural features with local, joint venture real estate companies, thereby taking advantage of changing market conditions in order to seek the best risk-return dynamic for our shareholders.

We believe that the following market conditions, which are by-products of changing demographics and the extended credit market dislocation, should create a favorable investment environment for us.

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Population growth has shifted dramatically to urban environments, increasing demand for property in areas often neglected by institutional investors due to the small, fragmented size of the property investments and the emerging character of the neighborhoods. Between 2000 and 2010, more than a million baby boomers moved out of areas 40 to 80 miles from city centers and a similar number moved to within five miles of city centers, according to an analysis of 50 large cities by the online real estate brokerage Redfin. According to the Census Bureau, urban growth is rapidly outpacing suburban areas: (1) the nation's metro areas grew by about 2.3 million to 269.9 million people last year; (2) about three in four metro areas gained population between 2012 and 2013 — of 381, only 92 lost population; and (3) in all but five of the 50 fastest-growing metro areas, the largest contributor to growth was net migration, not higher birth rates. These urban markets have historically been the focus of the previous investments and experience of our Manager’s management team.

Retail investors have limited opportunity to invest in private real estate without paying a heavy load in fees. The non-listed REIT industry has seen enormous growth in the past 5 years, raising up to $15 billion dollars a year, according to the Investment Program Association. This success was achieved despite an up-front fee load of often times as much as 15-20% of an individual investment, which are some of the highest loads across the entire financial industry. Our Manager’s management team believes that a lower cost alternative, available through a convenient online platform, would offer compelling competition in the marketplace.

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The small balance commercial market is underserved by conventional capital sources, reducing the availability of both debt and equity capital for small property owners and leading to favorable pricing dynamics. According to Boxwood Means LLC, a leading research authority in the small-cap commercial real estate market, small balance commercial (SBC) loan originations under $5 million in value topped $175 billion. However, traditional institutional lenders poorly penetrate the SBC market, which is demonstrated by a secular decline of SBC loans held on bank balance sheets. The top 15 lenders – all commercial banks – accounted for only 23% of total volume last year. By contrast, the top 5 residential lenders command close to 50% of total originations. As a result, generally speaking there are increasingly more favorable pricing dynamics as less funding is available to participants in the SBC space.

The inefficiency and fragmentation of the SBC market has resulted in a relatively lower pricing for SBC properties as compared to core commercial. As of April 2015, there is the largest spread in prices between the Core Commercial CPPI component and the Boxwood SCPI-117 since 2005. The size of the gap illustrates the potential value discrepancy of small cap commercial real estate relative to institutional properties.

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More stringent regulatory environment for lending has increased standards and reduced proceeds for borrowers, frequently creating a need for new sources of funding and additional equity capital capitalization. According to Keefe, Bruyette & Woods, Inc., a Stifel Company, average loan-to-values are 68%, a 10-year historic low. Contraction of the banking system and capital adequacy issues have greatly diminished the capacity of major banks to provide commercial mortgage loans and credit facilities to property owners. The banking industry has been transformed by bankruptcies, including the seizure of approximately 195 banks by the Federal Deposit Insurance Corporation, or FDIC (25 in 2008, 140 in 2009 and 30 more by March 12, 2010), and the tightening of lending standards at commercial banks. The conservative lending environment has created an opportunity for flexible capital required to fully capitalize properties. Therefore, the demand for equity funding has increased significantly.

Concentration of fundraising among the largest private equity funds has increased the difficulty for real estate companies to raise equity or mezzanine investments of less than $10,000,000. One of the responses to the 2008 recession, according to Preqin Global Private Equity Report, has been growth in the average size of investment funds, whereby large investors have been investing more of their capital with managers that have extensive track records, and are therefore, by nature, raising much larger funds. In 2014, funds of a size equivalent to $1.5 billion or more accounted for 58% of all private equity capital raised; while, first-time managers only accounted for 7% of capital raised. The average fund size hit a record of greater than $600,000,000. Larger funds consequently focus on larger deals in order to deploy their capital fully and effectively. Consequently, there is much less competition for investments typically too small for the major private equity funds.

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The decline in construction lending volume and tightening of credit standards from traditional sources of financing for commercial real estate has decreased debt capital available for construction and land development and increased the demand for equity. Construction lending fell precipitously since the 2008 recession. The FDIC report shows that outstanding construction loans for both residential and commercial projects have only recently recovered from the nadir. Data from Sageworks, a financial information company, shows that construction and land development loans were 5.14% of total loans and leases as of year-end 2014, down from 8.88% in March 2008, despite the fact that loss rates for construction and land development loans have fallen from 3.58% of average loan balances in December 2009 to 0.24% as of late 2014. Although construction lending has increased since the bottom of the cycle, stricter lending standards have still left open attractive sections in the market. According to an American Banking Association survey, a quarter of U.S. banks also cited hard caps on commercial lending imposed by regulators and other supervisory requirements as a reason for decreased construction lending. As a result, while demand is recovering in major cities, supply of new space has lagged, especially compounded in urban markets with burdensome zoning and community process.

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Commercial Real Estate Debt Maturities

Sources: Barclays Capital (numbers are estimated except for CMBS)

Targeted Investments

Because our approach to acquiring and operating real estate and real estate-related assets involves more risk than comparable real estate programs that have a targeted holding period for investments longer than ours, utilize leverage to a lesser degree and/or employ more conservative investment strategies, we believe that we have a potential for a higher rate of return than comparable real estate programs. Prior to acquiring an asset, our Manager’s investment committee performs an individual analysis of the asset to determine whether it meets our investment guidelines, including the probability of sale at an optimum price within our targeted holding period. Our Manager’s investment committee then uses the information derived from this analysis to determine whether the asset is an appropriate investment for us.

We have invested, and intend to continue to invest, in a wide variety of commercial properties, including, without limitation, office, industrial, retail, hospitality, recreation and leisure, single-tenant, multifamily and other real properties. These properties may be existing or newly constructed properties, properties under development or construction, properties not yet developed or raw land for development or resale and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use. In each case, the properties are identified by us as opportunistic investments. These properties are identified as such because of their property-specific characteristics or their market characteristics. For instance, properties that may benefit from unique repositioning opportunities or for development or redevelopment or that are located in markets with high growth potential or that are available from distressed sellers may present appropriate investments for us.

In the case of real estate-related investments, we may invest in (1) equity securities such as common stocks, preferred stocks and convertible preferred securities of public or private real estate companies such as other REITs and other real estate operating companies, (2) debt securities such as commercial mortgages, mortgage loan participations, commercial mortgage-backed securities and debt securities issued by other real estate companies, and (3) mezzanine loans, bridge loans and certain non-U.S. dollar denominated securities. In each case, these real estate-related assets have been identified as being opportunistic investments with significant possibilities for near-term capital appreciation or higher current income.

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We intend to hold our assets for a period of approximately five years from the termination of this offering. We believe that holding our assets for this period will enable us to capitalize on the potential for increased income and capital appreciation of such assets while also providing for a level of liquidity consistent with our investment strategy and fund life. Though we will evaluate each of our assets for capital appreciation generally within a targeted holding period of approximately five years from the termination of this offering, we may consider investing in properties and other assets with a different holding period in the event such investments provide an opportunity for an attractive return in a period that is consistent with the life of the Company. Further, economic or market conditions, or the tax rules applicable to REITs, may influence us to hold our investments for different periods of time.

As a result of our flexibility to invest in a variety of types of real estate and real estate-related assets rather than in specific limited asset types, our intent to target assets with significant possibilities for near-term capital appreciation or higher current income, we believe that our investments have the potential to provide a rate of return superior to real estate programs that invest in a limited range of asset types, have a longer targeted holding period, utilize leverage to a lesser degree and/or employ more conservative investment strategies.

In cases where our Manager’s investment committee determines that it is advantageous to us to make investments in which our sponsor or its affiliates do not have substantial experience, it is our Manager’s investment committee’s intention to employ persons, engage consultants or partner with third parties that have, in our Manager’s investment committee’s opinion, the relevant expertise necessary to assist our Manager’s investment committee in its consideration, making and administration of such investments.

Investments in Real Property

In executing our investment strategy with respect to investments in real property, we seek to invest in assets that we believe may be repositioned or redeveloped so that they reach an optimum value within approximately five years from the termination of this offering. We may acquire properties with lower tenant quality or low occupancy rates and reposition them by seeking to improve the property, tenant quality and occupancy rates and thereby increase lease revenues and overall property value. Further, we may invest in properties that we believe are an attractive value because all or a portion of the tenant leases expire within a short period after the date of acquisition, and we intend to renew leases or replace existing tenants at the properties for improved returns. We may acquire properties in markets that are depressed or overbuilt with the anticipation that, within our targeted holding period, the markets will recover and favorably impact the value of these properties. We may also acquire properties from sellers who are distressed or face time-sensitive deadlines with the expectation that we can achieve better success with the properties. Many of the markets where we acquire properties may have high growth potential in real estate lease rates and sale prices. To the extent feasible, we invest in a diversified portfolio of properties in terms of geography, type of property and industry of our tenants that satisfy our investment objectives of preserving our capital and realizing capital appreciation upon the ultimate sale of our properties. In making investment decisions for us, our Manager’s investment committee considers relevant real estate property and financial factors, including the location of the property, its suitability for any development contemplated or in progress, its income-producing capacity, the prospects for long-range appreciation and its liquidity and income and REIT tax considerations.

We are not limited in the number or size of properties we may acquire or the percentage of net proceeds of this offering that we may invest in a single property. The number and mix of properties we acquire depends upon real estate and market conditions and other circumstances existing at the time we acquire our properties and the amount of proceeds we raise in this offering.

Our investment in real estate generally takes the form of holding fee title or a long-term leasehold estate, and is most commonly owned through a special purpose entity with a joint venture partner. We acquire such interests either directly or indirectly through limited liability companies or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with third parties, including developers of the properties, or with affiliates of our sponsor. In addition, we may purchase properties and lease them back to the sellers of such properties. Although we use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” so that we will be treated as the owner of the property for federal income tax purposes, the Internal Revenue Service could challenge such characterization. In the event that any such sale-leaseback transaction is recharacterized as a financing transaction for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. See “U.S. Federal Income Tax Considerations—Gross Income Tests—Sale-Leaseback Transactions.”

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Though we have diversified and intend to continue to diversify our portfolio by geographic location, we expect to continue to focus on markets with high growth potential. As a result, our actual investments may result in concentrations in a limited number of geographic regions. We expect to continue to make our investments in or in respect of real estate assets located in the United States. If we invest in properties outside of the United States, we intend to focus primarily on commercial properties located in Europe, which we believe to have similar characteristics as those properties in which we have previous investment and management expertise. Investment in areas outside of the United States may be subject to risks different than those impacting properties in the United States.

Our obligation to purchase any property generally is conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

• plans and specifications;

• environmental reports;

• surveys;

• evidence of marketable title subject to such liens and encumbrances as are acceptable to our Manager;

• auditable financial statements covering recent operations of properties having operating histories; and

• title and liability insurance policies.

We do not purchase any property unless and until we obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel and performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property. With respect to international investments, we seek to obtain an environmental assessment that is customary in the location where the property is being acquired.

Generally, sellers engage and pay third party brokers or finders in connection with the sale of an asset. However, although we do not expect to do so on a regular basis, we may from time to time compensate third party brokers or finders in connection with our acquisitions.

We may enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that, if during a stated period the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations. In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased. In purchasing, leasing and developing properties, we are subject to risks generally incident to the ownership of real estate.

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Multifamily and Mixed-Use Properties.  We may acquire and develop multifamily and mixed-use properties for rental operations as apartment buildings and/or for conversion into condominiums. In each case, these multifamily and mixed-use communities must meet our investment objectives and may include conventional multifamily properties, such as mid-rise, high-rise, and garden-style properties, as well as student housing and age-restricted properties (typically requiring at least one resident of each unit to be 55 or older). Specifically, we may acquire multifamily assets that may benefit from enhancement or repositioning and development assets. We may purchase any type of residential property, including properties that require capital improvement or lease-up to enhance shareholder returns. Location, condition, design and amenities are key characteristics for apartment communities and condominiums. We focus on major metropolitan areas and other markets and submarkets that are deemed likely to benefit from ongoing population shifts and/or that are poised for high growth potential.

The terms and conditions of any apartment lease that we enter into with our residents may vary substantially; however, we expect that a majority of our leases will continue to be standardized leases customarily used between landlords and residents for the specific type and use of the property in the geographic area where the property is located. In the case of apartment communities, such standardized leases generally have terms of one year or less. All prospective residents for our apartment communities are required to submit a credit application.

Office Properties. We may acquire and develop office properties for rental operations. In each case, these office properties must meet our investment objectives and may include low-rise, mid-rise and high-rise office buildings and office parks in urban and suburban locations, especially those that are in or near central business districts or have access to transportation. Specifically, we may acquire office properties that may benefit from enhancement or repositioning and development assets. We may purchase any type of office property, including properties that require capital improvement or lease-up to enhance shareholder returns. Location, condition, design and amenities are key characteristics for office properties. We focus on major metropolitan areas and other markets and submarkets that are poised for high growth potential.

The terms and conditions of any office lease that we enter into with our tenants may vary substantially; however, we expect that a majority of our leases will continue to be standardized leases customarily used between landlords and tenants for the specific type and use of the property in the geographic area where the property is located. All prospective tenants for our office properties are required to submit a credit application.

Retail Properties. We may acquire and develop office properties for rental operations. In each case, these retail properties must meet our investment objectives and may include malls, power centers, strip centers, urban retail, and single tenant properties with credit or non-credit tenants. Specifically, we may acquire retail properties that may benefit from enhancement or repositioning and development assets. We may purchase any type of retail property, including properties that require capital improvement or lease-up to enhance shareholder returns. Location, condition, design and amenities are key characteristics for retail properties. We focus on major metropolitan areas and other markets and submarkets that are poised for high growth potential.

The terms and conditions of any retail lease that we enter into with our tenants may vary substantially; however, we expect that a majority of our leases will continue to be standardized leases customarily used between landlords and tenants for the specific type and use of the property in the geographic area where the property is located. All prospective tenants for our retail properties are required to submit a credit application.

Industrial Properties. We may acquire and develop industrial properties for rental operations. In each case, these industrial properties must meet our investment objectives and may include warehouse and distribution facilities, office/warehouse flex properties, research and development properties and light industrial properties. Specifically, we may acquire industrial properties that may benefit from enhancement or repositioning and development assets. We may purchase any type of industrial property, including properties that require capital improvement or lease-up to enhance shareholder returns. Location and condition are key characteristics for industrial properties. We focus on major metropolitan areas and other markets and submarkets that are poised for high growth potential.

The terms and conditions of any industrial lease that we enter into with our tenants may vary substantially; however, we expect that a majority of our leases will continue to be standardized leases customarily used between landlords and tenants for the specific type and use of the property in the geographic area where the property is located. All prospective tenants for our industrial properties are required to submit a credit application.

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Joint Venture Investments. We are likely to enter into joint ventures, partnerships, tenant-in-common investments or other co-ownership arrangements with third parties as well as entities affiliated with our sponsor for the acquisition, development or improvement of properties for the purpose of diversifying our portfolio of assets. We may also enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other third parties for the purpose of developing, owning and operating real properties. A joint venture creates an alignment of interest with a private source of capital for the benefit of our shareholders, by leveraging our acquisition, development and management expertise in order to achieve the following four primary objectives: (1) increase the return on invested capital; (2) diversify our access to equity capital; (3) “leverage” invested capital to promote our brand and increase market share; and (4) obtain the participation of sophisticated partners in our real estate decisions. In determining whether to invest in a particular joint venture, our Manager’s investment committee evaluates the real property that such joint venture owns or is being formed to own under the same criteria described elsewhere in this offering circular for our selection of real property investments.

Investments in Debt-Related Real Estate Assets

While we principally have made, and continue to intend to make, equity investments in real estate, if we determine to make debt investments for a portion of our portfolio, we would expect to invest in commercial real estate loans, as well as commercial real estate-related debt securities and other similar real estate-related assets (which may include investments in majority-owned subsidiaries with rights to receive preferred economic returns), by directly originating such investments and by purchasing them from third party sellers. We may also invest in CMBS, as well as other commercial real estate-related debt securities such as CDOs, unsecured debt issued by REITs and interests in other securitized vehicles that own real estate-related debt.

Other Possible Investments

Although most of our investments are of the types described above, we may make other investments, such as international investments. In fact, we may invest in whatever types of interests in real estate- or debt-related assets that we believe are in our best interests. Although we can purchase any type of interest in real estate- or debt-related assets, our conflicts of interest policy and operating agreement do limit certain types of investments involving our Manager, our sponsor, their officers or any of their affiliates. See “Conflicts of Interest—Certain Conflict Resolution Measures.”

Investment Process

Our Manager has the authority to make all the decisions regarding our investments consistent with the investment guidelines and borrowing policies approved by our Manager’s investment committee and subject to the limitations in our operating agreement and the direction and oversight of our Manager’s investment committee. Our Manager’s investment committee must approve all investments other than investments in commercial real estate. With respect to investments in commercial real estate, our Manager’s investment committee has adopted investment guidelines that our Manager must follow when acquiring such assets on our behalf without the approval of our Manager’s investment committee. We have not in the past and will not moving forward, however, purchase or lease assets in which our Manager, any of our officers or any of their affiliates has an interest without a determination by the Independent Representative that such transaction is fair and reasonable to us and at a price to us that is not materially greater than the cost of the asset to the affiliated seller or lessor. In the event that two or more members of the investment committee are interested parties in a transaction, the Independent Representative will consider and vote upon the approval of the transaction. Our Manager’s investment committee formally reviews our investment guidelines at a duly called meeting on an annual basis and our investment portfolio on a quarterly basis or, in each case, more often as they deem appropriate. Changes to our investment guidelines must be approved by our Manager’s investment committee.

Our Manager focuses on the sourcing, acquisition and management of commercial real estate. It sources our investments from new or existing customers, former and current financing and investment partners, third party intermediaries, competitors looking to share risk and investment, securitization or lending departments of major financial institutions.

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In selecting investments for us, our Manager utilizes our sponsor’s established investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. The criteria that our Manager considers when evaluating prospective investment opportunities include:

•	macroeconomic conditions that may influence operating performance;

•	real estate market factors that may influence real estate valuations, real estate lending and/or economic performance of real estate generally;

•	fundamental analysis of the real estate, including tenant rosters, lease terms, zoning, operating costs and the asset’s overall competitive position in its market;

•	the operating expertise and financial strength of the sponsor or borrower;

•	real estate and leasing market conditions affecting the real estate;

•	the cash flow in place and projected to be in place over the expected hold period of the real estate;

•	the appropriateness of estimated costs and timing associated with capital improvements of the real estate;

•	a valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the real estate;

•	review of third-party reports, including appraisals, engineering and environmental reports;

•	physical inspections of the real estate and analysis of markets; and

•	the overall structure of the investment and rights in the transaction documentation.

If a potential investment meets our Manager’s underwriting criteria, our Manager will review the proposed transaction structure, including, with respect to joint ventures, distribution and waterfall criteria, governance and control rights, buy-sell provisions and recourse provisions. Our Manager evaluates the asset’s position within the overall capital structure and our rights in relation to other partners or capital tranches. Our Manager analyzes each potential investment’s risk-return profile and review financing sources, if applicable, to ensure that the investment fits within the parameters of financing facilities and to ensure performance of the real estate asset.

Borrowing Policy

We believe that our sponsor’s ability to obtain both competitive interim and term financings and its relationships with top tier financial institutions should continue to allow our Manager to successfully employ moderate levels of borrowing in order to enhance our returns to shareholders. Although our investment strategy is not contingent on financing our assets in the capital markets, our sponsor’s past experience and ability in structuring and managing match-funded, flexible term debt facilities and securitization vehicles should continue to provide our Manager with an advantage in potentially obtaining conservatively structured term financing for many of our investments, to the extent available, through capital markets and other financing transactions, including allowing our Company to be among the first to access the capital markets when conditions permit.

We may employ leverage in order to provide more funds available for investment, and, as of December 31, 2017, had no outstanding debt that was drawn down from our grid note with our sponsor. We believe that careful use of conservatively structured leverage will help us to achieve our diversification goals and potentially enhance the returns on our investments. We expect that once we have fully invested the proceeds of this and our initial offering, our debt financing, on a portfolio-wide basis, will be between 50-85% of the greater of the cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets, although it may exceed this level during our offering stage. Our Manager may from time to time modify our leverage policy in its discretion. However, other than during our initial period of operations, it is our policy to not borrow more than 85% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee.

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Operating Policies

Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our assets and the nature and level of credit enhancements supporting our assets. Our Manager and its executive officers review and monitor credit risk and other risks of loss associated with each investment. In addition, we seek to diversify our portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. Our Manager’s investment committee monitors the overall portfolio risk and levels of provision for loss.

Interest Rate Risk Management. To the extent consistent with maintaining our qualification as a REIT, we follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to “match-fund”, which means our Manager seeks to structure the key terms of our borrowings to generally correspond with the expected holding period of our assets and their underlying leases and through hedging activities.

Hedging Activities. We may engage in hedging transactions to protect our investment portfolio and variable rate leverage from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as we determine is in the best interest of our shareholders, given the cost of such hedges and the need to maintain our qualification as a REIT. We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. We may elect to bear a level of interest rate risk that could otherwise be hedged when our Manager believes, based on all relevant facts, that bearing such risk is advisable or economically unavoidable.

Equity Capital Policies. Under our operating agreement, we have authority to issue an unlimited number of additional common shares or other securities. In particular, our Manager is authorized to provide for the issuance of an unlimited amount of one or more classes or series of shares in our Company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series, without shareholder approval. After your purchase in this offering, our Manager may elect to: (i) sell additional shares in this or future public offerings, (ii) issue equity interests in private offerings or (iii) issue shares to our Manager, or its successors or assigns, in payment of an outstanding fee obligation. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares.

Disposition Policies

As each of our investments reach what we believe to be its optimum value during the expected life of the company, we consider disposing of the investment and may do so for the purpose of either distributing the net sale proceeds to our shareholders or investing the proceeds in other assets that we believe may produce a higher overall future return to our shareholders. We anticipate that any such dispositions typically would occur during the period within approximately five years from the termination of this offering (subject to pursuing alternative means of providing liquidity). However, in accordance with our investment objective of achieving maximum capital appreciation, we may sell a particular property or other asset before or after this anticipated holding period if, in the judgment of our Manager’s investment committee, selling the asset is in our best interest. The determination of when a particular investment should be sold or otherwise disposed of is made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property or other investment is anticipated to decline substantially, whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives, whether disposition of the asset would allow us to increase cash flow, and whether the sale of the asset would constitute a prohibited transaction under the Code or would impact our status as a REIT. Our ability to dispose of property during the first few years following its acquisition is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Code regarding prohibited transactions by REITs, a REIT that sells a property other than foreclosure property that is deemed to be inventory or property held primarily for sale in the ordinary course of business is deemed a “dealer” with respect to any such property and is subject to a 100% penalty tax on the net income from any such transaction unless the sale qualifies for a statutory safe harbor from application of the 100% tax. As a result, our Manager attempts to structure any disposition of our properties with respect to which our Manager believes we could be viewed as a dealer in a manner to avoid this penalty tax through reliance on the safe harbor available under the Code or through the use of a TRS. See “U.S. Federal Income Tax Considerations—Taxation of Our Company.” Alternatively, the risk of incurring the 100% tax may require the Manager to forgo an otherwise attractive sale opportunity.

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When we determine to sell a particular property or other investment, we seek to achieve a selling price that maximizes the capital appreciation for investors based on then-current market conditions. We cannot assure you that this objective will be realized. The selling price of a leased office, retail or industrial property is determined in large part by the amount of rent payable by the tenants. With respect to apartment communities, the selling price is determined in large part by the amount of rent payable by the residents. When determining the selling price of other types of real estate assets, such as hospitality and recreation and leisure properties, we consider such factors as expected future cash flow from the properties as well as industry-specific information. The terms of payment are affected by custom in the area in which the property being sold is located and the then prevailing economic conditions.

Depending upon then prevailing market conditions, and subject to our consideration of alternative liquidity events, it is our intention to consider beginning the process of liquidating our assets and distributing the net proceeds to our shareholders within approximately five years after the termination of this offering. However, our Manager may determine to defer such liquidation beyond the fifth anniversary of the termination of this offering.

Market conditions, our status as a REIT and other factors could cause us to delay the commencement of our liquidation or other liquidity event. Even after we decide to liquidate, we are under no obligation to conclude our liquidation within a set time because the timing of the sale of our assets depends on real estate and financial markets, economic conditions of the areas in which the properties are located and U.S. federal income tax effects on shareholders that may prevail in the future, and we cannot assure you that we will be able to liquidate our assets. After commencing a liquidation, we would continue in existence until all properties are sold and our other assets are liquidated. In general, the U.S. federal income tax rules applicable to REITs will require us to complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to sell assets at unattractive prices, distribute unsold assets to a “liquidating trust” with potentially unfavorable tax consequences for our shareholders, or terminate our status as a REIT.

Liquidity Event

Subject to then existing market conditions, we may consider alternatives to our liquidation as a means for providing liquidity to our shareholders within approximately five to seven years from the completion of our initial offering. While we expect to seek a liquidity transaction in this time frame, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame. Our Manager has the discretion to consider a liquidity transaction at any time if it determines such event to be in our best interests. A liquidity transaction could consist of a sale or partial sale of our assets, a sale or merger of the Company, a consolidation transaction with other companies managed by our Manager or its affiliates, a listing of our shares on a national securities exchange or a similar transaction. We do not have a stated term, as we believe setting a finite date for a possible, but uncertain future liquidity transaction may result in actions that are not necessarily in the best interest or within the expectations of our shareholders.

Prior to our completion of a liquidity transaction, our redemption plan may provide an opportunity for you to have your common shares redeemed, subject to certain restrictions and limitations. See “Description of our Common Shares—Redemption Plan.”

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PLAN OF OPERATION

General

We are a Delaware limited liability company formed to acquire and to originate, invest in and manage a diversified portfolio of commercial real estate properties. We have, and intend to continue to, originate, acquire and structure a diversified portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate debt securities and other real estate-related assets. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of real estate assets that provide attractive and stable returns to our investors.

Fundrise Advisors, LLC is our Manager. As our Manager, it manages our day-to-day operations and our portfolio of commercial real estate equity investments and other select real estate-related assets. Our Manager also has the authority to make all of the decisions regarding our investments, subject to the limitation in our operating agreement and the direction and oversight of our Manager’s investment committee. Our sponsor also provides asset management, marketing, investor relations and other administrative services on our behalf.

We elected to be treated as a REIT under the Code, commencing with our taxable year ended December 31, 2016. As we have qualified as a REIT for U.S. federal income tax purposes, we generally are not subject to U.S. federal income tax to the extent we distribute qualifying dividends to our shareholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we are organized and operate in a manner that has enabled us to qualify for treatment as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016, and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes thereafter.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online lending platforms that compete with the Fundrise Platform, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Liquidity and Capital Resources

We are dependent upon the net proceeds from this and our initial offering to conduct our proposed operations. We have obtained, and will continue to obtain, the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of our initial offering, this offering and any future offerings we may conduct, as well as from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. For information regarding the anticipated use of proceeds from this offering, see “Estimated Use of Proceeds.”

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We will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Through August 1, 2018, our ongoing offering has raised an aggregate of approximately $89.9 million in capital pursuant to Regulation A (not including the approximate $200,000 received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor). In the 12-month period prior to August 1, 2018, we had settled subscriptions for approximately $36.7 million. We are continuing to offer up to $13,264,853 in our common shares, which represents the value of the shares available to be offered as of August 1, 2018 out of the rolling 12-month maximum offering amount of $50 million in our common shares.

As of December 31, 2017, while we have entered into the Promissory Grid Note described below, we have not made any draws on such Promissory Grid Note, and we have not utilized any leverage, however because certain of our investments include both quarterly current interest payments and interest paid-in kind upon redemption or repayment of our investments, there may be differences between net income from operations and cash flow generated from our investments. In order to manage this difference between accrued paid-in kind interest and the distribution requirements of a REIT, we have entered into a promissory grid note with our sponsor for up to $10 million. See section entitled “Plan of Operation – Related Party Loans and Warehousing of Assets – Promissory Grid Note” for a fuller description of the Promissory Grid Note. Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 50-85% of the greater of the cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of assets. Our Manager may from time to time modify our leverage policy in its discretion in light of then-current economic conditions, relative costs of debt and equity capital, market values of our assets, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. However, other than during our initial period of operations, it is our policy to not borrow more than 85% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee.

In addition to making investments in accordance with our investment objectives, we use our capital resources to make certain payments to our Manager. During our offering stage, these payments include payments for reimbursement of certain offering expenses. During our acquisition and development stage, we expect to make payments to our Manager in connection with the management of our assets and costs incurred by our Manager in providing services to us. For a discussion of the compensation to be paid to our Manager, see “Management Compensation”.

We elected to be treated as a REIT and have operated and will continue to operate as a REIT commencing with our taxable year ended December 31, 2016. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant. Provided we have sufficient available cash flow, we intend to continue to authorize and declare distributions based on daily record dates and pay distributions on a quarterly or other periodic basis. We have not established a minimum distribution level.

Related Party Loans and Warehousing of Assets

If we have sufficient funds to acquire only a portion of a real estate investment then, in order to cover the shortfall, we will obtain a related party loan from, or issue a participation interest to, Fundrise Lending or its affiliates. Our operating agreement expressly authorizes us to enter into such related party loans and to issue such participation interests. Each related party loan and participation interest will be an unsecured obligation of ours, that is payable solely to the extent that such related party loan or participation interest remains outstanding. In addition to the proceeds from our initial offering, we will use the proceeds from this offering to pay down the principal and interest of the related party loan or the principal of the outstanding participation interests, as appropriate, reducing the payment obligation of the related party loan or participation interest, and our obligation to the holder of the related party loan or participation interest. We may also utilize related party loans, from time to time, as a form of leverage to acquire real estate assets.

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In instances where a participation interest is outstanding, payments of the participation interest will be pari passu (i.e., of equal seniority) to our right to payment from the underlying asset, and any payments received from the underlying asset will be subsequently distributed pro rata (i.e., in equal proportion to their proportionate interest) among us and the participation interest holder. In the event that we sell a sufficient number of common shares through this and our initial offering to fully extinguish the principal of an outstanding participation interest, we will repay the participation interest, and, other than any accrued but unpaid return due to it from the underlying asset, the holder of the participation interest will no longer hold any obligation of ours with regard to payment. It is anticipated that each participation interest will have a varying return that is dependent upon, and will generally be identical to, the projected return on the underlying asset.

As an alternative means of acquiring investments for which we do not yet have sufficient funds, Fundrise Lending or its affiliates may close and fund a real estate investment prior to it being acquired by us. This ability to warehouse investments allows us the flexibility to deploy our offering proceeds as funds are raised. We may then acquire such investment at a price equal to the fair market value of such investment, provided that its fair market value is materially equal to its cost (i.e., the aggregate equity capital invested by Fundrise Lending or its affiliates in connection with the acquisition and during the warehousing of such investments, plus assumption of debt and any costs, such as accrued property management fees and transfer taxes, incurred during or as a result of the warehousing or, with respect to debt, the principal balance plus accrued interest net of any applicable servicing fees).

Promissory Grid Note

On March 28, 2016, we entered into a Promissory Grid Note (the “Promissory Grid Note”), as borrower, with Rise Companies Corp. (“Lender”) as the lender thereto. The Promissory Grid Note has been amended from time to time since that date. Lender is the parent company and sole member of our Manager. Accordingly, prior to entering into the Promissory Grid Note, the Independent Representative reviewed and approved of the terms of the Promissory Grid Note.

The terms of the currently outstanding Sixth Amended and Restated Promissory Grid Note (entered into October 31, 2017) are summarized below:

Availability. The Promissory Grid Note is a revolving line of credit in the aggregate principal amount of $10 million. The aggregate amount of the loans made under the Promissory Grid Note that is from time to time outstanding may not exceed $10 million. As of August 1, 2018, there were seven (7) other similar promissory grid notes outstanding to other programs sponsored by the Lender with the aggregate amount of available funding under all such notes subject to the $10 million principal amount.

Collateral. The Promissory Grid Note is an unsecured line of credit.

Interest. Any principal drawn down under the Promissory Grid Note will bear interest at a rate equal to 3.0% per annum, calculated on a 30-day month / 360-day year basis.

Maturity Date. All outstanding principal and interest on the Promissory Grid Note is due and payable on January 31, 2019.

As of August 1, 2018, we had no amounts outstanding under the Promissory Grid Note.

One-Off Promissory Note

On April 28, 2017, we entered into a One-Off Promissory Note, as borrower, with Rise Companies Corp as the lender thereto (“Lender”) in the principal amount of $2,100,000. Lender is the parent company and sole member of our Manager. Accordingly, prior to entering into the One-Off Promissory Note, our Manager’s independent representative reviewed and approved of the terms of the One-Off Promissory Note. The outstanding principal balance shall bear interest at a rate equal to 3.0% per annum, calculated on a 30-day month / 360-day year basis. As of December 31, 2017, the Company had drawn against the one-off promissory note in the amount of approximately $1.5 million and had repaid principal and interest in full in the amount of approximately $1.5 million to Rise Companies Corp.

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Results of Operations

Fundrise Equity REIT, LLC is a Delaware limited liability company formed on June 30, 2015 to originate, invest in and manage a diversified portfolio of commercial real estate properties. Through August 1, 2018 our ongoing offering has raised approximately $89.9 million in capital. We have used, and continue to expect to use substantially all of the net proceeds from this and our initial offering to originate, acquire and structure a diversified portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate debt securities and other real estate-related assets. We are externally managed by Fundrise Advisors, LLC, which is an investment adviser registered with the SEC, and a wholly-owned subsidiary of our sponsor, Rise Companies Corp., the parent company of Fundrise, LLC, our affiliate. Registration with the SEC does not imply a certain level of skill or training. Fundrise, LLC owns and operates an online investment platform www.fundrise.com. On February 27, 2016, we commenced operations upon our satisfying the $1.0 million minimum offering requirement (not including the $200,000 received in the private placements to our sponsor and Fundrise, LP).

Through August 1, 2018, our ongoing offering has raised an aggregate of approximately $89.9 million in capital pursuant to Regulation A (not including the approximate $200,000 received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor). In the 12-month period prior to August 1, 2018, we had settled subscriptions for approximately $36.7 million. We are continuing to offer up to $13,264,853 in our common shares, which represents the value of the shares available to be offered as of August 1, 2018 out of the rolling 12-month maximum offering amount of $50 million in our common shares.

Our primary investment types are as follows:

• Select Commercial Real Estate Properties – Our commercial real estate equity investments include direct and indirect ownership in real estate and select real estate assets that may be structurally senior to a third-party partner’s equity.

• Real Estate-Related Securities – Our real estate-related securities include securities issued by other real estate companies, either for investment or in change of control transactions completed on a negotiated basis or otherwise, and in bridge and mezzanine loans that may lead to an opportunity to purchase a real estate interest.

We believe that these investment types are complementary to each other due to overlapping sources of investment opportunities and common reliance on real estate fundamentals and application of similar portfolio management skills to maximize value and to protect capital.

We have operated in a manner intended to qualify as a REIT for federal income tax purposes beginning with the year ended December 31, 2016.

Our Investments

Overview

In 2017, our Manager continued to execute on our strategy of acquiring and opportunistically selling commercial real estate properties. Our strategy has focused on acquiring properties with significant possibilities for short-term capital appreciation. Assuming we continue to acquire and hold substantially similar assets, we expect to continue to pay an average annualized dividend of approximately 6.0% - 8.0%; however, there can be no assurance that we will achieve our investment objectives, that such projections will be accurate or that we will continue to pay dividends at such level in the future.

We believe that we have been able to achieve compelling returns largely by targeting real estate properties requiring development, redevelopment or repositioning, those located in markets with high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. We believe that we are poised to continue realizing growth thanks to our focus on existing, income-producing properties, newly constructed properties, and properties under development or construction, as well as multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use.

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Asset Highlights

Jax2 JV LLC – Controlled Subsidiary: The RSE Jacksonville Controlled Subsidiary used the proceeds of our investment to close on two separate stabilized garden-style multifamily properties totaling 679 units located Jacksonville, FL, with one asset located at 4083 Sunbeam Road, Jacksonville, FL 32257 (the “Mandarin Property”), and the second asset located at 1251 Beacon Point Drive, Jacksonville, FL 32246 (the “Regency Property”). The Mandarin Property consists of twenty-five (25) two- and three-story apartment buildings (eight (8) two-story, four (4) two- and three-story, and thirteen (13) three-story) containing 520 dwelling units. Additional buildings include a single-story leasing office/clubhouse, single-story fitness/laundry building, a pool house, and two maintenance buildings. consists of one (1) two-story and six (6) three-story apartment buildings containing 159 dwelling units. In addition, there is one (1) single-story fitness/laundry building and two maintenance sheds. The Regency Property was developed on one (1) generally rectangular-shaped parcel of land totaling approximately 11.83-acres in circa 1985.

The Canterbury Property - Controlled Subsidiary: The RSE Insight Controlled Subsidiary used the proceeds of our investment to close on the Canterbury Property. The Canterbury Property consists of two (2) three-story walk-up apartment buildings containing 76 dwelling units. Onsite amenities at the property include a playground, volleyball court, exercise room, central laundry room, and leasing office. In addition, the property contains additional unused land that provides the potential for the future development of an additional building which could further increase the future value of the property.

The Sacramento Property – Controlled Subsidiary: The Second RSE Insight Controlled Subsidiary used the proceeds of our investment to close on the Sacramento Property. The Sacramento Property consists of a 19 building, 216-unit, three story, walk-up apartment complex. Onsite amenities include an outdoor pool, playground, two-story clubhouse, car care center, surface parking, and an on-site leasing office. Units contain such enhancements as stacked washer and dryers and ceiling fans.

The Meadow Springs Property – Controlled Subsidiary: The RSE Peak Controlled Subsidiary used the proceeds of our investment to close on the acquisition of the Meadow Springs Property. The Meadow Springs Property is a 286-unit stabilized garden-style multifamily complex built in 2003 and located in Richland, WA. The subject is wood-frame construction and features 18 2-4 story residential buildings. Common amenities include a clubhouse, outdoor pool and spa, BBQ area, exercise room, business center, and theater room.

The Lancaster Property – Controlled Subsidiary: The Third RSE Insight Controlled Subsidiary used the proceeds of our investment to close on the acquisition of the Lancaster Property. The Lancaster Property consists of the Lancaster Mill Apartments, which is an approximately 29-year-old (completed in 1987), 138-unit, three story, walk-up apartment complex sited on two parcels totaling 8.90 acres, located in Woodbridge, Virginia. Amenities consist of an on-site leasing office. Units contain such enhancements as stacked washer and dryers and ceiling fans.

The Pavilion Crossings Apartments – Controlled Subsidiary: The RSE REM Controlled Subsidiary used the proceeds of our investment to close on the acquisition of the Pavilion Crossings Apartments. The Pavilion Crossings Apartments consist of a single stabilized garden-style multifamily property totaling 408 units located in Charlotte, North Carolina. The property's twenty-four buildings were constructed between 2000 and 2003. The build is of well-maintained wood frame construction and brick veneer with a mix of plank and vinyl siding.

The RSE Quest Property – Controlled Subsidiary: The RSE Quest Controlled Subsidiary is expected to use the proceeds to develop the RSE Quest Property. The RSE Quest Property is a single mixed-use property totaling 333 units and 3,971 SF of commercial located at 910 Quest Parkway, Cedar Park, TX 78613. The property is located along a busy east-west corridor (West Whitestone Boulevard) and close to the 183A Toll Road. Along West Whitestone and immediately surrounding the property are a mix of retail, office, public, and medical uses. Among the retail in the vicinity are Costco, H.E.B., Target, and Walmart. Baylor Scott & White Cedar Park Clinic and the Cedar Park Regional Medical Center are located to the east and to the west of the property is the newly built Cedar Park Police Department headquarters and the Cedar Park Public Library.

Investments Summaries

The following tables summarize the asset acquisitions the Company has made as of August 1, 2018. Fuller descriptions of each of these assets may be found in the Investments Overview sections below. As of August 1, 2018, we had total investment commitments equal to approximately $87.9 million spread across ten (10) different assets, with an average commitment amount of approximately $8.8 million.

Commercial Real Property Controlled Subsidiaries	Location	Type of property	Date of Acquisition	Purchase Price (1)
RSE Jacksonville Controlled Subsidiary (2) (3)	Jacksonville, FL	Multifamily	06/06/16	$14,455,000
RSE Insight Controlled Subsidiary	Fort Belvoir, VA	Multifamily	06/27/16	$3,438,986
RSE Insight Controlled Subsidiary	Alexandria, VA	Multifamily	09/14/16	$11,421,520
RSE Peak Controlled Subsidiary	Richland, WA	Multifamily	09/19/16	$8,460,000
RSE Insight Controlled Subsidiary	Woodbridge, VA	Multifamily	09/28/16	$6,770,327
RSE REM Controlled Subsidiary	Charlotte, NC	Multifamily	04/28/17	$8,506,500
RSE Quest Controlled Subsidiary	Cedar Park, TX	Multifamily	05/09/18	$9,000,000
RSE Pico Controlled Subsidiary	Los Angeles, CA	Multifamily	05/15/18	$5,000,000
RSE Aspect Promenade Controlled Subsidiary (Bella Apartments)	Kissimmee, FL	Multifamily	05/30/18	$18,158,000
RSE Aspect Promenade Controlled Subsidiary (Park Colony Apartments)	Hollywood, FL	Multifamily	07/18/18	$7,486,493

(1)	Purchase Price refers to the total price paid by us for our equity in the controlled subsidiary.

(2)

On May 9, 2018, Capital One and Fannie Mae provided a $10,290,000 supplemental loan (the “Mandarin Supplemental Loan”) that is coterminous with the initial loan and has a 5.84% fixed interest rate. As of May 9, 2018, the combined loan balance is $37,290,000 and the loan-to-value ratio based on a lender-engaged appraisal is 75%. The appraisal value of $50,000,000 represents a 39% increase in value compared to the $36 million purchase price.

On May 9, 2018, Capital One and Fannie Mae provided a $2,800,000 supplemental loan (the “Regency Supplemental Loan”) that is coterminous with the initial loan and has a 5.84% fixed interest rate. As of May 9, 2018, the combined loan balance is $11,050,000 and the loan-to-value ratio based on a lender-engaged appraisal, is 75%. The appraisal value of $14,740,000 represents a 34% increase in value compared to the $11 million purchase price.

(3)	As a result of the Mandarin and Regency supplemental loans, we have received a cash distribution of approximately $9,120,000.

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Investment Overviews – Controlled Subsidiaries

Jax2 JV LLC – Controlled Subsidiary

On June 6, 2016, we directly acquired ownership of a “majority-owned subsidiary”, Jax2 JV LLC (the “RSE Jacksonville Controlled Subsidiary”), for a purchase price of $14,455,000, which is the initial stated value of our equity interest in the RSE Jacksonville Controlled Subsidiary (the “RSE Jacksonville Investment”). The RSE Jacksonville Controlled Subsidiary used the proceeds to close on the acquisition of a two separate stabilized garden-style multifamily properties totaling 679 units located Jacksonville, FL, with one asset located at 4083 Sunbeam Road, Jacksonville, FL 32257 (the “Mandarin Property”), and the second asset located at 1251 Beacon Point Drive, Jacksonville, FL 32246 (the “Regency Property”, and, together with the Mandarin Property, the “RSE Jacksonville Properties”). The closing of both the RSE Jacksonville Investment and the RSE Jacksonville Properties occurred concurrently.

The RSE Jacksonville Controlled Subsidiary is managed by the principals of American Landmark Jax2 Management LLC (“Electra”). Electra is a subsidiary of Robbins Electra Management, a partnership formed in April 2015 between two experienced multifamily sponsors, which owns and manages 51 communities with more than 15,000 units.

Pursuant to the agreements governing the RSE Jacksonville Investment (the “RSE Jacksonville Operative Agreements”), our consent is required for all major decisions regarding the RSE Jacksonville Properties. In addition, Fundrise Lending, LLC (“Lending”), an affiliate of our sponsor, earned an origination fee of approximately 2.0% of the RSE Jacksonville Investment, as well as certain expense reimbursements, paid directly by the RSE Jacksonville Controlled Subsidiary.

Mandarin Property

The Mandarin Property, which is held through Reserve at Mandarin LLC, a wholly-owned subsidiary of the RSE Jacksonville Controlled Subsidiary, was acquired for a purchase price of approximately $36,000,000. Electra anticipates additional hard costs of approximately $4,889,341 of hard costs to complete the value-add plan, including renovation of 100% of the unrenovated units, and additional soft costs of approximately $1,810,659, bringing the total projected project cost for the Mandarin Property to approximately $42,700,000. To finance the acquisition and renovation of the Mandarin Property, a $27,000,000 senior secured loan, with a twelve (12) year term, was provided by Capital One and Fannie Mae (the “Mandarin Senior Loan”), with the remaining equity contributions to the RSE Jacksonville Controlled Subsidiary being contributed 70% by the Company and 30% by Electra and its affiliates. On May 9, 2018, Capital One and Fannie Mae provided a $10,290,000 supplemental loan (the “Mandarin Supplemental Loan”) that is coterminous with the initial loan and has a 5.84% fixed interest rate. As of May 9, 2018, the combined loan balance is $37,290,000 and the loan-to-value ratio based on a lender-engaged appraisal is 75%. The appraisal value of $50,000,000 represents a 39% increase in value compared to the $36 million purchase price.

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As of the closing date, the Mandarin Senior Loan had an approximate 63.2% LTC ratio. LTC, or loan-to-cost ratio, is the approximate amount of the total debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC for properties that are subject to construction. There can be no assurance that the anticipated completion cost will be achieved.

The Mandarin Property consists of twenty-five (25) two- and three-story apartment buildings (eight (8) two-story, four (4) two- and three-story, and thirteen (13) three-story) containing 520 dwelling units. Additional buildings include a single-story leasing office/clubhouse, single-story fitness/laundry building, a pool house, and two maintenance buildings. Construction was completed in three phases in the years 1983 (Phase I), 1984 (Phase II), and 1986 (Phase III).

Of the Mandarin Property’s 520 units, 111 had been renovated by April 2016, at an average renovation cost of $4,820 per unit, which has led to an $83 per month average rent increase per unit. At closing, $8,737 per unit was budgeted for the renovation of the remaining Mandarin Property units. The renovation of the Mandarin Property is expected to include resurfaced spray countertops, new cabinet doors and handle pulls, upgraded lighting in the kitchens and baths, goose neck and brushed nickel faucets, black appliance packages, plank flooring in wet areas and throughout units main area on 1st floor units, curved shower rods, and a washer-dryer installed in every unit. In addition, renovations to the exterior and common areas are expected to include a renovated fitness center, clubhouse enhancements, landscaping, and a repurposed laundry room into a pet wash station. The Company has forecasted an increase in rent of $80 per unit per month upon completion of renovation, which the Company believes would result in a projected increase in property value of approximately 30% over a seven year period; however, there can be no assurance that such increase in rent or value will be achieved.

Regency Property

The Regency Property, which is held through Beacon Pointe LLC, a wholly-owned subsidiary of the RSE Jacksonville Controlled Subsidiary, was acquired for a purchase price of approximately $11,000,000. Electra anticipates additional hard costs of approximately $1,428,656 of hard costs to complete the value-add plan, including renovation of 100% of the unrenovated units, and additional soft costs of approximately $771,344, bringing the total projected project cost for the Regency Property to approximately $13,200,000. To finance the acquisition and renovation of the Jacksonville Property, a $8,250,000 senior secured loan, with a twelve (12) year term, was provided by Capital One and Fannie Mae (the “Regency Senior Loan”), with the remaining equity contributions to the RSE Jacksonville Controlled Subsidiary being contributed 70% by the Company and 30% by Electra and its affiliates. As of the closing date, the Regency Senior Loan had an approximate 62.5% LTC ratio. There can be no assurance that the anticipated completion cost will be achieved. On May 9, 2018, Capital One and Fannie Mae provided a $2,800,000 supplemental loan (the “Regency Supplemental Loan”) that is coterminous with the initial loan and has a 5.84% fixed interest rate. As of May 9, 2018, the combined loan balance is $11,050,000 and the loan-to-value ratio based on a lender-engaged appraisal, is 75%. The appraisal value of $14,740,000 represents a 34% increase in value compared to the $11 million purchase price.

The Regency Property consists of one (1) two-story and six (6) three-story apartment buildings containing 159 dwelling units. In addition, there is one (1) single-story fitness/laundry building and two maintenance sheds. The Regency Property was developed on one (1) generally rectangular-shaped parcel of land totaling approximately 11.83-acres in circa 1985.

Of the Regency Property’s 159 dwelling units, 40 had been renovated by April 2016, at an average renovation cost of $6,750 per unit, which has led to a $70 per month average rent increase per unit. At closing, $7,854 per unit was budgeted for the renovation of the remaining Regency Property units. The renovation of the Regency Property is expected to include resurfaced spray countertops, new cabinet doors and handle pulls, upgraded lighting in the kitchens and baths, goose neck and brushed nickel faucets, black appliance packages, plank flooring in wet areas and throughout units main area on 1st floor units, curved shower rods, and a washer-dryer installed in every unit. In addition, renovations to the exterior and common areas are expected to include clubhouse enhancements, new signage, landscaping enhancements throughout the property including front signage, leasing office and model, and re-purposing the laundry and fitness center into one grand fitness center. The Company has forecasted an increase in rent of $70 per unit per month upon completion of renovation, which the Company believes would result in a project increase in property value of approximately 30% over a seven year period; however, there can be no assurance that such increase in rent or value will be achieved.

With combined senior debt of approximately $32,250,000, and combined total costs of $55,900,000, the RSE Jacksonville Properties projects have a combined LTC of approximately 63.1%. There can be no assurance that the anticipated completion cost will be achieved.

We expect that the Jacksonville region will continue to be one of Florida’s strongest economies given the large military and shipping presence, which lends relative stability in employment over the business cycle. We believe that the area’s low cost of living will continue to position the region in a stable economic climate. These positive trends along with the Jacksonville’s diverse economy have led to steep declines in the unemployment rate. The transportation infrastructure is good and traffic isn’t generally a problem at hours other than peak times. The climate and general affordable cost of living make the area a desirable place to live. Many corporate headquarters call Jacksonville home and new companies are expected to expand into the area. Looking forward, the Jacksonville region should experience moderate growth for the foreseeable future.

As of January 2018, unemployment was 3.9%, below both Florida and the nation’s averages. The metropolitan area’s population is expected to grow 1.9% per year through 2021. Strong population and employment growth have driven absorption in the multifamily market. As of first quarter 2018, year-over-year rent growth was 4.9% and vacancy was 6.9%. Rent growth is anticipated to accelerate in 2018. However, given new supply scheduled to deliver in 2018 and 2019, the medium-term outlook is that annual rent growth moderates to approximately 2% by mid-2020. The RSE Jacksonville Properties should continue to benefit from these positive market conditions.

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The Canterbury Property - Controlled Subsidiary

On June 27, 2016, we directly acquired ownership of a “majority-owned subsidiary”, Fundrise Insight One, LLC (the “RSE Insight Controlled Subsidiary”), for an initial purchase price of $3,438,986, which is the initial stated value of our equity interest in the RSE Insight Controlled Subsidiary (the “RSE Insight Investment”). The RSE Insight Controlled Subsidiary used the proceeds to close on the acquisition of a single stabilized low-rise multifamily property totaling 76 units located Fort Belvoir, VA, located at 9190 Richmond Highway, Fort Belvoir 22060 (the “Canterbury Property”). The closing of both the initial RSE Insight Investment and the Canterbury property occurred concurrently.

The RSE Insight Controlled Subsidiary is managed by the principals of FI One Co Invest LLC (“Insight”). Insight is a subsidiary of Insight Property Group, a Washington, DC based owner and developer of mixed-use and multifamily properties in the Mid-Atlantic region. Insight Property Group was founded in 2009, its founders have more than 50 years of experience and have acquired and/or developed in excess of 15,000 apartments and condominiums during that time.

Pursuant to the agreements governing the RSE Insight Investment (the “RSE Insight Operative Agreements”), our consent is required for all major decisions regarding any properties owned by the RSE Insight Controlled Subsidiary, including the Canterbury Property. In addition, Fundrise Lending, LLC (“Lending”), an affiliate of our sponsor, earned an origination fee of approximately 2.0% of the RSE Insight Investment, paid directly by the RSE Insight Controlled Subsidiary.

While the RSE Insight Controlled Subsidiary currently has acquired only one asset, the Canterbury Property, we expect that the RSE Insight Controlled Subsidiary will acquire additional assets that are expected to require us to make additional equity investments in the future.

The Canterbury Property, which is held through Canterbury Owner LLC, a wholly-owned subsidiary of the RSE Insight Controlled Subsidiary, was acquired for a purchase price of approximately $9,600,000. Insight anticipates additional hard costs of approximately $840,871 to complete the value-add plan, including the planned renovation of approximately 75% the total units, as well as additional soft costs and financing costs of approximately $500,155, bringing the total projected project cost for the Canterbury Property to approximately $11,041,026. To finance the acquisition and renovation of the Canterbury Property, a $7,200,000 senior secured loan, with a seven (7) year initial term at a 3.5% interest rate with two-years interest only, was provided by New York Community Bank (the “Canterbury Senior Loan”), with the remaining equity contributions to the RSE Insight Controlled Subsidiary being contributed 95% by the Company and 5% by Insight and its affiliates.

As of the closing date, the Canterbury Senior Loan had an approximate LTC ratio of 65.2%, assuming that the total RSE Insight Investment was funded at closing. LTC, or the loan-to-cost ratio, is the approximate amount of the total debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC as a measure of leverage for properties that are subject to construction. There can be no assurance that the anticipated completion cost will be achieved or that the LTC ratio will not vary at points over the course of ownership.

The Canterbury Property consists of two (2) three-story walk-up apartment buildings containing 76 dwelling units. Onsite amenities at the property include a playground, volleyball court, exercise room, central laundry room, and leasing office. In addition, the property contains additional unused land that provides the potential for the future development of an additional building which could further increase the future value of the property.

Of the Canterbury Property’s 76 units, 4 units have been previously renovated in 2009. These previously renovated units are achieving a premium of approximately 10-15% in total rent. At closing, Insight budgeted approximately $10,000 per unit for interior renovations for an estimated 56 units, or roughly 75% of the total Canterbury Property units. The Company has forecasted an increase in rent of approximately $150 per unit per month upon completion of the renovations, which the Company believes would result in a projected increase in property value of approximately 15% over a seven year period; however, there can be no assurance that such increase in rent or value will be achieved.

The Fort Belvoir region benefits heavily from the Fort Belvoir Army Base, the largest employer in Fairfax County (home to nearly twice as many workers as the Pentagon). As part of the BRAC program established by the US Department of Defense in 2005, Fort Belvoir is scheduled to add another 17,000 more new jobs by 2030. This stable job growth is expected to result in as many as 56,844 employees plus their families needing to live off-base and has created increasing demand for residential real estate, both for sale homes, as well as multifamily rental apartments. Because of the relative limited supply of class B apartments, as well as the lack of land available for development, we believe that not only will the Canterbury Property experience increasing demand which may result increasing rents, over the next 5-7 years but the property is also protected from the broader effects of class A multifamily oversupply in the Washington, DC region and potential macro-economic shifts that could negatively impact multifamily apartment values.

The Sacramento Property – Controlled Subsidiary

On September 14, 2016, we directly acquired additional ownership of our “majority-owned subsidiary”, Fundrise Insight One, LLC (the “RSE Insight Controlled Subsidiary”), for an initial purchase price of $11,421,520, which is the initial stated value of our additional equity interest in the RSE Insight Controlled Subsidiary (the “Second RSE Insight Investment”). The RSE Insight Controlled Subsidiary used the proceeds to close on the acquisition of a single stabilized low-rise multifamily property totaling 216 units in Alexandria, VA 5401 Claymont Drive, Alexandria, VA (the “Sacramento Property”). The closing of both the Second RSE Insight Investment and the Sacramento property occurred concurrently.

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The RSE Insight Controlled Subsidiary is managed by the principals of FI One Co Invest LLC (“Insight”). Insight is a subsidiary of Insight Property Group, a Washington, DC based owner and developer of mixed-use and multifamily properties in the Mid-Atlantic region. Insight Property Group was founded in 2009, its founders have more than 50 years of experience and have acquired and/or developed in excess of 15,000 apartments and condominiums during that time.

Pursuant to the agreements governing the Second RSE Insight Investment (the “RSE Insight Operative Agreements”), our consent is required for all major decisions regarding any properties owned by the RSE Insight Controlled Subsidiary, including the Sacramento Property and other properties held by the RSE Insight Controlled Subsidiary. In addition, Fundrise Lending, LLC (“Lending”), an affiliate of our sponsor, earned an origination fee of approximately 2.0% of the Second RSE Insight Investment, paid directly by the RSE Insight Controlled Subsidiary.

While the RSE Insight Controlled Subsidiary currently has acquired two assets, the Canterbury Property and the Sacramento Property, we expect that the RSE Insight Controlled Subsidiary will acquire additional assets that are expected to require us to make additional equity investments in the future.

The Sacramento Property, which is held through Sacramento Owner LLC, a wholly-owned subsidiary of the RSE Insight Controlled Subsidiary, was acquired for a purchase price of approximately $37,750,000. Insight anticipates additional hard costs of approximately $3,934,222 to complete the value-add plan, including the planned renovation of approximately 75% the total units, as well as additional soft costs and financing costs of approximately $1,107,503, bringing the total projected project cost for the Sacramento Property to approximately $42,791,725. To finance the acquisition and renovation of the Sacramento Property, a $28,000,000 senior secured loan, with a seven (7) year initial term at a 3.5% interest rate with two-years interest only, was provided by New York Community Bank (the “Sacramento Senior Loan”), with the remaining equity contributions to the RSE Insight Controlled Subsidiary being contributed 95% by the Company and 5% by Insight and its affiliates.

As of the closing date, the Sacramento Senior Loan had an approximate LTC ratio of 65.4%, assuming that the total Second RSE Insight Investment was funded at closing. LTC, or the loan-to-cost ratio, is the approximate amount of the total debt on the asset, divided by the total anticipated cost to complete the project. We generally use LTC as a measure of leverage for properties that are subject to construction. There can be no assurance that the anticipated completion cost will be achieved or that the LTC ratio will not vary at points over the course of ownership.

The Sacramento Property consists of a 19 building, 216-unit, three story, walk-up apartment complex. Onsite amenities include an outdoor pool, playground, two-story clubhouse, car care center, surface parking, and an on-site leasing office. Units contain such enhancements as stacked washer and dryers and ceiling fans.

At closing, Insight budgeted approximately $11,500 per unit for interior renovations for an estimated 162 units, or roughly 75% of the total Sacramento Property units. Insight has forecasted an increase in rent of approximately $150 per unit per month upon completion of the renovations, which Insight believes would result in a projected increase in property value of approximately 15% over a seven-year period; however, there can be no assurance that such increase in rent or value will be achieved.

The Fort Belvoir region benefits heavily from the Fort Belvoir Army Base, the largest employer in Fairfax County (home to nearly twice as many workers as the Pentagon). As part of the Base Realignment and Closure Act (“BRAC”) program established by the US Department of Defense in 2005, Fort Belvoir is scheduled to add another 17,000 more new jobs by 2030. This stable job growth is expected to result in as many as 56,844 employees plus their families needing to live off-base and has created increasing demand for residential real estate, both for sale homes, as well as multifamily rental apartments. Because of the relative limited supply of class B apartments, as well as the lack of land available for development, we believe that not only will the Sacramento Property experience increasing demand which may result increasing rents, over the next 5-7 years but the property is also protected from the broader effects of class A multifamily oversupply in the Washington, DC region and potential macro-economic shifts that could negatively impact multifamily apartment values.

The Meadow Springs Property – Controlled Subsidiary

On September 19, 2016, we directly acquired ownership of a “majority-owned subsidiary”, Fundrise Peak I, LLC (the “RSE Peak Controlled Subsidiary”), for an initial purchase price of $8,460,000, which is the initial stated value of our equity interest in the RSE Peak Controlled Subsidiary (the “RSE Peak Investment”). The RSE Peak Controlled Subsidiary used the proceeds to close on the acquisition of a single stabilized garden-style multifamily property totaling 286 units located at 250 Gage Boulevard, Richland, WA (the “Meadows Springs Property”). The closing of both the initial RSE Peak Investment and the Meadow Springs property occurred concurrently.

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The RSE Peak Controlled Subsidiary is managed by the principals of Peak Capital Partners, LLC (“Peak”), a real estate private equity firm, founded in 2007, focused on the acquisition, development, and operation of multi-family properties in growth markets in the Western and Southeastern regions of the United States. Peak has acquired over 150 multi-family properties, representing 24,000 units, with an approximate market value of $1.7 billion.

Pursuant to the agreements governing the RSE Peak Investment (the “RSE Peak Operative Agreements”), our consent is required for all major decisions regarding any properties owned by the RSE Peak Controlled Subsidiary, including the Meadow Springs Property. In addition, Fundrise Lending, LLC (“Lending”), an affiliate of our sponsor, earned an origination fee of approximately 2.0% of the RSE Peak Investment, paid directly by the RSE Peak Controlled Subsidiary.

The Meadow Springs Property, which is held through PC Meadow Springs, LLC, a wholly-owned subsidiary of the RSE Peak Controlled Subsidiary, was acquired for a purchase price of approximately $37,600,000. Peak anticipates limited additional hard costs of approximately $572,000 to perform light common area improvements, as well as additional soft costs and financing costs of approximately $1,308,000, bringing the total projected project cost for the Meadow Springs Property to approximately $39,480,000. To finance the acquisition of the Meadow Springs Property, a $30,080,000 senior secured loan, with a ten (10) year initial term at a 3.87% interest rate with five-years interest only, was provided by Freddie Mac (the “Meadow Springs Senior Loan”), with the remaining equity contributions to the RSE Peak Controlled Subsidiary being contributed 90% by the Company and 10% by Peak and its affiliates.

As of the closing date, the Meadow Springs Senior Loan had an approximate LTC ratio of 76.2%. LTC, or the loan-to-cost ratio, is the approximate amount of the total debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC as a measure of leverage for properties that are subject to construction. There can be no assurance that the anticipated completion cost will be achieved or that the LTC ratio will not vary at points over the course of ownership.

The Meadow Springs Property is a 286-unit stabilized garden-style multifamily complex built in 2003 and located in Richland, WA. The subject is wood-frame construction and features 18 2-4 story residential buildings. Common amenities include a clubhouse, outdoor pool and spa, BBQ area, exercise room, business center, and theater room.

The Tri-Cities of Washington, which includes the cities of Pasco, Kennewick, and Richland, is the engineering sunbelt of Washington State offering over 300 days of sunshine and, with 7,000 scientists and engineers, 1,600 holding doctoral degrees, the largest concentration of PhD’s per capita in the nation, according to the Tri-Cities Herald. Due to the presence of the Hanford Nuclear facility and its 30-year plus national cleanup effort, the Tri-Cities has a base of employment stability that rode through the last recession with job growth instead of job decline. This metropolitan statistical area, home to approximately 243,400 people, brings together a mix of advanced science and engineering with traditional agriculture, food processing, and a regional hub for government and medical services.

The Lancaster Property – Controlled Subsidiary

On September 28, 2016, we directly acquired additional ownership of our “majority-owned subsidiary”, Fundrise Insight One, LLC (the “RSE Insight Controlled Subsidiary”), for an initial purchase price of $6,770,327, which is the initial stated value of our additional equity interest in the RSE Insight Controlled Subsidiary (the “Third RSE Insight Investment”). The RSE Insight Controlled Subsidiary used the proceeds to close on the acquisition of a single stabilized low-rise multifamily property totaling 138 units in Woodbridge, VA 13940 Longwood Manor Court, Woodbridge, VA (the “Lancaster Property”). The closing of both the Third RSE Insight Investment and the Lancaster property occurred concurrently.

In funding our acquisition of the Third RSE Insight Investment, we drew down $700,000 from that certain Amended and Restated Promissory Grid Note by and between ourselves and Rise Companies Corp., our sponsor. As previously disclosed, amounts drawn on the Amended and Restated Promissory Grid Note bear interest at a rate equal to 2.5% per annum, calculated on a 30-day month / 360-day year basis. The maturity date of the Amended and Restated Promissory Grid Note was October 31, 2016.

The RSE Insight Controlled Subsidiary is managed by the principals of FI One Co Invest LLC (“Insight”). Insight is a subsidiary of Insight Property Group, a Washington, DC based owner and developer of mixed-use and multifamily properties in the Mid-Atlantic region. Insight Property Group was founded in 2009, its founders have more than 50 years of experience and have acquired and/or developed in excess of 15,000 apartments and condominiums during that time.

Pursuant to the agreements governing the Third RSE Insight Investment (the “RSE Insight Operative Agreements”), our consent is required for all major decisions regarding any properties owned by the RSE Insight Controlled Subsidiary, including the Lancaster Property and other properties held by the RSE Insight Controlled Subsidiary. In addition, Fundrise Lending, LLC (“Lending”), an affiliate of our sponsor, earned an origination fee of approximately 2.0% of the Third RSE Insight Investment, paid directly by the RSE Insight Controlled Subsidiary.

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The RSE Insight Controlled Subsidiary currently has acquired three assets, the Canterbury Property, the Sacramento Property and the Lancaster Property, and, while it is not currently intended, the RSE Insight Controlled Subsidiary may acquire additional assets that are expected to require us to make additional equity investments in the future.

The Lancaster Property, which is held through Lancaster Owner LLC, a wholly-owned subsidiary of the RSE Insight Controlled Subsidiary, was acquired for a purchase price of approximately $20,150,000. Insight anticipates additional hard costs of approximately $2,410,085 to complete the value-add plan, including the planned renovation of approximately 75% the total units, renovation of common areas and funding of deferred maintenance items. Additional soft costs and financing costs of approximately $731,939 and reserves and escrows of approximately $173,056 bring the total projected project cost for the Lancaster Property to approximately $23,465,080, of which approximately $1,538,419 is anticipated to be funded by the RSE Insight Controlled Subsidiary as needed to complete the value-add plan. Insight believes addressing these items will improve the quality of life for residents, increase marketability and lengthen the useful life of the existing structures.

To finance the acquisition and renovation of the Lancaster Property, a $14,800,000 senior secured loan, with a seven (7) year initial term at a 3.5% interest rate with two-years interest only, was provided by New York Community Bank (the “Lancaster Senior Loan”), with the remaining equity contributions to the RSE Insight Controlled Subsidiary being contributed 95% by the Company and 5% by Insight and its affiliates.

As of the closing date, the Lancaster Senior Loan had an approximate LTC ratio of 63.1%. LTC, or the loan-to-cost ratio, is the approximate amount of the total debt on the asset, divided by the total anticipated cost to complete the project. We generally use LTC as a measure of leverage for properties that are subject to construction. There can be no assurance that the anticipated completion cost will be achieved or that the LTC ratio will not vary at points over the course of ownership.

Lancaster Mill Apartments is an approximately 29-year-old (completed in 1987), 138-unit, three story, walk-up apartment complex sited on two parcels totaling 8.90 acres, located in Woodbridge, Virginia. Amenities consist of an on-site leasing office. Units contain such enhancements as stacked washer and dryers and ceiling fans.

At closing, Insight budgeted approximately $10,500 per unit for interior renovations for an estimated 104 units, or roughly 75% of the total Lancaster Property units. Insight has forecasted an increase in rent of approximately $95 per unit per month upon completion of the renovations, which Insight believes would result in a projected increase in property value of approximately 15% over a seven-year period; however, there can be no assurance that such increase in rent or value will be achieved.

The Woodbridge/I-95 Corridor Submarket is located within a 30 to 40 minute drive from Washington DC and several significant local employment drivers including Quantico Marine Corps Base and Fort Belvoir. The median age is below the metro average and the submarket has seen significant population growth of approximately 14% between 2010 and 2014. The growth is expected to continue over the next three and a half years with a projected 12.5% projected increase in population within a 1-mile radius of the site.

Quantico Marine Corps Base is a driver of apartment demand in the market with over 12,000 military and civilian personnel based there. The submarket also encompasses the Northern Virginia Community College Woodbridge campus, which offers classes to over 11,000 students per year. Another employment driver in the market is Fort Belvoir, with 39,000 active employees, Fort Belvoir is the largest employment center in Fairfax County, as well as the largest military employment center in the Washington DC area. The U.S. Department of Defense established BRAC in 2005, mandating government agencies in leased space to relocate to government owned space on military bases.

Fort Belvoir’s land holdings of over 8,500 acres has been a key growth area due to the Base Realignment and Closure Act (“BRAC”) program established by the US Department of Defense in 2005 and is expected to continue to grow post- BRAC as additional jobs and services are added to the base through 2030. Over the past 10 years, Fort Belvoir added 18,000 new jobs to the base, and there is a plan to add 17,000 more jobs to the base by 2030.

The Pavilion Crossings Apartments – Controlled Subsidiary

On April 28, 2017, we directly acquired ownership of a “majority-owned subsidiary”, EMIF-Fundrise JV LP (the “RSE REM Controlled Subsidiary”), for an initial purchase price of $8,506,500, which is the initial stated value of our equity interest in the RSE REM Controlled Subsidiary (the “RSE REM Investment”). The RSE REM Controlled Subsidiary used the proceeds to close on the acquisition of a single stabilized garden-style multifamily property totaling 408 units located at 1801 Willow Haven Lane, Charlotte, NC 28262 (the “Pavilion Crossings Apartments”). The closing of both the initial RSE REM Investment and the Pavilion Crossings Apartments property occurred concurrently. The RSE REM Investment was funded with $2,296,500 in proceeds from our offering, $1,500,000 in proceeds from a one-off promissory note by and between us and our sponsor, and $4,710,000 in proceeds from that certain Promissory Grid Note by and between us and the sponsor.

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The RSE REM Controlled Subsidiary is managed by REM (Robbins Electra Management), a partnership formed in April 2015 between two experienced multifamily sponsors, Joe Lubeck who leads Electra America and Steve Robbins who leads Robbins Management. Together, REM owns and manages 60 communities with more than 18,250 units, valued at approximately $1.8 billion across the 60 communities. The key principal is Joe Lubeck, who has overseen four successful portfolio builds totaling over 100,000 units with a value in excess of $3 billion in the last 15 years.

Pursuant to the agreements governing the RSE REM Investment (the “RSE REM Operative Agreements”), our consent is required for all major decisions regarding the RSE REM Controlled Subsidiary. In addition, Fundrise Lending, LLC (“Lending”), an affiliate of our sponsor, earned an origination fee of approximately 2.0% of the RSE REM Investment, paid directly by the RSE REM Controlled Subsidiary.

The Pavilion Crossings Apartments property, which is held through Grand Reserve at Pavilions LP, a wholly-owned subsidiary of the RSE REM Controlled Subsidiary, was acquired for a purchase price of approximately $46,850,000. REM anticipates additional hard costs of approximately $3,781,800 to perform common area and unit improvements, as well as additional soft costs and financing costs of approximately $1,518,200, bringing the total projected project cost for the Pavilion Crossings Apartments property to approximately $52,150,000. To finance the acquisition of the Pavilion Crossings Apartments property, a $35,137,000 senior secured loan with a ten (10) year initial term at a 4.31% interest rate with seven years interest only was provided by Berkadia - Fannie Mae (the “Pavilion Crossings Senior Loan”). The loan also features standard non-recourse carveouts to the guarantor, Joe Lubeck. The remaining equity contributions to the RSE REM Controlled Subsidiary being contributed 50% by the Company and 50% by REM and its affiliates.

As of the closing date, the Pavilion Crossings Senior Loan had an approximate LTC ratio of 67.4%. The LTC ratio, or the loan-to-cost ratio, is the approximate amount of the total debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC as a measure of leverage for properties that are subject to construction. There can be no assurance that the anticipated completion cost will be achieved or that the LTC ratio will not vary at points over the course of ownership.

The Pavilion Crossings apartment property is a 408-unit, three story garden-style apartment property in Charlotte, NC. The property's twenty-four buildings were constructed between 2000 and 2003. The build is of well-maintained wood frame construction and brick veneer with a mix of plank and vinyl siding.

The Charlotte market presents a strong opportunity arising from strong demographic growth and solid multifamily market fundamentals. Charlotte’s economy has grown in large part due to its development as a major US financial center (second largest in the United States behind New York City) and a transportation hub for the East Coast. Population growth has been growing at a high rate and is projected to continue to do so in the short and long term future.

The RSE Quest Property – Controlled Subsidiary

On May 9, 2018, we directly acquired ownership of a “majority-owned subsidiary”, Quest RSE LP, LLC (“RSE Quest Controlled Subsidiary”), in which RSE will have the right to receive a preferred economic return for a purchase price of $9,000,000, which is the initial stated value of our equity interest in the RSE Quest Controlled Subsidiary. The RSE Quest Controlled Subsidiary is expected to use the proceeds to develop a single mixed-use property totaling 333 units and 3,971 SF of commercial located at 910 Quest Parkway, Cedar Park, TX 78613 (the “RSE Quest Property”). The RSE Quest Controlled Subsidiary is anticipating redeeming the RSE Quest Controlled Subsidiary Investment via sale or refinance by May 9, 2021. The RSE Quest Controlled Subsidiary Investment was funded with proceeds from our Offering.

The RSE Quest Controlled Subsidiary is managed by North American Properties (“NAP”). NAP is a vertically integrated real estate firm specializing in development founded in Cincinnati in 1954, with offices in Atlanta, Dallas, and Fort Myers. NAP has completed approximately 169 projects (19,600 units, 22 million SF of commercial space, over $250 million developed) across 15 states.

Pursuant to the agreements governing the RSE Quest Controlled Subsidiary Investment (the “RSE Quest Operative Agreements”), our consent is required for all major decisions regarding the RSE Quest Property. In addition, pursuant to the RSE Quest Operative Agreements, we are entitled to receive a minimum 12.00% per annum accrued economic return on our RSE Quest Controlled Subsidiary. In addition, an affiliate of our sponsor earned an origination fee of 2.00% of the RSE Quest Controlled Subsidiary Investment.

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The RSE Quest Controlled Subsidiary is expected to redeem our RSE Quest Controlled Subsidiary Investment by May 9, 2021 (the “RSE Quest Redemption Date”). The RSE Quest Controlled Subsidiary has the ability to extend the RSE Quest Redemption Date with two 12-month extensions, subject to certain conditions. In the event that the RSE Quest Controlled Subsidiary Investment is not redeemed by the RSE Quest Redemption Date or is not extended by the RSE Quest Redemption Date, pursuant to the RSE Quest Operative Agreements, we have the right, in our discretion, to force the sale of the RSE Quest Property outright. The RSE Quest Controlled Subsidiary may redeem our RSE Quest Controlled Subsidiary Investment in whole or in part without penalty during the term of the RSE Quest Controlled Subsidiary Investment.

Simultaneous with the RSE Quest Controlled Subsidiary Investment, senior financing was provided through a $29,827,665 senior secured loan from Regions Financial Corporation (the “RSE Quest Senior Loan”). The loan features a 36-month term with a maturity date of May 9, 2021 and 36-months interest-only at a floating rate of 1-month LIBOR + 2.55%. The RSE Quest Senior Loan also features two 12-month extensions. Aggregate with the RSE Quest Senior Loan, the RSE Quest Controlled Subsidiary Investment features an LTC of 84.6%, based on a $45,889,130 construction budget, with approximately $7.0 million of equity junior to the RSE Quest Controlled Subsidiary Investment once fully funded. The combined LTC ratio is the amount of the RSE Quest Senior Loan plus the amount of the RSE Quest Controlled Subsidiary Investment, divided by the total projected construction budget of the RSE Quest Property. LTC, or loan-to-cost ratio, is the approximate amount of the total commitment amount plus any other debt on the asset, divided by the anticipated construction cost to build the property. We generally use LTC for ground up development properties.

As of May 15, 2018, the project was underway and expected to be completed in the third quarter of 2020.

The property is located in Cedar Park, TX (part of the Austin MSA) along a busy east-west corridor (West Whitestone Boulevard) and close to the 183A Toll Road. Along West Whitestone and immediately surrounding the property are a mix of retail, office, public, and medical uses. Among the retail in the vicinity are Costco, H.E.B., Target, and Walmart. Baylor Scott & White Cedar Park Clinic and the Cedar Park Regional Medical Center are located to the east and to the west of the property is the newly built Cedar Park Police Department headquarters and the Cedar Park Public Library.

RSE Pico Property – Controlled Subsidiary

On May 15, 2018, we directly acquired ownership of a “majority-owned subsidiary”, Decolage Ventures, LLC (“RSE Pico Controlled Subsidiary”), in which we have the right to receive a preferred economic return for a purchase price of $5,000,000, which is the initial stated value of our equity interest in the RSE Pico Controlled Subsidiary. The RSE Pico Controlled Subsidiary is expected to use the proceeds to develop a single mixed-use property totaling 51 units and 3,350 sf of retail located at 3063 West Pico Blvd., Los Angeles, CA 90006 (the “RSE Pico Property”). The RSE Pico Controlled Subsidiary is anticipating redeeming the RSE Pico Controlled Subsidiary Investment via sale or refinance by June 1, 2021. The RSE Pico Controlled Subsidiary Investment was funded with proceeds from our Offering.

The RSE Pico Controlled Subsidiary is managed by Index Real Estate Investments (“Index”). Index is a vertically integrated real estate firm specializing in property development in Los Angeles and has deployed more than $50 million in development in Los Angeles.

Pursuant to the agreements governing the RSE Pico Controlled Subsidiary Investment (the “RSE Pico Operative Agreements”), our consent is required for all major decisions regarding the RSE Pico Property. In addition, pursuant to the RSE Pico Operative Agreements we are entitled to receive a minimum 12.25% per annum economic return on our RSE Pico Controlled Subsidiary Investment, with 3.50% paid current and the remainder accrued. In addition, an affiliate of our sponsor earned an origination fee of 1.50% of the RSE Pico Controlled Subsidiary Investment.

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The RSE Pico Controlled Subsidiary is expected to redeem our RSE Pico Controlled Subsidiary Investment by June 1, 2021 (the “RSE Pico Redemption Date”). The RSE Pico Controlled Subsidiary does have the ability to extend the RSE Pico Redemption Date with one 12-month extension, subject to certain conditions. In the event that the RSE Pico Controlled Subsidiary Investment is not redeemed by the RSE Pico Redemption Date or is not extended by the RSE Pico Redemption Date, pursuant to the RSE Pico Operative Agreements, we have the right, in our discretion, to force the sale of the RSE Pico Property outright. The RSE Pico Controlled Subsidiary may redeem our RSE Pico Controlled Subsidiary Investment in whole or in part without penalty during the term of the RSE Pico Controlled Subsidiary Investment.

        Simultaneous with the RSE Pico Controlled Subsidiary Investment, senior financing was provided through a $17,300,000 senior secured loan from Banc of California (the “RSE Pico Senior Loan”). The loan features a 36-month term with a maturity date of June 1, 2021 and 36-months interest-only at a floating rate of 1-month LIBOR + 3.75%. The RSE Pico Senior Loan also features one, 12-month extension. Aggregate with the RSE Pico Senior Loan, the RSE Pico Controlled Subsidiary Investment features a LTC of 84.8%, based on a $26,312,224 construction budget, with approximately $4.0 million of equity junior to the RSE Pico Controlled Subsidiary Investment once fully funded. The combined LTC ratio is the amount of the RSE Pico Senior Loan plus the amount of the RSE Pico Controlled Subsidiary Investment, divided by the total projected construction budget of the RSE Pico Property. LTC, or loan-to-cost ratio, is the approximate amount of the total commitment amount plus any other debt on the asset, divided by the anticipated construction cost to build the property. We generally use LTC for ground up development properties.

The property is expected to consist of a six-story building with five levels of apartments, one level of ground floor retail, parking at grade level, and one level of subterranean parking. The proposed building will have 51 apartment units (50,904 sf) above approximately 3,350 sf of ground floor retail, with a total of 115 parking spaces. The unit mix will consist of 16 1BD/1BA, 28 2BD/2BA, and 7 2BD/2BA plus loft units. The project is currently underway and expected to be completed in the third quarter of 2020.

The property is located in the Koreatown area of Los Angeles within walking distance to many dining, shopping, and entertainment opportunities (Walkscore rating of 92/100). The retail tenants will have frontage along West Pico Boulevard, and the multifamily tenants will have access to employment centers through Interstate 10 and two Metro stations (all within 1.5 miles of the property). Additionally, the property and neighborhood are minutes to Downtown, Hollywood, and USC.

RSE Aspect Promenade Investment (Bella Apartments) – Controlled Subsidiary

On May 30, 2018, we directly acquired ownership of a “majority-owned subsidiary”, Aspect Promenade JV LP (the “RSE Aspect Promenade Controlled Subsidiary”), for an initial purchase price of $18,158,000, which is the initial stated value of our equity interest in the RSE Aspect Promenade Controlled Subsidiary (the “RSE Aspect Promenade Investment”). The RSE Aspect Promenade Controlled Subsidiary used the proceeds to close on the acquisition of a single stabilized garden-style multifamily property totaling 432 units located at 3101 Segreto Lane, Kissimmee, FL 34747 (the “Bella Apartments”). The closing of both the initial RSE Aspect Promenade Investment and the Bella Apartments property occurred concurrently.

The RSE Aspect Promenade Controlled Subsidiary is managed by American Landmark Apartments (“ALA”), which operates over 23,000 units across the United States southeast. ALA manages a diverse real estate portfolio valued in excess of $250 million.

Pursuant to the agreements governing the RSE Aspect Promenade Investment (the “RSE Aspect Promenade Operative Agreements”), our consent is required for all major decisions regarding the RSE Aspect Promenade Controlled Subsidiary. In addition, an affiliate of our sponsor earned an origination fee of approximately 2.0% of the RSE Aspect Promenade Investment, paid directly by the RSE Aspect Promenade Controlled Subsidiary.

The Bella Apartments property, which is held through The Aspect AL LP, a wholly-owned subsidiary of the RSE Aspect Promenade Controlled Subsidiary, was acquired for a purchase price of approximately $69,767,000. ALA anticipates additional hard costs of approximately $2,545,000 to perform common area and unit improvements, as well as additional soft costs and financing costs of approximately $2,788,000, bringing the total projected project cost for the Bella Apartments property to approximately $75,100,000. The renovations are expected to be completed within 12 to 18 months. To finance the acquisition of the Bella Apartments, a $49,160,000 senior secured loan with a ten (10) year initial term at a 4.12% interest rate with five years interest only was provided by CBRE – Freddie Mac (the “Bella Senior Loan”). The remaining equity contributions to the RSE Aspect Promenade Controlled Subsidiary are being contributed 70% by the Company and 30% by ALA and its affiliates.

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As of the closing date, the Bella Senior Loan had an approximate LTC ratio of 65.5%. The LTC ratio, or the loan-to-cost ratio, is the approximate amount of the total debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC as a measure of leverage for properties that are subject to construction. There can be no assurance that the anticipated completion cost will be achieved or that the LTC ratio will not vary at points over the course of ownership.

The Bella Apartments property is a 432-unit, four-story garden-style apartment property in Kissimmee, FL. As of a May 24, 2018 rent roll, the property is 96.75% occupied. The property's twelve four-story residential buildings were constructed in 2010, and the build is of reinforced concrete foundation and wood frame.

The Kissimmee/Orlando market presents a strong opportunity arising from strong demographic growth, employment growth, and solid multifamily market fundamentals. Anchored by Disney and its growth, population growth in the market has been increasing at a high rate and is projected to continue to do so in the short and long-term future.

The following table contains performance assumptions and projections. Individual assumptions and projected returns are presented at the asset level. All of the values in the table below are projections and assumptions that we believe to be reasonable; however, there can be no guarantee that such results will be achieved.

Asset Name	Projected Returns	Total Projected Renovation Hard Cost per Unit	Projected Average Increase to Monthly Rent from Renovation	Projected Stabilized Economic Vacancy	Projected Average Annual Rent Growth	Projected Average Annual Other Income Growth	Projected Average Annual Expense Growth	Projected Hold Period
Kissimmee, FL Apartments- Bella Aspect Promenade JV LP	10.7% - 16.0%	$5,892	$109	6.5%	2.5%	2.5%	2.5%	10

Please note that past performance is not indicative of future results, and these asset performance projections may not reflect actual future performance. Any projections on the future returns of any of our assets may not prove to be accurate and are highly dependent on the assumptions described above. Investing in Fundrise Equity REIT, LLC is an inherently risky investment that may result in total or partial loss of investment to investors.

We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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RSE Aspect Promenade Investment (Park Colony Apartments) – Controlled Subsidiary

On July 18th, 2018, RSE directly acquired additional ownership of a “majority-owned subsidiary”, Aspect Promenade JV LP (the “RSE Aspect Promenade Controlled Subsidiary”), for an initial purchase price of $7,486,493, which is the initial stated value of our additional equity interest in the RSE Aspect Promenade Controlled Subsidiary (the “Second RSE Aspect Promenade Investment”). The RSE Aspect Promenade Controlled Subsidiary used the proceeds to close on the acquisition of a single stabilized garden-style multifamily property called Park Colony totaling 316 units located at 812 S Park Road, Hollywood, FL 33021 (the “Park Colony Apartments”). The closing of both the Second RSE Aspect Promenade Investment and the Park Colony Apartments occurred concurrently.

The RSE Aspect Promenade Controlled Subsidiary is managed by American Landmark Apartments (“ALA”), which operates over 23,000 units across the United States southeast. ALA manages a diverse real estate portfolio valued in excess of $250 million. Other than with regard to the RSE Aspect Promenade Controlled Subsidiary, neither our Manager nor we are affiliated with ALA.

Pursuant to the agreements governing the Second RSE Aspect Promenade Investment (the “RSE Aspect Promenade Operative Agreements”), our consent is required for all major decisions regarding the RSE Aspect Promenade Controlled Subsidiary. In addition, an affiliate of our sponsor earned an origination fee of approximately 2.0% of the Second RSE Aspect Promenade Investment, paid directly by the RSE Aspect Promenade Controlled Subsidiary.

While the RSE Aspect Promenade Controlled Subsidiary currently has acquired two assets, we expect that the RSE Aspect Promenade Controlled Subsidiary will acquire additional assets that are expected to require us to make additional equity investments in the future.

The Park Colony Apartments property, which is held through The EnV AL LP, a majority-owned subsidiary of the RSE Aspect Promenade Controlled Subsidiary, was acquired for a purchase price of approximately $56,000,000. ALA anticipates additional hard costs of approximately $3,475,000 to perform common area and unit improvements, as well as additional soft costs and financing costs of approximately $2,325,000, bringing the total projected project cost for the Park Colony Apartments property to approximately $61,800,000. The renovations are expected to be completed within 12 to 18 months. To finance the acquisition of the Park Colony Apartments, The EnV AL LP will assume the existing senior secured loan with approximately $37,650,000 remaining in unpaid principal (the “Park Colony Senior Loan”). The Park Colony Senior Loan also features approximately thirteen years of remaining term with 30-year amortization at a blended 4.24% interest rate. The remaining equity contributions to the RSE Aspect Promenade Controlled Subsidiary for the Second RSE Aspect Promenade Investment are being contributed 31% by the Company and 69% by ALA, its affiliates, and other members.

As of the closing date, the Park Colony Senior Loan had an approximate LTC ratio of 60.9%. The LTC ratio, or the loan-to-cost ratio, is the approximate amount of the total debt on the asset, divided by the anticipated cost to complete the project. We generally use LTC as a measure of leverage for properties that are subject to construction. There can be no assurance that the anticipated completion cost will be achieved or that the LTC ratio will not vary at points over the course of ownership.

The Park Colony Apartments property is a 316-unit, three-story garden-style apartment property in Hollywood, FL. As of a May 7, 2018 rent roll, the property is 92.7% occupied. The property was constructed in 1987, and the build is of reinforced concrete block.

The Hollywood/Fort Lauderdale market presents a strong opportunity with its consistent demand for labor force and solid multifamily market fundamentals. The population is anticipated to continue to increase as additional jobs are created through several new commercial projects in the city’s pipeline.

The following table contains performance assumptions and projections. Individual assumptions and projected returns are presented at the asset level. All of the values in the table below are projections and assumptions that we believe to be reasonable; however, there can be no guarantee that such results will be achieved.

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Asset Name	Projected Returns	Total Projected Renovation Hard Cost per Unit	Projected Average Increase to Monthly Rent from Renovation	Projected Stabilized Economic Vacancy	Projected Average Annual Rent Growth	Projected Average Annual Other Income Growth	Projected Average Annual Expense Growth	Projected Hold Period
Hollywood, FL Apartments- Park ColonyAspect Promenade JV LP	10.0% - 14.3%	$11,005	$96	6.0%	2.5%	2.5%	2.5%	10

Please note that past performance is not indicative of future results, and these asset performance projections may not reflect actual future performance. Any projections on the future returns of any of our assets may not prove to be accurate and are highly dependent on the assumptions described above. Investing in Fundrise Equity REIT, LLC is an inherently risky investment that may result in total or partial loss of investment to investors.

We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Asset Performance Projections

The following table contains updated performance assumptions and projections for certain real estate equity assets held by us. This disclosure is in addition to previous disclosures made regarding such assets. The projected performance is based on the actual performance of each asset, as of February 1, 2018, plus the following forward-looking assumptions. For assets held in a pooled portfolio, the individual assumptions are presented at the asset level, but the projected returns are at the portfolio level. For assets not held in a pooled portfolio, both the individual assumptions and projected returns are presented at the asset level. All of the values in the table below are projections and assumptions that we believe to be reasonable; however, there can be no guarantee that such results will be achieved.

Fundrise Insight One LLC Portfolio
Asset Name	Projected Portfolio Returns	Total Renovation Hard Cost per Unit	Average Increase to Monthly Rent from Renovation	Stabilized Economic Vacancy	Average Annual Rent Growth	Average Annual Other Income Growth	Average Annual Expense Growth	Projected Hold
Northern VA Apartments – Sacramento Square (Fundrise Insight One LLC)		$18,214	$145	5.5%	2.79% - 3.0%	2.0% - 3.0%	2.50%	7 years
Northern VA Apartments – Canterbury Square (Fundrise Insight One LLC)		$11,064	$150	5.0% - 5.5%	2.79% - 3.14%	2.0% - 3.0%	2.50%	7 years
Northern VA Apartments – Lancaster Mill (Fundrise Insight One LLC)		$17,464	$95	4.5% - 5.5%	2.79% - 3.0%	2.0% - 3.0%	2.50%	7 years
	10.70% - 12.63%

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Individually Held Assets
Asset Name	Projected Portfolio Returns	Total Renovation Hard Cost per Unit	Average Increase to Monthly Rent from Renovation	Stabilized Economic Vacancy	Average Annual Rent Growth	Average Annual Other Income Growth	Average Annual Expense Growth	Projected Hold
Richland WA Apartments – The Villas at Meadow Springs (Fundrise Peak I, LLC)	12.50% - 14.36%	$2,000	$0	8.0% - 8.2%	2.0%	2.0%	2.0%	10 years
Charlotte, NC Apartments – Pavilion Crossings (Grand Reserve at Pavilions LP)	11.63% - 16.67%	$9,269	$125 - $128	5.0% - 7.5%	2.5% - 3.5%	2.0% - 3.5%	2.5% - 3.0%	10 years

Improvements are currently underway across all properties, except The Villas at Meadow Springs which is stabilized. Total renovation costs were fully funded at closing for Reserve at Mandarin, Palms at Beacon Pointe, and Grand Pavilions. Renovation costs for Sacramento, Canterbury Square, and Lancaster were partially funded at closing, with subsequent equity draws forecasted to meet the total renovation budget. In the base case, average renovation rent increases are empirically derived from i) historic performance of subject property units that have been fully renovated and leased, and/or ii) comparable property renovated unit types within the submarket. Stabilized economic vacancy, annual rent and expense growth are consistent with the PwC Real Estate Investor Survey Q2 2017. Exit capitalization rates range from 5.75% to 7.5%, approximately 50 basis points more conservative than the as-stabilized, third-party appraisals ordered by the senior lender on each asset at closing. Hold periods assumed match the term of the underlying senior loan for each property. Upside projections are derived from each property’s real estate operating partner’s internal projections, which are based on growth and other assumptions, the delta of which is primarily driven by annual rent growth, renovated rent increases, expense growth, exit capitalization rates, and replacement reserves.

Please note that past performance is not indicative of future results, and these asset performance projections may not reflect actual future performance. Any projections on the future returns of any of our assets may not prove to be accurate and are highly dependent on the assumptions described above. Investing in Fundrise Equity REIT, LLC is an inherently risky investment that may result in total or partial loss of investment to investors.

Market Outlook — Real Estate Finance Markets

We are encouraged by continued improvement in commercial real estate capital and credit markets, as well as the positive macroeconomic growth supporting the commercial real estate industry. As we look ahead the next three years, we believe improving fundamentals, transactions, and commercial real estate lending activities will continue to strengthen in core United States metro markets. We also expect the trend of high foreign direct investment in United States markets and real estate assets to continue. Further, assistance provided by governmental support programs and commitments over the immediate future are expected to further support U.S. capital markets over the immediate future.

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If markets continue to strengthen, the competition for risk-adjusted yield will become increasingly fierce. We believe the Fundrise Platform provides us with a competitive edge in searching for value and attractive opportunities across wider markets and property types during a period of increased competition. Additionally, innovative funding options and quicker closing timelines from our sponsor allow for greater financing availability in a period of rising competition amongst capital providers.

However, risks related to interest rate hikes and regulatory uncertainty could adversely affect growth and the values of our investments. In the event market fundamentals deteriorate, our real estate portfolio may be impaired as a result of lower occupancy, lower rental rates, and/or declining values. Further, these circumstances may materially impact the cost and availability of credit to borrowers, hampering the ability of our Manager to acquire new investments with attractive risk-reward dynamics.

The current interest rate environment provides an unusual opportunity to borrow at historically low interest rates. As a protective measure against interest rate fluctuations and regulatory uncertainty, the Company intends to focus on purchasing multifamily properties with stable income, which typically would allow the Manager to secure long-term, fixed rate debt on the property at historically attractive terms, thereby mitigating interest rate risk. In terms of commercial real estate loans, we’re targeting an average investment duration of 2 to 4 years for greater flexibility and adaptability during times of interest rate volatility or regulatory uncertainty. Our ability to quickly adapt is further aided by the more direct and “just-in-time” nature of our capital sourcing cycle.

Over the short term, management remains cautiously optimistic about the opportunity to acquire investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting modest leverage and short target investment durations, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

Investment Company Act Considerations

We intend to conduct our operations so that neither we, nor any of our subsidiaries, is required to register as investment companies under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries.

We intend, directly or through our subsidiaries, originate, invest in and manage a diversified portfolio of commercial real estate investments. We expect to originate, acquire and structure a diversified portfolio of commercial real estate properties. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate-related debt securities and other real estate-related assets.

We monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. The securities issued by any wholly-owned or majority-owned subsidiary that we may form and that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis.

In addition, we believe that neither we nor certain of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

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The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Certain of our subsidiaries may also rely upon the exclusion from the definition of investment company under Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate”, which we refer to as “qualifying real estate interests”, and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets”.

We treat as “qualifying real estate interests” fee interests in real estate, mortgage loans fully secured by real estate, certain mezzanine loans and certain B-Notes. Commercial real estate-related debt securities (including CMBS, CDOs and REIT senior unsecured debt) will be treated as “real estate-related assets”.

On August 31, 2011, the SEC published a concept release entitled “Companies Engaged in the Business of Acquiring Mortgages and Mortgage Related Instruments” (Investment Company Act Rel. No. 29778). This release notes that the SEC is reviewing the Section 3(c)(5)(C) exclusion relied upon by companies similar to us that invest in mortgage loans. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations as a result of this review. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon our exclusion from the need to register under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies that we have chosen.

The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.

Critical Accounting Policies

Our accounting policies have been established to conform with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements.

We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. We consider our critical accounting policies to be the following:

Real Estate Debt Investments

Our real estate debt investments are generally classified as held to maturity, as we have both the intent and ability to hold these investments to maturity and, accordingly, these assets are carried at cost, net of unamortized loan costs and fees, premiums, discounts, repayments and unfunded commitments.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt investments when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

Principles of Consolidation

Certain of our investments are considered “majority-owned subsidiaries” within the meaning of the Investment Company Act of 1940. Our ownership interest in an investee referred to as such does not necessarily exceed 50% of the capital of the investee, and the definition under the Investment Company Act differs from the considerations provided by GAAP for whether an investee should be consolidated. We analyze our investments to determine whether they should be consolidated using the voting interest and variable interest models provided by generally accepted accounting principles.

As of December 31, 2017 and 2016, the Company does not consolidate any separate legal entities in which we own equity interests, as we have determined that we do not have a controlling interest in a joint venture through our financial interest in a variable interest entity or through our voting interest in a voting interest entity. As such, our non-controlling, unconsolidated ownership interests in an entity are accounted for under the equity method.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has released several Accounting Standards Updates (“ASU”) that may have an impact on our financial statements. See Recent Accounting Pronouncements in Note 2, “Summary of Significant Accounting Policies” in our financial statements for discussion of the relevant ASUs. We are currently evaluating the impact of the various ASUs on our financial statements and determining our plan for adoption.

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DESCRIPTION OF OUR COMMON SHARES

The following descriptions of our common shares, certain provisions of Delaware law and certain provisions of our certificate of formation and operating agreement, which will be in effect upon consummation of this offering, are summaries and are qualified by reference to Delaware law, our certificate of formation and our operating agreement, copies of which are filed as exhibits to the offering statement of which this offering circular is a part. See “Where You Can Find More Information.”

General

We are a Delaware limited liability company organized on June 30, 2015 under the Delaware Limited Liability Company Act, or Delaware LLC Act, issuing limited liability company interests. The limited liability company interests in our Company are denominated in common shares of limited liability company interests (“common shares”) and, if created in the future, preferred shares of limited liability company interests (“preferred shares”). Our operating agreement provides that we may issue an unlimited number of common shares with the approval of our Manager and without shareholder approval.

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All of the common shares offered by this offering circular will be duly authorized and validly issued. Upon payment in full of the consideration payable with respect to the common shares, as determined by our Manager, the holders of such shares will not be liable to us to make any additional capital contributions with respect to such shares (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the Delaware LLC Act). Holders of common shares have no conversion, exchange, sinking fund or appraisal rights, no pre-emptive rights to subscribe for any securities of our Company and no preferential rights to distributions. However, holders of our common shares are eligible to participate in our redemption plan, as described below in “—Redemption Plan”.

We have a December 31st fiscal year end. In addition, we elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016.

Historical NAV

Below is the quarterly NAV per common share, as determined in accordance with our valuation policies, for each fiscal quarter from September 30, 2016 to June 30, 2018.

Date	NAV Per Share
September 30, 2016	$9.55
December 31, 2016	$9.60
March 31, 2017	$9.82
June 30, 2017	$10.25
September 30, 2017	$10.45
December 31, 2017	$10.46
March 31, 2018	$10.71
June 30, 2018	$11.03

Distributions

While we are under no obligation to do so, we expect that our Manager will declare and pay distributions quarterly in arrears; however, our Manager may declare other periodic distributions as circumstances dictate. In order that investors may generally begin receiving distributions immediately upon our acceptance of their subscription, we expect to authorize and declare distributions based on daily record dates.

On March 31, 2016, our Manager declared a daily distribution of $0.0021917808 per share (the “April 2016 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on April 1, 2016 and ending on April 30, 2016 (the “April 2016 Distribution Period”). Such distributions, were payable to shareholders of record as of the close of business on each day of the April 2016 Distribution Period, and were distributed to shareholders on July 13, 2016. The April 2016 Daily Distribution Amount represented an annualized yield of approximately 8.00% assuming a $10.00 per share purchase price, the purchase price in effect during the April 2016 Daily Distribution Period.

On April 20, 2016, our Manager declared a daily distribution of $0.0021917808 per share (the “May and June 2016 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on May 1, 2016 and ending on June 30, 2016 (the “May and June 2016 Distribution Period”). Such distributions, were payable to shareholders of record as of the close of business on each day of the April 2016 Distribution Period, and were distributed to shareholders on July 13, 2016. The April 2016, May 2016, and June 2016 distributions totaled approximately $292,203.81, in the aggregate. The May and June 2016 Daily Distribution Amount represented an annualized yield of approximately 8.00% assuming a $10.00 per share purchase price, the purchase price in effect during the May and June 2016 Daily Distribution Period.

On June 8, 2016, our Manager declared a daily distribution of $0.0021917808 per (the “Q3 2016 Daily Distribution Amount”) share for shareholders of record as of the close of business on each day of the period commencing on July 1, 2016 and ending on September 30, 2016 (the “Q3 2016 Distribution Period”). Such distributions, which aggregated to $679,226.74, were payable to shareholders of record as of the close of business on each day of the Q3 2016 Distribution Period, and were distributed to shareholders on October 13, 2016. The Q3 2016 Daily Distribution Amount represented an annualized yield of approximately 8.00% assuming a $10.00 per share purchase price, the purchase price in effect during the Q3 2016 Daily Distribution Period.

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On September 30, 2016, the Manager of the Company declared a daily distribution of $0.0021917808 per share (the “October 2016 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on October 1, 2016 and ending on October 31, 2016 (the “October 2016 Distribution Period”). Such distributions, which aggregated to $317,334.09, were payable to shareholders of record as of the close of business on each day of the October 2016 Distribution Period, and were distributed to shareholders on January 12, 2017. The October 2016 Daily Distribution Amount represented an annualized yield of approximately 8.00% assuming a $10.00 per share purchase price, the purchase price in effect during the October 2016 Daily Distribution Period.

On December 31, 2016, the Manager of the Company declared a daily distribution of $0.0013698630 per share (the “Q1 2017 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on January 1, 2017 and ending on March 31, 2017 (the “Q1 2017 Distribution Period”). On February 9, 2017, the Manager of the Company declared an additional daily distribution of $0.0014504432 per share (the “Additional Q1 2017 Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on February 9, 2017 and ending on March 31, 2017 (the “Additional Q1 2017 Distribution Period”). Such distributions, which collectively aggregated to approximately $978,216.94, were payable to shareholders of record as of the close of business on each day of the Q1 2017 Distribution Period and Additional Q1 Distribution Period, and were distributed to shareholders on April 21, 2017. When taken together, the Q1 2017 Daily Distribution Amount and the Additional Q1 Daily Distribution Amount equate to approximately 8.00% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price, the purchase price in effect during the Q1 2017 Daily Distribution Period.

On March 21, 2017, the Manager of the Company declared a daily distribution of $0.0021917808 per share (the “Q2 2017 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on April 1, 2017 and ending on June 30, 2017 (the “Q2 2017 Distribution Period”). Such distributions, which aggregated to approximately $982,434.04, were payable to shareholders of record as of the close of business on each day of the Q2 2017 Distribution Period, and were distributed to shareholders on July 21, 2017. The Q2 2017 Daily Distribution Amount represented an annualized yield of approximately 8.00% assuming a $10.00 per share purchase price, the purchase price in effect during the Q2 2017 Daily Distribution Period.

On June 26, 2017, the Manager of the Company declared a daily distribution of $0.0021917808 per share (the “Q3 2017 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on July 1, 2017 and ending on September 30, 2017 (the “Q3 2017 Distribution Period”). Such distributions, which aggregated to approximately $1,075,009.05, were payable to shareholders of record as of the close of business on each day of the Q3 2017 Distribution Period, and were distributed to shareholders on October 10, 2017. The Q3 2017 Daily Distribution Amount represented an annualized yield of approximately 7.80% assuming a $10.25 per share purchase price, the purchase price in effect during the Q3 2017 Daily Distribution Period.

On September 28, 2017, the Manager of the Company declared a daily distribution of $0.0022465753 per share (the “Q4 2017 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on October 1, 2017 and ending on December 31, 2017 (the “Q4 2017 Distribution Period”). Such distributions, which aggregated to approximately $1,256,225.42, were payable to shareholders of record as of the close of business on each day of the Q4 2017 Distribution Period, and were distributed to shareholders on January 10, 2018. The Q4 2017 Daily Distribution Amount represented an annualized yield of approximately 7.85% assuming a $10.45 per share purchase price, the purchase price in effect during the Q4 2017 Daily Distribution Period.

On December 22, 2017, the Manager of the Company declared a daily distribution of $0.0016438360 per share (the “January 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on January 1, 2018 and ending on January 31, 2018 (the “January 2018 Distribution Period”). Such distributions were payable to shareholders of record as of the close of business on each day of the January 2018 Distribution Period, and were distributed to shareholders on April 11, 2018. The January 2018 Daily Distribution Amount represented an annualized yield of approximately 5.74% assuming a $10.46 per share purchase price, the purchase price in effect during the January 2018 Daily Distribution Period.

On January 26, 2018, the Manager of the Company declared a daily distribution of $0.0016438356 per share (the “February 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on February 1, 2018 and ending on February 28, 2018 (the “February 2018 Distribution Period”). Such distributions were payable to shareholders of record as of the close of business on each day of the February 2018 Distribution Period, and were distributed to shareholders on April 11, 2018. The February 2018 Daily Distribution Amount represented an annualized yield of approximately 5.74% assuming a $10.46 per share purchase price, the purchase price in effect during the February 2018 Daily Distribution Period.

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On February 27, 2018, the Manager of the Company declared a daily distribution of $0.0016438356 per share (the “March 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on March 1, 2018 and ending on March 31, 2018 (the “March 2018 Distribution Period”). Such distributions were payable to shareholders of record as of the close of business on each day of the March 2018 Distribution Period, and were distributed to shareholders on April 11, 2018. The January 2018, February 2018, and March 2018 distributions totaled approximately $964,223.05, in the aggregate. The March 2018 Daily Distribution Amount represented an annualized yield of approximately 5.74% assuming a $10.46 per share purchase price, the purchase price in effect during the March 2018 Daily Distribution Period.

On March 28, 2018, the Manager of the Company declared a daily distribution of $0.0016438356 per share (the “April 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on April 1, 2018 and ending on April 30, 2018 (the “April 2018 Distribution Period”). Such distributions, the aggregate amount of which is not determinable at this time, will be payable to shareholders of record as of the close of business on each day of the April 2018 Distribution Period and the distributions are scheduled to be paid prior to July 21, 2018. The April 2018 Daily Distribution Amount represented an annualized yield of approximately 5.60% assuming a $10.71 per share purchase price, the purchase price in effect during the April 2018 Daily Distribution Period.

On April 30, 2018, the Manager of the Company declared a daily distribution of $0.0016438356 per share (the “May 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on May 1, 2018 and ending on May 31, 2018 (the “May 2018 Distribution Period”). Such distributions, the aggregate amount of which is not determinable at this time, will be payable to shareholders of record as of the close of business on each day of the May 2018 Distribution Period and the distributions are scheduled to be paid prior to July 21, 2018. The May 2018 Daily Distribution Amount represented an annualized yield of approximately 5.60% assuming a $10.71 per share purchase price, the purchase price in effect during the May 2018 Daily Distribution Period.

On May 29, 2018, the Manager of the Company announced a daily distribution of $0.0016438356 per share (the “June 2018 Daily Distribution Amount”) (which equates to approximately 5.60% on an annualized basis calculated at the current rate, assuming a $10.71 per share purchase price) for shareholders of record as of the close of business on each day of the period commencing on June 1, 2018 and ending on June 30, 2018 (the “June 2018 Distribution Period”). The distributions are payable to shareholders of record as of the close of business on each day of the June 2018 Distribution Period and the distributions are scheduled to be paid on or prior to July 21, 2018.

On June 28, 2018, the Manager of the Company announced a daily distribution of $0.0016438356 per share (the “July 2018 Daily Distribution Amount”) (which equates to approximately 5.44% on an annualized basis calculated at the current rate, assuming a $11.03 per share purchase price, per below) for shareholders of record as of the close of business on each day of the period commencing on July 1, 2018 and ending on July 31, 2018 (the “July 2018 Distribution Period”). The distributions are payable to shareholders of record as of the close of business on each day of the July 2018 Distribution Period and the distributions are scheduled to be paid on or prior to October 21, 2018.

On July 27, 2018, the Manager of the Company announced a daily distribution of $0.0016438356 per share (the “August 2018 Daily Distribution Amount”) (which equates to approximately 5.44% on an annualized basis calculated at the current rate, assuming a $11.03 per share purchase price) for shareholders of record as of the close of business on each day of the period commencing on August 1, 2018 and ending on August 31, 2018 (the “August 2018 Distribution Period”). The distributions are payable to shareholders of record as of the close of business on each day of the August 2018 Distribution Period and the distributions are scheduled to be paid on or prior to October 21, 2018.

While we are under no obligation to do so, we expect that our Manager will continue to declare distributions with a daily record date, and pay distributions quarterly in arrears in amounts similar to those previously declared. However, there can be no assurance as to whether distributions will be declared or the amount of such distributions. Shareholders will be entitled to declared distributions on each of their shares from the time the shares are issued to the shareholder until the redemption date as described below in “—Redemption Plan”.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income each year (computed without regard to the dividends paid deduction and our net capital gain). Distributions are authorized at the discretion of our Manager, in accordance with our earnings, present and reasonably projected future cash flows and general financial condition. Our Manager’s discretion is directed, in substantial part, by its obligation to cause us to comply with the REIT requirements and to avoid U.S. federal income and excise taxes on retained income and gains.

During fiscal year 2017, our distributions were funded from both cash flow from our real estate investments and offering proceeds with a majority of such distributions being funded from our cash flow provided by real estate investments. Although our goal is to fund the payment of distributions solely from cash flow from operations, we may pay distributions from other sources, including the net proceeds of this offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources. If we fund distributions from financings or the net proceeds from this offering, we will have less funds available for investment in real estate properties, real estate-related assets and other investments. We expect that our cash flow from operations available for distribution will be lower in the initial stages of this offering until we have raised significant capital and made substantial investments. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that during the early stages of our operations and from time to time thereafter, we may declare distributions in anticipation of cash flow that we expect to receive during a later period and these distributions would be paid in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings, our offering proceeds or other sources to fund our distributions. Additionally, we will make certain payments to our Manager and dealer manager for services provided to us. See “Management Compensation.” Such payments will reduce the amount of cash available for distributions. Finally, payments to fulfill redemption requests under our redemption plan will also reduce funds available for distribution to remaining shareholders.

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We are not prohibited from distributing our own securities in lieu of making cash distributions to shareholders. Our operating agreement also gives the Manager the right to distribute other assets rather than cash. The receipt of our securities or assets in lieu of cash distributions may cause shareholders to incur transaction expenses in liquidating the securities or assets. We do not have any current intention to list our common shares on a stock exchange or other trading market, nor is it expected that a public market for the common shares will develop. We also do not anticipate that we will distribute other assets in kind (other than in the context of a roll up transaction).

Our distributions constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.

Liquidation Support

To mitigate the effect of our lack of assets, revenue and operating history, our Manager has entered into an agreement to make a payment to us of up to $500,000 if the distributions we pay upon liquidation (together with any distributions made prior to liquidation) are less than a 20.0% average annual non-compounded return. More specifically, our Manager will make the following payments to us upon liquidation if our liquidating distribution is less than an average annual non-compounded return of at least 20.0%:

Average Annual Non-Compounded Return	Liquidation Support Payment
17.0% or less	$500,000
17.1% to 18.0%	$400,000
18.1% to 19.0%	$300,000
19.1% to 19.9%	$200,000
20.0% or greater	$0

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The calculation of the average annual non-compounded return can be expressed in a formula as follows:

Total Non-Compounded Return	=

Cumulative Non-Liquidating Distributions + Company Net Asset Value – Cumulative
Offering Proceeds (net of returns of capital)
____________________________________________________

Average Quarterly Cumulative Offering Proceeds (net of returns of capital)

Average Annual Non-Compounded Return	=	Total Non-Compounded Return ______________________________________________ # of 12-Month Periods from Inception to Liquidation

The calculation of the “ Total Non-Compounded Return ” will be as follows: (a) the sum of (i) the Cumulative Non-Liquidating Distributions previously made by us with respect to our common shares plus (ii) our Net Asset Value as of the date of liquidation (equal to our then NAV per share multiplied by the number of outstanding shares as of the date of liquidation) less (b) Cumulative Offering Proceeds (net of returns of capital for U.S. federal income tax purposes). This balance will be divided by the Company’s Average Quarterly Cumulative Offering Proceeds (net of returns of capital for U.S. federal income tax purposes).

The “ Average Quarterly Cumulative Offering Proceeds (net of returns of capital for U.S. federal income tax purposes) ” will be calculated as follows: (a) the sum of (i) the Offering Proceeds at the beginning of each quarter plus (ii) the Offering Proceeds at the end of such quarter divided by (iii) two (2) with such result then divided by (b) the number of quarters (or portion thereof) that have elapsed from the date of the initial closing of this offering to the date of our liquidation.

The “ Average Annual Non-Compounded Return ” will be calculated as follows: (a) the Total Annual Non-Compounded Return divided by (b) the number of twelve-month periods that have elapsed from the date the initial closing of this offering to the date of our liquidation.

“ Annual” calculations will be based on each twelve-month period (or portion thereof) commencing with the date of the initial closing of this offering through the date of our liquidation; and “ Offering Proceeds ” will be equal to the aggregate gross offering proceeds we raise from the sale of common shares (i) in this offering and (ii) to the sponsor and its affiliates in the private placement prior to this offering.

In order for us to satisfy the gross income tests, as required to maintain our REIT status, the amount of the liquidation support we are permitted to receive from our Manager will be capped at the amount that we can receive without causing us to violate the income tests that we must satisfy in order to qualify as a REIT (determined by treating the payments as nonqualifying income unless and to the extent we previously obtain an opinion from nationally recognized REIT tax counsel or accountants, or a ruling from the Internal Revenue Service, that such payments are not nonqualifying income for purposes of such tests).

In the event of the removal of our Manager, any obligations of our Manager to provide liquidation support payments to us will be terminated.

Voting Rights

Our common shareholders have voting rights only with respect to certain matters, as described below. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders until the redemption date as described below in “—Redemption Plan”. Generally, matters to be voted on by our shareholders must be approved by either a majority or supermajority, as the case may be, of the votes cast by all common shares present in person or represented by proxy. Our operating agreement provides that special meetings of shareholders may be called by our Manager. If any such vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.

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The following circumstances will require the approval of holders representing a majority or supermajority, as the case may be, of the common shares:

•	any amendment to our operating agreement that would adversely change the rights of the common shares (majority of affected class/series );

•	removal of our Manager as the manager of our Company for “cause” as described under “Management—Term and Removal of the Manager” (two-thirds ); and

General Procedures

Public Announcements; Notices. In the case of specified dispositions or a redemption, we will publicly announce or otherwise provide specified information to holders of common shares.

Meetings. Our operating agreement provides that special meetings of shareholders may only be called by our Manager. There will be no annual or regular meetings of the Members.

Fractional Shares. Our Manager does not have to issue or deliver any fractional shares to any holder of common shares upon any redemption or distribution under the provisions described under “— Redemptions.” Instead of issuing fractional shares, we pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

Adjustments for Distributions. Upon the redemption of any common shares, the redemption price will be reduced by the aggregate sum of distributions, if any, declared on the shares subject to the redemption request with record dates during the period between the quarter-end redemption request date and the date of redemption. If a redemption date with respect to common shares comes after the record date for the payment of a distribution to be paid on those shares but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the distribution on the payment date, notwithstanding the redemption of those shares or our default in payment of the distribution.

Payment of Taxes. If any person exchanging a certificate representing common shares wants us to issue a certificate in a different name than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of us or our agent, that the tax has been paid or is not applicable.

Liquidation Rights

In the event of a liquidation, termination or winding up of our Company, whether voluntary or involuntary, we will first pay or provide for payment of our debts and other liabilities, including the liquidation preferences of any class of preferred shares. Thereafter, holders of our common shares will share in our funds remaining for distribution pro rata in accordance with their respective interests in our Company.

Preferred Shares

Section 215(e) of the Delaware LLC Act also specifically authorizes the creation of ownership interests of different classes of limited liability company interests, having such relative rights, powers and duties as the limited liability company agreement may provide, and may make provision for the future creation in the manner provided in the limited liability company agreement of additional classes of membership interests. In accordance with this provision, our operating agreement provides that our Manager is authorized to provide for the issuance from time to time of an unlimited amount of one or more classes or series of preferred shares of limited liability company interests (“preferred shares”). Unless otherwise required by law or by any stock exchange, if applicable, any such authorized preferred shares will be available for issuance without further action by our common shareholders. Our Manager is authorized to fix the number of preferred shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series and without shareholder approval. As of the date of this offering circular, no preferred shares are outstanding and we have no current plans to issue any preferred shares.

We could issue a class or series of preferred shares that could, depending on the terms of the class or series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares.

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Transfer Agent and Registrar

As of December 31, 2016, our Manager had entered into an agreement with Computershare Inc., and its wholly-owned subsidiary Computershare Trust Company, N.A. (together with Computershare, Inc., “Computershare”), whereby Computershare agreed to act as our transfer agent.

Operating Agreement

Non-Member Manager

•	Our operating agreement designates Fundrise Advisors, LLC, an affiliate of our sponsor, as our non-member manager. Our Manager is generally not entitled to vote on matters submitted to our shareholders, although its approval is required with respect to certain amendments to the operating agreement that would adversely affect its rights. Our Manager does not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the Manager.

•	Our operating agreement further provides that the Manager, in exercising its rights in its capacity as the Manager, is entitled to consider only such interests and factors as it desires, including its own interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our shareholders and is not subject to any different standards imposed by our operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity.

Organization and Duration

We were formed on June 30, 2015, as Fundrise Equity REIT, LLC, a Delaware limited liability company, and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreement relating to such business activity.

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Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing a common share, you will be admitted as a member of our Company and will be bound by the provisions of, and deemed to be a party to, our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a common share from a shareholder grants to our Manager a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our Manager the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, our operating agreement.

No Fiduciary Relationship with our Manager

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Limited Liability and Indemnification of our Manager and Others

Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates are not liable to us. In addition, pursuant to our operating agreement, we have agreed to indemnify our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the manager or one of our Manager’s directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Amendment of Our Operating Agreement; Exclusive Authority of our Manager to Amend our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our Manager. Our Manager is not required to seek approval of the shareholders to adopt or approve any amendment to our operating agreement, except to the extent that such amendment would limit the rights of the holders of any class or series of shares or would otherwise have an adverse effect on such holders. In such a case, the proposed amendment must be approved in writing by holders representing a majority of the class or series of shares so affected.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our Manager to dissolve us; (2) the sale, exchange or other disposition of all or substantially all of our assets; (3) the entry of a decree of judicial dissolution of our Company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

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Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and U.S. federal income tax purposes, our fiscal year and our tax year (unless otherwise required by the Code) are the calendar year.

Determinations by our Manager

Any determinations made by our Manager under any provision described in our operating agreement are final and binding on our shareholders, except as may otherwise be required by law. We prepare a statement of any determination by our Manager respecting the fair market value of any properties, assets or securities, and file the statement with our Company secretary.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our Company must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

To assist us in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number and value of our common shares and the number and value of shares of our Company that a person may own. Our operating agreement provides that generally no person may own, or be deemed to own by virtue of certain attribution provisions of the Code, either more than 9.8% in value or in number of our common shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of our shares, whichever is more restrictive. We refer to these limits collectively as the “ownership limit.”  An individual or entity that becomes subject to the ownership limit or any of the other restrictions on ownership and transfer of the shares of our Company described below is referred to as a “prohibited owner” if, had the violative transfer or other event been effective, the individual or entity would have been a beneficial owner or, if appropriate, a record owner of shares.

The applicable constructive ownership rules under the Code are complex and may cause our shares owned actually or constructively by a group of individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of our common shares, whichever is more restrictive, or 9.8% by value or number of our shares, whichever is more restrictive, (or the acquisition of an interest in an entity that owns, actually or constructively, our shares by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.

Our Manager may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular shareholder if the shareholder’s ownership in excess of the ownership limit would not result in our Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) but only to the extent it does not result in us failing to qualify as a REIT or otherwise would result in our Company failing to qualify as a REIT. As a condition of its waiver or grant of excepted holder limit, our Manager may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our Manager in order to determine or ensure our Company’s qualification as a REIT. In addition, our Manager will reject any investor’s subscription in whole or in part if it determines that such subscription would violate such ownership limits.

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In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our Manager may from time to time increase or decrease the ownership limit for all other individuals and entities unless, after giving effect to such increase, five or fewer individuals could beneficially or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding of our Company or our Company would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our Manager may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common shares or shares of our Company, as applicable, is in excess of such decreased ownership limit until such time as such individual’s or entity’s percentage ownership of our common shares or shares of our Company, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common shares or shares of our Company, as applicable, in excess of such percentage ownership of our common shares or shares of our Company will be in violation of the ownership limit.

Our operating agreement further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our Company that would result in our Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring our shares if such transfer would result in our shares being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our shares, or who would have owned our shares transferred to a trust as described below, must immediately give us written notice of the event, or in the case of an attempted or proposed transaction, must give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our shares will not apply if our Manager determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our shares as described above is no longer required in order for us to qualify as a REIT.

If any transfer of our shares would result in our shares being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our shares or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our Manager or in our Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our operating agreement provides that the transfer of the shares will be null and void.

Shares of our Company transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported NAV value for our common shares on the day of the event which resulted in the transfer of such shares to the trust) and (2) the last reported NAV value of our common shares on the date we accept, or our designee accepts, such offer (or $10.00 if no NAV has been reported). We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares will be paid to the charitable beneficiary.

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If we do not buy the shares, the trustee must, as soon as practicable after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of shares of our Company. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported NAV value for our common shares on the day of the event which resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that our shares have been transferred to a trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that our shares have been transferred to the trust will be paid by the recipient to the trustee upon demand.

Subject to Delaware law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible company action, then the trustee may not rescind and recast the vote.

In addition, if our Manager determines in good faith that a proposed transfer or other event would violate the restrictions on ownership and transfer of our shares, our Manager may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem our shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of our shares, within 30 days after the end of each taxable year, must give us written notice, stating the shareholder’s name and address, the number of shares of each class of our Company that the shareholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each shareholder must provide to us in writing such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

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Any certificates representing our shares will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of the holders of the common shares.

REIT Election

Our operating agreement provides that our Manager may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Personal Conduct Repurchase Right

Our operating agreement provides that we may elect to repurchase, at a price equal to the greater of (i) $10.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (NAV per share) thereafter, all of the common shares held by an investor in the event that such investor fails to conform its personal conduct to common and accepted standards of good citizenship or conducts itself in a way that reflects poorly upon us, as determined by the Manager in its sole and absolute discretion. The purchase price will be payable to the investor in a single payment, with the payment becoming due fifteen (15) business days following the date on which we provide notice to the investor of our decision to repurchase the common shares.

Prospect of Roll-Up/Public Listing

Our Manager may determine that it is in our best interest to (i) contribute to, or convert the company into, an alternative vehicle, through consolidation, merger or other similar transaction with other companies, some of which may be managed by our Manager or its affiliates (a “Roll-Up”) or (ii)  list our shares (or shares of the Roll-Up vehicle) on a national securities exchange. In connection with a Roll-Up, shareholders may receive from the Roll-Up vehicle cash, stock, securities or other interests or assets of such vehicle, on such terms as our Manager deems fair and reasonable, provided, however, that our Manager will be required to obtain approval of shareholders holding a majority of the outstanding common shares if required by applicable laws or regulations.

Anti-Takeover Effects of Our Operating Agreement and Delaware Law

The following is a summary of certain provisions of our operating agreement and Delaware law that may be deemed to have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of our Company. These provisions include the following:

Authorized but Unissued Shares

Our operating agreement authorizes us to issue additional common shares or other securities of our Company for the consideration and on the terms and conditions established by our Manager without the approval of our shareholders. In particular, our Manager is authorized to provide for the issuance of an unlimited amount of one or more classes or series of shares of our Company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. Our ability to issue additional shares and other securities could render more difficult or discourage an attempt to obtain control over us by means of a tender offer, merger or otherwise.

Delaware Business Combination Statute—Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control. Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Our Manager may elect to amend our operating agreement at any time to have Section 203 apply to us.

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Valuation Policies

We usually engage an independent valuation expert with expertise in appraising commercial real estate loans and assets or receive an independent valuation expert report at the time each loan or asset is acquired in order to provide valuations of certain commercial real estate assets and investments, including related liabilities, that are set forth in reports of the underlying real estate, and to adjust those valuations for events known to the independent valuation expert that it believes are likely to have a material impact on previously provided estimates of the value, to the extent applicable, of the affected commercial real estate assets and investments and related liabilities. Our real estate assets consist primarily of a diversified portfolio of commercial real estate equity investments. Our commercial real estate related liabilities consist primarily of participation interests, as described in “Plan of Operations—Related Party Loans and Warehousing of Assets”. In addition, our assets include liquid assets and securities classified as held to maturity, which are not valued by our independent valuation expert, and cash and cash equivalents. We amortize asset acquisition costs over the duration of the real estate asset. In the instances of assets with uncertain durations, we amortize asset acquisition costs over five years. Our liabilities also include accrued fees and operating expenses, accrued distributions payable, accrued management fees and, to the extent we are using margin, trade payables incurred in the ordinary course of business, which are estimated by our Manager. Our Manager is responsible for ensuring that the independent valuation expert discharges its responsibilities in accordance with our valuation guidelines, and periodically receives and reviews such information about the valuation of our assets and liabilities as it deems necessary to exercise its oversight responsibility.

At the end of each fiscal quarter, our sponsor’s internal accountants calculate our NAV per share using a process that reflects (1) estimated values of each of our commercial real estate assets and investments, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, (b) with respect to debt, default rates, discount rates and loss severity rates, and (c) in certain instances reports of the underlying real estate provided by an independent valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) accruals of our periodic distributions and (4) estimated accruals of our operating revenues and expenses. For joint venture or direct equity investments, the sponsor primarily relies on discounted cash flow method. Note, however, that the determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. In instances where we determine that an appraisal of the real estate asset is necessary, including, but not limited to, instances where our Manager is unsure of its ability on its own to accurately determine the estimated values of our commercial real estate assets and investments, or instances where third party market values for comparable properties are either nonexistent or extremely inconsistent, we will engage an appraiser that has expertise in appraising commercial real estate assets, to act as our independent valuation expert. The independent valuation expert is not responsible for, or for preparing, our quarterly NAV per share. If a material event occurs between scheduled annual valuations that our Manager believes may materially affect the value of any of our commercial real estate assets and investments, including related liabilities, our Manager anticipates informing the independent valuation expert so that, if appropriate, the valuation may adjust compared to the most recent valuations provided in the applicable report, if any, to account for the estimated impact. Our sponsor’s internal accountants determine our NAV per share by dividing our NAV in such fiscal quarter by the number of our common shares outstanding as of the end of such fiscal quarter, prior to giving effect to any share purchases or redemptions to be effected for such fiscal quarter.

As there is no market value for our shares as they are not expected to be listed or traded, our goal is to provide a reasonable estimate of the value of our shares on a quarterly basis, with the understanding that our common shares are not listed or traded on any stock exchange or other marketplace. However, the majority of our assets consist of commercial real estate equity investments and, as with any commercial real estate valuation protocol, the conclusions reached by our independent valuation expert are based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets and investments. In addition, for any given quarter, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. As a result, the quarterly calculation of our NAV per share may not reflect the precise amount that might be paid for your shares in a market transaction, and any potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. However, to the extent quantifiable, if a material event occurs in between quarterly updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.

On July 2, 2018, the Company announced that its net asset value per share (“NAV”) as of June 30, 2018 is $11.03 per share of our Common Shares. This NAV per common share will be effective through September 30, 2018, unless updated by us prior to that time.

Our Sponsor’s Asset Management Team

As of the date of this offering circular, our sponsor’s real estate and accounting teams are composed of eighteen professionals with more than 100 years of combined experience. Of these professionals, the primary real estate management team is made up of three officers of our sponsor, two real estate vice presidents, three real estate senior associates, four real estate analysts, and five accountants. All of these professionals play a role in asset management because our sponsor takes a “cradle to grave” approach to asset management, meaning that the real estate team that closes a deal is then responsible for asset management of the property for the life of the investment.

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Members of our sponsor’s real estate team have previously worked as real estate developers, fund managers, real estate brokers, and home-builders, while members of our sponsor’s accounting team have worked as auditors, fund accountants, and property accountants. Prior to being employed by our sponsor, these team members accumulated direct management experience with real estate development, fund management, leasing, construction and financing in excess of $2 billion of real estate, not including their experience with our sponsor.

In addition, our sponsor believes that it will ultimately be much more cost effective and efficient to produce NAV through its own real estate and accounting teams than through the use of outside valuation consultants.

Quarterly Share Price Adjustments

The current purchase price of our shares is $11.03 per share, which is the NAV per share as of June 30, 2018. The per share purchase price in this offering will be adjusted every fiscal quarter (or as soon as commercially reasonable and announced by us thereafter), will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date of such NAV, and investors will pay the most recent publicly announced purchase price as of the date of their subscription.

We file with the SEC on a quarterly basis an offering circular supplement disclosing the quarterly determination of our NAV per share that is applicable for such fiscal quarter, which we refer to as the pricing supplement. We also post that fiscal quarter’s NAV on the public Fundrise Platform, www.fundrise.com. The Fundrise Platform also contains this offering circular, including any supplements and amendments. We disclose, on a quarterly basis in an offering circular supplement filed with the SEC, the principal valuation components of our NAV. In addition, if a material event occurs in between quarterly updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.

Any subscriptions that we receive prior to the end of a fiscal quarter will be executed at a price equal to our NAV per share applicable to such fiscal quarter. Thus, even if settlement occurs in the following quarter, the purchase price for the shares will be the price in effect at the time the subscription was received.

Redemption Plan

While shareholders should view this investment as long-term, we have adopted a redemption plan whereby, on an ongoing basis, an investor has the opportunity to obtain liquidity. Our Manager has designed our redemption plan with a view towards providing investors with an initial period with which to decide whether a long-term investment in our Company is right for them. In addition, despite the illiquid nature of the assets expected to be held by our Company, our Manager believes it is best to provide the opportunity for ongoing liquidity in the event shareholders need it.

Pursuant to our redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 5,000 shares or $50,000 per each redemption request. In the event of a conflict between the minimum and maximum amounts that may be redeemed, the maximum dollar amount allowable will control. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us.

The calculation of the redemption price will depend, in part, on whether a shareholder requests redemption within the first eighty-nine (89) days of first acquiring the shares (the “Introductory Period”) or thereafter (the “Post-Introductory Period”).

During the Introductory Period, the per share redemption price will be equal to the purchase price of the shares being redeemed reduced by (i) the aggregate sum of distributions paid with respect to such shares, rounded down to the nearest cent and (ii) the aggregate sum of distributions, if any, declared but unpaid on the shares subject to the redemption request. In other words, a shareholder would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.

During the Post-Introductory Period, the per share redemption price will be calculated based on a declining discount to the per share price for our common shares in effect at the time of the redemption request, and rounded down to the nearest cent. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us. During the Post-Introductory Period, the redemption price with respect to the common shares that are subject to the redemption request will not be reduced by the aggregate sum of distributions, if any, that have been (i) paid with respect to such shares prior to the date of the redemption request or (ii) declared but unpaid on such shares with record dates during the period between the redemption request date and the redemption date.

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Holding Period from Date of Settlement	Effective Redemption Price (as percentage of per share redemption price) (1)
Less than 90 days (Introductory Period)	100.0	%(2)(3)
90 days until 3 years	97.0	%(4)
3 years to 4 years	98.0	%(5)
4 years to 5 years	99.0	%(6)
More than 5 years	100.0	%(7)

(1)	The Effective Redemption Price will be rounded down to the nearest $0.01.
(2)	The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)	The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
(4)	For shares held at least ninety (90) days but less than three (3) years, the Effective Redemption Price includes the fixed 3% discount to the per share price for our common shares in effect at the time of the redemption request.
(5)	For shares held at least three (3) years but less than four (4) years, the Effective Redemption Price includes the fixed 2% discount to the per share price for our common shares in effect at the time of the redemption request.
(6)	For shares held at least four (4) years but less than five (5) years, the Effective Redemption Price includes the fixed 1% discount to the per share price for our common shares in effect at the time of the redemption request.
(7)	For shares held at least five (5) years, the Effective Redemption Price does not include any discount to the per share price for our common shares in effect at the time of the redemption request.

As shareholders must observe a minimum sixty (60) day waiting period following a redemption request before such request will be honored, whether a redemption request is deemed to be in the Introductory Period or the Post-Introductory Period will be determined as of the date the redemption request is made, not the date the redemption request is honored. Meaning, for example, if a redemption request is submitted during the Introductory Period, but honored after the Introductory Period, the effective redemption price will be determined using the Introductory Period methodology.

The following is a brief comparison of our redemption plan during the Introductory Period (up to 90 days after settlement) and the Post-Introductory Period (90 days or more after settlement), which is qualified in its entirety by the disclosure contained herein.

SUMMARY OF REDEMPTION PLAN

	Introductory Period	Post-Introductory Period
Duration	First 89 days after settlement	90+ days after settlement
Redemption Price	100% of purchase price less distributions paid and distributions declared and to be paid less third-party costs	97-100% of NAV depending on hold time (no reduction for distributions) less third-party costs
Timing to submit request	At least 60 days prior to the effective redemption date (but in no event 90 or more days after first acquiring the shares)	At least 60 days prior to the effective redemption date
Last Date to Withdraw Request	Up to the effective redemption date.	Up to the effective redemption date.
Date of Redemption Payment	Within 3-5 business days after the effective redemption date.	Within 3-5 business days after the effective redemption date.
Frequency	Monthly (after a minimum 60 day waiting period after the submission of the redemption request).	Monthly (after a minimum 60 day waiting period after the submission of the redemption request).
Minimum Amount of Shares Redeemed	None.	None.
Maximum Amount of Shares Redeemed	5,000 common shares or $50,000, whichever is less.	5,000 common shares or $50,000, whichever is less.

We have the right to monitor the trading patterns of shareholders or their financial advisors and we reserve the right to reject any purchase or redemption transaction at any time based on what we deem to be a pattern of excessive, abusive or short-term trading. We expect that there will be no regular secondary trading market for our common shares. However, in the event a secondary market for our shares develops, we will terminate our redemption plan.

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Redemption of our common shares will be made monthly upon written request to us at least sixty (60) days prior to the effective redemption date; provided, however, written requests for common shares to be redeemed during the Introductory Period must be delivered to our Manager prior to the end of such shareholder's Introductory Period. Our Manager intends to provide notice of redemption by the end of the first month following the sixtieth (60th) day after the submission of the redemption request, with an effective redemption date no earlier than the sixtieth (60th) day following the submission of the redemption request, and expects to remit the redemption price within three (3) business days (but generally no more than five (5) business days) of the effective redemption date. Shareholders may withdraw their redemption request at any time prior to the effective redemption date.

We cannot guarantee that the funds set aside for the redemption plan will be sufficient to accommodate all requests made in any given time period. In the event our Manager determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the common shares for which redemption requests have been submitted during any given month, such pending requests will be honored on a pro-rata basis, if at all. In the event that not all redemptions are being honored in a given month, the redemption requests not fully honored will have the remaining amount of such redemption requests considered on the next month in which redemptions are being honored. Accordingly, all unsatisfied redemption requests will be treated as requests for redemption on the next date on which redemptions are being honored, with redemptions processed pro-rata, if at all. If funds available for the redemption plan are not sufficient to accommodate all redemption requests on such future redemption date, common shares will be redeemed on a pro-rata basis, if at all.

We intend to limit common shareholders to one (1) redemption request outstanding at any given time, meaning that, if a common shareholder desires to request more or less shares be redeemed, such common shareholder must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”. For investors who hold common shares with more than one record date, redemption requests will be applied to such common shares in the order in which they settled, on a last in first out basis – meaning, those common shares that have been continuously held for the shortest amount of time will be redeemed first. In addition, we intend to limit shareholders to redemption requests of no more than the 5,000 common shares or $50,000, whichever is less. In the event of a conflict between the minimum and maximum amounts that may be redeemed, the maximum dollar amount allowable will control.

In accordance with the SEC’s current guidance on redemption plans, we intend to limit redemptions in any calendar month to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is less than or equal to 0.5% of the NAV of all of our outstanding shares as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is 1.25% of the NAV of all of our outstanding shares as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our Manager may elect to increase or decrease the amount of common shares available for redemption in any given month, as these commercial real estate assets are paid off or sold, but in no event will we redeem more than 5.00% of the common shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem common shares under the redemption plan.

Furthermore, a shareholder requesting redemption will be responsible for reimbursing us for any third-party costs incurred as a result of the redemption request, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges.

In addition, our Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, and post such information on the Fundrise Platform to disclose such amendment. Our Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT (for example, if a redemption request would cause a non-redeeming shareholder to violate the ownership limits in our operating agreement or if a redemption constitutes a “dividend equivalent redemption” that could give rise to a preferential dividend issue, to the extent applicable). Therefore, you may not have the opportunity to make a redemption request prior to any potential termination of our redemption plan.

As of December 31, 2017, approximately 187,000 common shares have been submitted for redemption and 100% of such redemption requests have been honored.

For more information about our redemption plan or to submit a redemption request, please contact us by email at investments@fundrise.com.

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Reports to Shareholders

Our operating agreement requires that we prepare an annual report and deliver it to our common shareholders within 120 days after the end of each fiscal year. Our Manager is required to take reasonable steps to ensure that the annual report complies with our operating agreement provisions and with applicable securities laws.

Under the Securities Act, we must update this offering circular upon the occurrence of certain events, such as asset acquisitions. We will file updated offering circulars and offering circular supplements with the SEC. We are also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. In addition, we will provide you directly with periodic updates, including offering circulars, offering circular supplements, quarterly pricing supplements, semi-annual information statements and other information.

We will provide such periodic updates electronically through the Fundrise Platform website at www.fundrise.com, and documents will be provided electronically. You may access and print all periodic updates provided through our website. As periodic updates become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the periodic updates. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. We will provide you with paper copies at any time upon request. The contents of the Fundrise Platform website are not incorporated by reference in or otherwise a part of this offering circular.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common shares. For purposes of this section, references to “we,” “us” or “our Company” means only Fundrise Equity REIT, LLC and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our Company, and of any subsidiaries and other lower-tier affiliated entities, will be in accordance with its applicable organizational documents and as described in this offering circular. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

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•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders who are U.S. persons (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “short sale,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common shares through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in our Company;

•	tax exempt organizations, except to the extent discussed below in “—Taxation of Our Company—Taxation of Tax Exempt U.S. Shareholders;” and

•	non-U.S. persons (as defined below), except to the extent discussed below in “—Taxation of Our Company—Taxation of Non-U.S. Shareholders.”

This summary assumes that shareholders will hold our common shares as capital assets, within the meaning of Section 1221 of the Code, which generally means as property held for investment.

For the purposes of this summary, a U.S. person is a beneficial owner of our common shares who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

For the purposes of this summary, a U.S. shareholder is a beneficial owner of our common shares who is a U.S. person. A tax exempt organization is a U.S. person who is exempt from U.S. federal income tax under Section 401(a) or 501(a) of the Code. For the purposes of this summary, a non-U.S. person is a beneficial owner of our common shares who is a nonresident alien individual or a non-U.S. corporation for U.S. federal income tax purposes, and a non-U.S. shareholder is a beneficial owner of our common shares who is a non-U.S. person. The term “corporation” includes any entity treated as a corporation for U.S. federal income tax purposes, and the term “partnership” includes any entity treated as a partnership for U.S. federal income tax purposes.

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The information in this section is based on the current Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion that do not bind the IRS or the courts and that a court could agree with the IRS.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON SHARES TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON SHARES.

Taxation of Our Company

We elected to be treated as a REIT under the Code, commencing with the taxable year ended December 31, 2016. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to its stockholders if it meets the applicable REIT distribution and other requirements for qualification. We believe that we have been organized, owned and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed ownership, organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. However, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by us that we will so qualify for any particular year or that the IRS will not challenge our conclusions with respect to our satisfaction of the REIT requirements.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, discussed below. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which we may not control. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

Provided that we continue to qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results generally from investment in a corporation. Rather, income generated by a REIT is generally taxed only at the shareholder level, upon a distribution of dividends by the REIT.

Even if we continue to qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed cashless income such as accrued but unpaid interest.

•	We may be subject to the “alternative minimum tax” (although, under the TCJA, the corporate alternative minimum tax has been repealed for taxable years beginning after December 31, 2017) on our items of tax preference, if any.

•	If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (2) treating any income from such property as non-qualifying for purposes of the REIT gross income tests discussed below, provided however, that the gain from the sale of the property or net income from the operation of the property that would not otherwise qualify for the 75% income test but for the foreclosure property election will be subject to U.S. federal corporate income tax at the highest applicable rate (currently 21%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 21%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

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•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “—Requirements for Qualification as a REIT.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRS and any other TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items because the reported amounts were not consistent with arm’s length amounts.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 5-year period following their acquisition from the non-REIT corporation.

•	We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain in its income (to the extent we make a timely designation of such gain to the shareholder), would be deemed to have paid the tax that it paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common shares.

•	We may own subsidiaries that will elect to be treated as TRSs and we may hold investments through such TRSs, the earnings of which will be subject to U.S. federal corporate income tax.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits (“REMICs”) or “taxable mortgage pools” to the extent our stock is held in record name by specified tax exempt organizations not subject to tax on unrelated business tax income (“UBTI”) or non-U.S. sovereign investors.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and non-U.S. income, franchise property and other taxes.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

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(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	commencing with its second REIT taxable year, the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)	in which, commencing with its second REIT taxable year, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” as defined in the Code to include specified entities (the “5/50 Test”);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;

(9)	that uses the calendar year for U.S. federal income tax purposes, and complies with the record-keeping requirements of the Code and the Treasury Regulations promulgated thereunder; and

(10)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

For purposes of condition (1), “directors” generally means persons treated as “directors” for purposes of the Investment Company Act, which we believe includes our Manager.  Our shares are generally freely transferable, and we believe that the restrictions on ownership and transfers of our shares do not prevent us from satisfying condition (2).  Although we are organized as a limited liability company, for U.S. federal income tax purposes we elected to be classified as a corporation in compliance with condition (3). We believe that the shares sold in this offering will allow us to timely comply with condition (6). However, depending on the number of shareholders who subscribe for shares in this offering and the timing of subscriptions, we may need to conduct an additional offering of preferred shares to timely comply with (5). For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. Provided we comply with these record keeping requirements and that we would not otherwise have reason to believe we fail the 5/50 Test after exercising reasonable diligence, we will be deemed to have satisfied the 5/50 Test. In addition, our operating agreement provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described above.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its  pro rata  share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. For purposes of determining the amount of the REIT’s taxable income that must be distributed, or is subject to tax, the REIT’s share of partnership income is determined under the partnership tax provisions of the Code and will reflect any special allocations of income or loss that are not in proportion to capital interests. Income earned through partnerships retains its character for U.S. federal income tax purposes when allocated among its partners. We intend to obtain covenants from any partnerships in which we invest but do not control to operate in compliance with the REIT requirements, but we may not control any particular partnership into which we invest, and thus no assurance can be given that any such partnerships will not operate in a manner that causes us to fail an income or asset test requirement. In general, partnerships are not subject to U.S. federal income tax.  However, under rules that take effect for taxable years beginning after December 31, 2017, a partnership in which we invest may be required to pay the hypothetical increase in partner-level taxes resulting from an adjustment of partnership tax items on audit.

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Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies or other domestic unincorporated entities that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests unless they elect TRS status. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal income tax on its taxable income, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes dividend income when it receives distributions of earnings from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of its TRSs in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by one or more domestic TRSs we may own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Shareholders” and “—Annual Distribution Requirements.”

We may hold certain investments through one or more TRSs, including property that we believe would be treated as held primarily for sale to customers in the ordinary course of our trade or business for U.S. federal income tax purposes and that cannot be sold within a statutory safe harbor to avoid the 100% tax on “prohibited transactions” that otherwise would apply to gain from the sale of such property. Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income from those services under the REIT income tests. A TRS may also engage in other activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to us in excess of a certain amount. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or certain other amounts or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants and/or the TRS are not comparable to similar arrangements among unrelated parties. While we intend to manage the size of our TRSs and dividends from our TRSs in a manner that permits us to qualify as a REIT, it is possible that the equity investments appreciate to the point where our TRSs exceed the thresholds mandated by the REIT rules. In such cases, we could lose our REIT status if we are unable to satisfy certain exceptions for failing to satisfy the REIT income and asset tests. In any event, any earnings attributable to equity interests held in TRSs or origination activity conducted by TRSs will be subject to U.S. federal corporate income tax, and the amount of such taxes could be substantial.

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To the extent we hold an interest in a non-U.S. TRS, we may be required to include our portion of its earnings in our income irrespective of whether or not such non-U.S. TRS has made any distributions. Any such income will not be qualifying income for purposes of the 75% gross income test and may not be qualifying income for purposes of the 95% gross income test.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property or by interests in real property, and gains from the sale of real estate assets, including personal property treated as real estate assets, as discussed below (but not including certain debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property), as well as income from certain kinds of temporary investments. Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for purposes of the 75% income test. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. For purposes of the 75% income test, gain from the sale or disposition of a debt instrument of publicly offered REITs that are not secured by mortgages on real property or interests in real property is non-qualifying income.

Rental Income

Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits derived by any person from such real property. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i) of the Code, and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under such lease (determined based on the fair market values as of the beginning and end of the taxable year), then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We have not in the past and do not anticipate in the future deriving rents based in whole or in part on the income or profits of any person, rents from related party tenants, and/or rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property, in sufficient amounts to jeopardize our status as REIT. We also have not in the past and do not anticipate in the future deriving impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as non-qualifying rents would jeopardize our status as a REIT.

Because of the proper treatment of payments under the liquidation support agreement for purposes of the REIT gross income tests is currently unclear, the amount of such payments is limited to the amount that we can absorb without causing us to fail the REIT gross income tests (assuming for purposes of such calculation that the support payments are treated as non-qualifying income).

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Dividend Income

We may receive material distributions from our TRSs. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

If we invest in an entity treated as a “passive investment foreign company” or “controlled foreign corporation” for U.S. federal income tax purposes, we could be required to include our portion of its earnings in our income prior to the receipt of any distributions. Any such income inclusions would not be treated as qualifying income for purposes of the 75% gross income test and may not be qualifying income for purposes of the 95% gross income test.

Sale-Leaseback Transactions

We may enter into sale-leaseback transactions. It is possible that the IRS could take the position that specific sale-leaseback transactions (or certain other leases) we treat as true leases are not true leases for U.S. federal income tax purposes but are, instead, financing arrangements or loans. Successful recharacterization of a sale-leaseback transaction (or any other lease) as a financing arrangement or loan could jeopardize our REIT status.

Failure to Satisfy the Gross Income Tests

We monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, and U.S. Government securities. For this purpose, real estate assets include loans secured by mortgages on real property or on interests in real property to the extent described below, certain mezzanine loans and mortgage backed securities as described below, interests in real property (such as land, buildings, leasehold interests in real property and, for taxable years beginning on or after January 1, 2016, personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), shares in other qualifying REITs, debt instruments issued by publicly offered REITs, and stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of our stock or certain debt. Second, not more than 25% of our assets may be represented by securities other than those in the 75% asset test. Third, of the assets that do not qualify for purposes of the 75% test and that are not securities of our TRSs: (i) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets, and (ii) we generally may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets. Fifth, not more than 25% of the value of our gross assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

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For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code. In the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership). As a result, the straight debt exception would not be available to us with respect to a loan where we also hold an equity participation in the borrower through a TRS.

We believe that our assets have complied or will comply with the above asset tests commencing with the close of our first calendar quarter and that we have operated and can operate so that we can continue to comply with those tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. For example, we may hold significant assets through our TRSs, and we cannot provide any assurance that the IRS will not disagree with our determinations.

Failure to Satisfy Asset Tests

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10 million. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which we identified the failure to satisfy the REIT asset test) and paying a tax equal to the greater of (x) $50,000 or (y) the amount determined by multiplying the net income generated during a specified period by the assets that cause the failure by the highest U.S. federal income tax rate applicable to corporations.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income test if (i) we enter into the hedging transaction in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and the hedge is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, (ii) we enter into the hedging transaction primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (iii) we enter into the hedging transaction that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that are being hedged against by the transactions described in clauses (i) or (ii) and the hedge complies with certain identification requirements. To the extent that we enter into other types of hedging transactions, including hedges of interest rates on any debt we acquire as assets, or do not make proper tax identifications, as applicable, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT, but there can be no assurance that we will be successful in this regard. No assurances can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests and that such income will not adversely affect our ability to satisfy the REIT qualification requirements.

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Investments in Loans

We are not limited in our ability to make investments in loans. Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time we committed to acquire the loan, which may be the case, for instance, if we acquire a “distressed” mortgage loan, including with a view to acquiring the collateral, a portion of the interest accrued during the year is not qualifying income for purposes of the 75% gross income test applicable to REITs. Similarly, if the value of the mortgage loan exceeded the greater of (i) the current value of the real property securing the loan and (ii) the value of the real property securing the loan at the time we committed to acquire the loan, such excess is not a qualifying real estate asset. Furthermore, we may be required to retest modified loans that we hold to determine if the modified loan is adequately secured by real property as of the modification date. If the IRS were to assert successfully that our mortgage loans were not properly secured by real estate or that the value of the real estate collateral (at the time of testing, commitment or retesting, as applicable) was otherwise less than the amount of the loan or the value of the loan, as applicable, we could, as mentioned, earn income that is not qualifying for the 75% income test and also be treated as holding a non-real estate investment in whole or part, which could result in our failure to qualify as a REIT. For taxable years beginning after December 31, 2015, a mortgage loan secured by both real property and personal property is treated as a qualifying real estate asset and gives rise to qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property even if the real property collateral value is less than the outstanding principal balance of the loan.

We may originate or acquire mortgage or mezzanine loans. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a mortgage loan and therefore as a qualifying asset that generates qualifying income for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying mortgage loans for REIT purposes.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property for purposes of the income tests, and generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us. To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person.

We may hold loans with relatively high loan-to-value ratios and/or high yields. Additionally, we may receive equity interests in our borrowers in connection with originating our loans. These features can cause a loan to be treated as equity for U.S. federal income tax purposes. If the IRS were to successfully challenge our treatment of a loan as debt for U.S. federal income tax purposes, we could be deemed to hold non-qualifying assets or to earn non-qualifying income, depending on the assets and activities of the issuer, which in turn could adversely affect our ability to qualify as a REIT.

We may hold indirect participation interests in some loans, rather than direct ownership of the loan. We generally expect to treat our participation interests as an undivided ownership interest in the underlying loan, and thus as a qualifying real estate asset for purposes of the REIT asset tests that also generates qualifying mortgage interest for purposes of the 75% gross income test to the extent that the loan underlying the participation is a qualifying real estate mortgage. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests.

Certain Equity Investments

We are not limited in our ability to hold certain equity investments (with rights to receive preferred economic returns) in entities treated as partnerships for U.S. federal income tax purposes. In some, or many, cases, the proper characterization of such an equity investment in a partnership as unsecured indebtedness or as equity for U.S. federal income tax purposes may be unclear. Characterization of such an equity investment as unsecured debt for U.S. federal income tax purposes would subject the investment to the various asset test limitations on investments in unsecured debt, and our preferred return would be treated as non-qualifying income for purposes of the 75% gross income test (but we would not have to include our share of the underlying assets and income of the issuer in our tests). Thus, if the IRS successfully challenged our characterization of an investment as equity for U.S. federal income tax purposes, we could fail an income or asset test. Moreover, at least one IRS internal memorandum would treat the preferred return on such equity investments as interest income for purposes of the REIT income tests, which treatment would cause such amounts to be nonqualifying income for purposes of the 75% gross income test. Although we do not believe that interest income treatment is appropriate, and that analysis was not followed in subsequent IRS private letter rulings, the IRS could re-assert that position. In addition, if the underlying property is dealer property and our equity investment (with rights to receive preferred economic returns) is treated as equity for U.S. federal income tax purposes, our gains from the sale of the property would be subject to 100% tax.

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Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to its deduction for dividends paid and its net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is  pro rata  among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents. To avoid paying preferential dividends, we must treat every shareholder of the class of shares with respect to which we make a distribution the same as every other shareholder of that class, and we must not treat any class of shares other than according to its dividend rights as a class. Under certain technical rules governing deficiency dividends, we could lose our ability to cure an under-distribution in a year with a subsequent year deficiency dividend if we pay preferential dividends. Preferential dividends potentially include “dividend equivalent redemptions.” Accordingly, we intend to pay dividends pro rata within each class, and to abide by the rights and preferences of each class of our shares if there is more than one, and will seek to avoid dividend equivalent redemptions. (See “— Taxation of U.S. Shareholders — Redemptions of Common Shares” below for a discussion of when redemptions are dividend equivalent and measures we intend to take to avoid them.) If, however, we qualify as a “publicly offered REIT” (within the meaning of Section 562(c) of the Code) in the future, the preferential dividend rules will cease to apply to us. In addition, the IRS is authorized to provide alternative remedies to cure a failure to comply with the preferential dividend rules, but as of the date hereof, no such authorized procedures have been promulgated.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to continue to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash from operations to meet the distribution requirements, for example, due to timing differences between the actual receipt of cash and the inclusion of the corresponding items in income by us for U.S. federal income tax purposes prior to receipt of such income in cash or non-deductible expenditures. In the event that such shortfalls occur, to meet our distribution requirements it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that we regard as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock dividend, shareholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources.

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We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

In the event that we undertake a transaction (such as a tax-free merger) in which we succeed to earnings and profits of a taxable corporation, in addition to the distribution requirements above we also must distribute such non-REIT earnings and profits to our shareholders by the close the taxable year of the transaction. Such additional dividends are not deductible against our REIT taxable income. We may be able to rectify a failure to distribute any such non-REIT earnings and profits by making distributions in a later year comparable to deficiency dividends noted above and paying an interest charge.

Liquidating distributions generally will be treated as dividends for purposes of the above rules to the extent of current earnings and profits in the year paid provided we complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to sell assets at unattractive prices, distribute unsold assets to a “liquidating trust” for the benefit of our shareholders, or terminate our status as a REIT. The U.S. federal income tax treatment of a beneficial interest in a liquidating trust would vary significantly from the U.S. federal income treatment of ownership of our shares.

Prohibited Transactions

Net income we derive from a prohibited transaction outside of a TRS is subject to a 100% tax unless the transaction qualifies for a statutory safe harbor discussed below. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporations (which are taxed at regular corporate rates).

Our opportunistic business strategy includes investments that risk being characterized as investments in properties held primarily for sale to customers in the ordinary course of a trade or business. Thus, we intend to comply with the statutory safe harbor when selling properties outside of a TRS (or when our joint ventures sell properties outside of a TRS) that we believe might reasonably be characterized as held primarily for sale to customers in the ordinary course of a trade or business for U.S. federal income tax purposes, but compliance with the safe harbor may not always be practical. Moreover, because the determination of whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances, the IRS or a court might disagree with our determination that any particular property was not so held and therefore assert that a non-safe harbored sale of such property was subject to the 100% penalty tax on the gain from the disposition of the property. One of the factors considered by the courts in determining whether a taxpayer held property primarily for sale to customers in the ordinary course of a trade or business is the frequency and continuity of sales. While the 100% tax will not apply to a safe-harbored sale, safe-harbored sales generally would be taken into account in assessing the frequency and continuity of our sales activity for purposes of analyzing sales outside of the safe harbor.

The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us (such as developing property for sale), or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred. The amount of such TRS taxes could be substantial.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election is in effect will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or property held for sale in the hands of the selling REIT.

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Failure to Qualify

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to U.S. federal corporate income tax, including, for taxable years beginning prior to January 1, 2018, any applicable alternative minimum tax. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Code, distributions to our shareholders will generally be taxable as dividend income, and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Shareholders

This section summarizes the taxation of U.S. shareholders that are not tax exempt organizations.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. shareholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders who receive dividends from taxable subchapter C corporations. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, and subject to certain limitations, non-corporate taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” Qualified REIT dividends eligible for this deduction generally will include our dividends received by a non-corporate U.S. stockholder that we do not designate as capital gain dividends and that are not qualified dividend income. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. As discussed above, if we realize excess inclusion income from a residual interest in REMIC or a taxable mortgage pool and allocate such excess inclusion income to a taxable U.S. shareholder, that income cannot be offset by net operating losses of such shareholder.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held our stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. shareholders who are individuals and 21% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months generally are subject to a 25% maximum U.S. federal income tax rate for U.S. shareholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions from us in excess of our current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s common shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. shareholder’s common shares, they will be treated as gain from the disposition of the shares and thus will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses, subject to limitations, may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of Our Company” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us.

Dispositions of Our Common Shares

In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of shares of our common shares will be subject tax at capital gains rates, if such shares were held for more than one year, and will be taxed at ordinary income rates if such shares were held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal corporate income tax whether or not classified as long-term capital gains.

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Capital losses recognized by a U.S. shareholder upon the disposition of our common shares held for more than one year at the time of disposition will be considered long-term capital losses (or short-term capital losses if the shares have not been held for more than one year), and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.

Redemptions of Common Shares

A redemption of shares will be treated under Section 302 of the Code as a taxable distribution unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the redeemed shares. A redemption that is not treated as a sale or exchange will be taxed in the same manner as regular distributions (e.g., ordinary dividend income to the extent paid out of earnings and profits unless properly designated as a capital gain dividend), and a redemption treated as a sale or exchange will be taxed in the same manner as other taxable sales discussed above.

The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the shareholder, (ii) results in a “complete termination” of the shareholder’s interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular redemption will depend upon the facts and circumstances as of the time the determination is made and the constructive ownership rules are complicated, prospective shareholders are advised to consult their own tax advisers to determine such tax treatment.

If a redemption of shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of the property received by the redeeming shareholder. In addition, although guidance is sparse, the IRS could take the position that shareholders who do not participate in any redemption treated as a dividend should be treated as receiving a constructive stock distribution taxable as a dividend in the amount of the increased percentage ownership in us as a result of the redemption, even though such shareholder did not actually receive cash or other property as a result of such redemption. The amount of any such constructive dividend would be added to the non-redeeming shareholder’s basis in his shares. It also is possible that under certain technical rules relating to the deduction for dividends paid, the IRS could take the position that redemptions taxed as dividends impair our ability to satisfy our distribution requirements under the Code. To avoid certain issues related to our ability to comply with the REIT distribution requirements (see “— Qualification as a REIT — Annual Distribution Requirements”), we have implemented procedures designed to track our shareholders’ percentage interests in our common shares and identify any such dividend equivalent redemptions, and we will decline to effect a redemption to the extent that we believe that it would constitute a dividend equivalent redemption. However, we cannot assure you that we will be successful in preventing all dividend equivalent redemptions.

Liquidating Distributions

Once we have adopted (or are deemed to have adopted) a plan of liquidation for U.S. federal income tax purposes, liquidating distributions received by a U.S. shareholder with respect to our common shares will be treated first as a recovery of the shareholder’s basis in the shares (computed separately for each block of shares) and thereafter as gain from the disposition of our common shares. In general, the U.S. federal income tax rules applicable to REITs require us to complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to distribute unsold assets to a “liquidating trust. ” Each shareholder would be treated as receiving a liquidating distribution equal to the value of the liquidating trust interests received by the shareholder. The U.S. federal income tax treatment of ownership an interest in any such liquidating trust would differ materially from the U.S. federal income tax treatment of an investment in our shares.

Medicare Tax on Unearned Income

U.S. shareholders that are individuals, estates or trusts may be required to pay an additional 3.8% tax on, among other things, dividends on our common shares (without regard to the 20% deduction allowed by the TCJA on ordinary REIT dividends) and capital gains from the sale or other disposition of stock. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares.

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Treatment of Tax Exempt U.S. Shareholders

U.S. tax exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that regular distributions from a REIT to a tax exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax exempt U.S. shareholder has not held our common shares as “debt financed property” within the meaning of the Code (that is, where the acquisition or holding of the property is financed through a borrowing by the tax exempt shareholder) and (2) we do not hold REMIC residual interests or interests in a taxable mortgage pool that gives rise to “excess inclusion income,” distributions from us and income from the sale of our common shares generally should not give rise to UBTI to a tax exempt U.S. shareholder. Excess inclusion income from REMIC residual interests or interests in a taxable mortgage pool, if any, that we allocate to a tax-exempt U.S. shareholder will be treated as UBTI (or, in the case of a disqualified organization, taxable to us).

Tax exempt U.S. shareholders that are social clubs, voluntary employee benefit associations and supplemental unemployment benefit trusts plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

A pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have satisfied the 5/50 Test but for a special rule that permits us to “look-through” such trusts to the ultimate beneficial owners of such trusts in applying the 5/50 Test.

In general, the U.S. federal income tax rules applicable to REITs will require us to complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to distribute unsold assets to a liquidating trust. The U.S. federal income tax treatment of ownership an interest in any such liquidating trust would differ materially from the U.S. federal income tax treatment of an investment in our stock, including the potential incurrence of income treated as UBTI.

Tax exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of owning our common shares.

U.S. Taxation of Non-U.S. Shareholders

General

In general, non-U.S. shareholders are not considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common shares. In cases where a non-U.S. shareholder’s investment in our common shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, dividend income received in respect of our common shares and gain from the sale of our common shares generally is “effectively connected income” (“ECI”) subject to U.S. federal income tax at graduated rates in the same manner as if the non-U.S. shareholder were a U.S. shareholder, and such dividend income may also be subject to the 30% branch profits tax (subject to possible reduction under a treaty) on the income after the application of the income tax in the case of a non-U.S. shareholder that is a corporation. Additionally, non-U.S. shareholders that are nonresident alien individuals who are present in the U.S. for 183 days or more during the taxable year and have a “tax home” in the U.S. are subject to a 30% withholding tax on their capital gains. The remaining discussion below assumes the dividends and gain generated in respect of our common shares is not effectively connected to a U.S. trade or business of the non-U.S. shareholder and that the non-U.S. shareholder is not present in the U.S. for more than 183 days during any taxable year.

FIRPTA

Under the Foreign Investment in Real Property Tax Act (“FIRPTA”), gains from U.S. real property interests (“USRPIs”) are generally treated as ECI subject to U.S. federal income tax at graduated rates in the same manner as if the non-U.S. shareholder were a U.S. shareholder (and potentially branch profits tax to non-U.S. corporations), and will generate return filing obligations in the United States for such non-U.S. shareholders. USRPIs for purposes of FIRPTA generally include interests in real property located in the United States and loans that provide the lender with a participation in the profits, gains, appreciation (or similar arrangements) of real property located in the United States. Loans secured by real property located in the United States that do not provide the lender with a participation in profits, gains, appreciation (or similar arrangements) of the real property are generally not treated as USRPIs.

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In addition, stock of a domestic corporation (including a REIT such as us) will be a USRPI if at least 50% of its real property assets and assets used in a trade or business are USRPIs at any time during a prescribed testing period. We expect that our USRPIs will exceed 50% of our assets. Notwithstanding the foregoing rule, our common shares will not be a USRPI (i) if we are “domestically-controlled,” (ii) with respect to a selling non-U.S. shareholder if the shares sold are of a class that is regularly traded on an established securities market and the selling non-U.S. shareholder owned, actually or constructively, 10% or less of our outstanding stock of that class at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition or the period of our existence), (iii) with respect to a selling non-U.S shareholder that is a “qualified shareholder” (as described below) or (iv) with respect to a selling non-U.S. shareholder that is a “qualified foreign pension fund” (as described below).

A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of the REIT’s common shares or the period of the REIT’s existence), less than 50% in value of its outstanding common shares is held directly or indirectly by non-U.S. persons. For these purposes, a person holding less than 5% of our common shares for five years will be treated as a U.S. person unless we have actual knowledge that such person is not a U.S. person. We cannot assure you that we will be domestically-controlled at all times in the future. Our shares are not currently traded on an established securities market, and we have no current intent to list our shares for trading. We also cannot assure you that we will be domestically-controlled at all times in the future. Thus, we cannot assure you that our stock is not or will not become a USRPI in the future.

Ordinary Dividends

The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of USRPIs will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. shareholders that are treated as excess inclusion income from REMIC residual interests or interests in a taxable mortgage pool will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

Non-Dividend Distributions

A non-U.S. shareholder should not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of its common shares. A non-U.S. shareholder generally will not be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock unless our common shares constitute a USRPI and no other exception applies to the selling non-U.S. shareholder. If our common shares are a USRPI and no other exception applies to the selling non-U.S. shareholder, distributions in excess of both our earnings and the non-U.S. shareholder’s basis in our stock will be treated as ECI subject to U.S. federal income tax. Regardless of whether the distribution exceeds basis, we will be required to withhold 15% of any distributions to non-U.S. shareholders in excess of our current year and accumulated earnings (i.e., including distributions that represent a return of the non-U.S. shareholder’s tax basis in our common shares). The withheld amounts will be credited against any U.S. tax liability of the non-U.S. shareholder, and may be refundable to the extent such withheld amounts exceed the shareholder’s actual U.S. federal income tax liability. Even in the event our common shares are not a USRPI, we may choose to withhold on the entire amount of any distribution at the same rate as we would withhold on a dividend because we may not be able to determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits, to the extent such withheld amounts exceed the shareholder’s actual U.S. federal income tax liability.

Capital Gain Dividends and Distributions of FIRPTA Gains

Subject to the exceptions that may apply if our common shares are regularly traded on an established securities market or if the selling non-U.S. shareholder is a “qualified shareholder” or a “qualified foreign pension fund,” each as described below, under a FIRPTA “look-through” rule, any of our distributions to non-U.S. shareholders of gain attributable to the sale of a USRPI will be treated as ECI and subject to the 21% FIRPTA withholding, regardless of whether our common shares constitute a USRPI. Amounts treated as ECI under the look-through rule may also be subject to the 30% branch profits tax (subject to possible reduction under a treaty), after the application of the income tax to such ECI, in the case of a non-U.S. shareholder that is a corporation.  In addition, we will be required to withhold tax at the highest U.S. federal corporate income tax rate on the maximum amount that could have been designated as capital gains dividends. Capital gain dividends received by a non-U.S. shareholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income tax. This FIRPTA look through rule also applies to distributions in redemption of shares and liquidating distributions, to the extent they represent distributions of gain attributable to the sale of a USRPI.

A distribution that would otherwise have been treated as gain from the sale of a USRPI under the FIRPTA look-through rule will not be treated as ECI, and instead will be treated as otherwise described herein without regard to the FIRPTA look-through rule, if (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient non-U.S. shareholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date on which the distribution is received. We currently are not publicly traded and such rules will not apply unless and until our common shares become “regularly traded” on an established securities exchange in the future.

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Dispositions of Our Common Shares

A sale of our common shares by a non-U.S. shareholder generally will not be subject to U.S. federal income tax unless our shares are a USRPI. Subject to the exception that may apply if our common shares were regularly traded on an established securities market (as described above), if our shares are a USRPI, gain from the sale of our shares would be ECI to the non-U.S. shareholder unless such non-U.S. shareholder were a qualified shareholder or qualified foreign pension fund, each as described below. If our shares are not a USRPI, gain from the sale of our shares would not be subject to U.S. federal income tax.

To the extent our common shares are held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” our common shares will not be treated as a USRPI. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI. For these purposes, a qualified shareholder is generally a non-U.S. shareholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the applicable percentage of the qualified shareholder's common shares (with “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules). The applicable percentage of the amount realized by a qualified shareholder on the disposition of our shares or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPI. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of our shares with respect to a qualified shareholder. For these purposes, an "applicable investor" is a person (other than a qualified shareholder) who generally holds an interest in the qualified shareholder and holds more than 10% of our common shares applying certain constructive ownership rules.

For FIRPTA purposes, a "qualified foreign pension fund" shall not be treated as a non-U.S. stockholder, and any entity all of the interests of which are held by an qualified foreign pension fund shall be treated as such a fund. A "qualified foreign pension fund" is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees by either (A) a foreign country as a result of services rendered by such employees to their employers, or (B) one or more employers in consideration for services rendered by such employees to such employers, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to relevant local tax authorities and (v) with respect to which, under its local laws, (A) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (B) taxation of its investment income is deferred, or such income is excluded from its gross income or taxed at a reduced rate.

Redemptions and Liquidating Distributions

A redemption of shares by a non-U.S. shareholder is treated as a regular distribution or as a sale or exchange of the redeemed shares under the same rules of Section 302 of the Code that apply to U.S. shareholders and which are discussed above under “Taxation of Taxable U.S. Shareholders—Redemptions of Common Shares.” Subject to the FIRPTA look-through rule, (i) if our shares are a USRPI, gain from a redemption treated as a sale or exchange of our shares would be ECI to the non-U.S. shareholder unless such non-U.S. shareholder were a qualified shareholder or qualified foreign pension fund, as described above, and (ii) if our shares are not a USRPI, gain from a redemption treated as a sale or exchange of our shares would not be subject to U.S. federal income tax.

Once we have adopted (or are deemed to have adopted) a plan of liquidation for U.S. federal income tax purposes, liquidating distributions received by a non-U.S. shareholder with respect to our common shares will be treated first as a recovery of the shareholder’s basis in the shares (computed separately for each block of shares) and thereafter as gain from the disposition of our common shares. Subject to the FIRPTA look-through rule, (i) if our shares are a USRPI, gain from a liquidating distribution with respect our shares would be ECI to the non-U.S. shareholder unless such non-U.S. shareholder were a qualified shareholder or qualified foreign pension fund, as described above, and (ii) if our shares are not a USRPI, gain from a liquidating distribution with respect to our shares would not be subject to U.S. federal income tax. In general, the U.S. federal income tax rules applicable to REITs will require us to complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to distribute unsold assets to a “liquidating trust. ” The U.S. federal income tax treatment of ownership an interest in any such liquidating trust would differ materially from the U.S. federal income tax treatment of an investment in our stock, including the potential incurrence of income treated as ECI and the likely requirement to file U.S. federal income tax returns.

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The IRS takes the view that under the FIRPTA look-through rule, but subject to the exceptions described above that may apply to a holder of no more than 10% of our common shares if our common shares are regularly traded on an established securities market, to a qualified shareholder or to a qualified foreign pension fund, distributions in redemption of our common shares and liquidating distributions to non-U.S. shareholders will be treated as ECI and subject to withholding at the highest U.S. federal corporate income tax rate, and also potentially subject to branch profits tax in the case of corporate non-U.S. shareholders, to the extent that the distributions are attributable to gain from the sale of a USRPI, regardless of whether our stock is a USRPI and regardless of whether the distribution is otherwise treated as a sale or exchange.

Backup Withholding and Information Reporting

We report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of dividends or capital gain distribution to any U.S. shareholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common shares within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts and FATCA

Federal legislation commonly referred to as “FATCA” currently imposes withholding taxes on certain U.S. source passive payments to “foreign financial institutions” and certain other non-U.S. entities and will impose withholding taxes with respect to payments of disposition proceeds of U.S. securities realized after December 31, 2018. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. shareholders who own shares of our common shares through foreign accounts or foreign intermediaries and certain non-U.S. shareholders. The legislation imposes a 30% withholding tax on dividends currently on, and will impose a 30% withholding tax on gross proceeds from the sale or other disposition of, our common shares paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity is not a financial institution and either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either (1) enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or (2) in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding this legislation.

State, Local and Non-U.S. Taxes

We and our shareholders may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or non-U.S. tax treatment of us and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any non-U.S. taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. The TCJA also disallows itemized deductions for individuals for state and local income, property and sales taxes in excess of a combined limit of $10,000 per year. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and non-U.S. income and other tax laws on an investment in our common shares.

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Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common shares.

The recently enacted TCJA, generally applicable for tax years beginning after December 31, 2017, made significant changes to the Code, including a number of provisions of the Code that affect the taxation of businesses and their owners, including REITs and their stockholders.

Among other changes, the TCJA made the following changes:

•	For tax years beginning after December 31, 2017 and before January 1, 2026, (i) the U.S. federal income tax rates on ordinary income of individuals, trusts and estates have been generally reduced and (ii) non-corporate taxpayers are permitted to take a deduction for certain pass-through business income, including, as discussed above, dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.

•	The maximum U.S. federal income tax rate for corporations has been reduced, and corporate alternative minimum tax has been eliminated for corporations, which would generally reduce the amount of U.S. federal income tax payable by our TRSs and by us to the extent we were subject corporate U.S. federal income tax. In addition, the maximum withholding rate on distributions by us to non-U.S. stockholders that are treated as attributable to gain from the sale or exchange of a U.S. real property interest has been reduced.

•	Certain new limitations on the deductibility of interest expense now apply, which limitations may affect the deductibility of interest paid or accrued by us or our TRSs.

•	Certain new limitations on net operating losses now apply, which limitations may affect net operating losses generated by us or our TRSs.

•	A U.S. tax-exempt stockholder that is subject to tax on its UBTI will be required to separately compute its taxable income and loss for each unrelated trade or business activity for purposes of determining its UBTI.

•	Accounting rules generally require us to recognize income items for federal income tax purposes no later than when we take the item into account for financial statement purposes, which may accelerate our recognition of certain income items.

The effect of the TCJA on us and our shareholders is uncertain, and administrative guidance will be required in order to fully evaluate the effect of many provisions. Any technical corrections with respect to the TCJA could have an adverse effect on us or our shareholders.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (the “DOL”) under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA (“ERISA Plans”) and their legal advisors. In particular, a fiduciary of an ERISA Plan should consider whether an investment in our common shares (or, in the case of a participant-directed defined contribution plan (a “Participant-Directed Plan”), making our common shares available for investment under the Participant-Directed Plan) satisfies the requirements set forth in Part 4 of Title I of ERISA, including the requirements that (1) the investment satisfy the prudence and diversification standards of ERISA, (2) the investment be in the best interests of the participants and beneficiaries of the ERISA Plan, (3) the investment be permissible under the terms of the ERISA Plan’s investment policies and governing instruments and (4) the investment does not give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

In determining whether an investment in our common shares (or making our shares available as an investment option under a Participant-Directed Plan) is prudent for ERISA purposes, a fiduciary of an ERISA Plan should consider all relevant facts and circumstances including, without limitation, possible limitations on the transferability of our common shares, whether the investment provides sufficient liquidity in light of the foreseeable needs of the ERISA Plan (or the participant account in a Participant-Directed Plan), and whether the investment is reasonably designed, as part of the ERISA Plan’s portfolio, to further the ERISA Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. It should be noted that we invest our assets in accordance with the investment objectives and guidelines described herein, and that neither our Manager nor any of its affiliates has any responsibility for developing any overall investment strategy for any ERISA Plan (or the participant account in a Participant-Directed Plan) or for advising any ERISA Plan (or participant in a Participant-Directed Plan) as to the advisability or prudence of an investment in us. Rather, it is the obligation of the appropriate fiduciary for each ERISA Plan (or participant in a Participant-Directed Plan) to consider whether an investment in our common shares by the ERISA Plan (or making such shares available for investment under a Participant-Directed Plan in which event it is the obligation of the participant to consider whether an investment in our common shares is advisable), when judged in light of the overall portfolio of the ERISA Plan, will meet the prudence, diversification and other applicable requirements of ERISA.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts (“IRAs”) and non-ERISA Keogh plans (collectively with ERISA Plans, “Plans”), and certain persons (referred to as “parties in interest” for purposes of ERISA or “disqualified persons” for purposes of the Code) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded. In addition, a fiduciary that causes an ERISA Plan to engage in a non-exempt prohibited transaction may be personally liable for any resultant loss incurred by the ERISA Plan and may be subject to other potential remedies.

A Plan that proposes to invest in our common shares (or to make our shares available for investment under a Participant-Directed Plan) may already maintain a relationship with our Manager or one or more of its affiliates, as a result of which our Manager or such affiliate may be a “party in interest” under ERISA or a “disqualified person” under the Code, with respect to such Plan (e.g., if our Manager or such affiliate provides investment management, investment advisory or other services to that Plan). ERISA (and the Code) prohibits plan assets from being used for the benefit of a party in interest (or disqualified person). This prohibition is not triggered by “incidental” benefits to a party in interest (or disqualified person) that result from a transaction involving the Plan that is motivated solely by the interests of the Plan. ERISA (and the Code) also prohibits a fiduciary from using its position to cause the Plan to make an investment from which the fiduciary, its affiliates or certain parties in which it has an interest would receive a fee or other consideration or benefit. In this circumstance, Plans that propose to invest in our common shares should consult with their counsel to determine whether an investment in our common shares would result in a transaction that is prohibited by ERISA or Section 4975 of the Code.

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If our assets were considered to be assets of a Plan (referred to herein as “Plan Assets”), our management might be deemed to be fiduciaries of the investing Plan. In this event, the operation of the company could become subject to the restrictions of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and/or the prohibited transaction rules of Section 4975 of the Code.

The DOL has promulgated a final regulation under ERISA, 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), that provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets for purposes of applying the fiduciary requirements of Title I of ERISA (including the prohibited transaction rules of Section 406 of ERISA) and the prohibited transaction provisions of Code Section 4975.

Under the Plan Assets Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;

•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;

•	in an “operating company” which includes “venture capital operating companies” and “real estate operating companies;” or

•	in which equity participation by “benefit plan investors” is not significant.

The shares will constitute an “equity interest” for purposes of the Plan Assets Regulation, and the shares may not constitute “publicly offered securities” for purposes of the Plan Assets Regulation. In addition, the shares will not be issued by a registered investment company.

The 25% Limit. Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, while our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded. Our operating agreement provides that if benefit plan investors exceed the 25% Limit, we may redeem their interests at a price equal to the then current NAV per share. We intend to rely on this aspect of the Plan Assets Regulation.

Operating Companies. Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”) or a venture capital operating company (“VCOC”). An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partner) under the supervision of the entity. An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments,” and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights.

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If the 25% Limit is exceeded and we do not exercise our right to redeem benefit plan investors as described above, we may try to operate in a manner that will enable us to qualify as a VCOC or a REOC or to meet such other exception as may be available to prevent our assets from being treated as assets of any investing Plan for purposes of the Plan Assets Regulation. Accordingly, we believe, on the basis of the Plan Assets Regulation, that our underlying assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case.

If our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, in our sole discretion, we may void or undo any such prohibited transaction, and we may require each investor that is a “benefit plan investor” to redeem their shares upon terms that we consider appropriate.

Prospective investors that are subject to the provisions of Title I of ERISA and/or Code Section 4975 should consult with their counsel and advisors as to the provisions of Title I of ERISA and/or Code Section 4975 relevant to an investment in our common shares.

As discussed above, although IRAs and non-ERISA Keogh plans are not subject to ERISA, they are subject to the provisions of Section 4975 of the Code, prohibiting transactions with “disqualified persons” and investments and transactions involving fiduciary conflicts. A prohibited transaction or conflict of interest could arise if the fiduciary making the decision to invest has a personal interest in or affiliation with our Company or any of its respective affiliates. In the case of an IRA, a prohibited transaction or conflict of interest that involves the beneficiary of the IRA could result in disqualification of the IRA. A fiduciary for an IRA who has any personal interest in or affiliation with our Company or any of its respective affiliates, should consult with his or her tax and legal advisors regarding the impact such interest may have on an investment in our shares with assets of the IRA.

Shares sold by us may be purchased or owned by investors who are investing Plan assets. Our acceptance of an investment by a Plan should not be considered to be a determination or representation by us or any of our respective affiliates that such an investment is appropriate for a Plan. In consultation with its advisors, each prospective Plan investor should carefully consider whether an investment in our Company is appropriate for, and permissible under, the terms of the Plan’s governing documents.

Governmental plans, foreign plans and most church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code Section 4975, may nevertheless be subject to local, foreign, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel and advisors before deciding to invest in our common shares.

The DOL has issued a final regulation significantly expanding the concept of “investment advice” for purposes of determining fiduciary status under ERISA.  The DOL recognized that transactions such as the mere offering of the shares to sophisticated Plans could be characterized as fiduciary investment advice under this new regulation absent an exception and that such potential for fiduciary status would not be appropriate in these contexts.  Accordingly, the DOL provided an exception based upon satisfaction of certain factual conditions.  As the final regulation became effective in April 2017, we may elect to ensure these conditions are satisfied in connection with the offering of the shares.  Finally, fiduciaries of Plans should be aware that the Manager is not undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with the offering or purchase of shares and that the Manager has financial interests associated with the purchase of shares including the fees and other allocations and distributions they may receive from us as a result of the purchase of shares by a Plan.

Form 5500.  Plan administrators of ERISA Plans that acquire shares may be required to report compensation, including indirect compensation, paid in connection with the ERISA Plan’s investment in shares on Schedule C of Form 5500 (Annual Return/Report of Employee Benefit Plan).  The descriptions in this memorandum of fees and compensation, including the fees paid to the Manager, are intended to satisfy the disclosure requirement for “eligible indirect compensation,” for which an alternative reporting procedure on Schedule C of Form 5500 may be available.

PLAN OF DISTRIBUTION

Through August 1, 2018, our ongoing offering has raised an aggregate of approximately $89.9 million in capital pursuant to Regulation A (not including the approximate $200,000 received in private placements to our sponsor, Rise Companies Corp., and Fundrise, LP, an affiliate of our sponsor). We are offering up to $13,264,853 in our common shares, which represents the value of shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $50 million in our common shares.

Our common shares being offered hereby will continue to be primarily offered by associated persons of ours through the Fundrise Platform at www.fundrise.com. In conducting this offering, such persons of Fundrise Equity REIT, LLC intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. For additional information about the Fundrise Platform, please see “Offering Summary—About the Fundrise Platform.”

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The Fundrise Platform is not subject to the registration requirements of Section 304 of the JOBS Act because it does not offer and sell securities pursuant to Section 4(a)(6) of the Securities Act, and, therefore, does not meet the definition of a “funding portal.”

This offering circular and supplements hereto will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the Fundrise Platform website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase our common shares, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement like the one attached to this offering circular as Appendix A, and wire funds for its subscription amount in accordance with the instructions provided therein.

Settlement may occur up to 45 days after a prospective investor submits a subscription agreement, depending on the volume of subscriptions received. An investor will become a member of our Company, including for tax purposes, and the shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the Manager accepts the investor as a member. The number of shares issued to an investor will be calculated based on the price per share in effect on the date we receive the subscription.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

State Law Exemption and Offerings to “Qualified Purchasers”

Our common shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our common shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our common shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our common shares are being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our common shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Certificates Will Not be Issued

We do not issue certificates. Instead, our common shares are recorded and maintained on our Company’s membership register.

Transferability of our Common Shares

Our common shares are generally freely transferable by our shareholders subject to any restrictions imposed by applicable securities laws or regulations, compliance with the transfer provisions of our operating agreement related to REIT compliance ownership limits and analogous regulatory compliance and receipt of appropriate documentation. The transfer of any our common shares in violation of the operating agreement will be deemed invalid, null and void, and of no force or effect. Any person to whom our common shares are attempted to be transferred in violation of the operating agreement will not be entitled to vote on matters coming before the shareholders, receive distributions from our Company or have any other rights in or with respect to our common shares. We do not have the ability to reject a transfer of our common shares where all applicable transfer requirements, including those imposed under the transfer provisions of our operating agreement, are satisfied.

No Escrow

The proceeds of this offering will not be placed into an escrow account. When we accept subscription payments, common shares will be issued, and investors will become shareholders.

153

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of our sponsor and its affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our common shares, these materials will not give a complete understanding of this offering, us or our common shares and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our common shares.

HOW TO SUBSCRIBE

Subscription Procedures

Investors seeking to purchase our common shares who satisfy the “qualified purchaser” standards should proceed as follows:

•	Read this entire offering circular and any supplements accompanying this offering circular.

•	Electronically complete and execute a copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this offering circular as Appendix A.

•	Electronically provide ACH instructions to us for the full purchase price of our common shares being subscribed for; note, however, for subscriptions in excess of $100,000, we will require that the purchase price of our common shares be provided via bank wire.

By executing the subscription agreement and paying the total purchase price for our common shares subscribed for, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and that such subscription for common shares does not exceed 10% of the greater of such investor’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Subscriptions will be binding upon investors but will be effective only upon our acceptance and we reserve the right to reject any subscription in whole or in part.

Subscriptions will be binding upon investors and will be accepted or rejected within 45 days of receipt by us.

We will not draw funds from any subscriber until the date your subscription is accepted. If we accept your subscription, we will email you a confirmation.

Minimum Purchase Requirements

You must initially purchase at least $1,000 in common shares based on the current per share price. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $10 (or the then per share price of our common shares). However, in certain instances we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement, such as for individuals who participate in different plans established by our Manager. In addition, in order to help protect us from the risk of chargebacks, we intend to require that any subscription in excess of $100,000 of our shares be funded through a bank wire transfer and not an ACH electronic fund transfer.

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LEGAL MATTERS

Certain legal matters, including the validity of common shares offered hereby, have been passed upon for us by Goodwin Procter LLP.

EXPERTS

The balance sheets of Fundrise Equity REIT, LLC as of December 31, 2017 and December 31, 2016 included in this offering circular and elsewhere in the offering statement has been so included in reliance upon the report of RSM US LLP, independent auditor, upon the authority of said firm as experts in accounting and auditing in giving the said report.

The statements of operations, statements of members’ equity and statements of cash flows of Fundrise Equity REIT, LLC for the year ended December 31, 2017, and for December 31, 2016 included in this offering circular and elsewhere in the offering statement has been so included in reliance upon the report of RSM US LLP, independent auditor, upon the authority of said firm as experts in accounting and auditing in giving the said report.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of our initial offering statement, we became subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

Fundrise Equity REIT, LLC

c/o Fundrise, LLC

Attn: Investor Relations

1601 Connecticut Avenue NW

Suite 300

Washington, D.C. 20009

investments@fundrise.com

(202) 584-0550

Within 120 days after the end of each fiscal year we provide to our shareholders of record an annual report. The annual report contains audited financial statements and certain other financial and narrative information that we are required to provide to shareholders.

We also maintain a website at www.fundrise.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

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INDEX TO FINANCIAL STATEMENTS OF

Fundrise Equity REIT, LLC

F-1

Independent Auditor's Report

To the Members

Fundrise Equity REIT, LLC

Washington, D.C.

Report on the Financial Statements

We have audited the accompanying financial statements of Fundrise Equity REIT, LLC (the Company), which comprise the balance sheets as of December 31, 2017 and 2016, the related statements of operations, members’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fundrise Equity REIT, LLC as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

McLean, Virginia

April 27, 2018

F-2

Fundrise Equity REIT, LLC

Balance Sheets

(Amounts in thousands, except share and per share data)

	As of	As of
	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$10,339	$4,152
Other assets	3	2
Investments in equity method investees	46,074	41,466
Deferred costs	74	-
Total Assets	$56,490	$45,620

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$54	$111
Due to related party	151	401
Settling subscriptions	478	-
Distributions payable	1,583	929
Redemptions payable	232	343
Total Liabilities	2,498	1,784

Members’ Equity:
Common shares; unlimited shares authorized; 6,530,643 and 5,016,018 shares issued, and 6,343,829 and 4,959,161 outstanding as of December 31, 2017 and 2016, respectively	64,728	49,191
Redemptions – common shares	(1,815)	(551)
Retained Earnings (Accumulated deficit)	(8,921)	(4,804)
Total Members’ Equity	53,992	43,836
Total Liabilities and Members’ Equity	$56,490	$45,620

The accompanying notes are an integral part of these financial statements.

F-3

Fundrise Equity REIT, LLC

Statements of Operations

(Amounts in thousands, except share and per share data)

	For the Year Ended	For the Year Ended
	December 31, 2017	December 31, 2016
Income (loss)
Interest income	$-	$135
Equity in earnings (losses)	552	(2,526)
Total income (loss)	552	(2,391)

Expenses
Asset management and other fees – related party	465	281
Interest expense - related party note	47	1
General and administrative expenses	151	230
Total expenses	663	512

Net income (loss)	$(111)	$(2,903)
Net income (loss) per basic and diluted common share	$(0.02)	$(1.18	)(1)
Weighted average number of common shares outstanding, basic and diluted	5,326,500	2,456,226	(1)

(1) In the initial year of operations we have recalculated the weighted average of common shares outstanding and net loss per basic share over the period from commencement of operations through December 31, 2016 at 2,897,217 and $(1.00), respectively.

The accompanying notes are an integral part of these financial statements.

F-4

Fundrise Equity REIT, LLC

Statements of Members’ Equity

(Amounts in thousands, except share and per share data)

	Common Shares
	Shares	Amount	Retained Earnings (Accumulated deficit)	Total Members’ Equity
December 31, 2015	20,000	$200	$(1)	$199
Proceeds from issuance of common shares	4,996,018	49,960	-	49,960
Offering costs	-	(970)	-	(970)
Distributions declared on common shares	-	-	(1,900)	(1,900)
Redemptions of common shares	(56,857)	(550)	-	(550)
Net income (loss)	-	-	(2,903)	(2,903)
December 31, 2016	4,959,161	48,640	(4,804)	43,836
Proceeds from issuance of common shares	1,514,625	15,571	-	15,571
Offering costs	-	(34)	-	(34)
Distributions declared on common shares	-	-	(4,006)	(4,006)
Redemptions of common shares	(129,957)	(1,264)	-	(1,264)
Net income (loss)	-	-	(111)	(111)
December 31, 2017	6,343,829	$62,913	$(8,921)	$53,992

The accompanying notes are an integral part of these financial statements.

F-5

Fundrise Equity REIT, LLC

Statements of Cash Flows

(Amounts in thousands, except share and per share data)

	For the Year Ended 2017	For the Year Ended 2016
OPERATING ACTIVITIES:
Net income (loss)	$(111)	$(2,903)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in earnings (losses)	(552)	2,526
Net (increase) decrease in other assets	(1)	(2)
Net increase (decrease) in accounts payable and accrued expenses	(57)	111
Net increase (decrease) in due to related party	43	137
Net cash provided by (used in) operating activities	(678)	(131)
INVESTING ACTIVITIES:
Investment in real estate debt investments	-	(1,600)
Repayment of real estate debt investments	-	1,600
Investment in equity method investees	(9,818)	(44,546)
Distributions received from equity method investees	5,762	554
Net cash provided by (used in) investing activities	(4,056)	(43,992)
FINANCING ACTIVITIES:
Proceeds from issuance of common shares	15,220	50,159
Proceeds from note payable - related party	6,210	700
Payoff of note payable - related party	(6,210)	(700)
Proceeds from subscriptions not settled	478	-
Cash paid for shares redeemed	(1,375)	(207)
Distributions paid	(3,001)	(971)
Offering costs	(108)	(970)
Advances from related party	-	970
Reimbursements (to) from related party	(293)	(706)
Net cash provided by (used in) financing activities	10,921	48,275

Net increase (decrease) in cash and cash equivalents	6,187	4,152
Cash and cash equivalents, beginning of year	4,152	-
Cash and cash equivalents, end of year	$10,339	$4,152

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITY:
Amortization of deferred offering costs	$34	$970
Distributions payable	$1,583	$929
Redemptions payable	$232	$343
Distributions reinvested in Fundrise Equity REIT, LLC through programs offered by Fundrise Advisors, LLC	$352	$-

The accompanying notes are an integral part of these financial statements.

F-6

Fundrise Equity REIT, LLC

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

1.	Formation and Organization

Fundrise Equity REIT, LLC was formed on June 30, 2015, as a Delaware limited liability company to invest in a diversified portfolio of commercial real estate assets and securities and commenced operations on February 27, 2016. As used herein, the “Company,” “we,” “our,” and “us” refer to Fundrise Equity REIT, LLC except where the context otherwise requires.

The Company was organized primarily to originate, invest in and manage a diversified portfolio of commercial real estate loans, commercial real estate, and may also invest in commercial real estate-related debt securities and other real estate-related assets. The Company may make its investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. Substantially all of the Company’s business is externally managed by Fundrise Advisors, LLC (the “Manager”), a Delaware limited liability company and an investment adviser registered with the Securities and Exchange Commission (the “SEC”).

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

The Company’s origination, investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes as of the years ended December 31, 2017 and 2016. We hold substantially all of our assets directly, and as of December 31, 2017 have not established an operating partnership or any taxable REIT subsidiary (“TRS”) or qualified REIT subsidiary (“QRS”), though we may form such entities as required in the future to facilitate certain transactions that might otherwise have an adverse impact on our status as a REIT.

The Company is offering up to a maximum of $45.7 million in the Company’s common shares (shares) in its Offering, which is defined below, which represents the value of shares available to be offered as of the date of its most recent offering circular out of the rolling 12-month maximum offering amount of $50 million. Not counting the shares being offered pursuant to its current offering circular, the Company had previously raised approximately $50.0 million in its offering as of December 31, 2016. The Manager has the authority to issue an unlimited number of common shares. As of December 31, 2017 and 2016, and after redemptions, the Company has net common shares outstanding of approximately 6,344,000 and 4,959,000, respectively, including common shares to Rise Companies Corp. (the “Sponsor”), the owner of the Manager. As of December 31, 2017 and 2016 the Sponsor owned 350 common shares and 100 common shares, respectively. In addition, as of December 31, 2017 and 2016, Fundrise, L.P., an affiliate of the Sponsor, has purchased an aggregate of 19,900 common shares at $10.00 per share in a private placement for an aggregate purchase price of approximately $199,000.

As of December 31, 2017 and 2016, the total amount of equity outstanding by the Company on a gross basis was approximately $63.9 million and $49.6 million, respectively, and the total amount of settling subscriptions was approximately $479,000 and $0, respectively. December 31, 2017 was based on $10.45 per share price and December 31, 2016 was based on a $10.00 per share price.

During the year ended December 31, 2016, we qualified an offering of up to $50.0 million in common shares with an initial purchase price of $10.00 per share. During the year ended December 31, 2017, we qualified an additional $45.7 million in common shares. Purchase prices for these shares fluctuated based on the declaration of quarterly net asset value ("NAV").  The Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offering.

F-7

The Company's Manager, Fundrise Advisors, LLC, has established various plans by which individual clients of the Manager may elect to have distributions received from eREITs and eFunds reinvested across such individual client's Fundrise portfolio according to such individual client's selected preferences ("Reinvestment Plans"). Shares purchased through such Reinvestment Plans are done so at the effective price at the time of distribution issuance. As of December 31, 2017 approximately $352,000 of distributions declared by the Company have been reinvested directly into the Company through such Reinvestment Plans, and approximately $1.1 million of distributions declared by the Company have been reinvested into other programs of the Sponsor through such Reinvestment Plans.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America (“GAAP”) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of money market funds, demand deposits and highly liquid investments with original maturities of three months or less.

Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Earnings per Share

Basic earnings per share is calculated on the basis of weighted-average number of common shares outstanding during the year. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the year.

Organizational and Offering Costs

Organizational and offering costs of the Company are initially being paid by the Manager on behalf of the Company. Organization costs include all expenses incurred by the Company in connection with its formation. Offering costs represent costs incurred by the Company in the qualification of the Offering and the marketing and distribution of common shares, include, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, Internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. Pursuant to the Company’s amended and restated operating agreement (the “Operating Agreement”), the Company will be obligated to reimburse the Manager, or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, subject to a minimum offering raise, as described below.

F-8

The Sponsor established a number of programs as real estate investment trusts that will be similar in structure to ours. As the Company was one of the Sponsor’s initial such programs, it was anticipated that the legal fees and other formation and structuring expenses incurred by the Manager in qualifying this offering may be substantially higher than those of future similar programs. Accordingly, the Manager has agreed to allocate legal fees incurred in establishing the first ten such programs (including us) that exceed the estimated legal fees of $313,000 per program, to other programs sponsored by the Sponsor. As a result, we and each of the other nine programs may be required to reimburse the Manager for up to $313,000 in legal fees incurred in preparing such offerings. The Sponsor believes that this allocation of legal fees to future similar programs is the most equitable way to ensure that all of the first ten programs bear the burden of establishing a working framework for similar offerings under the newly revised rules of Regulation A. If the Sponsor is not successful in organizing an offering for each of the other nine programs, the Sponsor will bear the legal costs that exceed the portion allocated to us.

After the Company raised $1.0 million in this offering (not including the $200,000 received or to be received in the private placements to the Sponsor and Fundrise, L.P.), beginning on the date that the Company started its operations, it started to reimburse the Manager, without interest, for these organization and offering costs incurred both before and after that date. Reimbursement payments are made in monthly installments; however, the aggregate monthly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from the Offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess is eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until the Manager has been reimbursed in full. The Manager may incur expenses in relation to subsequent Offerings related to the Company. Such Offerings will be subject to the reimbursement limit of 0.50%; provided however no reimbursement shall be made which, as a result of the reimbursement, would cause the net asset value to be less than $10.00 per share. As of December 31, 2017 and 2016 the Company had reimbursed the Manager approximately $999,000 and $706,000, respectively.

During the year ended December 31, 2017, and 2016, the Manager has incurred reimbursable organizational and offering costs of approximately $0 and $650,000, respectively, on behalf of the Company. The Manager has also incurred reimbursable legal fees of approximately $0 and $313,000, respectively, on behalf of the Company. Organizational costs are expensed as incurred, and offering costs are amortized ratably as a reduction to members’ equity based on the proportion of gross proceeds raised to the total gross proceeds expected to be raised when the Offering is complete. As of December 31, 2017 and 2016, approximately $0 and $19,000, respectively, of organizational expenses were included as a general and administrative expense in the statements of operations. As of December 31, 2017 and 2016, approximately $1.0 million and $970,000, respectively, of offering costs had been amortized and were included in the statements of members’ equity. Included in 2017 deferred costs are offering costs relating to offerings subsequent to the initial offering.

Settling Subscriptions

Settling subscriptions presented on the balance sheets represent equity subscriptions for which funds have been received but common shares have not yet been issued. Under the terms of the Offering Circular for our common shares, subscriptions will be accepted or rejected within thirty days of receipt by us. Once a subscription agreement is accepted, settlement of the shares may occur up to fifteen days later, depending on the volume of subscriptions received; however, we generally issue shares the later of five business days from the date that an investor’s subscription is approved by our Manager or when funds settle in our bank account. We rely on our Automated Clearing House (ACH) provider to notify us that funds have settled for this purpose, which may differ from the time that cash is posted to our bank statement.

F-9

Investments in Equity Method Investees

If it is determined that we do not have a controlling interest in a joint venture through our financial interest in a variable interest entity (“VIE”) or through our voting interest in a voting interest entity (“VOE”) and we have the ability to provide significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliate as they occur, with losses limited to the extent of our investment in, advances to, and commitments to the investee.

The Company evaluates its investment in equity method investees for impairment annually or whenever events or changes in circumstances indicate that there may be an other-than-temporary decline in value. To do so, the Company would calculate the estimated fair value of the investment using various valuation techniques, including, but not limited to, discounted cash flow models, the Company’s intent and ability to retain its investment in the entity, the financial condition and long-term prospects of the entity, and the expected term of the investment. If the Company determined any decline in value is other-than-temporary, the Company would recognize an impairment charge to reduce the carrying value of its investment to fair value. No impairment losses were recorded related to equity method investees for years ended December 31, 2017 and 2016.

Real Estate Debt Investments

Our real estate debt investments are considered to be classified as held to maturity, as we have both the intent and ability to hold these investments until maturity. Accordingly, these assets are carried at cost, net of unamortized loan origination costs and fees, discounts, repayments and unfunded commitments, if applicable, unless such loans or investments are deemed to be impaired. The Company’s real estate debt investments are subject to continual analysis for potential loan impairment.

A debt related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. When an investment is deemed impaired, the impairment is measured based on the expected future cash flows discounted at the investment’s effective interest rate. As a practical expedient, the Financial Accounting Standards Board (the “FASB”) issued ASC Topic 310, Receivables, which permits a creditor to measure an observable market price for the impaired debt related investment as an alternative to discounting expected future cash flows. Regardless of the measurement method, a creditor should measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. A debt related investment is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when we grant a concession to a borrower in financial difficulty by modifying the original terms of the loan. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns (referred to throughout these Notes as “preferred equity” investments). We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

Share Redemptions

Share repurchases are recorded as a reduction of common share par value under our redemption plan, pursuant to which we may elect to redeem shares at the request of our shareholders, subject to certain exceptions, conditions, and limitations. The maximum number of shares purchasable by us in any period depends on a number of factors and is at the discretion of our Manager.

F-10

The Company has adopted a redemption plan whereby, on a monthly basis, an investor has the opportunity to obtain liquidity monthly, following a minimum 60-day waiting period after submitting their redemption request. Pursuant to the Company’s redemption plan, a shareholder may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 5,000 shares or $50,000 per each redemption request. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by the Company. Redemptions are also subject to declining discounts on the redemption price over the course of the time the shareholder has held the shares being redeemed.

In accordance with the SEC’s current guidance on redemption plans, we intend to limit redemptions in any calendar month to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is less than or equal to 0.50% of the NAV of all of our outstanding shares as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to shares whose aggregate value (based on the repurchase price per share in effect as of the redemption date) is 1.25% of the NAV of all of our outstanding shares as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our Manager may elect to increase or decrease the number of common shares available for redemption in any given month or quarter, as these commercial real estate assets are paid off or sold, but we do not intend to redeem more than 5.00% of the common shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem common shares under the redemption plan.

In addition, our Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, and post such information on the Fundrise Platform to disclose such amendment. Our Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT.

Therefore, a shareholder may not have the opportunity to make a redemption request prior to any potential termination of the Company’s redemption plan.

Income Taxes

The Company operates in a manner intended to qualify for treatment as a REIT under the Internal Revenue Code of 1986, commencing with the taxable year ending December 31, 2016. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its shareholders (which is computed without regard to the distributions paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying distributions to its shareholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying financial statements during the year ended December 31, 2017 or 2016. No gross deferred tax assets or liabilities have been recorded as of December 31, 2017 or 2016.

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

F-11

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount, origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on real estate debt investments classified as held to maturity securities, and investments in joint ventures that are accounted for using the cost method if the terms of the equity investment includes terms that are akin to interest on a debt instrument.

Recent Accounting Pronouncements

Under Section 107 of the Jumpstart Our Business Startups Act, of 2012 we are permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards.  This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have difference effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B).  By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU No. 2014-09 will require an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, which deferred the effective date of ASU 2014-09 for one year, which would make the guidance effective for the Company’s first fiscal year beginning after December 15, 2018. Additionally, the FASB has also decided to permit entities to early adopt the standard, which allows for either full retrospective or modified retrospective methods of adoption, for reporting periods beginning after December 15, 2016. The Company is continuing to evaluate the impact of ASU 2014-09.

In January 2016, the FASB issued Accounting Standards Update 2016-01 (“ASU 2016-01”), Financial Instruments – Overall, which changes the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. The FASB also clarifies the guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The guidance will be effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018. The guidance should be applied prospectively from that date. Early adoption is permitted regarding the guidance on the presentation of the change in fair value of financial liabilities under the fair value option for financial statements that have not been issued. We do not anticipate the adoption will have a significant impact on the presentation of these financial statements.

In February 2016, the FASB issued Accounting Standards Update 2016-02 (“ASU 2016-02”), Leases, which changes the accounting for leases for both lessors and lessees. The guidance requires lessees to recognize right-of-use assets and lease liabilities for virtually all of their leases, including leases embedded in other contractual arrangements, among other changes. The guidance will be effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2019, with early adoption permitted. We are currently assessing the impact of this update on the presentation of these financial statements.

F-12

In June 2016, the FASB issued Accounting Standards Update 2016-13 (“ASU 2016-13”), Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 20200. We are currently in the process of evaluating the impact of the adoption of this standard on our financial statements.

In August 2016, the FASB issued Accounting Standards Updated 2016-1 (“ASU 2016-15”), Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which provides guidance on the presentation and classification in the statement of cash flows for specific cash receipt and payment transactions, including debt prepayment or extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims and corporate-owned life insurance policies, and distributions received from equity method investees. This standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that reporting period. We are currently in the process of evaluating the impact of the adoption of this standard on our financial statements.

In November 2016, the FASB issued Accounting Standards Updated 2016-18 (“ASU 2016-18”) Statement of Cash Flows: Restricted Cash, which clarifies the presentation requirements of restricted cash within the statement of cash flows. The changes in restricted cash and restricted cash equivalents during the period should be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. When cash, cash equivalents, restricted cash or restricted cash equivalents are presented in more than one-line item within the statement of financial position, an entity shall calculate a total cash amount in a narrative or tabular format that agrees to the amount shown on the statement of cash flows. Details on the nature and amounts of restricted cash should also be disclosed. This standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that reporting period. This standard has no material impact on the presentation of these financial statements.

F-13

3. Investments in Equity Method Investees

The table below presents the activity of the Company's investments in equity method investees as of and for the periods presented (amounts in thousands):

Investments in Equity Method Investees:	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Beginning balance	$41,466	$-
New investments in equity method investees	9,818	44,546
Distributions received	(5,762)	(554)
Equity in earnings (losses) of equity method investees	552	(2,526)
Ending balance	$46,074	$41,466

As of December 31, 2017 and 2016, the Company's investments in companies that are accounted for under the equity method of accounting consist of the following:

1)	Acquired in 2016, a 70% non-controlling member interest in Jax2 JV LLC, whose activities are carried out through the following wholly-owned assets: Reserve at Mandarin LLC, a rental property in Jacksonville, FL, built in 1983; and Beacon Point LLC, a rental property in Jacksonville, FL, built in 1986.

2)	Acquired in 2016, a 95% non-controlling member interest in Fundrise Insight One LLC, whose activities are carried out through the following wholly-owned assets: Canterbury Square, a low-rise apartment complex in Fort Belvoir, VA; Sacramento Square, a garden-style apartment complex in Alexandria, VA; and Lancaster Mill, a garden-style apartment in Woodbridge, VA.

3)	Acquired in 2016, a 90% non-controlling member interest in Fundrise Peak I, LLC, whose activities are carried out through The Villas at Meadow Springs, an apartment complex located in Richland, WA.

4)	Acquired in 2017, a 50% non-controlling member interest in Grand Reserve at Pavilions LP, whose activities are carried out through the following wholly-owned assets: Pavilion Crossings Apartments, a rental property in Charlotte, NC, built between 2000 and 2003.

The combined results of operations and financial position of the Company’s equity method investments are summarized below for December 31, 2017 (amounts in thousands):

	Jax2 JV LLC	Fundrise Insight One LLC	Fundrise Peak I, LLC	Grand Reserve at Pavilions LP
Condensed balance sheet information:	As of December 31, 2017	As of December 31, 2017	As of December 31, 2017	As of December 31, 2017
Real estate assets, net	$52,038	$67,753	$36,783	$50,156
Other assets	1,686	1,332	1,100	2,623
Total assets	$53,724	$69,085	$37,883	$52,779

Mortgage notes payable	$34,972	$49,446	$29,906	$34,841
Other liabilities	327	714	323	1,252
Equity	18,425	18,925	7,654	16,686
Total liabilities and equity	$53,724	$69,085	$37,883	$52,779
Company’s equity investment	$12,897	$17,977	$6,857	$8,343

F-14

	Jax2 JV LLC	Fundrise Insight One LLC	Fundrise Peak I, LLC	Grand Reserve at Pavilions LP
Condensed income statement information:	For the Year Ended December 31, 2017	For the Year Ended December 31, 2017	For the Year Ended December 31, 2017	For the Year Ended December 31, 2017
Total revenue	$7,062	$6,771	$4,247	$3,071
Total expenses	6,512	6,989	3,805	3,052
Net income (loss)	$550	$(218)	$442	$19
Company’s equity in net income (loss) of investee	$385	$(240)	$398	$10

The combined results of operations and financial position of the Company’s equity basis investments are summarized below for December 31, 2016 (amounts in thousands):

	Jax2 JV LLC	Fundrise Insight One LLC	Fundrise Peak I, LLC
Condensed balance sheet information:	As of December 31, 2016	As of December 31, 2016	As of December 31, 2016
Real estate assets, net	$50,600	$67,273	$37,512
Other assets	5,933	2,849	1,689
Total assets	$56,533	$70,122	$39,201

Mortgage notes payable	$34,928	$49,422	$29,886
Other liabilities	1,016	726	339
Equity	20,589	19,974	8,976
Total liabilities and equity	$56,533	$70,122	$39,201
Company’s equity investment	$14,412	$18,975	$8,079

F-15

	Jax2 JV LLC	Fundrise Insight One LLC	Fundrise Peak I, LLC
Condensed income statement information:	For the Year Ended December 31, 2016	For the Year Ended December 31, 2016	For the Year Ended December 31, 2016
Total revenue	$3,694	$2,046	$1,296
Total expenses	3,505	3,924	1,720
Net income (loss)	$189	$(1,878)	$(424)
Company’s equity in net income (loss) of investee	$132	$(1,784)	$(382)
Company's share of transaction costs within equity	$-	$(492)	$-

4. Real Estate Debt Investments

As of December 31, 2017 and 2016, none of our real estate debt investments are considered impaired, and no impairment charges have been recorded in these financial statements. The following table describes our real estate debt investment activity (amounts in thousands):

Real Estate Debt Investments:	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Beginning balance	$-	$-
Investments (1)	-	1,600
Principal repayments	-	(1,600)
Ending balance	$-	$-

(1)	During the year ended December 31, 2017, we had no real estate debt investments. Investments during the year ended December 31, 2016 include one preferred equity investment.

As of December 31, 2017 and 2016, there were no discount or origination costs or fees that were includable in the carrying value of our real estate debt investments.

Credit Quality Monitoring

The Company’s real estate debt investments that earn interest based on debt-like terms are typically secured by senior liens on real estate properties, mortgage payments, mortgage loans, or interests in entities that have preferred interests in real estate similar to the interests just described. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service or guaranteed preferred equity payments in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company considered investments for which it expects to receive full payment of contractual principal and interest payments as “performing.” As of December 31, 2017 and 2016, all investments are considered to be performing. In the event that an investment is deemed other than performing, the Company will evaluate the instrument for any required impairment.

F-16

5.  Distributions

Distributions are calculated based on shareholders of record each day during the distribution period.

The table below outlines the Company’s total distributions declared to shareholders and distributions relating to the Sponsor and its affiliates for the years ended December 31, 2017 and 2016 (all amounts are in thousands except per share data):

Distributions for the Period:	Daily Distribution Per-Share Amount	Total Declared		Date of Declaration	Total Paid/Reinvested as of December 31, 2017	Payment Date	Total Declared
February 9, 2017 through March 31, 2017	0.0014504432	$367	(3)	2/9/17	$367	4/12/17	$1
April 1, 2017 through June 30, 2017	0.0021917808	982		3/21/17	982	7/13/17	4
July 1, 2017 through September 30, 2017	0.0021917808	1,075		6/26/17	1,075	10/9/17	4
October 1, 2017 through December 31, 2017	0.0022465753	1,256		9/27/17	-	1/9/18	4
January 1, 2018 through January 31, 2018	0.0016438360	325	(2)	12/22/17	-	4/11/18	1
Total		$4,005			$2,424		$14

Distributions for the Period:	Daily Distribution Per-Share Amount	Total Declared		Date of Declaration	Total Paid/Reinvested as of December 31, 2016	Payment Date	Total Declared
April 1, 2016 through April 30, 2016	0.0021917808	$75		3/31/16	$75	7/13/16	$1
May 1, 2016 through June 30, 2016	0.0021917808	217		4/20/16	217	7/13/16	3
July 1, 2016 through September 30, 2016	0.0021917808	679		6/08/16	679	10/13/16	4
October 1, 2016 through December 31, 2016	0.0021917808	318		9/30/16	-	1/12/17	1
January 1, 2017 through March 31, 2017	0.0013698630	611	(3)	12/31/16	-	4/12/17	2	(3)
Total		$1,900			$971		$11

(1) Total distributions declared to related parties is included in total distributions declared to all shareholders.

(2) The liability for the January 2018 distribution was estimated based on the daily distribution per-share amount multiplied by the number of shareholders as of the date of the preparation of the December 31, 2017 financial statements, and is scheduled to be paid within three weeks after the end of March 31, 2018.

(3) The liability for the January 1, 2017 through March 31, 2017 distribution was estimated based on the daily distribution per-share amount multiplied by the number of shareholders as of the date of the preparation of the December 31, 2016 financial statements. This amount as well as additional declared February 9, 2017 through March 31, 2017 distribution was subsequently determined to be approximately $978,000.

F-17

6.	Fair Value of Financial Instruments

We are required to disclose an estimate of fair value of our financial instruments for which it is practicable to estimate the value. The fair value of a financial instrument is the amount at which such financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges by willing parties.

We determine the fair value of certain investments in accordance with the fair value hierarchy that requires an entity to maximize the use of observable inputs. The fair value hierarchy includes the following three levels based on the objectivity of the inputs, which were used for categorizing the assets or liabilities for which fair value is being measured and reported:

Level 1 – Quoted market prices in active markets for identical assets or liabilities.

Level 2 – Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs).

Level 3 – Valuation generated from model-based techniques that use inputs that are significant and unobservable in the market. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow methodologies or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

The carrying amount of the Company’s financial instruments approximates their fair values due to their short-term nature.

7.	Related Party Arrangements

Fundrise Advisors, LLC, Manager

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition, management and sale of the Company’s real estate investments.

The Manager will be reimbursed for organizational and offering expenses incurred in conjunction with the Offering. The Company will reimburse the Manager, subject to the reimbursement limit previously described, for actual expenses incurred on behalf of the Company in connection with the selection, acquisition or origination of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires or originates the investment. The Company will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company. See Note 2 – Summary of Significant Accounting Policies – Organizational and Offering Costs.

F-18

The following table summarizes reimbursable costs incurred by the Company (amounts in thousands):

Reimbursable Organizational and Offering Costs Due to Fundrise Advisors, LLC:	During the Year Ended December 31, 2017	During the Year Ended December 31, 2016
Organizational costs	$-	$29
Offering costs (1)	-	970
Reimbursements made	(293)	(706)
Total	$(293)	$293

(1)	As of December 31, 2017, approximately $1.0 million of offering costs were amortized against members’ equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offering.
As of December 31, 2016, approximately $970,000 of offering costs were amortized against members’ equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offering.

An asset management fee is owed quarterly to the manager. From January 1, 2016 through April 30, 2017, the Company paid the Manager a quarterly asset management fee of one-fourth of 1.00%. Beginning on May 1, 2017, the quarterly asset management fee was changed to one-fourth of 0.85%, which was based on our NAV at the end of each prior quarter. This rate is determined by our Manager in its sole discretion, but cannot exceed an annualized rate of 1.00%.

During the years ended December 31, 2017 and 2016, we have incurred asset management fees of approximately $465,000 and $281,000, respectively. As of December 31, 2017 and 2016, approximately $128,000 and $108,000, respectively, of asset management fees remain payable to the Manager.

Additionally, the Company is required to pay the Manager for servicing any non-performing asset. From inception through April 30, 2017, an amount would have been determined using an annualized rate of 1.00% multiplied by the original value of such non-performing asset. Beginning on May 1, 2017, the Company is now required to reimburse the Manager for actual expenses incurred on our behalf in connection with the special servicing of non-performing assets. The Manager will determine, in its sole discretion, whether an asset is non-performing. As of December 31, 2017 and 2016, the Manager has not designated any asset as non-performing and no special servicing fees have been paid to the Manager.

The Company will also reimburse the Manager for actual expenses incurred on our behalf in connection with the liquidation of any of our equity investments in real estate. As of December 31, 2017, and 2016, no equity investments had been acquired or disposed of, and accordingly no disposition expenses were reimbursed.

Fundrise Lending, LLC

As an alternative means of acquiring loans or other investments for which we do not yet have sufficient funds, and in order to comply with certain state lending requirements, Fundrise Lending, LLC or its affiliates may close and fund a loan or other investment prior to it being acquired by us. The ability to warehouse investments allows us the flexibility to deploy our offering proceeds as funds are raised. We then will acquire such investment at a price equal to the fair market value of the loan or other investment (including reimbursements for servicing fees and accrued interest, if any), so there is no mark-up (or mark-down) at the time of our acquisition.

For situations where our sponsor, Manager or their affiliates have a conflict of interest with us that is not otherwise covered by an existing policy we have adopted or a transaction is deemed to be a “principal transaction”, the Manager has appointed an independent representative (the “Independent Representative”) to protect the interests of the shareholders and review and approve such transactions. Any compensation payable to the Independent Representative for serving in such capacity on our behalf will be payable by us. Principal transactions are defined as transactions between our Sponsor, Manager or their affiliates, on the one hand, and us or one of our subsidiaries, on the other hand. Our Manager is only authorized to execute principal transactions with the prior approval of the Independent Representative and in accordance with applicable law. Such prior approval may include but not be limited to pricing methodology for the acquisition of assets and/or liabilities for which there are no readily observable market prices. During the years ended December 31, 2017 and 2016, fees of approximately $16,000 and $19,000, respectively, were paid to the Independent Representative as compensation for those services.

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Fundrise, L.P., Member

As an alternative means of acquiring loans or other investments for which we do not yet have sufficient funds, Fundrise L.P. may provide capital to Fundrise Lending, LLC for the purposes of acquiring investments where there would otherwise be insufficient capital. During the years ended December 31, 2017 and 2016, Fundrise, L.P. did not provide capital to Fundrise Lending, LLC for the purposes of acquiring investments on behalf of the Company.

Fundrise, L.P. is a member of the Company and held 19,900 shares as of December 31, 2017 and 2016. One of our Sponsor’s wholly-owned subsidiaries is the general partner of Fundrise, L.P.

Rise Companies Corp, Member and Sponsor

As a means to provide liquidity during capital raising periods, Rise Companies Corp. issued a promissory grid note to the Company and its affiliates in the amount of $10.0 million. The loan bears a 3.00% interest rate and expires on January 31, 2019. The total drawn between the eight noteholders may not exceed $10.0 million. As of December 31, 2017, the Company had drawn against the promissory grid note in the amount of approximately $4.7 million and had repaid principal and interest in full in the amount of approximately $4.7 million to Rise Companies Corp. As of December 31, 2016, the Company had drawn against the promissory grid note in the amount of approximately $700,000 and had repaid principal and interest in full in the amount of approximately $701,000 to Rise Companies Corp.

Rise Companies Corp. issued a one-off promissory note to the Company in the principal amount of approximately $2.1 million. The loan bore a 3.00% interest rate and expired on December 31, 2017. As of December 31, 2017, the Company had drawn against the one-off promissory note in the amount of approximately $1.5 million and had repaid principal and interest in full in the amount of approximately $1.5 million to Rise Companies Corp. As of December 31, 2016, the Company had not entered into a one-off promissory note.

Rise Companies Corp. is a member of the Company and held 350 and 100 common shares as of December 31, 2017 and 2016, respectively.

Executive Officers of Our Manager

As of the date of these financial statements, the executive officers of our Manager and their positions and offices are as follows:

Name	Position
Benjamin S. Miller	Chief Executive Officer and Interim Chief Financial Officer and Treasurer
Brandon T. Jenkins	Chief Operating Officer
Bjorn J. Hall	General Counsel, Chief Compliance Officer, and Secretary

Benjamin S. Miller currently serves as Chief Executive Officer of our Manager and has served as Chief Executive Officer and Director of our Sponsor since its inception on March 14, 2012. As of February 9, 2016, Ben is also serving as Interim Chief Financial Officer and Treasurer of our Manager.

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Brandon T. Jenkins currently serves as Chief Operating Officer of our Manager and has served in the same role for our Sponsor since February of 2014, prior to which time he served as Head of Product Development and Director of Real Estate.

Bjorn J. Hall currently serves as the General Counsel, Chief Compliance Officer and Secretary of our Manager and has served in such capacities with our Sponsor since February 2014.

8.	Economic Dependency

Under various agreements, the Company has engaged or will engage Fundrise Advisors, LLC and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Fundrise Advisors, LLC and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

9.	Commitments and Contingencies

Legal Proceedings

As of the date of the financial statements we are not currently named as a defendant in any active or pending litigation. However, it is possible that the company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

Liquidation Support

Our target liquidating distribution is equal to a 20.00% average, annual non-compounded return as calculated and described below. Our Manager has entered into an agreement to make a payment to us of up to $500,000 if the distributions we pay upon liquidation (together with any distributions made prior to liquidation) are less than a 20.00% average annual non-compounded return. More specifically, our Manager will make the following payments to us upon liquidation if we are unable to achieve an average annual non-compounded return of at least 20.00%:

Average Annual Non-Compounded Return	Liquidation Support Payment
17.00% or less	$500,000
17.10% to 18.00%	$400,000
18.10% to 19.00%	$300,000
19.10% to 19.90%	$200,000
20.00% or greater	$-

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10.	Subsequent Events

In connection with the preparation of the accompanying financial statements, we have evaluated events and transactions occurring through April 27, 2018, for potential recognition or disclosure.

Offering

As of April 13, 2018, we had raised total gross offering proceeds of approximately $72.7 million from settled subscriptions (including the approximately $200,000 received in the private placements to our sponsor, Rise Companies Corp., and Fundrise, L.P., an affiliate of our sponsor), and had settled subscriptions in our Offering and private placements for a gross aggregate of approximately 7,194,000 of our common shares.

New Investments

As of April 13, 2018, the Company has made no additional investments, however we have funded additional capital commitments of approximately $135,000.

Distributions Payable

On January 26, 2018, the Manager of the Company declared a daily distribution of $0.0016438356 per share (the “February 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on February 1, 2018 and ending on February 28, 2018 (the “February 2018 Distribution Period”). The distributions are payable to shareholders of record as of the close of business on each day of the February 2018 Distribution Period.

On February 27, 2018, the Manager of the Company declared a daily distribution of $0.0016438356 per share (the “March 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on March 1, 2018 and ending on March 31, 2018 (the “March 2018 Distribution Period”).   The distributions are payable to shareholders of record as of the close of business on each day of the March 2018 Distribution Period. The January 2018, February 2018, and March 2018 distributions totaling approximately $964,000 were paid on April 11, 2018.

On March 28, 2018, the Manager of the Company declared a daily distribution of $0.0016438356 per share (the “April 2018 Daily Distribution Amount”) for shareholders of record as of the close of business on each day of the period commencing on April 1, 2018 and ending on April 30, 2018 (the “April 2018 Distribution Period”). The distributions will be payable to shareholders of record as of the close of business on each day of the April 2018 Distribution Period and the distributions are scheduled to be paid prior to July 21, 2018. The aggregate estimated amount of cash to be distributed related to the April 2018 Distribution Period is approximately $338,000.

Share Purchase Price Update

Beginning on January 1, 2018 the per share purchase price of our common shares will be $10.46 due to a quarterly change in NAV. Beginning on April 1, 2018 the per share purchase price of our common shares was updated to $10.71 due to a quarterly change in NAV.

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APPENDIX A

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

FOR Qualified Purchasers

FUNDRISE EQUITY REIT, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This is a Subscription for

Common Shares of

Fundrise Equity REIT, LLC (“ Fundrise ”)

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THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of _____________________, by and between the undersigned (the “Subscriber,” “Investor,” or “you”) and Fundrise Equity REIT, LLC, a Delaware limited liability company (“Fundrise” or “we” or “us” or “our”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by Fundrise) certain Common Shares (the “Common Shares”), as set forth in Section 1 and on the signature page hereto, offered pursuant to that certain Offering Circular, dated as of [DATE] (the “Offering Circular”) of Fundrise.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Subscription for and Purchase of the Common Shares.

1.1           Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Common Shares (the “ Purchase ”) in the amount of the purchase price (the “ Purchase Price ”) set forth on the signature page to this Agreement.

1.2          Unless subscribing pursuant to a plan established by Fundrise Advisors, LLC, Fundrise’s manager, the Subscriber must initially purchase at least 100 Common Shares in this offering, unless subscribing pursuant to a plan established by our Manager. There is no minimum subscription requirements when subscribing pursuant to a plan established by our Manager or on additional purchases once the Subscriber has purchased the requisite minimum of 100 Common Shares.

1.3           The offering of Common Shares is described in the Offering Circular, that is available through the online website platform www.fundrise.com (the “ Site ”), which is owned and operated by Fundrise, LLC, an affiliated entity of Fundrise, as well as on the SEC’s EDGAR website. Please read this Agreement, the Offering Circular, and Fundrise’s Operating Agreement (the “ Operating Agreement ”). While they are subject to change, as described below, Fundrise advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms together with the Terms and Conditions and the Terms of Use, consent to Fundrise, LLC’s Privacy Policy, and agree to transact business with us and to receive communications relating to the Common Shares electronically.

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1.4           Fundrise has the right to reject this Subscription in whole or in part for any reason. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5           Once you make a funding commitment to purchase Common Shares, it is irrevocable until the Common Shares are issued, the Purchase is rejected by Fundrise, or Fundrise otherwise determines not to consummate the transaction.

1.6           The undersigned has received and read a copy of the Fundrise’s Operating Agreement and agrees that its execution of this Subscription Agreement constitutes its consent to such Operating Agreement, and, that upon acceptance of this Subscription Agreement by Fundrise, the undersigned will become a member of Fundrise as a holder of Common Shares. When this Subscription Agreement is countersigned by the Company, the Operating Agreement shall be binding upon the undersigned as of the settlement date.

2.	Purchase of the Common Shares.

2.1           The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to Fundrise the Purchase Price as agreed to by Fundrise on the Site.

2.2           If Fundrise returns the Subscriber’s Purchase Price to the Subscriber, Fundrise will not pay any interest to the Subscriber.

2.3           If this Subscription is accepted by Fundrise, the Subscriber agrees to comply fully with the terms of this Agreement, the Common Shares and all other applicable documents or instruments of Fundrise, including the Operating Agreement. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Common Shares.

2.4           In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber to Fundrise for the Common Shares will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, Fundrise shall refund to the Subscriber any payment made by the Subscriber to Fundrise with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

3.	Investment Representations and Warranties of the Subscriber. The Subscriber represents and warrants to Fundrise the following:

3.1           The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to Fundrise, LLC, an affiliate of Fundrise, upon signing up for the Site regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the “ Act ”) and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that Fundrise accepts this subscription. Further, the Subscriber shall immediately notify Fundrise of any change in any statement made herein prior to the Subscriber’s receipt of Fundrise’s acceptance of this Subscription, including, without limitation, Subscriber’s status as an “accredited investor” and/or “qualified purchaser”. The representations and warranties made by the Subscriber may be fully relied upon by Fundrise and by any investigating party relying on them.

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3.2           The Subscriber, if an entity, is, and shall at all times while it holds Common Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.

3.3           The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by Fundrise, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

3.4           At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by Fundrise or any other person that:

a.	A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

b.	The past performance or experience on the part of Fundrise and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the Common Shares or the overall Fundrise venture.

3.5          The Subscriber has received this Agreement, the Offering Circular and the Operating Agreement. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by Fundrise or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with Fundrise and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with the Purchase.

3.6           The Subscriber understands that the Common Shares being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Common Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Common Shares. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular.

3.7           The Subscriber understands that any forecasts or predictions as to Fundrise’s performance are based on estimates, assumptions and forecasts that Fundrise believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

3.8           The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in Fundrise.

3.9           The amount of Common Shares being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of the Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons).

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3.10         The Subscriber has had an opportunity to ask questions of Fundrise or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Common Shares, as well as about Fundrise and its business generally, and to obtain any additional information that Fundrise possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

3.11         The Subscriber agrees to provide any additional documentation Fundrise may reasonably request, including documentation as may be required by Fundrise to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

3.12         The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Common Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Common Shares, or has recommended or endorsed the Common Shares, and that the Common Shares have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.13         The Subscriber understands that Fundrise has not been registered under the Investment Company Act of 1940. In addition, the Subscriber understands that Fundrise is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “ Advisers Act ”), although Fundrise’s manager, Fundrise Advisors, LLC, is registered as an investment adviser under the Advisers Act.

3.14         The Subscriber is subscribing for and purchasing the Common Shares without being furnished any offering literature, other than the Offering Circular, the Operating Agreement and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from Fundrise in writing, and without receiving any representations or warranties from Fundrise or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or Subscriber’s advisors.

3.15         The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to Fundrise. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.16         The Subscriber is subscribing for and purchasing the Common Shares solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Common Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Common Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.17         The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

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3.18         Fundrise’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “ PATRIOT Act ”). Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

(a)	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(b)	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause Fundrise or any of its personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

(c)	When requested by Fundrise, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that Fundrise may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person [1] to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. Fundrise reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to the Fund. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, the subscription by the Subscriber may be refused.

(d)	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of an Subscriber which is an entity, any Related Person is:

(i)	a Prohibited Investor;

(ii)	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

1 For purposes of this Section 3.18, the terms “ Related Person ”, “ Prohibited Investor ”, “ Senior Foreign Political Figure ”, “ Close Associate ”, “ Non-Cooperative Jurisdiction ” and “ Foreign Shell Bank ” shall have the meanings described below: “ Close Associate of a Senior Foreign Political Figure ” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure; “ Foreign Shell Bank ” shall mean a Foreign Bank without a presence in any country.

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(iii)	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate; “ Foreign Bank ” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank; “ Non-Cooperative Jurisdiction ” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; “ Prohibited Investor ” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Fund in connection therewith; “ Related Person ” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan; “ Senior Foreign Political Figure ” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

(iv)	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(e)	The Subscriber hereby agrees to immediately notify Fundrise if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.

(f)	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, Fundrise may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Common Shares.

3.19         The Subscriber represents and warrants that the Subscriber is either:

(a)	Purchasing the Common Shares with funds that constitute the assets of one or more of the following:

(i)	an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA;

(ii)	an “employee benefit plan” as defined in Section 3(3) of ERISA that is not subject to either Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (including a governmental plan, non-electing church plan or foreign plan). The Subscriber hereby represents and warrants that (a) its investment in Fundrise: (i) does not violate and is not otherwise inconsistent with the terms of any legal document constituting or governing the employee benefit plan; (ii) has been duly authorized and approved by all necessary parties; and (iii) is in compliance with all applicable laws, and (b) neither Fundrise nor any person who manages the assets of Fundrise will be subject to any laws, rules or regulations applicable to such Subscriber solely as a result of the investment in Fundrise by such Subscriber;

(iii)	a plan that is subject to Section 4975 of the Code (including an individual retirement account);

(iv)	an entity (including, if applicable, an insurance company general account) whose underlying assets include “plan assets” of one or more “employee benefit plans” that are subject to Title I of ERISA or “plans” that are subject to Section 4975 of the Code by reason of the investment in such entity, directly or indirectly, by such employee benefit plans or plans; or

(v)	an entity that (a) is a group trust within the meaning of Revenue Ruling 81-100, a common or collective trust fund of a bank or an insurance company separate account and (b) is subject to Title I of ERISA, Section 4975 of the Code or both; or

(b)	Not purchasing the Common Shares with funds that constitute the assets of any of the entities or plans described in Section 3.19(a)(i) through 3.19(a)(v) above.

3.20       The Subscriber further represents and warrants that neither Subscriber nor any of its affiliates (a) have discretionary authority or control with respect to the assets of Fundrise or (b) provide investment advice for a fee (direct or indirect) with respect to the assets of Fundrise.  For this purpose, an “affiliate” includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person and “control” with respect to a person other than an individual means the power to exercise a controlling influence over the management or policies of such person.

3.21       The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning Fundrise and to consult with independent tax advisers regarding the tax consequences of investing through Fundrise. The Subscriber acknowledges that Subscriber understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that Fundrise is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the Purchase.

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4.	Ownership Limitation. The Subscriber acknowledges and agrees that, pursuant to the terms of the operating agreement, the Subscriber generally cannot own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code of 1986, as amended (the “ Code ”), and as set forth in the operating agreement, either more than 9.8% in value or in number of our Common Shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. The Operating Agreement will include additional restrictions on ownership, including ownership that would result in (i) us being “closely held” within the meaning of Section 856(h) of the Code, (ii) us failing to qualify as a REIT or (iii) our shares being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code). The Subscriber also acknowledges and agrees that, pursuant to the terms of the Operating Agreement, the Subscriber’s ownership of our Common Shares cannot cause any other person to violate the foregoing limitations on ownership.

5.	Tax Forms. The Subscriber will also need to complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to us via the Fundrise Platform. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Subscriber shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Code or any applicable Treasury Regulations or as may be requested from time to time by us.

6.	[Reserved].

7.	No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Common Shares pursuant to this Agreement is an arms-length transaction between you and Fundrise. In connection with the purchase and sale of the Common Shares, Fundrise is not acting as your agent or fiduciary. Fundrise assumes no advisory or fiduciary responsibility in your favor in connection with the Common Shares or the corresponding project investments. Fundrise has not provided you with any legal, accounting, regulatory or tax advice with respect to the Common Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

8.	Bankruptcy. In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid Fundrise being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed by Fundrise to return the Common Shares to Fundrise for a refund or (ii) Fundrise be mandated or ordered to redeem or withdraw Common Shares held or owned by you.

9.	Miscellaneous Provisions.

9.1         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof).

9.2         All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of Fundrise (or that you submitted to us via the Site). You shall send all notices or other communications required to be given hereunder to Fundrise via email at investments@fundrise.com (with a copy to be sent concurrently via prepaid certified mail to: Fundrise Servicing, LLC, 1601 Connecticut Ave., NW, Suite 300, Washington, DC 20009, Attention: Investor Relations.

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

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9.3         This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of Fundrise. Any such assignment, transfer or delegation in violation of this section shall be null and void.

9.4         The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

9.5         Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

9.6         If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.7           In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

9.8           This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Common Shares) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with Fundrise with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between us.

9.9           This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9.10         The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

9.11         The parties acknowledge that there are no third party beneficiaries of this Agreement, except for any affiliates of Fundrise that may be involved in the issuance or servicing of Common Shares on Fundrise platform, which the parties expressly agree shall be third party beneficiaries hereof.

10.	Consent to Electronic Delivery. The Subscriber hereby agrees that Fundrise may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of Fundrise and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber under the Common Share or hereunder by means e-mail or by posting on an electronic message board or by other means of electronic communication. Because Fundrise operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Site or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “ Disclosure ”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

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(a)       Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

(b)       Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

(c)        Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

(d)       How to Contact Us Regarding Electronic Disclosures. You can contact us via email at investments@fundrise.com. You may also reach us in writing at the following address: Fundrise Equity REIT, LLC, 1601 Connecticut Ave., NW, Suite 300, Washington, DC 20009, Attention: Investor Support. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to investments@fundrise.com. You also agree to update your registered residence address and telephone number on the Site if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Site.

11.	Consent to Electronic Delivery of Tax Documents.

(a)        Please read this disclosure about how we will provide certain documents that we are required by the Internal Revenue Service (the “IRS”) to send to you (“Tax Documents”) in connection with your Common Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

(b)        Agreement to Receive Tax Documents Electronically. By executing this Agreement on the Fundrise Platform, you are consenting in the affirmative that we may send Tax Documents to you electronically, and acknowledging that you are able to access Tax Documents from the site which are made available under “My Account” > “Tax Center”. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(c)        How We Will Notify You That a Tax Document is Available. On or before the required IRS-designated due date for your tax document, you will receive an electronic notification via email when your Tax Documents are ready for access on the Site. Your Tax Documents are maintained on the Site through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.

(d)        Your Option to Receive Paper Copies. To obtain a paper copy of your Tax Documents, you can print one by visiting the Fundrise web site. You can also contact us at investments@fundrise.com and request a paper copy.

(e)        Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

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Fundrise Equity REIT, LLC

Attention: Investor Support

1601 Connecticut Avenue NW

Suite 300

Washington, DC 20009

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(f)         Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

·	You don't have a password for your Fundrise account

·	Your Fundrise account is closed

·	You were removed from the Fundrise account

·	Your role or authority on the Fundrise account changed in a manner that no longer allows you to consent to electronic delivery

·	We received three consecutive email notifications that indicate your email address is no longer valid

·	We cancel the electronic delivery of Tax Documents

(g)         You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at investments@fundrise.com.

(h)         Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements as set forth above in Section 10(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

12.	Limitations on Damages. IN NO EVENT SHALL FUNDRISE BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

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13.	Authority. By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement and the Offering Circular for this particular subscription.

[Signature page to follow]

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IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber

Description of Entity (if applicable)

Signature of Subscriber

Name of Person Signing on behalf of Subscriber

Title (if applicable)

Address of Subscriber:

Telephone:

Email:

Number of Common Shares Purchased:

Purchase Price:

(Signature Page to Subscription Agreement)

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AGREED AND ACCEPTED BY

Fundrise Equity REIT, LLC

By:	Fundrise Advisors, LLC,
a Delaware limited liability company
Title:	Manager

Name:	Benjamin S. Miller
Title:	Chief Executive Officer

Fundrise Equity REIT, LLC

1601 Connecticut Ave., Suite 300

Washington, DC 20009

investments@fundrise.com

(202) 584-0550

(Signature Page to Subscription Agreement)

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Fundrise Equity REIT, LLC

(the “Growth eREITTM”)

Sponsored by

Rise Companies Corp.

UP TO $13,264,853 IN COMMON SHARES

OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this offering circular. If any such information or statements are given or made, you should not rely upon such information or representation. This offering circular does not constitute an offer to sell any securities other than those to which this offering circular relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This offering circular speaks as of the date set forth above. You should not assume that the delivery of this offering circular or that any sale made pursuant to this offering circular implies that the information contained in this offering circular will remain fully accurate and correct as of any time subsequent to the date of this offering circular.

August 3, 2018

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1*	Certificate of Formation (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company’s Form 1-A on December 15, 2015)
2.2*	Amended and Restated Operating Agreement (incorporated by reference to the copy thereof submitted as Exhibit 2.2 to the Company’s Form 1-A on December 15, 2015)
4.1**	Form of Subscription Package (incorporated by reference to the copy thereof submitted as Exhibit 4.1 of Form 1-A/A)
6.1*	Form of License Agreement between Fundrise Equity REIT, LLC and Fundrise, LLC (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s Form 1-A on December 15, 2015)
6.2*	Form of Liquidation Support Agreement between Fundrise Equity REIT, LLC and Fundrise Advisors, LLC (incorporated by reference to the copy thereof submitted as Exhibit 6.2 to the Company’s Form 1-A on December 15, 2015)
6.3*	Form of Shared Services Agreement between Rise Companies Corp. and Fundrise Advisors, LLC (incorporated by reference to the copy thereof submitted as Exhibit 6.3 to the Company’s Form 1-A on December 15, 2015)
6.4*	Form of Servicing Agreement between Fundrise Equity REIT, LLC and Fundrise Servicing, LLC (incorporated by reference to the copy thereof submitted as Exhibit 6.4 to the Company’s Form 1-A/A on December 30, 2015)
11.1**	Consent of Goodwin Procter LLP (included in Exhibit 12.1)
12.1**	Opinion of Goodwin Procter LLP as to the legality of the securities being qualified

*	Previously filed
**	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on August 3, 2018.

Fundrise Equity REIT, LLC

By:	Fundrise Advisors, LLC, its manager

By:	/s/ Benjamin S. Miller
	Name:	Benjamin S. Miller
	Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin S. Miller	Chief Executive Officer of	August 3, 2018
Benjamin S. Miller	Fundrise Advisors, LLC (Principal Executive Officer)

/s/ Benjamin S. Miller	Interim Chief Financial Officer and Treasurer of	August 3, 2018
Benjamin S. Miller	Fundrise Advisors, LLC
(Principal Financial Officer and Principal Accounting Officer)